Exhibit 10.1

EXECUTION VERSION

RETAIL MASTER LEASE

by and among

J. C. PENNEY CORPORATION, INC.,

J. C. PENNEY PROPERTIES, LLC and

JCPENNEY PUERTO RICO, INC.,

collectively as Landlord,

and

PENNEY TENANT I LLC,

as Tenant

i

ARTICLE VII CONDITION AND USE OF DEMISED PREMISES; PROPERTY DOCUMENTS		87

7.1	Condition of the Demised Premises	87
7.2	Use of the Demised Premises; Compliance with Laws	89
7.3	Property Documents	90
7.4	Operating Covenant	95
7.5	Signs	99

ARTICLE VIII ALTERATIONS		99

8.1	Alterations and Additions	99
8.2	Title to Alterations	102
8.3	Capital Expenditures at Landlord Option Properties	103

ARTICLE IX TRANSFER		105

9.1	Transfer; Subletting and Assignment	105
9.2	Permitted Subletting	106
9.3	Permitted Assignments and Corporate Transactions	108
9.4	Required Subletting Provisions	109
9.5	Subtenant SNDA	110
9.6	No Release of Tenant’s Obligations	110
9.7	No Leasehold Mortgages; Acceptable Credit Facilities	110
9.8	Structure Chart	111

ARTICLE X MAINTENANCE AND COMMON AREAS		111

10.1	Maintenance and Repair	111
10.2	Additional Provisions with respect to the Common Areas	112

ARTICLE XI INSURANCE		114

11.1	General Insurance Requirements	114
11.2	Landlord’s Insurance	116
11.3	Waiver of Subrogation	117
11.4	Policy Requirements	117
11.5	Blanket Policy	118
11.6	No Separate Insurance	119

ARTICLE XII CASUALTY AND CONDEMNATION		119

12.1	Casualty; Property Insurance Proceeds	119
12.2	Tenant’s and Landlord’s Obligations Following Casualty and Tenant’s Right to Terminate	121
12.3	Express Agreement	123
12.4	Condemnation	123
12.5	Tenant’s Restoration Obligations; Net Awards	124
12.6	Landlord’s Restoration Obligations	126

ARTICLE XIII DEFAULT		126

13.1	Events of Default	126
13.2	Certain Remedies	129
13.3	Damages	130
13.4	Holdover	131
13.5	Receiver	132
13.6	Waiver	132
13.7	Landlord’s Right to Cure Tenant’s Default	132

ARTICLE XIV LANDLORD’S FINANCING		132

14.1	Landlord’s Financing	132
14.2	Attornment	133
14.3	Compliance with Landlord Financing Documents	134
14.4	Limitation of Successor Landlord Liability	134
14.5	Landlord Lenders as Third Party Beneficiaries	134
14.6	Right of Landlord Lender to Enforce Lease	134
14.7	Cure of Landlord Defaults	134

ARTICLE XV INDEMNIFICATION		135

15.1	Indemnification	135

ARTICLE XVI NO MERGER		137

16.1	No Merger	137

ARTICLE XVII CONVEYANCE BY LANDLORD		137

17.1	Conveyance by Landlord	137

ARTICLE XVIII QUIET ENJOYMENT		138

18.1	Quiet Enjoyment	138

ARTICLE XIX NOTICES		138

19.1	Notices	138

ARTICLE XX MISCELLANEOUS		140

20.1	Survival	140
20.2	Partial Invalidity	140
20.3	Non-Recourse	140
20.4	Successors and Assigns	141
20.5	Governing Law	141

20.6	Consent to Jurisdiction; Waiver of Trial by Jury	141
20.7	Entire Agreement	142
20.8	Headings	142
20.9	Counterparts	143
20.10	Interpretation	143
20.11	Time of Essence	143
20.12	Further Assurances	143
20.13	Acceptance of Surrender	143
20.14	Non-Waiver	143
20.15	Accord and Satisfaction	144
20.16	No Recording of this Lease; Memoranda of Lease	144
20.17	Liens	144
20.18	Cumulative Remedies	145
20.19	Confidentiality; Press Releases	145
20.20	Authority	145
20.21	Books and Records; Reporting; Management Meetings	145
20.22	CPI Adjustment	150
20.23	Intended Lease Treatment	151
20.24	State-Specific Provisions	151

ARTICLE XXI BROKERS		151

21.1	Brokers	151

ARTICLE XXII ANTI-TERRORISM		151

22.1	Anti-Terrorism Representations	151

ARTICLE XXIII FAIR MARKET RENT DISPUTES		152

23.1	Fair Market Rent Disputes	152

ARTICLE XXIV ESTOPPEL CERTIFICATES		153

24.1	Estoppel Certificates	153

ARTICLE XXV SURRENDER OF DEMISED PREMISES		153

25.1	Surrender of Demised Premises	153

ARTICLE XXVI TENANT BANKRUPTCY		154

26.1	Tenant Bankruptcy	154

ARTICLE XXVII ALTERNATIVE DISPUTE RESOLUTION—EXPEDITED ARBITRATION		155

27.1	Binding Arbitration	155

ARTICLE XXVIII REIT PROTECTION		156

28.1	REIT Protection	156

Schedules and Exhibits

Exhibit A-1	Properties
Exhibit A-2	Landlord Option Properties
Exhibit A-3	Tenant Option Properties
Exhibit A-4	Go Dark-No Substitution Properties
Exhibit B	Base Rent Allocation Amounts
Exhibit C	Form of Covenant Compliance Certification
Exhibit D	Form of Non-Disclosure Agreement
Exhibit E	Form of Estoppel Certificate
Exhibit F	Form of Subtenant SNDA
Exhibit G	Structure Chart
Exhibit H	Form of Landlord Lender SNDA
Exhibit I	Form of Collateral Access Agreement

Schedule 1.1	Initial Lease Guarantors
Schedule 1.2	Special Purpose Entity
Schedule 1.4(a)	Ground Leases; Ground Leased Properties
Schedule 1.9(g)	First Offer Right; ROFO Right; Modified ROFO Right
Schedule 2.1	TBA Leases
Schedule 3.2(a)(ii)	Operating Expense Exclusions
Schedule 7.2(a)	Pre-Approved Other Uses; Prohibited Uses
Schedule 7.3	Core S/B Properties; S/B Landlord Option Properties; S/B Non-Landlord Option Properties; Potential Taubman S/B Properties
Schedule 7.3(d)	Appraised Fair Market Value Determination
Schedule 8.1	Reference Property Values
Schedule 8.1(a)	Development Parameters
Schedule 8.1(b)	Construction Standards
Schedule 20.21-A	Reporting Package
Schedule 20.21-B	Limited Reporting Package

v

RETAIL MASTER LEASE

This RETAIL MASTER LEASE (as the same may be amended, supplemented or replaced from time to time, this “Lease”) is entered into as of December 7, 2020, by and among J. C. PENNEY CORPORATION, INC., a Delaware corporation, J. C. PENNEY PROPERTIES, LLC, a Delaware limited liability company, and JCPENNEY PUERTO RICO, INC., a Puerto Rico corporation (individually and/or collectively, as the context may require, together with their respective successors and assigns, “Landlord”), and PENNEY TENANT I LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Tenant”).

RECITALS

Capitalized terms used and not otherwise defined in this Lease shall, except as otherwise noted herein, have the respective meanings ascribed to such terms in Article II.

Landlord owns the fee and/or leasehold estate (as applicable) with respect to those certain one hundred sixty (160) real properties identified on Exhibit A-1 attached hereto, as the same may be amended from time to time in accordance with the provisions of this Lease (each a “Property”, and collectively, the “Properties”).

The Properties are hereby further classified for all purposes of this Lease as follows: (a) those certain Properties set forth on Exhibit A-2 attached hereto shall be referred to as the “Landlord Option Properties”; (b) those certain Properties set forth on Exhibit A-3 attached hereto shall be referred to as the “Tenant Option Properties”; and (c) those certain Properties set forth on Exhibit A-4 attached hereto shall be referred to as the “Go Dark-No Substitution Properties”. The “Landlord Option Properties” shall further include any Go Dark Trigger Property that Landlord re-classifies as a “Re-Classified Landlord Option Property” in accordance with (and subject to the provisions of) Section 7.4(g).

Landlord desires to lease the Demised Premises to Tenant, and Tenant desires to lease the Demised Premises from Landlord, in each case, upon and subject to the terms set forth in this Lease and as a single, unitary, indivisible, composite, and inseparable lease of the entirety of the Demised Premises and not as separate or severable leases governed by similar terms, as more specifically set forth in Section 1.2 and subject, in each case, to Landlord’s right to separate this Lease into one or more Severed Leases in its sole and absolute discretion pursuant to the provisions of Section 1.9.

As identified on Exhibit A-1 attached hereto, each Property as of the date hereof contains a retail store (each, a “Store,” and collectively, the “Stores”) that was operated by Tenant’s Predecessor or one or more of its Subsidiaries prior to the date hereof and that Tenant shall, upon and subject to the express provisions of this Lease (including, without limitation, any provisions hereof which permit Tenant to cease operations), continue to operate from and after the date hereof in accordance with the provisions of this Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEMISED PREMISES

1.1    Demised Premises. Upon and subject to the terms and conditions herein set forth, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, for the Term all of Landlord’s right, title and interest in and to the following (individually and/or collectively, as the context may require, as one economic unit, and as the same may be modified from time to time in accordance with (and subject to) the terms and provisions of this Lease, the “Demised Premises”):

(a)    with respect to the Properties, the land on which the Properties are located (collectively, the “Land”); provided, however, that if Tenant exercises a Tenant Option with respect to less than all of any applicable Tenant Option Property, then from and after the Partial Property Termination Date with respect to such Tenant Option Property, only the Tenant Retained Portion of such Tenant Option Property shall be included in the Demised Premises;

(b)    (i) all buildings, structures and other improvements of every kind now or hereafter located on the Land (as the Land may be constituted before or after any applicable Partial Property Termination Date), including, as applicable, the Stores, all free-standing buildings and all other buildings and improvements connected thereto (including all physical entranceways to adjacent malls to the extent located in the walls of attached Stores or other buildings and including, for the avoidance of doubt, the premises demised pursuant to the TBA Leases), together with (ii) for each Property (but only for the Tenant Retained Portion of any Tenant Option Property, from and after the Partial Property Termination Date (if any) with respect thereto), all tenements, hereditaments, easements, rights-of-way, and other rights and privileges in and to such Property or applicable Portion thereof, including (A) easements over any Shopping Centers or other adjacent third-party properties and other real property rights granted pursuant to any applicable Property Documents (including the non-exclusive right to use, in common with Landlord and any other users permitted under this Lease, any applicable Common Areas in accordance with this Lease and all applicable Property Documents), and (B) all sidewalks, walkways, alleyways, roadways, connecting tunnels, passageways and entranceways to any such Shopping Centers or third-party properties, utility pipes, conduits, lines, vaults, gores and adjoining strips of land, service drives, parking aisles, driveways, doorways, parking lots and parking areas appurtenant to such buildings and structures (in each case, whether located on-site or off-site, to the extent Landlord has any interest in the same) (collectively, the “Leased Improvements”);

(c)    all equipment, machinery, fixtures, and other items of real or personal property, including all components thereof, that are now or hereafter located in, on or used in connection with and affixed to or otherwise incorporated into the Land or the Leased Improvements, together with all replacements, modifications, alterations and additions thereof or thereto, including all HVAC equipment, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air- and water-pollution-control, waste-disposal, air-cooling and air-conditioning systems and apparatus, security systems, sprinkler systems and fire- and theft-protection equipment, elevators, escalators and lifts (collectively, the “Fixtures”), all of which, to the greatest extent permitted by law, are hereby deemed by the Parties to constitute real estate, together with all equipment, parts and supplies used to service, repair, maintain and equip the foregoing and all replacements, modifications, alterations and additions thereof or thereto; provided, however, that the foregoing shall exclude all items constituting Tenant’s Property; and

(d)    all plans, specifications, drawings, permits, rights and warranties with respect to each Property.

Notwithstanding anything to the contrary contained herein, (A) except to the extent otherwise expressly set forth in this Lease (including in the definition of “Common Areas”), the Demised Premises shall not include any Common Areas that are located outside of the Property (but Tenant shall have the non-exclusive right to use, in common with Landlord and any other users permitted under this Lease, any applicable Common Areas in accordance with this Lease and all applicable Property Documents) and (B) Landlord leases the Demised Premises to Tenant subject only to the Permitted Encumbrances, it being agreed that Landlord shall not, from and after the Commencement Date, further encumber the Demised Premises (other than under or in connection with any Landlord Financing and/or Landlord Financing Documents, subject to the applicable terms and provisions of Article XIV, or other than encumbrances expressly permitted under this Lease) if such encumbrance would (1) have any material adverse effect on ingress or egress to or from, or the visibility of, the applicable Demised Premises or (2) increase in any material respect Tenant’s obligations (unless such increased obligations are monetary and Landlord agrees for itself and its successors and assigns to be responsible for the cost of any such increased obligations), or decrease in any material respect Tenant’s rights, under this Lease or any applicable Property Documents or such encumbrance, in each case without Tenant’s prior written consent, which consent shall be granted or withheld in Tenant’s sole discretion in the case of any encumbrance described in clause (1) above and shall be granted or withheld in Tenant’s commercially reasonable judgment in the case of any encumbrance described in clause (2) above.

1.2    Single, Unitary, Indivisible Lease. This Lease constitutes one single, unitary, indivisible lease of the entirety of the Demised Premises and not separate or severable leases governed by similar terms. The Demised Premises constitutes one indivisible economic unit, and the Base Rent and all other economic and other material lease provisions have been extensively negotiated and agreed to, based on the understanding and agreement of the Parties (and each of the Parties has entered into this Lease in reliance thereon, and it is a material inducement to each of them), that the demise of all of the Demised Premises by Landlord to Tenant herein is a single, unitary, indivisible, composite, and inseparable transaction. Except as otherwise expressly provided in this Lease for specific purposes (and then only to the extent so expressly provided), all provisions of this Lease apply equally and uniformly to the entire Demised Premises as one indivisible unit. Except as otherwise expressly set forth in this Lease, an Event of Default with respect to all or any portion of any Demised Premises shall be an Event of Default as to the entire Demised Premises. Except to the extent otherwise expressly provided in this Lease for specific purposes (including, without limitation, with respect to Landlord’s right to separate this Lease into one or more Severed Leases in its sole and absolute discretion pursuant to the terms of Section 1.9), the Parties intend that this Lease shall be, and the provisions of this Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create, a single, unitary, indivisible lease of the entire Demised Premises and, in particular but without limitation, that, for purposes of 11 U.S.C. Section 365, or any successor or replacement thereof or any analogous state law, or any attempt thereunder to assume, reject or assign this Lease in whole or in part, this Lease is a single, unitary, indivisible and non-severable lease and executory contract dealing with one legal and economic unit and that this Lease must be assumed, rejected or assigned as a whole with respect to the entirety (and only as to the entirety) of the Demised Premises. Notwithstanding anything to the contrary in the foregoing, the Parties may, from time to time, exercise their respective rights hereunder to remove one or more Properties (or a portion of the Demised Premises within one or more Properties) from this Lease, substitute one or more Replacement Properties for one or more Replaced Properties and/or sell Severed Properties subject to one or more Severed Leases, in each case, pursuant to the express terms and provisions of this Lease, including, without limitation, Section 1.3, Section 1.4, Section 1.5, Section 1.6, Section 1.7 and Section 1.9; provided, however, that no such amendment or removal shall in any way change the single, unitary, indivisible and non-severable nature of this Lease with respect to the Properties remaining subject hereto following any such amendment or removal and all of the foregoing provisions of this Section 1.2 shall thereafter continue to apply in full force with respect thereto. This Lease is separate and distinct from any and all other master leases or other leases now or hereafter entered into between Landlord and Tenant or any of their respective Affiliates, and no breach or default under this Lease, on the one hand, or any such other master leases or leases, on the other hand, shall constitute a breach or default under such other master lease or leases or this Lease, as the case may be.

1.3    Term; Renewal Terms.

(a)    Subject to the provisions of this Lease, Tenant shall have and hold the Demised Premises for an initial term (the “Initial Term” and, as extended in connection with one or more Renewal Terms, the “Term”), commencing on the date hereof (the “Commencement Date”) and ending on the last day of the calendar month in which the twentieth (20th) anniversary of the Commencement Date occurs (as the same may be extended in connection with one or more Renewal Terms, the “Expiration Date”).

(b)    The Initial Term of this Lease may be extended at the option of Tenant (each, a “Renewal Option”) for an aggregate of five (5) consecutive renewal terms of five (5) years each (each, a “Renewal Term”) with respect to the entirety of the Demised Premises (but not less than the entirety of the Demised Premises (as the Demised Premises is then constituted), except to the extent set forth below with respect to Sub-Performing Properties) then subject to this Lease, in each case if and only if: (i) at least twenty-four (24) months prior to the then current Expiration Date, Tenant delivers to Landlord a Notice, which shall be irrevocable once delivered, that Tenant is exercising its Renewal Option to extend the Term for the ensuing Renewal Term (a “Renewal Notice”) and (ii) as of both the date on which Landlord receives the Renewal Notice (the “Renewal Exercise Date”) and the applicable Renewal Term Commencement Date, (A) no Disabling Event then exists (it being agreed that, for the avoidance of doubt, if a Disabling Event exists that is specific to a particular Property (i.e., a Defaulted Property) and such Disabling Event is not a Major Event of Default, then the Renewal Term may not be exercised with respect to such Defaulted Property but may, unless the provisions of clause (B) below apply, be exercised with respect to all Properties that are not then Defaulted Properties) and (B) the aggregate Base Rent Allocation Amounts (for the then current Lease Year) of the Properties that then constitute Defaulted Properties shall not exceed ten percent (10%) of the total annual Base Rent in effect during such Lease Year. In connection with its exercise of each Renewal Option, Tenant shall have the right to exclude from such Renewal Option any Property (any such Property, a “Renewal Kick Out Property” and such right, a “Renewal Kick Out Option”) that is, as of the last day of the fiscal quarter immediately preceding the applicable Renewal Exercise Date (or, if such

Renewal Exercise Date is the last day of a fiscal quarter, as of such Renewal Exercise Date) a Sub-Performing Property by specifying in the applicable Renewal Notice that Tenant is exercising a Renewal Kick Out Option with respect to such Sub-Performing Property and specifying in such Renewal Notice each such Sub-Performing Property with respect to which Tenant is exercising a Renewal Kick Out Option. If Tenant elects not to include a Renewal Kick Out Property in the applicable Renewal Option, then Tenant shall make such election and shall identify each applicable Renewal Kick Out Property in the applicable Renewal Notice, and in the event of such an election, on the then current Expiration Date (i.e., the day immediately preceding the applicable Renewal Term Commencement Date): (1) this Lease shall terminate solely with respect to each such Renewal Kick Out Property and such Renewal Kick Out Property shall be removed from this Lease and shall no longer be a part of the Demised Premises; (2) Tenant shall surrender each such Renewal Kick Out Property to Landlord in the Required Return Condition and otherwise in accordance with the terms and conditions of this Lease; and (3) the Base Rent and Property Charges with respect to any such Renewal Kick Out Property shall be adjusted, and Tenant’s obligations hereunder with respect to each such Renewal Kick Out Property shall terminate, in each case in accordance with (and subject to) Section 1.10. For the avoidance of doubt, (I) a Renewal Kick Out Property shall no longer be eligible to be leased by Tenant pursuant to the then-current Renewal Option or any subsequent Renewal Option and (II) without limiting anything in Section 1.7, Tenant shall have no obligation to substitute any Renewal Kick Out Property that is removed from the Lease pursuant to this Section 1.3(b).

(c)    Within twenty (20) Business Days following Landlord’s receipt of a Renewal Notice delivered in accordance with this Section 1.3, Landlord shall provide Tenant with Landlord’s calculation of the base rent that Landlord could reasonably be expected to obtain in connection with a re-letting of the Demised Premises upon and subject to the other terms of this Lease (the “Fair Market Rent”), which Fair Market Rent shall exclude (i) all base rent that is attributable to Properties that, as a result of a Property Termination or Tenant’s exercise of a Renewal Kick Out Option, will not constitute part of the Demised Premises as of the commencement of the applicable Renewal Term (“Pending Removal Properties”) and (ii) the fair market rental value (the “Alterations Fair Market Rent”) of any Structural Alterations (excluding any Required Removal Alterations) made by Tenant in accordance with the terms of this Lease following the Commencement Date with respect to the structure or envelope of the buildings comprising the Leased Improvements that exist as of the Commencement Date (“Existing Envelope Alterations”) that are subject to such Renewal Option and that are identified by Tenant in the applicable Renewal Notice (together with a reasonably-detailed description of any such Existing Envelope Alterations and, if reasonably requested by Landlord in order to determine the Alterations Fair Market Rent for the same, supporting documentation or information with respect to such Existing Envelope Alterations). If within sixty (60) days after Tenant’s receipt of such Fair Market Rent calculation (taking into account Landlord’s calculation of the Alterations Fair Market Rent, if applicable): (A) Tenant shall give Landlord Notice (a “Fair Market Rent Dispute Notice”) that it disputes Landlord’s calculation of any such Fair Market Rent (taking into account the Alterations Fair Market Rent, as applicable) (a “Fair Market Rent Dispute”), such Fair Market Rent shall thereafter be determined in accordance with Article XXIII; (B) Tenant shall give Landlord Notice that Tenant affirmatively agrees with Landlord’s calculation (a “Fair Market Rent Acceptance Notice”), then such calculation shall conclusively be the Fair Market Rent during the applicable Renewal Term; or (C) Tenant fails to deliver to Landlord a Fair Market Rent Dispute Notice or a Fair Market Rent Acceptance Notice, then (1) Landlord may provide

Notice to Tenant of such failure in accordance with the Deemed Approval Procedure and (2) if Tenant fails to respond within the time periods set forth in the Deemed Approval Procedure, such failure shall be deemed to be a Fair Market Rent Acceptance Notice and the Fair Market Rent shall be Landlord’s calculation thereof. Notwithstanding anything to the contrary in the foregoing or in such Article XXIII, under no circumstances shall the amount of any such Fair Market Rent during any Renewal Term be (I) for the initial Renewal Term, more than ten percent (10%) higher than the aggregate Base Rent payable during the final Lease Year of the Initial Term (excluding the Base Rent Allocation Amounts of any Pending Removal Properties and excluding any Excess Amounts that Tenant will have paid in full as of the applicable Renewal Term Commencement Date) and (II) for any subsequent Renewal Term, more than ten percent (10%) higher than the aggregate Base Rent payable during the final Lease Year of the preceding Renewal Term (excluding the Base Rent Allocation Amounts of any Pending Removal Properties and any Excess Amounts that Tenant will have paid in full as of the applicable Renewal Term Commencement Date).

(d)    During any Renewal Term, except as otherwise expressly set forth herein, all of the terms and conditions of this Lease shall remain in full force and effect. Each Renewal Term shall commence on the date immediately succeeding the then current Expiration Date (a “Renewal Term Commencement Date”) and shall end on the fifth (5th) anniversary of such Expiration Date. Each of the Parties shall, at the request of the other, enter into a letter agreement or an amendment to this Lease memorializing and confirming the Fair Market Rent, the Demised Premises and other relevant terms applicable during the applicable Renewal Term, but the failure to enter into any such letter agreement or amendment shall not affect the effectiveness of such Renewal Option.

(e)    For the avoidance of doubt, Tenant may not exercise any Renewal Option unless Tenant has validly exercised, as applicable, all previous Renewal Options (and the Term has been extended pursuant to each such previously exercised Renewal Option).

1.4    Short Term Ground Leases.

(a)    The Parties hereby acknowledge that each of the Properties listed on Schedule 1.4(a) (each, a “Ground Leased Property”) is subject to a ground lease summarized on such Schedule 1.4(a) (as such ground lease may be amended, supplemented or replaced from time to time, a “Ground Lease”). Notwithstanding anything to the contrary in this Lease, including, without limitation, Section 1.3, if the term of any Ground Lease is scheduled to expire by its terms on a date that is earlier than the then current Expiration Date (as applicable to such Ground Lease, its “Ground Lease Expiration Date” and any such Ground Lease, a “Short-Term Ground Lease”), then, unless the term of such Short-Term Ground Lease is extended to a date that occurs after the Expiration Date in accordance with clause (b) or clause (c) of this Section 1.4, this Lease shall automatically terminate with respect to such Short-Term Ground Lease on the Ground Lease Expiration Date (a “GL Termination Date”). On any such GL Termination Date, (i) Tenant shall surrender the applicable Ground Leased Property to Landlord in the Required Return Condition and otherwise in accordance with the terms and conditions of this Lease, (ii) such Ground Leased Property shall be automatically removed from this Lease and shall no longer be a part of the Demised Premises, and (iii) the Base Rent and applicable Property Charges shall be adjusted, and Tenant’s obligations hereunder with respect to such Ground Leased Property shall terminate, in each case in accordance with (and subject to) Section 1.10.

(b)    To the extent that Landlord has the right under the express terms of any Short-Term Ground Lease to (i) extend or renew the term thereof beyond the applicable Ground Lease Expiration Date (a “Ground Lease Renewal Option”) or (ii) if there are then no remaining Ground Lease Renewal Options, purchase the applicable Ground Leased Property, whether pursuant to a purchase option, right of first offer or right of first refusal to purchase or otherwise (each, a “Ground Lease Purchase Option” and, together with any Ground Lease Renewal Option, each, a “Ground Lease Option”), so long as no Disabling Event exists as of the date that Landlord has the right to exercise any such Ground Lease Option and neither Landlord nor Tenant has exercised any right hereunder to remove such Ground Leased Property from this Lease, Landlord shall timely exercise such Ground Lease Option in accordance with the terms of the applicable Ground Lease; provided, however, that Landlord shall have no obligation to exercise any such Ground Lease Purchase Option for a purchase price (or to make or accept any offer if such Ground Lease Purchase Option is a right of first offer or right of first refusal to purchase) that would exceed one hundred twenty-five percent (125%) of the fair market value of the applicable Ground Leased Property (such excess, the “Excess Amount”) unless, within fifteen (15) days following Notice from Landlord to Tenant informing Tenant of Landlord’s good faith estimate of such Excess Amount, Tenant delivers Landlord Notice, which Notice shall be irrevocable once delivered, that Tenant shall pay (and such Notice shall be deemed to be Tenant’s binding commitment to pay) such Excess Amount as an increase in the Base Rent payable under this Lease (amortized on a straight-line basis over the then-remaining Term, not taking into account any unexercised Renewal Terms) following the closing of such acquisition. In the event of any dispute regarding the fair market value of a Ground Leased Property, the same shall be determined in accordance with the expedited arbitration provisions of Article XXVII. In the event that Landlord exercises any Ground Lease Option, (A) this Lease shall not terminate on the applicable GL Termination Date, but shall continue in full force and effect with respect to the applicable Ground Leased Property in accordance with the terms and provisions hereof, and (B) in the case of an exercise by Landlord of a Ground Lease Purchase Option, from and after the date of Landlord’s acquisition of fee simple title to the applicable Ground Leased Property, the Base Rent shall increase by an amount equal to the annual base rent that was due and payable under the applicable Ground Lease as of the Business Day immediately preceding the applicable Ground Lease Expiration Date or, if earlier, the applicable acquisition date. Notwithstanding the foregoing, in connection with Landlord’s exercise of any Ground Lease Renewal Option, to the extent that the terms of the applicable renewal or extension term (including the rent and other financial terms thereof) are not expressly governed by or set forth in the applicable Ground Lease and are within Landlord’s discretion to negotiate (“Discretionary Terms”), including the rent and other financial terms thereof, so long as no Disabling Event then exists, Landlord shall consult with Tenant with respect to such Discretionary Terms, Tenant shall have the right to participate with Landlord (at Tenant’s sole cost and expense) in the negotiation of such Discretionary Terms, and such Discretionary Terms shall be subject to Tenant’s approval, which shall not be unreasonably withheld, conditioned or delayed.

(c)    To the extent that Landlord does not have a Ground Lease Renewal Option or Ground Lease Purchase Option under the express terms of any Short-Term Ground Lease, then, so long as no Disabling Event then exists, beginning on or prior to the date that is twenty-four (24)

months prior to the applicable Ground Lease Expiration Date, Landlord shall, at Landlord’s sole expense (except to the extent otherwise expressly provided herein), use commercially reasonable efforts to negotiate with the applicable Ground Lessor either (i) a modification of such Short-Term Ground Lease (which shall be in form and substance reasonably satisfactory to Landlord and Tenant) that extends the applicable Ground Lease Expiration Date through at least the end of the then current Term (taking into account any extension of the Term pursuant to any validly exercised Renewal Options) (a “Ground Lease Renewal”) or (ii) subject to the foregoing limitations set forth in Section 1.4(b), the purchase of the applicable fee estate. Notwithstanding the foregoing, (A) the Discretionary Terms of any Ground Lease Renewal pursuant to this Section 1.4(c) shall be subject to Tenant’s approval, which shall not be unreasonably withheld, conditioned or delayed, and Tenant shall have the right to participate with Landlord (at Tenant’s sole cost and expense) in the negotiation thereof and (B) with respect to any purchase of the fee estate to a Ground Leased Property pursuant to this Section 1.4(c), (1) Tenant shall have the right to participate with Landlord (at Tenant’s sole cost and expense) in the negotiation thereof and (2) the Base Rent payable under this Lease shall increase by an amount equal to the annual base rent that was due and payable under the applicable Ground Lease as of the Business Day immediately preceding the applicable Ground Lease Expiration Date or, if earlier, the applicable acquisition date, and the Additional Rent payable hereunder shall be correspondingly reduced.

(d)    Tenant shall reasonably cooperate with Landlord in connection with any exercise and/or negotiation of any Ground Lease Option, Ground Lease Renewal or purchase of the applicable fee estate pursuant to Section 1.3(c), and, to the extent that the calculation of the rent payable in connection with a Ground Lease Renewal relates in whole or in part to the gross or net sales of Tenant or its Affiliates at the applicable Ground Leased Property, Tenant shall provide any relevant information and/or documentation reasonably requested by Landlord with respect thereto promptly following such request.

1.5    Landlord Option Properties.

(a)    Subject to the provisions of this Section 1.5, Landlord shall have the several independent options (each, a “Landlord Option”), exercisable from time to time in Landlord’s sole discretion (but subject to the limitations set forth in this Section 1.5), to terminate this Lease as to any one or more of the Landlord Option Properties (whether such Landlord Option Property is classified as such on the Commencement Date or constitutes a Re-Classified Landlord Option Property pursuant to Section 7.4(g)); provided, however, that, except with respect to any Re-Classified Landlord Option Property (as to which the limitation set forth in this proviso shall not apply), Landlord may only exercise the Landlord Option with respect to up to eight (8) Landlord Option Properties in any individual Lease Year. If Landlord elects to exercise any Landlord Option, Landlord shall do so only by giving Tenant Notice thereof (each, a “Landlord Option Notice” and the date of each such Landlord Option Notice, a “Landlord Option Exercise Date”), which Landlord Option Notice shall identify each Landlord Option Property as to which the Lease shall be terminated, which termination shall occur and be effective on the date (the “LO Termination Date”) that is twenty-four (24) months following the delivery of such Landlord Option Notice (or, in the case of any Re-Classified Landlord Option Property, three (3) months following the delivery of such Landlord Option Notice); provided, however, that in each case (i) if any LO Termination Date is scheduled to occur between November 1 of any calendar year and February 28 (or February 29 in the case of a leap year) of the immediately succeeding calendar year with respect to a Landlord Option Property that is, as of the scheduled LO Termination Date, then being used for a retail use and is then not a Go Dark Property, then the LO Termination Date shall be extended to March 1 of such succeeding calendar year (provided that the foregoing clause (i) shall not apply with respect to any Re-Classified Landlord Option Property), and/or (ii) if any LO Termination Date is scheduled to occur on any day that is not a Business Day, then the LO Termination Date shall be the immediately succeeding Business Day. For the avoidance of doubt, any such LO Termination Date shall not occur earlier than the date that is twenty-four (24) months following the date of Landlord’s delivery to Tenant of the applicable Landlord Option Notice (or, in the case of any Re-Classified Landlord Option Property, three (3) months following the delivery of the applicable Landlord Option Notice) and rent shall be payable by Tenant through and including the applicable LO Termination Date, as the same may be extended pursuant to this Section 1.5(a).

(b)    Following Landlord’s delivery to Tenant of a Landlord Option Notice:

(i)    (A) On or before the date that is sixty (60) days prior to the LO Termination Date, Landlord shall deliver to Tenant an updated title commitment with respect to the applicable Landlord Option Property, (B) Tenant shall reasonably cooperate with Landlord in obtaining (at Landlord’s option and at Landlord’s sole expense) an owner’s and/or lender’s policy of title insurance (or an endorsement reasonably satisfactory to Landlord with respect to any existing title insurance policy of Landlord or any applicable Landlord Lender title insurance policy) (in each case, a “Current Title Policy”) from a national title company selected by Landlord (a “Title Company”) in a reasonable amount determined by Landlord or such Landlord Lender, committing to insure or insuring, as the case may be, Landlord’s fee or ground leasehold title (as applicable) to such Landlord Option Property or the lien of any applicable Landlord Mortgage with respect thereto, and (C) Tenant shall be required to pay all Costs and Expenses required to remove all Encumbrances first affecting the applicable Landlord Option Property from and after the Commencement Date other than (1) Permitted Encumbrances (except for any Permitted Encumbrances described in clauses (a) or (b) (collectively, “Excepted Liens”) or clause (e) or (i)(iii) of the definition thereof); and (2) any Excepted Liens to the extent that Tenant Bonds the same; provided, however, that Tenant shall remain liable for the full payment and discharge of all such Excepted Liens in accordance with the applicable provisions hereof. Without limiting the foregoing, Tenant shall execute, acknowledge and deliver (in recordable form, if applicable) such affidavits and other instruments and documentation (including title affidavits, general assignments, bills of sale and/or terminations of or to the applicable memoranda of lease, as the case may be), each in form and substance reasonably satisfactory to the Parties, as Landlord, such Landlord Lender or the Title Company may reasonably require in connection with the issuance to Landlord and/or such Landlord Lender (as applicable) of a Current Title Policy effective as of the LO Termination Date. The obligations of Tenant under this clause (b)(i), as they relate to any Landlord Option Property or other Property, shall be referred to as the Tenant’s “Title Obligations”.

(ii)    Landlord and Tenant shall (or shall cause Lease Guarantors to, as applicable): (A) upon either Party’s request, on or prior to the LO Termination Date, execute, acknowledge and deliver to the other Party one or more amendments to this Lease and/or any of the other Lease Documents to which each is a party to reflect the termination of this Lease and such other Lease Documents (collectively, “Lease Document Amendments”) as to the applicable Landlord Option Property on the LO Termination Date; and (B) at least one (1) Business Day prior to the LO Termination Date, deliver to Landlord invoices and other documentation reasonably requested by Landlord evidencing the Costs and Expenses incurred by Tenant in connection with the preparation, negotiation and execution of such Lease Document Amendments (collectively, “LO Amendment Costs”). Subject to Landlord’s receipt of such invoices and other documentation, Landlord shall reimburse the Tenant Parties for all LO Amendment Costs incurred by such Tenant Parties on or prior to the applicable LO Termination Date and Landlord shall be responsible for all costs and expenses incurred by Landlord in connection with Landlord’s exercise of the Landlord Option; provided, however, that, unless Tenant (or its Designated Affiliate) purchases such Landlord Option Property pursuant to the terms of Section 1.9(g), Tenant shall be responsible for the Costs and Expenses incurred by Tenant in connection with Tenant’s closure of such Landlord Option Property and Tenant’s surrender thereof to Landlord in the Required Return Condition (as hereafter defined) and otherwise in accordance with the terms and conditions of this Lease. Each of the Parties hereby acknowledges and agrees that neither Party shall be obligated to pay the other any termination fee or other similar compensation (other than Costs and Expenses for which a Party shall be entitled to reimbursement pursuant to the terms of this Section and other than Landlord’s obligation to pay to Tenant Landlord’s Share of Apportioned LO Capex Costs (as more particularly set forth in Section 8.3(e) hereof)) in connection with Landlord’s exercise of any Landlord Option with respect to any Landlord Option Property or the termination of this Lease with respect to such Landlord Option Property pursuant thereto.

(iii)    On the applicable LO Termination Date: (A) unless Tenant (or its Designated Affiliate) purchases such Landlord Option Property pursuant to the terms of Section 1.9(g), Tenant shall surrender the applicable Landlord Option Property to Landlord in the Required Return Condition and otherwise in accordance with the terms and conditions of this Lease; (B) Landlord shall pay Tenant an amount equal to Landlord’s Share of any Apportioned LO Capex Costs with respect to such Landlord Option Property; (C) such Landlord Option Property shall be automatically removed from this Lease and shall no longer be a part of the Demised Premises, and this Lease shall automatically terminate with respect thereto; and (D) the Base Rent and applicable Property Charges shall be adjusted, and Tenant’s obligations hereunder with respect to such Landlord Option Property shall terminate, in each case in accordance with (and subject to) Section 1.10.

(c)    At all times during the Term, provided that no Disabling Event then exists, upon Landlord’s delivery of a Landlord Option Notice for a Landlord Option Property (other than a Re-Classified Landlord Option Property, as to which the Parties agree such provisions shall not apply), the applicable provisions of Section 1.9(g) shall apply with respect to any sale of such Landlord Option Property from and after such delivery of a Landlord Option Notice.

1.6    Tenant Option Properties.

(a)    Tenant shall have the several independent options (each, a “Tenant Option”), exercisable from time to time during the Term (but subject to the limitations set forth in this Section 1.6), to terminate this Lease as to the entirety of any Tenant Option Property (a

“Total TO Termination”) or a portion of any Tenant Option Property (a “Partial TO Termination”), in each case in accordance with the terms and conditions set forth in this Section 1.6; provided, however, that Tenant may only exercise the Tenant Option with respect to up to five (5) Tenant Option Properties in any individual Lease Year. If Tenant elects to exercise any Tenant Option, Tenant shall do so by giving Landlord Notice thereof (a “Tenant Option Notice”), which Tenant Option Notice shall (i) identify the individual Tenant Option Property or, in the case of a Partial TO Termination, the individual Tenant Option Property and the approximate percentage of the total Gross Leasable Square Footage of such Tenant Option Property as to which the Lease shall be terminated, which termination shall occur and be effective on the date (in the case of a Partial TO Termination, a “Partial Property Termination Date”; in the case of a Total TO Termination, a “Total Termination Date”; and together with any Partial Property Termination Date, each, a “TO Termination Date”) that is twenty-four (24) months following the delivery of the Tenant Option Notice (or if such date is not a Business Day, then on the immediately succeeding Business Day), and (ii) in the case of a Partial TO Termination, be accompanied by preliminary conceptual and schematic plans (the “Preliminary TO Plans”) for the separation and division of the portion of such Tenant Option Property that Tenant proposes shall remain subject to this Lease (the “Tenant Retained Portion”) from the remainder of such Tenant Option Property (the “Landlord Retained Portion” and, together with the Tenant Retained Portion, collectively, the “Portions”). For the avoidance of doubt, any such TO Termination Date shall not occur earlier than the date that is twenty-four (24) months following the date of Tenant’s delivery to Landlord of the applicable Tenant Option Notice.

(b)    Tenant’s right to exercise any Tenant Option that would result in a Partial TO Termination with respect to any Tenant Option Property shall be subject to the following terms and conditions:

(i)    the applicable Tenant Retained Portion of such Tenant Option Property shall be a portion of contiguous space therein and shall have a Gross Leasable Square Footage that is not less than twenty-five thousand (25,000) square feet;

(ii)    the applicable Landlord Retained Portion that would result from such Partial TO Termination shall (A) have a Gross Leasable Square Footage that is not less than fifty thousand (50,000) contiguous square feet, (B) be functional for the continued use by Landlord or any future tenant or other occupant for operations therein consistent with the particular Permitted Use then in effect with respect to such Tenant Option Property on the date of the applicable Tenant Option Notice, (C) comply with all applicable Property Requirements, including the ADA, and (D) be physically separate from Tenant’s operations in such Tenant Retained Portion (collectively, the “Division Principles”);

(iii)    within sixty (60) days following Landlord’s receipt of a Tenant Option Notice, Landlord shall provide Tenant with Landlord’s proposed modifications to the Preliminary TO Plans and to Tenant’s proposed configuration of the Tenant Retained Portion and the Landlord Retained Portion of such Tenant Option Property (which modifications may be in the form of new or additional schematic and conceptual plans), and thereafter, the Parties shall cooperate in good faith, consistent with the Division Principles, to expeditiously further develop and refine such Preliminary TO Plans until such Preliminary TO Plans are in form and substance mutually satisfactory to the Parties

(in their commercially reasonable judgment), and the Parties hereby acknowledge their mutual intent that, to the greatest extent practicable under the circumstances and unless the Parties otherwise agree in their respective sole but good faith discretion, the respective Portions of such Tenant Option Property shall afford the Parties retaining such Portions reasonably comparable use and enjoyment of their respective Portions and such Portions shall be reasonably comparable (taking into account, among other relevant factors, the relative size and location of such Portions) with respect to all other material attributes relating to such use and enjoyment. In the event the Parties cannot reach agreement on the final Preliminary TO Plans or Tenant’s proposed configuration of such respective Portions within ninety (90) days after Landlord’s receipt of the applicable Tenant Option Notice, either Party may submit such disagreement to binding arbitration in accordance with the provisions of Section 27.1 hereof;

(iv)    following the Parties’ finalization of the Preliminary TO Plans pursuant to the foregoing clause (iii), Tenant and Landlord shall continue to cooperate in good faith to agree on, and to implement as soon as practicable, (A) final plans and specifications (the “Final TO Plans”) for the physical separation and division of the Tenant Retained Portion from the Landlord Retained Portion of such Tenant Option Property in accordance with such Final TO Plans (which shall consist of (x) the design and construction of any demising wall between the respective Portions of such Tenant Option Property and (y) if required pursuant to any applicable Property Requirements, the design and construction of any multi-tenant corridors for ingress and egress to and from the elevators, fire exits and common bathrooms within or upon such Tenant Option Property) (collectively, the “TO Separation Work”), (B) the selection of all architects, engineers, contractors and vendors for such TO Separation Work and (C)(1) easements and other agreements for (I) ingress, egress and access which are useful or necessary to, from and between such Portions and/or (II) sharing building services and facilities, building service equipment, mechanical rooms, stockrooms, elevators, escalators and other Fixtures, as appropriate, and (2) such other joint arrangements (consistent with the Division Principles) as may be necessary or desirable in the reasonable good faith judgment of the Parties to ensure the harmonious operation of such respective Portions of such Tenant Option Property from and after the applicable Partial Property Termination Date, which shall, to the extent commercially practicable, include creating separate tax lots and separate metering (or sub-metering) of utilities and other actions designed to separately and equitably allocate Property Charges among such respective Portions, it being the mutual understanding of the Parties that, to the greatest extent practicable under the circumstances, amounts constituting Third-Party Charges with respect to each such Portion shall be billed separately to the Party retaining such Portion and shall be payable directly by such Party to the applicable Person entitled to such payment; provided, however, that, to the extent that, in connection with any exercise of a Tenant Option, it is not commercially practicable for the Parties to arrange for the separate and equitable payment of any such Third-Party Charges directly by the Parties retaining such respective Portions, the Parties shall jointly negotiate, approve and execute such cost sharing agreements as may be mutually acceptable to them in their commercially reasonable judgment (the “TO Cost Sharing Agreements”) and shall otherwise cooperate reasonably and in good faith with each other to ensure that the Property Charges relating to each such Portion shall be separately and equitably apportioned to the Party retaining such Portion. If the Parties are unable to agree upon the form and substance of a TO Cost Sharing Agreement, either Party may submit such disagreement to binding arbitration in accordance with the provisions of Section 27.1 hereof;

(v)    Landlord shall perform all TO Separation Work and the following conditions shall apply to the performance of such TO Separation Work: (A) Landlord shall obtain not fewer than three (3) written bids from reputable general contractors or construction managers (which shall not be Affiliates of Landlord) (each, a “General Contractor”) with respect to the TO Separation Work and, promptly following its receipt of such bids, provide Tenant Notice thereof together with copies of any material documents received by Landlord in connection therewith; (B) as soon as reasonably practicable, and in all events on or prior to the date that is six (6) months prior to the applicable TO Termination Date, Landlord shall make a determination as to the lowest bid and shall submit such determination and the name of the General Contractor to Tenant for its approval, which approval shall not be unreasonably withheld, conditioned or delayed and which may be submitted pursuant to the Deemed Approval Procedure; if such bid is not approved, the Parties shall consult with each other in good faith to reach a determination as to an acceptable bid (either from the General Contractor proposed initially by Landlord or one of the other General Contractors) until the Parties have reached agreement on an acceptable bid and General Contractor; (C) upon Tenant’s approval (or deemed approval) of a bid, Landlord shall negotiate the form and substance of the applicable construction agreement and any related material trade contracts, each of which shall be subject to Tenant’s approval, which shall not be unreasonably withheld, conditioned or delayed and which may be submitted pursuant to the Deemed Approval Procedure; (D) if such agreements and contracts are not approved, the Parties shall consult with each other in good faith to reach a determination as to an acceptable form of each such agreement or contract until the Parties have reached agreement on an acceptable form; (E) upon Tenant’s approval (or deemed approval) of such bid, agreements and contracts, Landlord shall exercise its diligent efforts to cause the General Contractor to perform all TO Separation Work diligently, in a good and workmanlike manner and in accordance with the approved construction agreement and the Construction Standards; (F) Tenant shall be solely responsible (at its sole cost and expense) for (1) Tenant’s closure of the Landlord Retained Portion of the applicable Tenant Option Property, and (2) Tenant’s surrender to Landlord of such Landlord Retained Portion in the Required Return Condition, and (G) Tenant shall pay all costs and expenses, or reimburse Landlord for its Costs and Expenses, incurred in connection with the TO Separation Work (collectively, “TO Separation Costs”), which TO Separation Costs shall be limited to (I) the hard and soft costs of the design and construction of any demising wall between the respective Portions of such Tenant Option Property and, if required pursuant to applicable Property Requirements, the hard and soft costs of the design and construction of multi-tenant corridors for ingress and egress to and from the elevators, fire exits and common bathrooms within such Tenant Option Property, (II) all other costs required to ensure the compliance of such TO Separation Work with all applicable Property Requirements (including the ADA and including all new or updated building codes, fire codes and other Legal Requirements) which may be applicable to the improvements located in the Tenant Retained Portion as a result of the undertaking of such TO Separation Work (including any “legal non-conforming use” or “grandfathered” exception from such compliance applicable to such improvements), it being agreed that

Landlord shall alone bear the cost of any and all such new or updated Legal Requirements applicable to the Landlord Retained Portion, and (III) the costs of installing a new meter or meters (or submeters, where applicable) with respect to Utility Charges for the applicable Tenant Retained Portion (it being agreed that Landlord shall alone bear the costs of installing a new meter or meters (or submeters, where applicable) with respect to utility charges for the applicable Landlord Retained Portion). In no event shall the TO Separation Costs include any development or other fee payable to Landlord or any of its Affiliates. The Parties hereby agree that, except as expressly provided in the foregoing provisions of this clause (v), without limiting anything in Article XV, each of Landlord and Tenant shall pay any and all costs incurred by it in connection with any further improvements to the Portion of the applicable Tenant Option Property retained by it;

(vi)    if, and to the extent that, Tenant requests (and Landlord approves in accordance with the standards applicable to Alterations (to the extent that Landlord has the right to approve the same hereunder)) the construction, as part of the TO Separation Work, of any improvements or upgrades to Tenant’s existing Leased Improvements or Fixtures in the Tenant Retained Portion (collectively, “Upgrades”), then Tenant shall be solely responsible for all costs and expenses incurred by it and all Costs and Expenses incurred by Landlord in connection with such Upgrades; and

(vii)    at Landlord’s request, Tenant shall assign to Landlord on the applicable Partial Property Termination Date all of Tenant’s right, title and interest (if any) in and to all warranties, guaranties or permits and any plans and specifications, in each case, then in existence and in Tenant’s possession at the time of such request that relate to any Alterations or other Work (or any applicable portion thereof) performed by Tenant from and after the Commencement Date in the Landlord Retained Portion of such Tenant Option Property; provided, however, that to the extent that such Alterations or other Work also relate to the applicable Tenant Retained Portion, Tenant shall retain non-exclusive rights to use such warranties, guarantees, permits, plans and specifications and the Parties shall thereafter reasonably cooperate in good faith to bifurcate any such warranties, guaranties and permits to the maximum extent feasible or to otherwise ensure that each Party has the full benefit of such warranties, guaranties and permits to the extent that the same relate to its respective Portion of such Tenant Option Property.

(c)    Without limiting Tenant’s obligations set forth in Section 1.6(b), in the event that Tenant exercises any Tenant Option:

(i)    if requested by Landlord in connection with such Tenant Option, the provisions of Section 1.5(b)(i) shall apply, mutatis mutandis, with respect to the applicable Tenant Option Property (or, in the case of a Partial TO Termination, the applicable Landlord Retained Portion);

(ii)    (A) Tenant shall (or shall cause Lease Guarantors to, as applicable) upon Landlord’s request, execute, acknowledge and deliver to Landlord, at Tenant’s sole cost and expense, one or more Lease Document Amendments to reflect the termination of this Lease as to the applicable Tenant Option Property (or, in the case of a Partial TO Termination, the Landlord Retained Portion thereof) and, in the case of any Partial TO

Termination, (B) the Parties shall enter into any TO Cost Sharing Agreements with respect to such Tenant Option Property that may be required in accordance with (and subject to the provisions of) Section 1.6(b)(iv), (C) at least one (1) Business Day prior to the TO Termination Date, Landlord shall deliver to Tenant invoices and other documentation reasonably requested by Tenant evidencing the Costs and Expenses incurred by Landlord in connection with the preparation, negotiation and execution of such Lease Document Amendments (collectively, “TO Amendment Costs”), and (D) subject to Tenant’s receipt of such invoices and other documentation, Tenant shall reimburse Landlord for such TO Amendment Costs on or prior to such TO Termination Date. Each of the Parties hereby acknowledges and agrees that neither Party shall be obligated to pay the other Party any termination fee or other similar compensation (other than Costs and Expenses to which a Party shall be entitled pursuant to the terms of this Section) in connection with Tenant’s exercise of any Tenant Option or the termination of this Lease with respect to all or any portion of a Tenant Option Property pursuant thereto.

(iii)    On the applicable TO Termination Date, (A) Tenant shall surrender the applicable Tenant Option Property (or, in the case of a Partial TO Termination, the Landlord Retained Portion thereof) to Landlord in the Required Return Condition, (B) such Tenant Option Property or Landlord Retained Portion (as applicable) shall be automatically removed from this Lease and shall no longer be a part of the Demised Premises, and this Lease shall automatically terminate with respect thereto, and (C) the Base Rent and the applicable Property Charges shall be adjusted, and Tenant’s obligations hereunder with respect to such Tenant Option Property (or, in the case of a Partial TO Termination, the Landlord Retained Portion thereof) shall terminate, in each case in accordance with (and subject to) Section 1.10.

1.7    Substitution Option.

(a)    Subject to the terms and conditions of this Section 1.7 and Section 1.9 (which eliminates the application of the Substitution Option from each Severed Lease and Severed Properties subject to such Severed Lease), Tenant shall have the several independent options (each, a “Substitution Option”) (i) during the period beginning on the third (3rd) anniversary of the Commencement Date and ending on the tenth (10th) anniversary of the Commencement Date (the “First Substitution Period”) and (ii) during the period beginning on the day after the tenth (10th) anniversary of the Commencement Date and ending on the fifteenth (15th) anniversary of the Commencement Date (the “Second Substitution Period” and, together with the First Substitution Period, each a “Permitted Substitution Period”), to, with respect to one or more Sub-Performing Properties (except to the extent that Landlord has timely exercised any Landlord Option with respect to such Sub-Performing Property (including pursuant to any Accelerated Landlord Option Election, if such Sub-Performing Property is a Go Dark Trigger Property)), terminate (subject to the limitations contained in this Section) this Lease from time to time as to one or more Sub-Performing Properties upon the replacement of each such Sub-Performing Property with a Qualified Replacement Property that is not then subject to this Lease. For purposes of this Lease, once a Sub-Performing Property has been replaced with a Qualified Replacement Property in accordance with this Section, such Sub-Performing Property shall no longer be subject to this Lease and shall be referred to as a “Replaced Property” and such Qualified Replacement Property shall become subject to this Lease and shall be referred to as a “Replacement Property”. If Tenant elects to exercise any Substitution Option, Tenant shall do so by giving Landlord not less than six (6) months’ Notice thereof (a “Substitution Notice”), which Substitution Notice shall identify Tenant’s proposed effective date of such substitution (the “Substitution Date”).

(b)    Tenant’s right to substitute Sub-Performing Properties with Qualified Replacement Properties shall be subject to the following limitations: during each Permitted Substitution Period, Tenant may only exercise a Substitution Option if, as of the applicable Substitution Date, the aggregate Reference Base Rent Allocation Amounts for the following Properties (without duplication) shall not exceed fifteen percent (15%) of the Reference Base Rent (such 15% limitation, as it applies independently to each Permitted Substitution Period, the “Maximum Substitution Limitation”): (i) the Sub-Performing Properties that are the subject of the applicable Substitution Option; (ii) all Replaced Properties previously substituted under this Lease during such Permitted Substitution Period; (iii) all Properties (other than Additional Go Dark Properties) that became Go Dark Trigger Properties during the corresponding Limited Go Dark Period pursuant to Section 7.4(f); and (iv) in the case of the First Limited Go Dark Period, all Properties (other than Additional Go Dark Properties) that became Go Dark Trigger Properties from the Commencement Date until the beginning of the First Limited Go Dark Period, except, in each case, to the extent that (A) a Go Dark Trigger Cure has occurred with respect to any such Property in accordance with (and subject to) Section 7.4(h) or (B) any such Property has been removed from this Lease pursuant to Landlord’s exercise of a Landlord Option (after such Property becomes a Re-Classified Landlord Option Property) (collectively, “Go Dark/Substitution Properties”). For the avoidance of doubt: (1) each Go Dark/Substitution Property shall count toward both the Maximum Substitution Limitation for the applicable Permitted Substitution Period and the corresponding Maximum Initial Go Dark Limitation for the applicable Limited Go Dark Period pursuant to Section 7.4(c) and (2) the Maximum Substitution Limitation for the First Substitution Period shall be calculated independently of the Maximum Substitution Limitation for the Second Substitution Period, and vice versa, such that (I) Go Dark/Substitution Properties counted toward the First Substitution Period shall not be counted toward the Maximum Substitution Limitation for the Second Substitution Period and (II) if Tenant fails to reach the Maximum Substitution Limitation during the First Substitution Period, then Tenant shall be deemed to have waived such excess substitution rights and the same shall not be carried forward or otherwise credited to the Maximum Substitution Limitation for the Second Substitution Period. Notwithstanding anything to the contrary in this Lease, (aa) in the event that Landlord exercises a Landlord Option with respect to any Go Dark/Substitution Property that is a Landlord Option Property or a Re-Classified Landlord Option Property and this Lease terminates with respect to such Property in accordance with Section 1.5 and the other applicable provisions of this Lease, such Go Dark/Substitution Property shall (from and after the applicable LO Termination Date) no longer be deemed to be a “Go Dark/Substitution Property” and shall not count towards the Maximum Substitution Limitation for any purposes of this Lease, and (bb) Tenant shall not be permitted to exercise or, if exercised, consummate any Substitution Option hereunder with respect to a Property as to which Landlord has, prior to any such consummation, delivered a Lease Severance Notice; provided, however, that (XX) if the severance of this Lease that was the subject of such Lease Severance Notice failed to occur, then Landlord shall, upon Notice to Tenant, cancel or rescind such Lease Severance Notice promptly following such failure (whether such failure resulted from a determination by Landlord (in its sole discretion) not to continue the negotiation of, or the termination of the purchase agreement (if any) governing, the Property Sale to which such Lease Severance Notice related or for any other reason) and (YY) if Landlord has cancelled or rescinded such Lease Severance Notice as provided in clause (XX), then Tenant shall be permitted to exercise or, if exercised, consummate any Substitution Option hereunder with respect to the Property that was the subject of such rescinded or cancelled Lease Severance Notice until a subsequent Lease Severance Notice is delivered by Landlord with respect to such Property.

(c)    Tenant’s right to exercise any Substitution Option shall be subject to the following terms and conditions:

(i)    each applicable Replacement Property (A) shall be a Qualified Replacement Property and shall be subjected to this Lease on the applicable Substitution Date with no reduction in the Rent and (B) shall be deemed to constitute a Qualified Replacement Property for purposes of this Lease in accordance with the following qualification procedure: (1) Tenant shall deliver to Landlord the documentation required pursuant to clauses (ii)-(iv) of this Section 1.7(c) of this Lease; (2) within ten (10) Business Days after Tenant’s delivery to Landlord of such documentation, Landlord shall notify Tenant as to whether such documentation is sufficient to establish that the proposed Replacement Property qualifies as a Qualified Replacement Property pursuant to the requirements set forth in this Section 1.7(c) (including, without limitation, the financial information and real estate third party reports required under clauses (ii)-(iv) of this Section 1.7(c)); and (3) if: (I) within such ten (10) Business Day period, Landlord determines that such proposed Replacement Property qualifies as a Qualified Replacement Property, then such proposed Replacement Property shall qualify as a Qualified Replacement Property for the applicable Substitution Option; (II) within such ten (10) Business Day period, Landlord determines that such proposed Replacement Property does not qualify as a Qualified Replacement Property, then Landlord shall include in its rejection Notice a reasonably-detailed description of the reasons for such rejection and if Tenant disputes any of the reasons for such rejection, Tenant shall have the right, upon Notice delivered not later than five (5) Business Days following its receipt of such rejection Notice, to submit such dispute to expedited arbitration in accordance with the provisions of Section 27.1); and (III) by the end of such ten (10) Business Day period, Landlord fails to deliver a rejection Notice containing a reasonably-detailed description of the reasons for such rejection, then such proposed Replacement Property shall qualify as a Qualified Replacement Property for the applicable Substitution Option;

(ii)     (A) Tenant shall have delivered to Landlord financial information evidencing the EBITDAR to Rent Ratio and Sales Per Square Foot for the proposed Replacement Property, in substantially the same form as Tenant is providing to Landlord under this Lease with respect to the Replaced Property, for (1) the then current calendar year and (2) to the extent that Tenant or any of its Affiliates owned such Replacement Property during the preceding calendar year, such preceding calendar year, in each case accompanied by an Officer’s Certificate of Tenant certifying that there has been no material adverse change in such information since the respective dates of such information, and (B) neither the EBITDAR to Rent Ratio nor the Sales Per Square Foot, calculated on a Portfolio-Wide basis, during (and calculated with respect to) the four (4) fiscal quarters ending immediately prior to the related substitution shall be reduced as a result of the substitution of the applicable Replacement Property for the applicable Replaced Property;

(iii)    within one hundred twenty (120) days prior to such Substitution Date, Tenant shall deliver (or cause to be delivered) to Landlord:

(1)    a broker’s opinion of value (a “BOV”) prepared by a Pre-Approved Appraiser or another nationally or regionally recognized commercial real estate broker reasonably approved by Landlord with respect to the applicable Replaced Property and proposed Replacement Property, prepared not more than one hundred twenty (120) days prior to the applicable Substitution Date;

(2)    a current Phase I environmental site assessment with respect to the proposed Replacement Property prepared consistent with ASTM Standard E1527 (or any successor thereto promulgated by ASTM International), which Phase I environmental site assessments shall be dated within one hundred twenty (120) days of the applicable Substitution Date and shall not identify any “recognized environmental conditions” that require further investigation or remediation or, if any such “recognized environmental conditions” are so identified at any Replacement Property, a Phase II environmental report with respect thereto that concludes no remedial action is required pursuant to any Environmental Law with respect to such “recognized environmental conditions”;

(3)    a property condition report with respect to the proposed Replacement Property evidencing that such Replacement Property is in good condition and repair, free of substantial deferred maintenance, and containing such other findings as are customarily included in a property condition report; and

(4)    an insurance certificate evidencing that Tenant (or one of its Affiliates) is then maintaining for the proposed Replacement Property the insurance coverage required for Properties under Article XI;

(iv)    Tenant shall deliver to Landlord: (A) within one hundred twenty (120) days prior to such Substitution Date, a preliminary title report issued by the Title Company with respect to the proposed Replacement Property and (B) on or prior to the Substitution Date, Current Title Policies for such Replacement Property in form and substance reasonably satisfactory to Landlord and committing to insure, or insuring (as the case may be), Landlord’s fee simple title to (or, if applicable, the lien of the applicable Landlord Financing Documents on) such Replacement Property, subject only to permitted exceptions acceptable to Landlord and/or the applicable Landlord Lenders in their reasonable discretion, and containing such coverage and endorsements (in each case, to the extent that such coverage and endorsements are available at commercially reasonable rates in the applicable State of such Replacement Property) as are in effect for other Properties in the jurisdiction (if applicable) or as may be required by Landlord and/or such Landlord Lenders in their commercially reasonable discretion;

(v)    Landlord shall have received (A) an ALTA survey with respect to the proposed Replacement Property that is sufficient (together with any “no change” affidavit, if required) to enable the Title Company to omit the standard survey exception from each applicable Current Title Policy, which ALTA survey shall otherwise be in form and substance reasonably satisfactory to Landlord, and (B) a zoning report with respect to such Replacement Property that is sufficient for the Title Company to issue a zoning endorsement in connection with such Current Title Policy (except to the extent that delivery of such an endorsement is not available at commercially reasonable rates in the applicable State of such Replacement Property) and stating that such Replacement Property is in conformance or (subject to Landlord’s reasonable approval) legal conformance, in all material respects, with all applicable zoning, subdivision and building laws, which zoning report shall otherwise be in form and substance reasonably satisfactory to Landlord;

(vi)    Landlord and any applicable Landlord Lender (if required) shall have inspected and approved the proposed Replacement Property utilizing their respective site inspection, underwriting approval and other criteria, including, without limitation, completion of such environmental due diligence of such Replacement Property as they deem necessary or advisable; provided, however, that a Phase I environmental site assessment that does not identify any “recognized environmental conditions” or any other Environmental Event or, if any “recognized environmental conditions” or other Environmental Event are so identified, a Phase II environmental report that concludes no remedial action is required pursuant to any Environmental Law with respect to such “recognized environmental conditions” or Environmental Event, delivered pursuant to Section 1.7(c)(iii)(2) shall be deemed to constitute satisfactory environmental due diligence of the Replacement Property by Landlord and any applicable Landlord Lender;

(vii)    Tenant shall (or shall cause Lease Guarantors to, as applicable) upon Landlord’s request, execute, acknowledge and deliver to Landlord (or any applicable Severed Landlord), at Tenant’s sole cost and expense, one or more Lease Document Amendments to reflect the termination of this Lease as to the applicable Replaced Property and the subjection of the applicable Replacement Property to this Lease (or any applicable Severed Lease);

(viii)    (A) Tenant shall (or shall cause its applicable Affiliate to) execute, acknowledge, and deliver such other documents, instruments and agreements, and take all such further actions, as may be reasonably required by Landlord in its commercially reasonable discretion in connection with the closing of the applicable substitution, including a special warranty deed or its equivalent by Tenant (or such Affiliate of Tenant) in favor of Landlord conveying fee simple (or, if applicable, leasehold) title to each Replacement Property to Landlord, subject to permitted exceptions reasonably acceptable to Landlord (including those approved by Landlord in its reasonable discretion pursuant to clause (iv) above), all of which documents shall be in form and substance reasonably satisfactory to Landlord (together with any Lease Document Amendments executed pursuant to the foregoing clause (viii), collectively, the “Replacement Documents”); and (B) Landlord shall execute, acknowledge, and deliver such other documents, instruments and agreements, and take all such further actions, as may be reasonably required by Tenant in its commercially reasonable discretion in connection with the transfer of the Replaced Property to Tenant at the closing of the applicable substitution, including a special warranty deed or its equivalent by Landlord in favor of Tenant conveying fee simple title (or, if applicable, leasehold title) to each Replaced Property to Tenant in the Acceptable Title Condition, all of which documents shall be in form and substance reasonably satisfactory to Tenant;

(ix)    Tenant shall deliver to Landlord an Officer’s Certificate certifying that the requirements set forth in this Section 1.7 have been satisfied in connection with the substitution of the applicable Replacement Property for the applicable Replaced Property;

(x)    In connection with any substitution of a Replacement Property for a Replaced Property: (A) at the written election of Landlord or Tenant made by delivering Notice to the other Party at any time prior to the Substitution Date, (1) the Parties shall endeavor, to the greatest extent practicable, to structure such substitution through a qualified intermediary in order to complete a like-kind exchange under Section 1031 of the Code and (2) the Parties shall reasonably cooperate to cause such substitution to qualify as such a like-kind exchange for which no income or gain will be recognized under such Section 1031; provided, however, that (I) such Section 1031 election right of Tenant and Landlord’s obligations under this clause (x) to cooperate in connection with such election shall each be conditioned upon no Disabling Event then existing (except to the extent that such substitution is being made in connection with a Default Substitution Election that will eliminate such Disabling Event as a result of such substitution) and (II) such like-kind exchange under Section 1031 of the Code shall not delay, or result in any extension of, the Substitution Date for the applicable replacement of the Replaced Property; and (B) if any income or gain shall be recognized as a result of such substitution, Tenant shall promptly pay or reimburse Landlord for any taxes assessed or imposed on Landlord with respect to such income or gain; and

(xi)    Tenant shall have paid or reimbursed Landlord and/or any applicable Landlord Lenders for all Costs and Expenses incurred by Landlord or such Landlord Lender in connection with such Substitution Option.

(d)    Upon the satisfaction of the foregoing terms and conditions set forth in this Section 1.7 in connection with any Substitution Option (any of which conditions may be waived by Landlord in its sole discretion) and contemporaneously with the execution, acknowledgement and delivery by the Parties of the applicable Replacement Documents, all of which shall be dated as of the applicable Substitution Date: (i) Landlord shall convey fee simple (or, if applicable, leasehold) title to the applicable Replaced Property to Tenant or its designee by a special warranty deed or its equivalent (or an assignment of lease with customary representations and warranties, as applicable) consistent with the Acceptable Title Condition, but otherwise on an “as is” basis and without any representation, recourse or warranty other than (1) that Landlord owns the fee or leasehold estate (as the case may be) with respect to the applicable Replaced Property and has the authority to convey such Replaced Property and (2) that such Replaced Property is not subject to any liens created by any Landlord Financing Documents or any action of Landlord (unless such liens will be removed as of the Substitution Date); (ii) such Replaced Property shall be removed from this Lease and shall no longer be a part of the Demised Premises, and this Lease shall terminate with respect thereto; (iii) the applicable Replacement Property shall be deemed to have been substituted for such Replaced Property and shall be automatically made subject to this Lease and a part of the Demised Premises; (iv) there shall be no change in the Base Rent as a result of such removal and substitution; (v) Tenant shall be released from any obligations under this Lease

(other than its obligation to pay Base Rent) that first arise or accrue from and after such Substitution Date and that relate solely to such Replaced Property; and (vi) this Lease shall otherwise remain unmodified and in full force and effect, Tenant hereby acknowledging and agreeing that, except for the replacement of such Replaced Property with such Replacement Property as provided herein, no such substitution and replacement shall affect this Lease or any terms hereof as the same relate to (A) the remainder of the Demised Premises or (B) any obligations of Tenant (including with respect to such Replaced Property) that expressly survive the expiration or termination of this Lease (collectively, “Surviving Obligations”), but only (with respect to this clause (B)) to the extent that any such obligations relating to such Replaced Property accrued on or prior to the applicable Substitution Date.

(e)    If requested by Tenant, Landlord shall, at Tenant’s sole cost and expense, (i) cooperate in good faith (including by delivering customary title affidavits) with Tenant in connection with Tenant’s efforts to cause any national title company that Tenant selects to deliver, on or prior to the applicable Substitution Date, an owner’s policy of title insurance (or a pro forma thereof) for each applicable Replaced Property in form and substance reasonably satisfactory to Tenant and committing to insure, or insuring (as the case may be), Tenant’s title to such Replaced Property as of such Substitution Date and (ii) upon Tenant’s request, execute, acknowledge, and deliver such documents, instruments and agreements (including bills of sale, assignment and assumption agreements, etc.), and take all such further actions, as may be reasonably required by Tenant or such title company in connection with Tenant’s acquisition of such Replaced Property, all of which documents shall be in form and substance reasonably satisfactory to Tenant and/or such title company, as the case may be.

1.8    Reservation of Access. Tenant hereby acknowledges and agrees that Landlord (for itself and its Related Users and Landlord Lenders) hereby retains and reserves all rights of access, ingress and egress in, on, over and through each Demised Premises for all reasonable purposes and in each case upon reasonable prior written notice during normal business hours (and, if requested by Tenant, in the company of a representative of Tenant), in each case, except in the event of an emergency, in connection with any of the following:

(a)    the effectuation or evaluation of any potential termination of this Lease as to all or any portion of such Demised Premises in connection with any termination or substitution right expressly provided in this Lease, including, without limitation, the Landlord Option, the Tenant Option and the Substitution Option (both before and following the exercise of each such Landlord Option, Tenant Option, Substitution Option or other termination right (as applicable));

(b)    the performance of any maintenance, repair, Alterations, service, installations and/or other Work with respect to such Demised Premises that Landlord is entitled or obligated to perform under the Lease;

(c)    the compliance by Landlord and/or any of its Affiliates with any of their respective obligations under any applicable Landlord Financing Documents;

(d)    inspecting and showing such Demised Premises to potential purchasers, tenants and lenders and/or advertising the availability of such Demised Premises for sale or (during the final twenty-four (24) months of the then current Term, taking into account any validly exercised Renewal Options as of such date) reletting;

(e)    from and after the Partial Property Termination Date with respect to any Tenant Option Property, to the fullest extent applicable with respect to such Tenant Option Property:

(i)    access, ingress and egress to and from all shared entrances and exits of such Tenant Option Property during normal business hours as shall have been established by mutual agreement between Landlord and Tenant in their commercially reasonable discretion on or prior to such Partial Property Termination Date with respect to such Tenant Option Property, including with respect to any applicable Shopping Center or any other properties, parking areas or other Common Areas adjacent or otherwise relating to such Tenant Option Property;

(ii)    shared utilization of such restrooms, stairwells, escalators and elevators, stockrooms, storage rooms, loading docks and other similar areas and facilities as may be established by mutual agreement between Landlord and Tenant in connection with such Tenant Option Property; and

(iii)    nonexclusive use, in common with Tenant and Tenant’s Related Users of all parking areas and other Common Areas relating to such Tenant Option Property; and

(f)    the exercise of all other rights and remedies of Landlord in connection with the foregoing and otherwise under this Lease.

Notwithstanding the foregoing or anything to the contrary herein, all rights of access and entry shall (except, for the avoidance of doubt, during the existence of a Disabling Event) be exercised reasonably and in such a manner as to not materially or unreasonably interfere with Tenant’s business operations at the Demised Premises or Tenant’s access to or use of any Common Areas in connection with such business operations.

1.9    Separation of Leases.

(a)    At any time and from time to time, at the election of Landlord in its sole and absolute discretion and upon Notice (each such Notice, a “Lease Severance Notice”) delivered by Landlord, subject to the applicable deadline set forth in the immediately succeeding sentence (each applicable deadline, a “Lease Severance Deadline”), Landlord may sever and remove one or more Properties (each, a “Severed Property” and, collectively, the “Severed Properties”) from this Lease, and such Severed Property or Severed Properties shall upon such severance and thereafter be subject to a separate lease (each, a “Severed Lease”) between the purchaser of the applicable Severed Properties or other designee of Landlord (as applicable, a “Severed Landlord”), in each case, as landlord, and either (i) Penney Tenant III LLC, a Delaware limited liability company, or another Subsidiary of Tenant’s Parent (other than Tenant or any Subsidiary thereof) reasonably acceptable to Landlord or (ii) in the case of a Multi-State Severed Lease, a newly formed Special Purpose Entity that leases only the Severed Properties pursuant to such Multi-State Severed Lease and that is a Subsidiary of Tenant’s Parent (other than Tenant or any Subsidiary thereof) reasonably acceptable to Landlord (it being agreed that any Subsidiary of Pledgor or of Penney Tenant III LLC shall be reasonably acceptable to Landlord), in each case, as tenant (as applicable, the “Severed Tenant”), which Severed Lease shall be effective as of the date of the transfer of the applicable Severed Properties to the applicable Severed Landlord and the execution by such Severed Landlord and the Severed Tenant (as applicable) of all related documentation required under this Section 1.9 (a “Lease Severance Date”). Each Lease Severance Notice shall identify the Severed Properties proposed to be subject to each Severed Lease. The Lease Severance Deadlines shall be as follows: (A) for the first Severed Lease, the date that is forty-three (43) days after Landlord delivers the applicable Lease Severance Notice and drafts of the proposed Severed Lease and proposed Severed Lease Ancillary Documents in the forms described in this Section 1.9 (which documentation shall, in each case, be prepared by Landlord at Landlord’s sole cost and expense); and (B) for each Severed Lease subsequent to the first Severed Lease, the date that is twenty-eight (28) days after Landlord delivers the applicable Lease Severance Notice and drafts of the proposed Severed Lease and proposed Severed Lease Ancillary Documents in the forms described in this Section 1.9 (which documentation shall, in each case, be prepared by Landlord at Landlord’s sole cost and expense); provided, however, that, for each such Severed Lease subsequent to the first Severed Lease if, in the aggregate, more than fifteen (15) Severed Leases and “Severed Leases” (as defined in the DC Master Lease) have been delivered to Tenant and/or the tenant under the DC Master Lease, respectively, in any rolling thirty (30) day period, then the Lease Severance Deadline for each additional Severed Lease above such fifteen (15) Severed Leases and “Severed Leases” (as defined in the DC Master Lease) delivered to Tenant hereunder in such rolling thirty (30) day period shall be extended by a number of days equal to (x) five (5), multiplied by (y) one (1) in the case of the sixteenth (16th) Severed Lease delivered during such rolling thirty (30) day period, two (2) in the case of the seventeenth (17th) Severed Lease delivered during such rolling thirty (30) day period, three (3) in the case of the eighteenth (18th) Severed Lease delivered during such rolling thirty (30) day period, and so on. By way of example, if, in the aggregate, eighteen (18) Severed Leases and “Severed Leases” (as defined in the DC Master Lease) have been delivered to Tenant and/or the tenant under the DC Master Lease, respectively, in any rolling thirty (30) day period, then Tenant shall have (1) twenty-eight (28) days after Landlord delivers the applicable Lease Severance Notice and drafts of the proposed Severed Lease and proposed accompanying Severed Lease Ancillary Documents in the forms described in this Section 1.9 to execute and deliver the applicable Severed Lease and accompanying Severed Lease Ancillary Documents for the second (2nd) through the fifteenth (15th) Severed Leases and (2) thirty-three (33) days (i.e., an additional five (5) days) to execute and deliver the sixteenth (16th) Severed Lease and accompanying Severed Lease Ancillary Documents, thirty-eight (38) days (i.e., an additional ten (10) days) to execute and deliver the seventeenth (17th) Severed Lease and accompanying Severed Lease Ancillary Documents, and forty-three (43) days (i.e., an additional fifteen (15) days) to execute and deliver the eighteenth (18th) Severed Lease and accompanying Severed Lease Ancillary Documents, in each case, following Landlord’s delivery of the applicable Lease Severance Notice (together with drafts of the proposed Severed Lease and proposed accompanying Severed Lease Ancillary Documents in the forms described in this Section 1.9).

(b)    In the event that Tenant determines, in its good faith discretion, that any Severed Lease delivered by Landlord to Tenant contains changes to the Pre-Agreed Severed Lease Form that are material or adverse to Tenant, then Tenant shall have the right to object to such changes in accordance with the provisions of this Section 1.9(b). Tenant shall make any objection described in the immediately preceding sentence (if at all) by delivering Notice thereof to Landlord specifying, in electronic format by highlighting the changes to the Pre-Agreed Severed Lease Form to which Tenant objects and describing, in reasonable detail (in bracketed notes or footnotes to such highlighted language), the reason that Tenant believes such changes are material or adverse (a “Severed Lease Form Objection Notice”) (I) within fourteen (14) days after the delivery of the applicable Lease Severance Notice (together with drafts of the proposed Severed Lease and proposed Severed Lease Ancillary Documents) in the case of any of the first eight (8) Severed Leases in any rolling thirty (30) day period and (II) within twenty-eight (28) days after the delivery of such Lease Severance Notice (together with drafts of the proposed Severed Lease and proposed Severed Lease Ancillary Documents) in the case of any subsequent Severed Lease in such rolling thirty (30) day period. Upon Landlord’s receipt of a Severed Lease Form Objection Notice, Landlord may submit such dispute to binding arbitration in accordance with the provisions of Section 27.1; provided, however, that (AA) each of the five (5) Business Day periods referred to in Section 27.1(c) shall be reduced to six (6) days and (BB) the fourteen (14) day period referred to in Section 27.1(e) shall be reduced to seven (7) days, such that any such arbitration shall be completed and such arbitrator’s written decision shall be rendered in not more than twenty-one (21) days from the date of Landlord’s written Notice submitting such dispute to binding arbitration (such twenty-one (21) day period, the “LS Dispute Resolution Period”). If Tenant fails to deliver a Severed Lease Form Objection Notice with respect to any draft Severed Lease within the applicable time period set forth in clause (I) or clause (II) above, then Tenant shall be deemed to have irrevocably waived its right to object to any applicable changes to the Pre-Agreed Severed Lease Form reflected in such draft and shall be obligated to execute and deliver the applicable Severed Lease (together with the applicable Severed Lease Ancillary Documents in the forms described in this Section 1.9) by the applicable Lease Severance Deadline.

(c)    Promptly following the execution and delivery of this Lease, the Parties shall cooperate in good faith to agree upon a ranked list of a minimum of six (6) and a maximum of ten (10) potential arbitrators for the arbitration of any dispute described in clause (b) above in accordance with the express provisions of this Section 1.9(c) and Section 27.1 (such list, the “Arbitrator List”). If the Parties are unable to agree upon both the Arbitrator List and the rankings of the arbitrators on such Arbitrator List by January 2, 2021, or if none of the individuals on any agreed-upon Arbitrator List is both disinterested (as more fully described below) and able to serve as an arbitrator of the applicable dispute at the time of such arbitration, then in any such case, any Party may submit such dispute to the Judicial Arbitration Mediation Service (www.jamsadr.com) or its successor organization in New York County, New York (“JAMS”), for the resolution of such dispute within the LS Dispute Resolution Period. If such dispute is so submitted to JAMS, then JAMS shall be the exclusive forum for the resolution of the applicable dispute. The Parties may modify the Arbitrator List by mutual agreement in writing from time to time. If Landlord submits a dispute with respect to a draft Severed Lease to arbitration (other than an arbitration pursuant to JAMS), such arbitration shall be conducted in accordance with the express provisions of this Section 1.9(c) and Section 27.1 by the arbitrator ranked highest on the Arbitrator List who is then available to conduct the same and is then disinterested (it being agreed that any arbitrator who has, or whose firm has, represented either Party or an Affiliate of either Party within the preceding five (5) years or who has a personal or financial stake in the outcome of the dispute shall be deemed not to be disinterested). If such highest-ranked arbitrator from the Arbitrator List is not available to conduct the arbitration or is not then disinterested, then the next-highest ranked arbitrator that is then available and then disinterested shall be selected. If no arbitrator on the Arbitrator List is then available and disinterested, or if the Parties have not agreed upon both the

Arbitrator List and the rankings of the arbitrators on such Arbitrator List by January 2, 2021, then in either such case, such dispute shall be submitted to JAMS for the resolution of such dispute within the LS Dispute Resolution Period. If the applicable arbitrator (including JAMS, if applicable) pursuant to this Section 1.9(c) makes a determination with respect to the applicable dispute, then such determination shall be binding upon the Parties and shall not be appealable; provided, however, that Landlord, at its option upon Notice to Tenant following such determination, may elect to withdraw from the applicable Severed Lease the changes that were the subject of such dispute and to re-submit such Severed Lease in the form described in this Section 1.9 for Tenant’s execution and delivery. Tenant acknowledges and agrees that if Landlord withdraws the applicable disputed changes from a Severed Lease in accordance with the immediately preceding sentence, then Tenant shall remain obligated to execute and deliver such re-submitted Severed Lease by the applicable Lease Severance Deadline (if Landlord has removed such changes not later than the date that is at least two (2) Business Days prior to the applicable Lease Severance Deadline) and, if Landlord has not withdrawn such changes by such date, then Tenant shall remain obligated to execute and deliver such Severed Lease (without such disputed changes) within two (2) Business Days following the date on which Landlord withdraws such changes. If the applicable arbitrator (including JAMS, if applicable) pursuant to this Section 1.9(c) determines that any changes to a Severed Lease Form that are the subject of any applicable Severed Lease Form Objection Notice are material or adverse to Tenant, or if Landlord withdraws such disputed changes in accordance with this Section 1.9(c), then in either such case, Landlord shall pay the costs and expenses of the related arbitration, its own costs and expenses in connection with such arbitration, and Tenant’s Costs and Expenses in connection with such arbitration; if the applicable arbitrator (including JAMS, if applicable) pursuant to this Section 1.9(c) determines that any changes to a Severed Lease Form that are the subject of any applicable Severed Lease Form Objection Notice are not material or adverse to Tenant, then Tenant shall pay the costs and expenses of the related arbitration, its own costs and expenses in connection with such arbitration, and the Landlord’s Costs and Expenses in connection with such arbitration, and shall not later than two (2) Business Days following the issuance of a final written decision by the arbitrator, execute and deliver to Landlord the Severed Lease and the other Severed Lease Ancillary Documents in the form submitted by Landlord to Tenant. Notwithstanding anything to the contrary herein, the Parties agree that while an arbitration proceeding is pending pursuant to this Section 1.9(c), Tenant shall not be obligated to execute or deliver the applicable Severed Lease in dispute (or the accompanying Severed Lease Ancillary Documents). At any time during an arbitration proceeding, either side may concede an issue by informing the arbitrator of the concession, and the arbitrator will promptly issue a decision recognizing the concession. No such concession shall have any preclusive or evidentiary effect in any future arbitration or other proceeding.

(d)    By the applicable Lease Severance Deadline, the Severed Tenant shall execute, acknowledge (if applicable) and deliver to the applicable Severed Landlord such Severed Lease and Severed Lease Ancillary Documents with respect to the applicable Severed Properties and, following Landlord’s request therefor in accordance with Sections 1.9(e) and 9.2(c), a copy of any applicable severed, amended or replacement Affiliate Sublease that shall affect the applicable Severed Properties from and after the applicable Lease Severance Date. At least one (1) Business Day prior to the applicable Lease Severance Date, Tenant shall use commercially reasonable efforts to deliver to Landlord invoices and other documentation reasonably requested by Landlord evidencing the Costs and Expenses incurred by Tenant in connection with the applicable Severed Lease and any other documentation required under this Section 1.9. Upon its receipt of such invoices and other documentation, Landlord shall pay or reimburse Tenant for all Costs and Expenses incurred by Tenant in connection with each applicable Severed Lease and Severed Lease Ancillary Documents. Each such Severed Lease shall: (i) be for a term that is equal to the then remaining Term; (ii) contain renewal options equivalent to any then remaining Renewal Options; (iii) be guaranteed and/or secured by (A) a new guaranty from the then current Lease Guarantors (a “Severed Lease Supplemental Guaranty”), (B) a new environmental indemnity agreement from the Severed Tenant and such Lease Guarantors (a “Severed Lease Supplemental Environmental Indemnity Agreement”), and (C) in the case (and only in the case) of a Multi-State Severed Lease, a new pledge agreement from the owners of the Equity Interests in the applicable Severed Tenant (a “Severed Lease Supplemental Pledge Agreement”) (the Severed Lease Supplemental Guaranty, the Severed Lease Supplemental Environmental Indemnity Agreement and, as applicable, the Severed Lease Supplemental Pledge Agreement, collectively, the “Severed Lease Ancillary Documents”), in each case in the form and substance of the existing Lease Guaranty, the existing Environmental Indemnity Agreement and, if applicable, the existing Pledge Agreement, respectively, together with any revisions thereto as may be reasonably required by Landlord and Tenant to reflect the severed nature of such Severed Lease and Severed Properties; and (iv) except as expressly set forth in this Lease, be on the same terms and conditions as the terms and conditions of this Lease, subject, in each case, to the following terms and conditions:

(A) Effect of Lease Severance on Substitution Options. No Severed Lease shall contain any Substitution Options or Tenant’s Default Substitution Cure Rights and, effective as of any Lease Severance Date, the Reference Base Rent under this Lease shall (solely for the purpose of calculating the Maximum Substitution Limitation for each Permitted Substitution Period) be reduced by the Reference Base Rent Allocation Amounts of the applicable Severed Properties.

(B) Effect of Lease Severance on Tenant’s Go Dark Rights. No Severed Lease shall contain the continuous operation covenant set forth in Section 7.4 or otherwise prohibit the Severed Tenant from Going Dark at the applicable Severed Properties. Commencing from and after any Lease Severance Date, the aggregate Reference Base Rent Allocation Amounts of such Severed Properties shall be deducted, on a dollar-for-dollar basis, from any dollar amount then remaining under the Maximum Initial Go Dark Limitation basket for the then current Limited Go Dark Period (until such Maximum Initial Go Dark Limitation basket has been exhausted); provided, however, that (1) the aggregate Reference Base Rent Allocation Amounts for all Properties that become Severed Properties prior to the commencement of the First Limited Go Dark Period shall be deducted, on a dollar-for-dollar basis, from the dollar amount then remaining under the Maximum Initial Go Dark Limitation basket for such First Limited Go Dark Period, (2) if a Property became a Go Dark Trigger Property (excluding, for the avoidance of doubt, any Additional Go Dark Property) prior to the applicable Lease Severance Date, such that the Reference Base Rent Allocation Amount for such Property was already deducted from the applicable Maximum Initial Go Dark Limitation basket, then such Reference Base Rent Allocation Amount shall not be deducted pursuant to this sentence once such Property subsequently becomes a Severed Property, but such deduction of the Reference Base Rent Allocation Amount shall (for the avoidance of doubt) continue to count toward the applicable Maximum Initial Go Dark Limitation basket from and after such Lease Severance Date, and (3) if any such Severed Property is an Additional Go Dark Property that is subject to the Maximum Go Dark Additional Limitation pursuant to Section 7.4(d), then such Additional Go Dark Property shall cease to count toward such Maximum Go Dark Additional Limitation as of the Lease Severance Date for such Severed Property and (for the avoidance of doubt) shall also not be counted toward any Maximum Initial Go Dark Limitation basket.

(C) Effect of Lease Severance on the No-Consent Sublease Basket. Each Severed Lease shall contain a “No-Consent Sublease Basket” (a “Severed Lease No-Consent Sublease Basket”) equal to twenty-five percent (25%) of the Gross Leasable Square Footage of the Severed Properties demised to the Severed Tenant under such Severed Lease, which reflects an increase of ten percent (10%) to the No-Consent Sublease Basket otherwise applicable to the Properties under this Lease (that are not Severed Properties). In exchange for Landlord’s agreement to provide the Severed Tenant with such effective increase to the Severed Lease No-Consent Sublease Basket hereunder, upon any Lease Severance Date, the total amount of Gross Leasable Square Footage that is then remaining (if any) for No-Consent Subleases under this Lease’s No-Consent Sublease Basket shall be reduced by an amount equal to twenty percent (20%) of the Gross Leasable Square Footage of the Severed Properties demised to the Severed Tenant under the applicable Severed Lease (the “20% Reduction Amount”). Notwithstanding the foregoing, (1) if Tenant entered into a No-Consent Sublease at any Property prior to the Lease Severance Date for such Property, the Gross Leasable Square Footage of the portion of the to-be Severed Property subleased under such previously-executed No-Consent Sublease that reduced the No-Consent Sublease Basket under this Lease (when such No-Consent Sublease was entered into), shall be excluded from the 20% Reduction Amount, and there shall be no further deduction to reflect the previously-executed No-Consent Sublease from the No-Consent Sublease Basket under this Lease when such Property becomes a Severed Property, and (2) the Severed Lease No-Consent Sublease Basket shall be reduced by any new No-Consent Sublease (inclusive, for the avoidance of doubt, of any amendment to an existing No-Consent Sublease increasing the Gross Leasable Square Footage demised thereunder) entered into from and after the applicable Lease Severance Date, it being understood and agreed that all No-Consent Subleases entered into pursuant to this Lease prior to the Lease Severance Date shall only reduce the No-Consent Sublease Basket under this Lease, and shall not reduce the Severed Lease No-Consent Sublease Basket under the applicable Severed Lease. By way of example, if Tenant enters into a No-Consent Sublease prior to the Lease Severance Date covering 15,000 Gross Leasable Square Feet at a 100,000 Gross Leasable Square Feet Property, then: (A) such 15,000 Gross Leasable Square Feet shall count against the No-Consent Sublease Basket under this Lease (as and when such No-Consent Sublease is entered into); (B) upon a Lease Severance Date with respect to such Property, the No-Consent Sublease Basket under this Lease shall be further reduced by 17,000 Gross Leasable Square Feet (i.e., 20% of 85,000 Gross Leasable Square Feet); and (C) the Severed Lease No-Consent Sublease Basket applicable to No-Consent Subleases entered into under the applicable Severed Lease from and after such Lease Severance Date shall be 21,250 Gross Leasable Square Feet (i.e., 25% of 85,000 Gross Leasable Square Feet).

(D) Effect of Lease Severance on the Second Chance Sublease Waiting Period. Each Severed Lease shall contain a Second Chance Sublease Waiting Period of forty-five (45) days rather than ninety (90) days.

(E) Effect of Lease Severance on the ROFO Right and Related Rights. No Severed Lease shall contain the First Offer Rights, ROFO Rights, Modified ROFO Rights or General Marketing Inclusion Right of Tenant that have been terminated pursuant to the provisions of (and as provided in) Schedule 1.9(g)(v).

(F) Effect of Lease Severance on Financial Reporting. The financial reporting obligations set forth in Section 20.21 shall be modified in each Severed Lease as follows:

(1) the applicable Severed Landlord shall not have the right under Section 20.21(a) to visit the applicable Severed Tenant’s central office to examine (or make copies of) its records and books of account;

(2) such Severed Landlord shall not have Management Meeting Rights;

(3) the applicable Severed Tenant shall only be required to deliver Annual Financial Statements or Quarterly Financial Statements to the applicable Severed Landlord if such Severed Landlord or its Affiliates are required to file, furnish or disclose such Annual Financial Statements or Quarterly Financial Statements pursuant to any federal securities laws (including, without limitation, the ’34 Act or the ’33 Act) or other Legal Requirements applicable to such Severed Landlord or its Affiliates; provided, however, that the foregoing shall not limit such Severed Tenant’s obligation to deliver to the Severed Landlord the Covenant Compliance Certifications on the terms and conditions set forth in this Lease;

(4) all references to the “Reporting Package” in this Lease (including clause (c) of Section 20.21) shall be replaced with references to the “Limited Reporting Package,” and such Limited Reporting Package shall be delivered within the same time periods as the Reporting Package is required to be delivered; provided, however, that the Limited Reporting Package shall be deemed to be Tenant Confidential Information pursuant to the terms of such Severed Lease. As used herein, “Limited Reporting Package” means the financial information to be provided by a Severed Tenant to the applicable Severed Landlord in the form (and requiring the information) set forth on Schedule 20.21-B;

(5) clause (d)(i) of Section 20.21 shall be deleted in its entirety; provided, however, that, notwithstanding the foregoing, the 4-Wall EBITDAR and Sales Per Square Foot information (together with an Officer’s Certificate) in the format required by Section 20.21(d)(i) shall still be required to be delivered for each Severed Property, but only for such Severed Properties, within sixty (60) days following the end of each Fiscal Year as further described in the Limited Reporting Package; provided, further, that to the extent that Stratifications of 4-Wall EBITDAR and Sales Per Square Foot would be required pursuant to Section 20.21(c)(A), in lieu of providing such Stratifications itself, the Severed Tenant may include the required 4-Wall EBITDAR and Sales Per Square Foot information (on a Severed Property-by-Severed Property basis) in the Limited Reporting Package and the Severed Landlord may compile the Stratifications itself pursuant to Section 20.21(c)(A); and

(6) clause (d)(iii)(A) of Section 20.21 shall be deleted in its entirety.

For the avoidance of doubt, except to the extent that the financial reporting obligations under this Lease are expressly modified with respect to Severed Leases pursuant to this Section 1.9(d)(F), such financial reporting obligations shall be unmodified and shall apply with full force and effect to all Severed Tenants under Severed Leases.

(G) Effect of Lease Severance on Outstanding Alterations Payables. Section 8.1(b) (relating to Outstanding Alterations Payables) shall be deleted in all Severed Leases in its entirety, and replaced with the following provisions (with references to “Landlord”, “Tenant”, the “Lease” and the “Property”, respectively, under such provisions, being deemed to refer to the applicable Severed Landlord, Severed Tenant, Severed Lease and Severed Property subject to the applicable Severed Lease):

“Any request for Landlord’s consent to an Alteration under this Section 8.1(b) shall be accompanied by an Officer’s Certificate, pursuant to which Tenant shall certify either (i) that the Tangible Net Worth of the Lease Guarantors equals or exceeds the Reference Net Worth and specifying such Tangible Net Worth, (ii) that, in connection with the applicable Alteration or any other Alterations at the Property (or any other Properties subject to this Lease), no payables accrued by Tenant with respect to such Alteration(s) (excluding, for the avoidance of doubt, any payables that are the subject of a bona fide dispute conducted in accordance with any applicable provisions of Section 4.2) (collectively, “Alterations Payables”) are more than sixty (60) days past due (and promptly following Landlord’s written request, Tenant shall provide any back-up documentation reasonably requested by Landlord with respect to such accrued payables), or (iii) that if Landlord requests the same, Tenant shall post security for the applicable Alteration as described below. In the event that Tenant fails to deliver a certification that complies with either clause (i) or clause (ii) above by the date that Landlord’s consent to the applicable Alteration is required, Landlord may condition its consent thereto upon Tenant’s agreement to deposit cash with a nationally recognized Title Company or another nationally recognized institutional third party depository selected by Landlord and reasonably approved by Tenant in an amount equal to one hundred ten percent (110%) of the cost of such Alteration (as reasonably estimated by Tenant and supported by any back-up documentation reasonably requested by Landlord, provided that in all events Tenant’s policies and practices for accruing amounts constituting Alterations Payables shall be consistent with the policies and practices of the Tenant Parties with respect to their other accounts payable) that is the subject of such request for Landlord’s consent, which cash shall be disbursed to Tenant periodically in the manner, and subject to similar conditions, as the Restoration Conditions, as applicable; provided, however, that (A) such cash shall be made available to Landlord for the completion of such Alteration in the event that Tenant fails to complete the same in accordance with the terms and conditions of this Lease and such failure continues beyond any applicable notice and cure periods, (B) in the event Tenant is completing such Alterations in accordance with the applicable terms and conditions of this Lease, amounts may, pursuant to an escrow arrangement reasonably acceptable to the Parties, be disbursed to Tenant periodically in the manner, and subject to similar conditions, as the Restoration Conditions, as applicable, and (C) following the completion of such Alteration by Tenant, any remaining deposited amount returned to Tenant upon the completion of such Alteration in accordance with the terms and conditions of this Lease so long as no Disabling Event then exists. Alternatively, Tenant may elect to deposit cash with Landlord (or, at Tenant’s option, to deliver to Landlord an irrevocable standby letter of credit in form and substance reasonably acceptable to Landlord and issued by a Qualified Financial Institution or other financial institution reasonably acceptable to Landlord), in each case in an amount equal to one hundred ten percent (110%) of the cost of such Alteration, which cash or letter of credit (1) may be drawn by Landlord for the completion of such Alteration in the event Tenant fails to complete the same in accordance with the applicable terms and conditions of this Lease and such failure continues beyond any applicable notice and cure periods, (2) in the event Tenant is completing such Alterations in accordance with the applicable terms and conditions of this Lease, Landlord shall, to the extent such letter of credit permits partial draws, permit partial amounts to be disbursed to Tenant periodically, pursuant to an escrow arrangement acceptable to Landlord, in the manner, and subject to similar conditions, as the Restoration Conditions, as applicable, and (3) shall be returned to Tenant upon the completion of such Alteration in accordance with such terms and conditions so long as no Disabling Event then exists.”

In connection with the foregoing, all references to “Outstanding Alterations Payables” and the “Outstanding Alterations Payables Threshold” shall be deleted in Severed Leases.

(H) Effect of Lease Severance on Corporate Transactions. In connection with a Corporate Transaction for which Landlord’s consent is not required in accordance with Section 9.3(a), in lieu of giving the Severed Landlord at least thirty (30) days’ advance Notice of such Corporate Transaction, each Severed Lease shall provide that Tenant shall be required to provide such Severed Landlord with Notice of such Corporate Transaction within thirty (30) days following such Corporate Transaction, together with a certification from Tenant that such Corporate Transaction did not require such Severed Landlord’s consent in accordance with Section 9.3(a). In addition, each Severed Lease shall provide that if, immediately following such Corporate Transaction, the Lease Guarantors will not have a Tangible Net Worth that is at least equal to the Reference Net Worth (and the Severed Landlord would otherwise have a consent right with respect to such Corporate Transaction under the applicable Severed Lease), Tenant shall obtain (I) the consent of Landlord under this Lease (for so long as this Lease is in effect), and (II) the consent of Severed Landlords under Severed Leases covering fifty percent (50%) or more of the aggregate Base Rent then payable under all then existing Severed Leases; provided, however, that in no event shall Tenant be obligated to obtain the consent of, in addition to the Landlord under this Lease, whose consent shall always be required so long as this Lease is in effect, other landlords (inclusive of all Severed Landlords) under this clause (II) holding more than, together with the Landlord under this Lease, two-thirds (2/3) of the Base Rent then payable under this Lease and all then existing Severed Leases. If the preceding conditions have been satisfied, then the consent of the applicable Severed Landlord shall not be required so long as Tenant delivers to such Severed Landlord an Officer’s Certificate pursuant to which Tenant shall certify that the requirements set forth in the foregoing clauses (I) and (II) have been satisfied. For the avoidance of doubt: (AA) as used in the preceding sentence, (1) “Severed Leases” shall include all Severed Leases hereunder and any leases that may be severed from such Severed Leases and any further severed leases, and (2) “Severed Landlords” shall include all Severed Landlords hereunder and any landlords under any such further severed leases; and (BB) if, immediately following any such Corporate Transaction, the Lease Guarantors will have a Tangible Net Worth that is at least equal to the Reference Net Worth, no Severed Landlord shall have a consent right over such Corporate Transaction. This paragraph addresses the contents of a Severed Lease; nothing in this paragraph alters any consent or approval requirements or obligations that may be required under the DC Master Lease, this Lease or any Severed Lease (except, in the case of each Severed Lease, as expressly provided in this Section 1.9(d)(H)).

(I)    Effect of Lease Severance on Certain Events of Default. If and only if the aggregate Reference Base Rent Allocation Amounts of the Severed Properties covered by a Severed Lease (which may contain one or more Severed Properties) are less than ten percent (10%) of the Reference Base Rent, then Section 13.1 shall be revised in each Severed Lease to:

(1)     replace clause (g) in its entirety with the following:

“either (i) Tenant shall enter into a sublease of space in a Demised Premises in violation of the terms of this Lease (which sublease is not entirely revoked or rescinded by Tenant within thirty (30) days after Notice of such violation from Landlord), or (ii) Tenant shall assign this Lease or any Corporate Transaction shall occur, in each case, in violation of Article IX; provided, however, that any such violation pursuant to this Section 13.1(g)(ii) shall not be an Event of Default or Major Event of Default if the related Transfer violation shall be entirely revoked or rescinded by the applicable Tenant Party within thirty (30) days after the occurrence of such violation;”

(2)     delete clause (l) in its entirety;

(3)     replace the words “seven (7) days” with the words “fourteen (14) days” in clause (m); and

(4)    replace the last sentence of clause (n) in its entirety with the following:

“As used herein, ‘Major Event of Default’ means an Event of Default specified in any of clauses (a)-(f), (g)(ii), (h), (j)-(k) and (m).”

(J)    Effects of Lease Severance on Lease Severance Provisions. Each Severed Lease covering more than one Severed Property shall (1) contain the same “Lease Severance Deadlines” set forth in this Lease and (2) provide that the Severed Tenant’s failure to timely deliver Severed Leases and Severed Lease Ancillary Documents shall constitute an “Event of Default” and a “Major Event of Default” on the same terms and conditions set forth in this Lease (except as expressly modified by Section 1.9(d)(I) above); provided, however, that, for the avoidance of doubt and without limiting anything in Section 1.9(e), no failure of the Severed Tenant to timely deliver one or more further “Severed Leases” in accordance with the requirements of the applicable Severed Lease shall trigger an Event of Default or Major Event of Default (as applicable) under this Lease.

(K)    Effect of Lease Severance on the BI Policy and BI Premium Cap. As provided in Section 11.1(c), from and after any Lease Severance Date, the BI Premium Cap under this Lease (as the same may be re-allocated to Severed Leases from time to time pursuant to the provisions below) shall be ratably allocated (or re-allocated, as applicable) among this Lease and the applicable Severed Lease(s) as follows: the BI Premium Cap under each of this Lease and any Severed Lease(s) shall be the product of (A) 0.0024746884 and (B) the Reference Base Rent Allocation Amounts of the applicable Properties then subject to this Lease or such Severed

Lease(s), as applicable. Upon any Lease Severance Date, the applicable Severed Lease shall expressly set forth the dollar amount of the BI Premium Cap applicable to such Severed Lease. In the event that a Severed Landlord does not elect to require its Severed Tenant to obtain the BI Policy at any time, or from time to time, during the term of its Severed Lease, such Severed Landlord’s pro rata share of the BI Premium Cap shall not be re-allocated to this Lease or to any other Severed Lease.

(L)    Effect of Lease Severance on the S&P Insurer Rating Cap. From and after any Lease Severance Date, the Severed Lease shall contain the obligation of the Severed Tenant to obtain insurance policies with the S&P Insurer Minimum Rating in the same manner as (and subject to same provisions as are set forth in) Section 11.4(c), but any excess expense obligation of the Severed Landlord shall be limited to any cost allocable to the Severed Properties on a pro rata basis based on the Base Rent Allocation Amounts of such Severed Properties and the total Base Rent payable under this Lease and all Severed Leases then existing.

(M)    Other Effects of Lease Severance. Without limiting the foregoing, each Severed Lease shall contain appropriate adjustments (including to the Exhibits and Schedules hereto) to reflect that such Severed Lease only relates to the applicable Severed Properties, including, without limitation, the following:

(1)     Base Rent. The initial Base Rent for each Severed Property shall be the then current Base Rent Allocation Amount thereof and thereafter during the term of such Severed Lease shall annually increase in the same manner in which Base Rent increases under this Lease.

(2)     Tenant’s Proportionate Share. “Tenant’s Proportionate Share” under such Severed Lease shall continue to be calculated in the same manner as Tenant’s Proportionate Share under this Lease.

(3)     Liabilities and Obligations. Such Severed Lease shall provide that the Severed Tenant shall be responsible for the payment, performance and satisfaction of all of Tenant’s duties, obligations and liabilities under this Lease with respect to the applicable Severed Properties from after the applicable Lease Severance Date (regardless of when such duties, obligations and liabilities accrue); provided, however, that to the extent that any such duties, obligations or liabilities are monetary in nature and accrue prior to the applicable Lease Severance Date and were not paid, performed and satisfied in full prior to such Lease Severance Date, the obligation of Tenant hereunder with respect thereto shall survive the termination of this Lease with respect to such Severed Properties on such Lease Severance Date and the Severed Tenant shall have no responsibility for the same.

(4)     Amendments to this Lease. Effective as of the applicable Lease Severance Date, this Lease shall be deemed to be amended as follows: (I) the applicable Severed Properties shall be removed from this Lease and shall no longer be a part of the Demised Premises, and this Lease shall terminate with respect to such Severed Properties; and (II) the Base Rent and applicable Property Charges shall be adjusted, and except as set forth in the foregoing clause (3), Tenant’s obligations hereunder with respect to such Severed Properties shall terminate, in each case in accordance with (and subject to) Section 1.10.

(5)     Other Undertakings. Upon Landlord’s request (and at Landlord’s sole cost and expense), Tenant and/or any Severed Tenant shall execute and deliver new or amended memoranda of lease (or amendments or terminations of existing memoranda of lease) as are reasonably necessary or appropriate to effectuate fully the provisions and intent of this Section 1.9 and/or as any applicable Severed Landlord may reasonably request. In addition, upon Tenant’s request (and at Tenant’s sole cost and expense), Landlord shall deliver (or cause to be delivered) to Tenant an assignment and assumption agreement with respect to any collateral access agreements then in effect with respect to the applicable Severed Property(ies), or (if applicable) a supplemental collateral access agreement in accordance with (and subject to) the terms of Section 9.7, in each case, executed by the applicable Severed Landlord and, if applicable, Landlord.

(6)     Monetary Thresholds and Baskets. For the avoidance of doubt, except as otherwise expressly provided in this Section 1.9(d) (including with respect to the Maximum Substitution Limitation, the Maximum Initial Go Dark Limitation and the No-Consent Sublease Basket) or elsewhere in this Lease, all other monetary thresholds, baskets and other similar limitations relating to the Demised Premises under this Lease shall, from and after the applicable Lease Severance Date, be determined separately with reference, respectively, to (I) as to each such Severed Lease, the applicable Severed Properties thereunder, and (II) as to this Lease, the Demised Premises remaining subject hereto.

(7)     State-Specific Provisions. If applicable, the State Specific Provisions (solely to the extent the same are relevant to the applicable Severed Properties) shall be included in the applicable Severed Lease.

(e)    No Severed Lease shall be cross-defaulted with this Lease or with any other Severed Lease. In addition, if, in connection with any Severed Lease, any Affiliate Sublease (including, without limitation, the Master Affiliate Sublease) exists that will remain in place as of the Lease Severance Date and affect the Severed Properties that are the subject of such Severed Lease and any other Properties remaining subject to this Lease, then Tenant shall (if requested by the applicable Severed Landlord or its lender), at no cost or expense to Landlord or the applicable Severed Landlord, (i) cause such Affiliate Sublease to be severed, amended or replaced with another Affiliate Sublease so that it shall only affect the applicable Severed Properties from and after such Lease Severance Date and (ii) deliver a copy of such severed Affiliate Sublease to Landlord and the applicable Severed Landlord promptly following Landlord’s request therefor. For the avoidance of doubt, the provisions hereof that condition the subordination of this Lease to any Landlord Financing Documents upon the delivery to Tenant of an SNDA shall be included in any such Severed Lease on the express terms and conditions herein set forth. If any Landlord Lender continues to have a lien on any Severed Property that is not released on the applicable Lease Severance Date, then Tenant shall cause Severed Tenant to execute, acknowledge and deliver, at Landlord’s or any applicable Severed Landlord’s expense, a new SNDA with respect to such Severed Lease, which new SNDA shall be on substantially the same terms and conditions as the applicable existing SNDA. In addition, if Landlord obtained a Ground Lease SNDA for the benefit of Tenant with respect to any Severed Property, then, provided no Disabling Event then exists, on or prior to the applicable Lease Severance Date, Landlord or the applicable Severed Landlord shall obtain a replacement Ground Lease SNDA for the benefit of the Severed Tenant, on substantially the same terms as such existing subordination, non-disturbance and attornment agreement; provided, however, that if any such Ground Lessor is not required under the terms of the applicable Ground Lease to provide a Ground Lease SNDA for the benefit of the Severed Tenant, then Landlord shall only be required to request and thereafter use commercially diligent efforts to obtain such a Ground Lease SNDA on such Lease Severance Date and, so long as such request has been made, no failure to obtain such Ground Lease SNDA shall be a condition precedent to the severance of the applicable Severed Property.

(f)    As more fully described in Section 1.2 above, from and after any Lease Severance Date with respect to the applicable Severed Properties: (i) this Lease shall continue to constitute one single, unitary, indivisible lease of the entirety of the Demised Premises (excluding the Severed Properties) and not separate or severable leases governed by similar terms; (ii) the Demised Premises (excluding the Severed Properties) shall continue to constitute one indivisible economic unit, and the Base Rent (excluding the Base Rent allocable to the Severed Properties) and all other economic and other material lease provisions have been extensively negotiated and agreed to, based on the understanding and agreement of the Parties (and each of the Parties has entered into this Lease in reliance thereon, and it is a material inducement to each of them), that the demise of all of the Demised Premises (excluding the Severed Properties) to Tenant herein is a single, unitary, indivisible, composite, and inseparable transaction; (iii) except for any subsequent Severed Lease created pursuant to the express terms of this Section 1.9 and except as otherwise expressly provided in this Lease with respect to any other term or provision hereof for specific purposes (and then only to the extent expressly so provided), all provisions of this Lease shall continue to apply equally and uniformly to the entire Demised Premises (excluding the Severed Properties) as one indivisible unit; and (iv) each of Landlord and Tenant intend that this Lease shall continue to be, and the provisions of this Lease shall at all times continue to be construed, interpreted and applied so as to carry out their mutual objective to create a single, unitary, indivisible lease of the entire Demised Premises (excluding the Severed Properties) and, in particular but without limitation, that, for purposes of 11 U.S.C. Section 365, or any successor or replacement thereof or any analogous state law, or any attempt thereunder to assume, reject or assign this Lease in whole or in part, this Lease is one indivisible and non-severable lease and executory contract dealing with one legal and economic unit and that this Lease must be assumed, rejected or assigned as a whole with respect to the entirety (and only as to the entirety) of the Demised Premises (excluding the Severed Properties).

(g)    At all times during the Term, provided that no Disabling Event then exists, in connection with any sale or contemplated sale of: (i) any Non-S/B Landlord Option Property, such sale shall be subject to the First Offer Right pursuant to the provisions of Schedule 1.9(g)(i); (ii) any S/B Landlord Option Property, such sale shall be subject to the ROFO Right pursuant to the provisions of Schedule 1.9(g)(ii); (iii) any S/B Non-Landlord Option Property, such sale shall be subject to the Modified ROFO Right pursuant to the provisions of Schedule 1.9(g)(iii); and (iv) any Property, Landlord shall extend to Tenant the General Marketing Inclusion Right; provided, however, that the Parties acknowledge and agree that (A) no First Offer Right, ROFO Right or Modified ROFO Right shall apply to a Property that is a Re-Classified Landlord Option Property and (B) subject to the After-Acquired S/B Property Basket and the other applicable terms and conditions of this Lease (including Landlord’s right to make a Modified ROFO Right Designation

Election with respect to any Landlord Option Property), any sale of an After-Acquired S/B Property (including, if applicable, any Potential Taubman S/B Property) that is also an S/B Non-Landlord Option Property shall be subject to the Modified ROFO Right (and not, for the avoidance of doubt, the First Offer Right, the ROFO Right or the General Marketing Inclusion Right, as applicable).

1.10    Effect of Property Termination. If this Lease terminates with respect to all or any portion of the Demised Premises (including, for the avoidance of doubt, the Landlord Retained Portion of any Tenant Option Property) (each, a “Terminated Property”) pursuant to or as a result of (a) Tenant’s exercise of any Tenant Option, (b) Landlord’s exercise of any Landlord Option, or (c) any Major Casualty, Major Condemnation, Renewal Kick Out Option, GL Termination Date with respect to a Ground Leased Property (but not, for the avoidance of doubt, any acquisition by Landlord of the fee simple estate with respect to any Ground Leased Property pursuant to a Ground Lease Purchase Option, which shall be governed by Section 1.4(b)), substitution of a Replaced Property pursuant to Section 1.7, severance of the Lease pursuant to Section 1.9, or purchase of a Property by Tenant (or its Designated Affiliate) pursuant to Schedule 1.9(g) (each of the foregoing, a “Property Termination”), then from and after the Property Termination Date with respect to such Terminated Property:

(i)     on such Property Termination Date, Tenant shall pay to Landlord the full amount of any Rent that remains outstanding with respect to such Terminated Property (and the Parties shall prorate and adjust any Rent to the extent necessary with respect to any amounts that may have been prepaid or underpaid by Tenant, and shall finally adjust any such amounts not known or ascertainable on such Property Termination Date promptly after such amounts have been determined);

(ii)    the Base Rent shall be reduced by the Base Rent Allocation Amount (or, in the case of a Tenant Option Property as to which a Partial TO Termination has occurred, the Pro Rata Portion thereof allocable to the applicable Landlord Retained Portion) for such Terminated Property;

(iii)    Tenant and the Lease Guarantors shall be released from any other obligations under the Lease Documents to which each is a party, including Tenant’s obligation to pay Property Charges (subject, with respect to the Environmental Indemnity Agreement, to the express survival provisions thereof) that, in each case, first arise or accrue from and after such Property Termination Date and solely relate to such Terminated Property; and

(iv)     this Lease shall otherwise remain unmodified and in full force and effect, Tenant hereby acknowledging and agreeing that, except for the adjustments to Tenant’s obligations expressly set forth in the foregoing clauses (ii) and (iii), any such Property Termination shall not affect this Lease or any terms hereof as the same related to (A) the remainder of the Demised Premises or (B) any Surviving Obligations (including with respect to such Terminated Property).

ARTICLE II

DEFINITIONS

2.1    Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article II have the meanings assigned to them in this Article and include the plural as well as the singular; (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (c) all references in this Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease; (d) the word “including” or any variation thereof shall mean “including, without limitation” or the applicable variation thereof; (e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision; and (f) for the calculation of the Guarantor Financial Covenants and any other financial ratios or tests set forth in this Lease, this Lease, regardless of its treatment under GAAP, shall be deemed to be an operating lease and the Rent shall be treated as an operating expense and shall not constitute Indebtedness or interest expense.

“’33 Act”: The Securities Act of 1933, as amended.

“’34 Act”: The Securities Exchange Act of 1934, as amended.

“4 Wall EBITDA”: With respect to any Demised Premises for any period, the “unallocated store contribution profit” from the operations of such Demised Premises (on a Demised Premises-by-Demised Premises or “four wall” basis) for such period, calculated consistent with past practice (and reflected as “4 Wall EBITDA” on the “Store P&L” reports that Tenant’s Predecessor delivered to GLAS USA LLC and/or GLAS Americas LLC pursuant to that certain Superpriority Senior Secured Debtor-in-Possession Credit and Guaranty Agreement, dated as of June 8, 2020).

“4 Wall EBITDAR”: With respect to any Demised Premises for any period, the 4 Wall EBITDA for such Demised Premises for such period, adjusted by excluding the amount of Rent (which may be determined on an accrual basis) included in the calculation of such 4 Wall EBITDA.

“5% Threshold”: As defined in Section 8.1(a).

“10% Threshold”: As defined in Section 8.1(a).

“10% Threshold Election”: As defined in Section 8.1(a).

“15% Base Rent Threshold”: As defined in Section 13.1(g).

“20% Reduction Amount”: As defined in Section 1.9(d)(C).

“AAA”: As defined in Section 27.1(a).

“ABL Facility”: The asset-based lending facility evidenced by that certain Credit Agreement, dated as of the date hereof, by and among Tenant’s Parent (and/or certain of its Subsidiaries), collectively, as borrower, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent and collateral agent, as the same may be amended, restated, supplemented or modified in accordance with its terms, or as the same may be refinanced, from time to time.

“Accelerated Landlord Option Election”: As defined in Section 7.4(g).

“Accelerated Landlord Option Notice”: As defined in Section 7.4(g).

“Accelerated Landlord Option Property”: As defined in Section 7.4(g).

“Acceptable Accounting Firm”: As defined in the definition of “Annual Financial Statements”.

“Acceptable Credit Facility”: Each of (a) the ABL Facility and (b) such other credit facilities as may be obtained from time to time by any Tenant Party as a borrower, debtor or other obligor from third party lenders on arms’ length terms and pursuant to market standard loan agreements, indentures and/or credit documents.

“Acceptable Credit Facility Lender”: The lender(s), administrative agent(s) and/or collateral agent(s), as applicable, under an Acceptable Credit Facility.

“Acceptable Title Condition”: As defined in Schedule 1.9(g)(vi).

“ACH”: As defined in Section 3.4.

“ADA”: The Federal Americans with Disabilities Act (as amended) and other similar Legal Requirements relating to persons with disabilities.

“Additional Deposit”: As defined in Schedule 1.9(g)(i)(2).

“Additional Go Dark Properties”: As defined in Section 7.4(d).

“Additional Rent”: As defined in Section 3.2.

“Affiliate”: With respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. The term “Affiliated” shall have the correlative meaning.

“Affiliate Subleases”: As defined in Section 9.2(a).

“After-Acquired S/B Properties”: As defined in the definition of “S/B Properties”.

“After-Acquired S/B Property Basket”: As defined in the definition of “S/B Properties”.

“After-Divested S/B Properties”: As defined in the definition of “S/B Properties”.

“Agreed PSA Procedure”: As defined in Schedule 1.9(g)(i)(2).

“All-Risk Insurance”: As defined in Section 11.1(a).

“Alterations”: As defined in Section 8.1(a).

“Alterations Payables”: As defined in Section 1.9(d)(G).

“Alterations Fair Market Rent”: As defined in Section 1.3(c).

“Alterations Threshold”: As defined in Section 8.1(a).

“Amortization Period”: As defined in Section 8.3(b).

“Annual Capex Plan”: As defined in Section 8.3(a).

“Annual Financial Statements”: For any Fiscal Year, consolidated statements of Tenant’s Parent and its Subsidiaries’ income, stockholders’ equity and cash flows for such Fiscal Year and the related consolidated balance sheet as of the end of such Fiscal Year, together with all notes thereto (if applicable), and together with statements of Consolidated Adjusted EBITDA, in each case in reasonable detail and setting forth in comparative form the corresponding figures for the preceding Fiscal Year, prepared in accordance with GAAP (other than the aforementioned statements of Consolidated Adjusted EBITDA) and audited by one of the “big four” accounting firms or another nationally recognized accounting firm selected by Tenant’s Parent and reasonably acceptable to Landlord (an “Acceptable Accounting Firm”). All Annual Financial Statements shall be accompanied by a narrative report describing the operations of Tenant’s Parent and its Subsidiaries in the form prepared for presentation to the senior management of Tenant’s Parent for the applicable Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Year.

“Applicable Acceleration Amount”: As defined in Section 13.3(c)(ii).

“Applicable Subleases”: As defined in Section 9.2(c).

“Applicable Terms”: As defined in Section 7.3(h).

“Apportioned LO Capex Costs”: As defined in Section 8.3(e).

“Approved NDA Form”: As defined in Section 20.21(e).

“Approved Restoration Contract”: As defined in Section 12.5(a)(i).

“Approved SNDA Form”: As defined in Section 14.1.

“Arbitration Rules”: As defined in Section 27.1(a).

“Arbitrator List”: As defined in Section 1.9(c).

“Asset Purchase Agreement”: That certain Asset Purchase Agreement, dated as of October 28, 2020, by and among Tenant’s Predecessor, Copper Retail JV LLC, Copper BidCo LLC and the other parties thereto.

“Asset Purchaser”: As defined in the definition of “Asset Sale”.

“Asset Sale”: With respect to any Person, the direct or indirect sale, assignment, conveyance, transfer or other disposition of all or substantially all of the business or assets (including real property assets) of such Person, whether held directly or through one or more Subsidiaries of such Person, to any other Person (an “Asset Purchaser”) in one transaction or in a series of related transactions.

“Award”: All compensation, sums or anything of value awarded, paid or received or payable in connection with any Condemnation.

“Bankruptcy Code”: As defined in Section 3.5.

“Bankruptcy Laws”: As defined in Section 13.1(d)(iii).

“Base Month” As defined in the definition of “CPI Increase”.

“Base Rent”:

(a)    During the Initial Term, an annual amount equal to One Hundred Twenty-One Million Two Hundred Twenty-Seven Thousand Three Hundred Eighty-Two Dollars ($121,227,382), as the same may be adjusted from time to time in accordance with the express terms and provisions of this Lease;

(b)    Commencing on the third (3rd) anniversary of the Commencement Date, and thereafter on each subsequent anniversary of the Commencement Date during the Term (each, a “Base Rent Adjustment Date”), the Base Rent shall be adjusted in accordance with this clause (b) as follows: the annual Base Rent payable immediately prior to such Base Rent Adjustment Date shall be increased by an amount equal to the product of such Base Rent multiplied by the CPI Increase; provided, however, that in no event shall any such annual adjustment (i) result in a percentage increase in the then-applicable Base Rent that is greater than two percent (2%); or (ii) result in a decrease in the then-applicable Base Rent; provided, further, that “Base Rent” shall exclude (x) solely for purposes of this sentence, any Excess Amount for the first four (4) years after such Excess Amount becomes payable by Tenant pursuant to Section 1.4 (it being agreed that after such initial four (4) year period, such Excess Amount shall be included in “Base Rent” for purposes of this sentence), and (y) the Base Rent Allocation Amounts (or, following a Partial Property Termination Date with respect to any Tenant Option Properties, the Pro Rata Portions thereof allocable to the applicable Landlord Retained Portions) of any Terminated Properties. Landlord shall deliver Notice to Tenant of the new annual Base Rent on or before the tenth (10th) Business Day preceding each Base Rent Adjustment Date, but in the event of any failure of Landlord to do so, (A) such failure shall not be (or be deemed to be) a waiver by Landlord of Landlord’s right to collect such sums, provided that Tenant shall not be obligated to pay any increased Base Rent pursuant to this clause (b) until the date that is ten (10) Business Days from the date on which Landlord delivers such Notice and (B) upon such tenth (10th) Business Day following Landlord’s Notice, Tenant shall pay to Landlord the full amount of such increased Base Rent due hereunder for the period from the Base Rent Adjustment Date through the date of Landlord’s delivery of such Notice, which amount shall be set forth in Landlord’s Notice and take into account any Base Rent previously paid by Tenant for such period; and

(c)    During each Lease Year in any Renewal Term, an annual amount equal to the greater of (i) the Base Rent for the immediately preceding Lease Year (without taking into account any Excess Amount that is payable by Tenant pursuant to Section 1.4 and as the same may have been adjusted by subtracting the Base Rent Allocation Amounts (or, in the case of any Tenant Option Properties as to which a Partial TO Termination has occurred, the Pro Rata Portions thereof allocable to the applicable Landlord Retained Portions) of any Terminated Properties) and (ii) the Fair Market Rent for such Renewal Term, as determined in accordance with the provisions of Section 1.3(c), as the same may be adjusted from time to time in accordance with the express terms and provisions of this Lease.

“Base Rent Adjustment Date”: As defined in the definition of “Base Rent”.

“Base Rent Allocation Amount”: With respect to any Demised Premises or Property, the allocable amount of Base Rent applicable to such Demised Premises or Property as set forth on Exhibit B, as the same may be adjusted pursuant to the terms of this Lease (including as set forth in clauses (b) and (c) of the definition of “Base Rent”).

“Baybrook Property”: That certain real property commonly referred to as Store No. 2844, located at Baybrook Mall, 100 Baybrook Mall, Friendswood, Texas, demised to Tenant’s Predecessor (or one of its Affiliates) pursuant to the Ground Lease more particularly described on Schedule 1.4(a) attached hereto and made a part hereof.

“Baybrook/Coral Ridge Closing”: As defined in Section 7.3(d).

“Baybrook/Coral Ridge Counterparty”: As defined in Section 7.3(d).

“Baybrook/Coral Ridge Go Dark Event”: As defined in Section 7.3(d).

“Baybrook/Coral Ridge Lockout Period”: As defined in Section 7.3(d).

“Baybrook/Coral Ridge Property”: As defined in Section 7.3(d).

“Baybrook/Coral Ridge Property Document”: As defined in Section 7.3(d).

“Best Insurer Rating”: As defined in Section 11.4(c).

“BI Policy”: As defined in Section 11.1(c).

“BI Policy Quote” or “BI Policy Quotes”: As defined in Section 11.1(c).

“BI Premium Cap”: As defined in Section 11.1(c).

“BI Share”: As defined in Section 11.1(c).

“Binding PSA”: As defined in Schedule 1.9(g)(i)(2).

“BOMA Measurement Standard”: With respect to any Demised Premises as of any date of determination, the then current Standard Methods of Measurement from the Building Owners and Managers Association International, as the same is applicable to the particular use of such Demised Premises as of such date of determination.

“Bond”: As defined in Section 20.17.

“BOV”: As defined in Section 1.7(c)(iii)(1).

“Broker”: As defined in Section 21.1.

“Brookfield”: Brookfield Asset Management Inc., together with its successors.

“Business Day”: Each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of New York, New York, are authorized, or obligated, by law or executive order, to close.

“CAM Expenses”: As defined in Section 3.2(a)(iv)(A).

“Capital Expenditures”: With respect to any Demised Premises or Property, improvements and replacements that are properly capitalized in accordance with GAAP.

“Cash”: Cash and cash equivalents and all instruments evidencing the same or any right thereto and all proceeds thereof.

“Casualty”: Any loss of or damage to or destruction of all or any portion of the Demised Premises.

“Casualty Termination Amount”: As defined in Section 12.2(c).

“Casualty Termination Date”: As defined in Section 12.2.

“Change of Control”: The occurrence of any transaction or series of related transactions the result of which is that any Person or “group” (within the meaning of Section 13(d) or Section 14(d) of the ’34 Act), directly or indirectly, acquires Control of any Tenant Party.

“Claims”: As defined in Section 15.1(a).

“Code”: The Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.

“Commencement Date”: As defined in Section 1.3(a).

“Common Areas”: The sidewalks, walkways, alleyways, connecting tunnels, passageways and entranceways to third-party properties, utility pipes, conduits and lines, service drives, parking aisles, driveways, doorways, parking lots, parking areas and other external shared or common areas that exist from time to time on or adjacent to any Properties or Demised Premises, including such areas as any owner of any applicable Shopping Center may make available or designate (whether pursuant to an REA or otherwise) as areas for use by Landlord or Tenant in common with any other occupants and/or owners of space in such Shopping Center; provided, however, that from and after the Partial Property Termination Date with respect to any Tenant

Option Property, “Common Areas” shall also include such stairwells, elevators, escalators, store rooms, restrooms and other similar facilities as are located wholly within or exclusively serving such Tenant Option Property but which the Parties mutually designate in the applicable Final TO Plans as “Common Areas”, subject to all applicable Property Requirements. Notwithstanding the foregoing, other than to the extent expressly set forth in the immediately preceding sentence with respect to any Tenant Option Property from and after the applicable Partial Property Termination Date (if any), (a) all areas and facilities which would otherwise constitute “Common Areas”, but which are located wholly within and/or exclusively serve any Property shall be deemed to be a part of such Demised Premises, subject to all terms and conditions of this Lease, and (b) all areas and facilities which would otherwise constitute “Common Areas”, but which are located wholly within and/or exclusively serve any Landlord Retained Portion of a Tenant Option Property shall be deemed to be a part of such Landlord Retained Portion, subject to all terms and conditions of this Lease.

“Condemnation”: (a) Any taking of all or a portion of any Demised Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any applicable Legal Requirements, (ii) by reason of any agreement with any condemning authority in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means; (b) any de facto condemnation; or (c) any Temporary Condemnation. A Condemnation shall be considered to have taken place as of the date actual physical possession is taken by the condemning authority, regardless of the date on which the right to compensation and damages accrues under applicable Legal Requirements.

“Condemnation Termination Date”: As defined in Section 12.4(b).

“Consent Dispute”: As defined in Section 27.1.

“Consolidated Adjusted EBITDA”: As defined in the OpCo Credit Agreement (which defined term shall, in the event the OpCo Credit Agreement is no longer in effect, nonetheless continue to apply).

“Construction Professionals”: As defined in Section 12.1(a)(ii).

“Construction Standards”: Those certain terms, conditions and requirements set forth on Schedule 8.1(b) attached hereto.

“Contested Violation”: As defined in Section 4.2.

“Continuing Guarantors”: As defined in Section 9.3(a).

“Control”: With respect to any Person, (a) the ownership of more than fifty percent (50%) of the Equity Interests of such Person or (b) the power (whether or not exercised) to elect a majority of the directors of such Person or to exercise voting control of such Person or to otherwise direct or cause the direction of the management and policies of such Person through the ownership of Equity Interests, whether by contract or otherwise. Notwithstanding the foregoing, Control shall not be deemed to be absent with respect to any Person solely because another Person shall have the right to approve, consent to or veto one or more “major decisions”. The terms “Controlled by”, “Controlling” and “under common Control with” shall have their respective correlative meanings.

“Control Transferee”: With respect to a Change of Control as to any Person, the Person acquiring Control of such Person in connection therewith.

“Coral Ridge Property”: That certain real property commonly referred to as Store No. 2758, located at Coral Ridge Mall, 1471 Coral Ridge Avenue, Coralville, Iowa.

“Corporate Transaction”: Any Asset Sale, Change of Control, Division or Merger.

“Costs and Expenses”: With respect to either Party’s right to be reimbursed for its cost and expenses under this Lease, the reasonable, documented and out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees) reasonably incurred by such Party in connection with the applicable matter.

“Counteroffer Acceptance Notice”: As defined in Schedule 1.9(g)(iii)(1).

“Counterparty”: As defined in Section 7.3(a).

“Counterparty FMV”: As defined in Section 7.3(d).

“Counterparty Protection Notice”: As defined in Section 7.3(a).

“Counterparty Purchase Price”: As defined in Section 7.3(d).

“Covenant Compliance Certification”: As defined in Section 20.21(b).

“CPI”: Consumer Price Index for All Urban Consumers, United States City Average, All Items, Not Seasonally Adjusted, 1982-84=100, or any successor to such index, appropriately adjusted, or if no such index or successor index shall be published, such similar index, appropriately adjusted, as shall reasonably be designated by Landlord and reasonably acceptable to Tenant.

“CPI Increase”: As of any Base Rent Adjustment Date, the percentage increase (rounded to two decimal places), if any, in (a) the CPI published for the month (the “Base Month”) ending three months prior to the calendar month in which the Base Rent Adjustment Date occurs over (b) the CPI published for the calendar month that is 12 months prior to the Base Month.

“Current Title Policy”: As defined in Section 1.5(b)(i).

“DC Landlord”: Individually and collectively, J. C. Penney Corporation, Inc., a Delaware corporation, and J. C. Penney Properties, LLC, a Delaware limited liability company, together with their respective successors and/or assigns.

“DC Master Lease”: That certain Distribution Center Master Lease, dated as of the Commencement Date, by and between DC Landlord, as landlord, and Penney Tenant II LLC, as tenant, as the same may be amended, supplemented or otherwise modified from time to time.

“DC Properties”: The six (6) distribution center properties owned by DC Landlord, as applicable, and leased to Penney Tenant II LLC pursuant to the DC Master Lease.

“Deemed Approval Procedure”: With respect to any applicable matter with respect to which any Party (the “Requesting Party”) requires the consent or approval of the other Party (the “Responding Party”), that the Responding Party’s consent or approval (as applicable) shall be deemed given if:

(a)     the Requesting Party’s request for such consent or approval shall be in an envelope marked “PRIORITY” and shall contain the following bold-faced, conspicuous (i.e., in a font size that is not less than fourteen (14) point) legend at the top of the first page thereof: “FIRST NOTICE: THIS IS A REQUEST FOR APPROVAL OR CONSENT PURSUANT TO SECTION          OF THAT CERTAIN RETAIL MASTER LEASE AMONG J. C. PENNEY CORPORATION, INC., J. C. PENNEY PROPERTIES, LLC, JCPENNEY PUERTO RICO, INC. AND PENNEY TENANT I LLC. IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G., APPROVAL, DENIAL OR REASONABLE AND GOOD FAITH REQUEST FOR CLARIFICATION OR MORE INFORMATION TO THE EXTENT THAT SUCH CLARIFICATION OR ADDITIONAL INFORMATION IS REASONABLY NECESSARY TO EVALUATE THIS REQUEST) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIFTEEN (15) DAYS, YOUR FAILURE MAY RESULT IN THE REQUEST BEING DEEMED APPROVED OR GRANTED”, and shall be accompanied by any additional documentation as may be required pursuant to the express terms of this Lease; and

(b)     the Responding Party fails to substantively respond to such request in writing within such initial fifteen (15) day period, and a second notice requesting approval is delivered by the Requesting Party to the Responding Party in an envelope marked “PRIORITY” and containing the following bold-faced, conspicuous (i.e., in a font size that is not less than fourteen (14) point) legend at the top of the first page thereof: “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR APPROVAL OR CONSENT PURSUANT TO SECTION          OF THAT CERTAIN RETAIL MASTER LEASE AMONG J. C. PENNEY CORPORATION, INC., J. C. PENNEY PROPERTIES, LLC, JCPENNEY PUERTO RICO, INC. AND PENNEY TENANT I LLC. IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G., APPROVAL, DENIAL OR REASONABLE AND GOOD FAITH REQUEST FOR CLARIFICATION OR MORE INFORMATION TO THE EXTENT THAT SUCH CLARIFICATION OR ADDITIONAL INFORMATION IS REASONABLY NECESSARY TO EVALUATE THIS REQUEST) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS, YOUR APPROVAL OR CONSENT SHALL BE DEEMED GIVEN” and the Responding Party again fails to provide a substantive response to such request in writing within such additional five (5) Business Day period.

“Default Rate”: On any date, an annual rate equal to five (5) percentage points (5%) above the Prime Rate, but in no event greater than the maximum rate then permitted under applicable Legal Requirements.

“Default Substitution Election”: As defined in Section 13.1(o).

“Defaulted Property”: As defined in Section 13.1(o).

“Deficiency Amount”: As defined in Section 12.5(a)(iii).

“Demised Premises”: As defined in Section 1.1.

“Designated Affiliate”: Any Affiliate of Tenant, of Brookfield or of Simon.

“Developer”: As defined in Section 7.3(a).

“Development Actions”: With respect to any Shopping Center (a) alterations, expansions or additions to the buildings comprising such Shopping Center (other than the applicable Demised Premises); (b) modifications to the Common Areas relating to such Shopping Center (other than any Common Areas that are from time to time exclusively allocated to the applicable Property); (c) modifications to “ring roads” and other points of access to such Shopping Center; (d) the installation, removal or modification of, and other decisions related to, any signage; (e) decisions related to the branding of such Shopping Center; (f) expansions of or changes to the uses permitted within such Shopping Center; and/or (g) decisions relating to the location of kiosks and retail merchandising units, or to the other use of Common Areas (other than any Common Areas that are from time to time exclusively allocated to the applicable Property), in such Shopping Center.

“Development Parameters”: As defined in Section 8.1(c).

“Development Parcels”: As defined in Section 8.1(c).

“Disabling Event”: Either (a) the existence of a Major Event of Default or (b) in connection with the exercise of any right or privilege of Tenant under this Lease, or the obligation of Landlord to perform any obligation for, or extend any right or benefit to, Tenant under this Lease that, in each case, is specific to a particular Property, the existence of an Event of Default with respect to such Property.

“Disbursement Request”: As defined in Section 12.1(a).

“Discretionary Terms”: As defined in Section 1.4(b).

“Dispute”: As defined in Section 27.1

“Division”: With respect to any Person that is a limited liability company organized under the laws of the State of Delaware, the division of such Person into two (2) or more Persons, with the dividing Person either continuing or terminating its existence as part of such division, including as contemplated under (a) Section 18-217 of the Delaware Limited Liability Company Act, (b) Section 17-220 of the Delaware Revised Uniform Limited Partnership Act or (c) any analogous action taken pursuant to any other applicable law.

“Division Principles”: As defined in Section 1.6(b)(ii).

“dollars” and “$”: The lawful money of the United States.

“EBITDAR to Rent Ratio”: With respect to any Demised Premises for any period, the ratio of (a) the 4 Wall EBITDAR of such Demised Premises for such period (taking into account any revenue and/or reimbursements of expenses received by Tenant pursuant to any Third Party Subleases with respect to such Demised Premises during such period) to (b) the Rent (which may be determined on an accrual basis and shall include the Base Rent Allocation Amount and any rent payable under a Ground Lease) attributable to such Demised Premises for such period.

“Emergency Capex”: As defined in Section 8.3(d).

“Emergency Capex Notice”: As defined in Section 8.3(d).

“Encumbrance”: Any lien, encumbrance, claim, charge, mortgage, deed of trust, deed to secure debt, option, pledge, security interest or similar interest, title exception, hypothecation, easement, right of way, encroachment, judgment, covenant, conditional sale or other title retention agreement and other similar imposition, imperfection or defect of title or restriction on transfer or use.

“Environmental Event”: As defined in the Environmental Indemnity Agreement.

“Environmental Indemnity Agreement”: (a) The Initial Environmental Indemnity Agreement and (b) any Replacement Environmental Indemnity Agreement, as the same may be amended, supplemented or otherwise modified from time to time with Landlord’s prior written consent or otherwise in accordance with the terms of this Lease.

“Environmental Laws”: Any and all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, binding guidance or policies, orders, decisions, determinations, decrees or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to pollution, the environment, natural resources, public health and safety and industrial hygiene (in each case, as the same relate to Hazardous Substances), including the management, use, generation, manufacture, labeling, registration, production, storage, release, discharge, spilling, leaking, emitting, injecting, escaping, abandoning, dumping, disposal, handling, treatment, removal, decontamination, cleanup, transportation or regulation of or exposure to any Hazardous Substance, including the Industrial Site Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act (as it relates to Hazardous Substances).

“EOD Termination”: As defined in Section 13.2(a).

“EOD Termination Date”: As defined in Section 13.2(a).

“Equity Interests”: With respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interests or participations that confer on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

“Estimated Cost”: As defined in Schedule 8.1(a)(d).

“Estoppel Certificate”: A certificate of Tenant or Landlord, as the case may be, in the form attached hereto as Exhibit E, signed by an officer, managing member, managing or general partner or another representative of such party who is authorized to so sign the same.

“Event of Default”: As defined in Section 13.1.

“Excepted Liens”: As defined in Section 1.5(b)(i).

“Excess Amount”: As defined in Section 1.4(b).

“Excess Deductible Amount”: As defined in Section 11.2.

“Excess Non-Structural Alterations”: As defined in Section 8.1(a).

“Excluded Cessation”: As defined in Section 7.4(c).

“Excluded Taxes”: As defined in the definition of “Impositions”.

“Existing Envelope Alterations”: As defined in Section 1.3(c).

“Expiration Date”: As defined in Section 1.3(a).

“Extended Landlord Option Exercise ROFO Period”: As defined in Schedule 1.9(g)(ii)(2).

“Fair Market Rent”: As defined in Section 1.3(c).

“Fair Market Rent Acceptance Notice”: As defined in Section 1.3(c).

“Fair Market Rent Dispute”: As defined in Section 1.3(c).

“Fair Market Rent Dispute Notice”: As defined in Section 1.3(c).

“Final TO Plans”: As defined in Section 1.6(b)(iv).

“Financial Covenant Cure Period”: As defined in Section 13.1(h).

“Financial Officer”: The chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of Tenant or Tenant’s Parent.

“Financial Statements”: Individually and/or collectively, as the context may require, (a) all Annual Financial Statements and (b) all Quarterly Financial Statements.

“First Limited Go Dark Period”: As defined in Section 7.4(c).

“First Offer Right”: As defined in Schedule 1.9(g)(i).

“First Offer Right Resolution Period” As defined in Schedule 1.9(g)(i)(2).

“First Substitution Period”: As defined in Section 1.7(a).

“Fiscal Year”: The fiscal year of Tenant’s Parent for reporting purposes.

“Fixtures”: As defined in Section 1.1(c).

“FMV Differential”: As defined in Section 7.3(d).

“Foreclosure”: Any judicial or non-judicial foreclosure, any exercise of a power of sale or any other enforcement by a Landlord Lender of any Landlord Financing Documents that results in the direct or indirect transfer of title to, or the equity interests in, a Property to a Landlord Lender, its designee or a third party following an event of default under such Landlord Financing Documents.

“Future Tax”: As defined in the definition of “Impositions”.

“GAAP”: United States generally accepted accounting principles, as in effect from time to time. The term “non-GAAP” shall have the correlative meaning.

“General Contractor”: As defined in Section 1.6(b)(v).

“General Marketing Inclusion Right”: As defined in Schedule 1.9(g)(i)(1).

“General Tax Indemnity”: As defined in Section 4.3.

“GL Termination Date”: As defined in Section 1.4(a).

“Go Dark”: With respect to any Demised Premises, to cease operations at or to abandon such Demised Premises other than, in each case, Excluded Cessations. The terms “Going Dark”, “Goes Dark” and “Gone Dark” shall have the correlative meanings.

“Go Dark Event”: As defined in Section 7.4(b).

“Go Dark-No Substitution Properties”: As defined in the Recitals.

“Go Dark Property”: As defined in Section 7.4(b).

“Go Dark/Substitution Properties”: As defined in Section 1.7(b).

“Go Dark Trigger Cure”: As defined in Section 7.4(h).

“Go Dark Trigger Event”: As defined in Section 7.4(f).

“Go Dark Trigger Property”: As defined in Section 7.4(f).

“Go Dark Trigger Sale”: The sale of any Go Dark Trigger Property to a Counterparty pursuant to any Purchase Option activated or triggered by a Go Dark Trigger Event with respect to such Property.

“Governmental Authority”: Any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative, governmental or quasi-governmental authority.

“Gross Leasable Square Footage”: With respect to any Property as of any date of determination, the gross rentable square footage in the buildings and improvements comprising such Property, determined: (a) in accordance with the prevailing industry standard measurement method for properties substantially similar to the Property customarily used in the applicable jurisdiction in which such Property is located; or (b) if there is no such prevailing industry standard measurement method as of such date, in accordance with the BOMA Measurement Standard. In the event of any Dispute with respect to the calculation of Gross Leasable Square Footage or the appropriate measuring method with respect thereto, such Dispute shall be determined by expedited arbitration pursuant to Section 27.1 upon application by any Party. The terms “Gross Leasable Square Foot” and “Gross Leasable Square Feet” shall have correlative meanings. In any case where, pursuant to the provisions of this Lease, the Gross Leasable Square Footage of any portion of a Demised Premises or any portion of a Property is to be determined after the date hereof, such Gross Leasable Square Footage shall be calculated and determined in accordance with this definition (and either Party may, with the other Party’s consent, not to be unreasonably withheld, conditioned or delayed, cause the measurement of the applicable Demised Premises or Property in order to determine such Gross Leasable Square Footage).

“Ground Lease”: As defined in Section 1.4(a).

“Ground Lease Expiration Date”: As defined in Section 1.4(a).

“Ground Lease Option”: As defined in Section 1.4(b).

“Ground Lease Purchase Option”: As defined in Section 1.4(b).

“Ground Lease Renewal”: As defined in Section 1.4(c).

“Ground Lease Renewal Option”: As defined in Section 1.4(b).

“Ground Lease SNDA”: As defined in Section 7.3(a).

“Ground Leased Property”: As defined in Section 1.4(a).

“Ground Lessor”: As defined in Section 7.3(a).

“Guarantor Financial Covenants”: Collectively, the requirement that the Lease Guarantors maintain, on an aggregate basis: (a) at all times during the Term from and after April 30, 2022, a Tangible Net Worth of not less than the Minimum TNW (which Tangible Net Worth shall be measured as of the end of each fiscal quarter commencing with the fiscal quarter ending on April 30, 2022); and (b) at all times during the Term, Liquid Assets of not less than the Minimum Liquidity Amount.

“Hazardous Substances”: Each and every element, compound, chemical mixture, emission, contaminant, pollutant, material, waste or other substance (including radioactive substances, whether solid, liquid or gaseous) which is defined, determined or identified as hazardous or toxic under any Environmental Law or for which liability or standards of care or a requirement for investigation or remediation are imposed under, or that are otherwise subject to, any Environmental Law, including, without limitation, asbestos, asbestos containing materials, urethane, polychlorinated biphenyls, any petroleum product, petroleum derived products and/or its constituents or derivatives, and any caustic, flammable or explosive materials. Without limiting the generality of the foregoing, the term shall mean and include:

(a)    “hazardous substances” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, or Title III of the Superfund Amendment and Reauthorization Act, each as amended, and regulations promulgated thereunder; excluding, however, common maintenance and cleaning products of a type and in a quantity regularly found at properties with a standard of operation and maintenance comparable to the applicable Property;

(b)    “hazardous waste” and “regulated substances” as defined in the Resource Conservation and Recovery Act of 1976, as amended, and regulations promulgated thereunder;

(c)    “hazardous materials” as defined in the Hazardous Materials Transportation Act, as amended, and regulations promulgated thereunder;

(d)    “chemical substance or mixture” as defined in the Toxic Substances Control Act, as amended, and regulations promulgated thereunder; and

(e)    “hazardous materials” as defined under all applicable environmental protection statutes of each state and municipality in which the Demised Premises are located.

“Highest and Best Use”: As defined in Schedule 7.3(d).

“Impositions”: All taxes and assessments, including capital stock, franchise, margin and other state taxes, ad valorem, sales, use, single business, gross receipts, transaction privilege, rent or similar taxes, including tax increases and re-assessments; assessments and supplemental assessments and public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not such improvements or benefits are completed or realized during the Term; water, sewer and other utility levies and charges; excise tax levies; fees including license, permit, inspection, authorization and similar fees; and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Demised Premises or the Properties and all interest and penalties thereon attributable to any failure in payment by Tenant which at any time prior to, during or in respect of (and, in each case, to the extent attributable to a period falling within) the Term hereof may be assessed or imposed on or in respect of or be a lien upon (a) Tenant, Landlord or either Party’s respective interest in the Demised Premises or the Properties, (b) the Demised Premises or any part thereof or any estate, right, title or interest therein, (c) any Rent, (d) any occupancy, leasing, operation, use or possession of, or sales from or activities conducted at, the Demised Premises or the Properties or any part thereof, or (e) any Tenant’s Property; provided, however, that nothing contained in this Lease shall be construed to require Tenant to pay (i) any franchise, corporate, estate, inheritance, succession, capital levy or capital stock tax of Landlord, (ii) any income, profit, excess profit, receipts or revenue tax upon the income or receipts of Landlord, (iii) any tax imposed solely because of the nature of the business entity of Landlord, (iv) any transfer, recordation or similar tax incident to a transfer (directly or indirectly) of (A) any Ground Lessor’s fee interest in any Property and a concurrent transfer of such Ground Lessor’s interest as landlord under the Ground Lease with respect to such Property, (B) Landlord’s interest in any Property and a concurrent transfer of Landlord’s interest as landlord under this Lease, or (C) in connection with a Go Dark Trigger Sale, in each case, except to the extent expressly provided herein to the contrary with respect to any such conveyance or transfer of all or any portion of a Property to Tenant in connection with the ROFO Right, Modified ROFO Right or First Offer Right, or (v) any mortgage recording tax imposed on or in connection with the recordation of any Landlord Financing Documents (collectively, “Excluded Taxes”); provided, further, that Impositions shall include any tax, assessment, levy or charge set forth in the foregoing clause (i) or (ii) that is levied, assessed or imposed in lieu of, or as a substitute for, any other tax, assessment or charge which, if it were in effect would constitute an “Imposition” which is Tenant’s responsibility under this definition (e.g., any real property tax that is recharacterized as a franchise tax or is a franchise tax or gross receipts tax that is the economic equivalent of a real property tax on all or a portion of Landlord’s gross receipts (as opposed to Landlord’s net income), so long as the foregoing franchise and/or gross receipts taxes are (1) assessed against owners of real property in their capacity as such (as opposed to any such taxes which are of general applicability) and (2) computed as if Landlord owned no real property other than the applicable Properties and no gross receipts other than those deriving from the applicable Properties). In the event that any ad valorem or future real property tax (a “Future Tax”) is implemented or characterized by applicable Legal Requirements as an income tax upon Landlord and Tenant is thereby prohibited by any Legal Requirement from paying such Future Tax, Landlord and Tenant hereby agreeing that the Base Rent shall be increased by the amount necessary to provide Landlord the same net yield as Landlord would have received but for such implementation or characterization (as applicable) of such Future Tax, assuming for purposes of calculating the amount of such increase that the Base Rent or the Base Rent Allocation Amounts of the applicable Properties to which such Future Tax relates (as the case may be) were the only income of Landlord subject to such Future Tax.

“Included Foreign Subsidiary”: As defined in the definition of “Lease Guarantor”.

“Indebtedness”: With respect to any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person is liable, (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss and (g) any other similar amounts.

“Indemnified Party”: A Landlord Indemnified Party or Tenant Indemnified Party, as applicable.

“Indemnifying Party”: As defined in Section 15.1(c).

“Independent Director”: As defined on Schedule 1.2.

“Initial Cure Period”: As defined in Section 13.1(n).

“Initial Environmental Indemnity Agreement”: That certain Environmental Indemnity Agreement, dated as of the Commencement Date, by Initial Lease Guarantors and Tenant in favor of Landlord, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Initial First Offer Right Period” As defined on Schedule 1.9(g)(i)(1).

“Initial Lease Guarantors”: Those certain Persons set forth on Schedule 1.1.

“Initial Lease Guaranty”: That certain Guaranty, dated as of the Commencement Date, by Initial Lease Guarantors in favor of Landlord, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Initial Modified ROFO Acceptance Notice”: As defined in Schedule 1.9(g)(iii).

“Initial Pledge Agreement”: That certain Pledge and Security Agreement, dated as of the Commencement Date, by Penney Tenant Holdings LLC, a Delaware limited liability company (“Initial Pledgor”) in favor of Landlord, as the same may be amended, supplemented or replaced from time to time with Landlord’s prior written consent or otherwise in accordance with the terms of this Lease.

“Initial Pledgor”: As defined in the definition of “Initial Pledge Agreement”.

“Initial Required Deposit”: As defined in Schedule 1.9(g)(i)(2).

“Initial ROFO Acceptance Deadline”: As defined in Schedule 1.9(g)(ii).

“Initial Term”: As defined in Section 1.3(a).

“Insolvency Event”: As defined in Section 13.1(d)(iii).

“Installment Expense” or “Installment Expenses”: As defined in Section 4.4(a).

“Insurance Costs”: As defined in Section 11.4(b).

“Insurance Requirements”: The terms and conditions of all insurance policies required to be maintained by Tenant by this Lease, and all requirements of the issuer of any such policy and of any applicable insurance board, association, organization or company in connection with the issuance or maintenance of any such policy.

“Intended Lease Treatment”: As defined in Section 20.23.

“JAMS”: As defined in Section 1.9(c).

“Land”: As defined in Section 1.1(a).

“Landlord”: As defined in the Preamble.

“Landlord Counteroffer”: As defined in Schedule 1.9(g)(iii)(1).

“Landlord Default Substitution Cancellation Right”: As defined in Section 13.1(o).

“Landlord Financing”: Any financing provided to Landlord or its Affiliates pursuant to Landlord Financing Documents.

“Landlord Financing Documents”: As defined in Section 14.1.

“Landlord Indemnified Matters”: As defined in Section 15.1(b).

“Landlord Indemnified Parties”: Landlord and each of its successors, assigns and Affiliates, and their respective direct or indirect members, managers, partners, shareholders, officers, directors, agents and representatives.

“Landlord Lender”: As defined in Section 14.1.

“Landlord Mortgage”: As defined in Section 14.1.

“Landlord Mortgagee”: As defined in Section 14.1.

“Landlord Option”: As defined in Section 1.5(a).

“Landlord Option Exercise Date”: As defined in Section 1.5(a).

“Landlord Option Exercise Sale”: As defined in Schedule 1.9(g)(ii).

“Landlord Option Notice”: As defined in Section 1.5(a).

“Landlord Option Property”: As defined in the Recitals.

“Landlord Retained Portion”: As defined in Section 1.6(a).

“Landlord Tax Returns”: As defined in Section 4.1(b).

“Landlord TO Failure”: As defined in Section 7.3(h).

“Landlord’s Insurance Costs”: As defined in Section 11.2.

“Landlord’s Pre-Existing Environmental Obligations”: As defined in the Environmental Indemnity Agreement.

“Landlord’s Share”: As defined in Section 8.3(e).

“Landlord-Tenant FMV”: As defined in Schedule 7.3(d).

“Landlord-Tenant FMV Notice”: As defined in Section 7.3(d).

“Late Charge”: As defined in Section 3.3.

“Lease”: As defined in the Preamble.

“Lease Document Amendments”: As defined in Section 1.5(b)(ii)

“Lease Documents”: Collectively, this Lease, the Side Letter, the Lease Guaranty, the Pledge Agreement and the Environmental Indemnity Agreement, in each case as the same may be amended, supplemented or replaced from time to time in accordance with the respective terms thereof and the terms of this Lease. The Lease Documents shall exclude any Severed Lease, Severed Lease Supplemental Environmental Indemnity Agreement, Severed Lease Supplemental Guaranty and, if applicable, any Severed Lease Supplemental Pledge Agreement.

“Lease Guarantor”: Individually and/or collectively, as the context may require, (a) Tenant’s Parent, (b)(i) each domestic Subsidiary of Tenant’s Parent and (ii) each Included Foreign Subsidiary, in each case, other than Opco RE SPE and Opco IP SPE (and any current or future subsidiary of Opco RE SPE or Opco IP SPE) (each such Subsidiary described in this clause (b), a “Required Subsidiary”) and (c) any other Person that enters into a Lease Guaranty for the benefit of Landlord, for so long as such Lease Guaranty remains in effect. For purposes of this definition, the term “Included Foreign Subsidiary” means each foreign Subsidiary of Tenant’s Parent (including any such foreign Subsidiary that exists as of the Commencement Date or that is formed thereafter) that, as of the end of any fiscal quarter, has assets (excluding unsecured intercompany receivables incurred in the ordinary course of business and not incurred, for the avoidance of doubt, in connection with a capital transaction) of Fifty Million Dollars ($50,000,000) or more, unless the execution and delivery of the Lease Guaranty (or any joinder thereto) by such foreign Subsidiary alone would result in the payment of taxes by Tenant’s Parent and/or its Affiliates in the aggregate of Five Million Dollars ($5,000,000) or more in the five (5) year period following such execution and delivery (as reasonably determined by Tenant’s Parent and/or its Affiliates, provided that Tenant shall deliver any back-up documentation reasonably requested by Landlord with respect to such determination promptly following such request). Notwithstanding the foregoing, for all purposes under this Lease relating to (A) financial reporting and calculations of Liquid Assets, Opening Balance Sheet TNW, Tangible Net Worth and the Guarantor Financial Covenants (subject to clause (B) below), “Lease Guarantors” may include (without duplication or double-counting) all Subsidiaries of Tenant’s Parent (including Opco RE SPE and Opco IP SPE (and their respective current or future subsidiaries)) and (B) for purposes of determining the Lease Guarantors’ compliance with Guarantor Financial Covenants, “Liquid Assets” shall exclude any Liquid Assets held or owned by any Subsidiaries of Tenant’s Parent that are not Lease Guarantors if the distribution or dividend of such Liquid Assets by such Subsidiary to any applicable Lease Guarantors would result in a default or an event of default under any applicable credit facility to which such Subsidiary or any Tenant Party is a party or any other legal obligations then binding on such Subsidiary or Tenant Party (as applicable).

“Lease Guaranty”: Individually and/or collectively, as the context may require, (a) the Initial Lease Guaranty and/or (b) any Replacement Guaranty delivered in accordance with the terms of this Lease, as the same may be amended, supplemented or replaced from time to time with Landlord’s prior written consent or otherwise in accordance with the express terms thereof or in accordance with the express terms of this Lease.

“Lease Provisions”: As defined in Section 20.14.

“Lease Severance Date”: As defined in Section 1.9(a).

“Lease Severance Deadline”: As defined in Section 1.9(a).

“Lease Severance Event of Default”: As defined in Section 13.1(m).

“Lease Severance Notice”: As defined in Section 1.9(a).

“Lease Year”: (a) the period commencing on the Commencement Date and ending on the last day of the calendar month in which the first (1st) anniversary of the Commencement Date occurs and (b) each subsequent period of twelve (12) full calendar months during the Term.

“Leased Improvements”: As defined in Section 1.1(b).

“Legal Requirements”: All federal, state, county, municipal and other governmental statutes, laws, rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions (including common law and Environmental Laws) affecting, relating to or binding on Tenant, Landlord, any Demised Premises, the Common Areas, Tenant’s Property or the use, possession, occupancy, operation, maintenance, repair, restoration, construction, Alterations or other Work of or with respect to any Demised Premises, Common Areas or Tenant’s Property, whether now or hereafter enacted and in force, including any of the foregoing which may (a) require repairs, modifications or alterations in or to any Demised Premises and/or Tenant’s Property, (b) in any way affect the use and enjoyment thereof, or (c) regulate the transport, handling, use, storage or disposal or require the cleanup or other treatment of any Hazardous Substance. For the avoidance of doubt, if and for so long as Tenant is not in violation of any Legal Requirements (including, without limitation, by reason of applicable provisions with respect to “grandfathering,” notice, grace or cure periods, protest, dispute and contests, negotiations of terms and conditions of remedial action, and the like, provided that the foregoing are undertaken and continue to be pursued in accordance with the applicable provisions of this Lease), Tenant shall be deemed to be in compliance with all Legal Requirements (including Environmental Laws), and Tenant’s liability for any performance by Landlord of Tenant’s obligations to so comply (to the extent permitted in this Lease) shall be similarly conditioned or limited thereby.

“Limited Go Dark Period”: As defined in Section 7.4(c).

“Limited Reporting Package”: As defined in Section 1.9(d)(F)(4).

“Liquid Assets”: Any of the following: (a) to the extent not “restricted” under GAAP and owned free of all security interests, liens, pledges, charges or any other encumbrances (in each case other than (x) in favor of any Acceptable Credit Facility and (y) “Specified Permitted Encumbrances” (as defined in the ABL Facility as in effect on and as of the date hereof)): (i) cash, (ii) certificates of deposit (with a maturity of two (2) years or less) issued by, or savings accounts with, any Qualified Financial Institution, (iii) monies held in cash reserves and other cash equivalents and (iv) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America, in each case due within one (1) year or less, (b) amounts available (which shall be determined without reference any anti-cash hoarding limitations) to be drawn under any Acceptable Credit Facility so long as (i) no event of default then exists under such Acceptable Credit Facility (except to the extent that the lenders under such Acceptable Credit Facility agree in writing to continue to accept, honor or fund requests for borrowing, drawing and funding under such Acceptable Credit Facility during such event of default) and (ii) no default or other failure to satisfy a borrowing condition then exists (unless and until such default or condition becomes an event of default (in which case, clause (b)(i) shall apply)) as a result of which any lender thereunder ceases or refuses to accept, honor or fund any request for borrowing, drawing or funding under such Acceptable Credit Facility and (c) solely for the period of twelve months following such payment, the amount of any earn out payment paid pursuant to Section 1 of the Earnout Agreement (as defined in the Asset Purchase Agreement); provided, however, that “Liquid Assets” shall not include (A) any asset that constitutes a part of the Demised Premises or (B) any security deposits that Tenant may then be holding pursuant to executed subleases.

“LO Amendment Costs”: As defined in Section 1.5(b)(ii).

“LO Capex Plan”: As defined in Section 8.3(b).

“LO Capex Work”: As defined in Section 8.3(b).

“LO Termination Date”: As defined in Section 1.5(a).

“Local Remedies”: As defined in Section 20.5.

“Longer-Term Cure Default”: As defined in Section 13.1(n).

“LS Dispute Resolution Period”: As defined in Section 1.9(b).

“MAI Appraisal”: An appraisal (a) prepared by (i) a Pre-Approved Appraiser or (ii) another appraiser reasonably acceptable to Landlord, (b) that satisfies the requirements of Title XI of the Federal Institution Reform, Recovery and Enforcement Act of 1989 and the regulations promulgated thereunder and (c) otherwise is in form and substance reasonably satisfactory to Landlord and Tenant. If the Parties are unable to agree as to the form and substance of an MAI Appraisal, either Party shall have the right to submit such dispute to expedited arbitration in accordance with the provisions of Section 27.1.

“Major Casualty”: As defined in Section 12.2.

“Major Casualty Termination Notice”: As defined in Section 12.2.

“Major Condemnation”: As defined in Section 12.4(b).

“Major Event of Default”: As defined in Section 13.1(o).

“Management Meeting Rights”: As defined in Section 20.21(a).

“Master Affiliate Sublease”: As defined in Section 9.2(c).

“Master Subtenant”: As defined in Section 9.2(c).

“Material Discretionary LO Capex Work”: As defined in Section 8.3(b).

“Material LO Capex Work”: As defined in Section 8.3(c).

“Material Required LO Capex Work”: As defined in Section 8.3(c).

“Maximum Go Dark Additional Limitation”: As defined in Section 7.4(d).

“Maximum Go Dark Limitations”: As defined in Section 7.4(d).

“Maximum Initial Go Dark Limitation”: As defined in Section 7.4(c).

“Maximum Substitution Limitation”: As defined in Section 1.7(b).

“Merger”: With respect to any Person, any merger (including, without limitation, any forward or reverse merger), amalgamation or consolidation of such Person with or into any one or more other Persons. The terms “Merges” and “Merged” shall have their respective correlative meanings.

“Minimum Liquidity Amount”: As of any applicable date of determination, Liquid Assets of not less than an amount equal to the total Base Rent coming due under this Lease during the twelve (12) month period commencing on the day immediately following such date of determination.

“Minimum TNW”: As of any date of determination, a Tangible Net Worth of not less than fifty percent (50%) of the Opening Balance Sheet TNW.

“Modified ROFO Acceptance Date”: As defined in Schedule 1.9(g)(iii)(2).

“Modified ROFO Acceptance Notice”: As defined in Schedule 1.9(g)(iii)(1).

“Modified ROFO Clearing PSA”: As defined in Schedule 1.9(g)(iii)(3)(cc)(y).

“Modified ROFO Notice”: As defined in Schedule 1.9(g)(iii).

“Modified ROFO Price”: As defined in Schedule 1.9(g)(iii).

“Modified ROFO Right”: As defined in Schedule 1.9(g)(iii).

“Modified ROFO Right Designation Election”: As defined in the definition of “S/B Properties”.

“Multi-State Severed Lease”: A Severed Lease where the Severed Properties subject to such Severed Lease are located in ten (10) or more different States.

“Net Award”: The entire Award payable in connection with a Condemnation, less (a) any sums paid pursuant to a separate claim that Tenant is permitted hereunder to make with respect to such Condemnation and (b) any costs and expenses incurred (directly or indirectly, including through a reimbursement obligation to a Landlord Lender) by Landlord in collecting such Award.

“Net Proceeds”: The entire proceeds of any insurance required under clauses (a) through (b) of Section 11.1 or Section 11.2 (excluding business interruption insurance proceeds, except to the extent the same are payable in respect of the Rent), less any expenses incurred (directly or indirectly, including through a reimbursement obligation to a Landlord Lender) by Landlord and/or any Tenant Party in collecting such proceeds.

“New Lease”: As defined in Section 14.2.

“No-Consent Sublease Basket”: As defined in Section 9.2(a).

“No-Consent Subleases”: As defined in Section 9.2(a).

“Non-Landlord Option Exercise Sale”: As defined in Schedule 1.9(g)(ii).

“Non-Major Event of Default”: As defined in Section 13.1(o).

“Non-Performing Party”: As defined in Schedule 8.1(b).

“Non-S/B Landlord Option Properties”: Those certain Properties identified on Exhibit A-2 that are not S/B Properties.

“Non-S/B REA”: As defined in Section 7.3(c).

“Non-Structural Alterations”: As defined in Section 8.1(a).

“Notice”: A written notice given in accordance with Article XIX.

“OFAC”: As defined in Section 22.1(a).

“Officer’s Certificate”: A certificate of Tenant or Landlord, as the case may be, signed by an officer, managing member, managing or general partner or another representative of such party who is authorized to so sign the same.

“Opco Closing Date”: The “OpCo Closing Date” under and as defined in the Asset Purchase Agreement. For the avoidance of doubt, the OpCo Closing Date is the same as the Commencement Date.

“OpCo Credit Agreement”: That certain Credit and Guaranty Agreement, dated as of the Commencement Date, by and among, inter alia, Tenant’s Parent, certain Subsidiaries thereof, GLAS USA, LLC, as administrative agent and collateral agent for the lenders party thereto from time to time, and such lenders, as the same may be amended, modified and/or refinanced from time to time.

“Opco IP SPE”: Penney IP Holdings LLC, a Delaware limited liability company, together with its successors and assigns.

“Opco Properties”: As of any date of determination, all properties owned, ground leased or otherwise leased (in each case, directly or indirectly) by Opco RE SPE and/or its Subsidiaries.

“Opco RE SPE”: Penney Property Holdings LLC, a Delaware limited liability company, together with its successors and assigns.

“Opening Balance Sheet TNW”: The Tangible Net Worth of Lease Guarantors set forth on the opening balance sheet of Tenant’s Parent as of the Commencement Date (a) minus the value of any negative inventory adjustments (i.e., write-downs) and (b) plus the value of any positive inventory adjustments (i.e., write-ups), as the case may be, applied in accordance with GAAP between the Commencement Date and February 1, 2022; provided, however, that a description of and rationale for such inventory adjustments shall be included in the Annual Financial Statements for each applicable period to the extent that any such inventory adjustments result in a net percentage increase or decrease of ten percent (10%) or more of the Tangible Net Worth of Lease Guarantors.

“Operating Expenses”: All costs and expenses of any kind, nature, and description incurred in connection with the maintenance, operation, care and/or repair of any Demised Premises or Property that are not duplicative of other costs and expenses that Tenant is obligated to pay or reimburse Landlord for in accordance with the terms and provisions of this Lease. Operating Expenses shall expressly exclude the items set forth on Schedule 3.2(a)(ii).

“Other Collateral”: As defined in Section 14.1.

“Other Installment Expense Statement”: As defined in Section 4.4(b)(ii).

“Other Installment Expenses”: As defined in Section 4.4(b)(ii).

“Outside Date”: As defined in the definition of “S/B Properties”.

“Outstanding Alterations Payables”: As defined in Section 8.1(a).

“Outstanding Alterations Payables Threshold”: As defined in Section 8.1(a).

“Partial EOD Termination”: As defined in Section 13.2(a).

“Partial Property Termination Date”: As defined in Section 1.6(a).

“Partial TO Termination”: As defined in Section 1.6(a).

“Party”: Each of Landlord and Tenant.

“Payment Date”: As defined in Section 3.1(a).

“Pending Removal Properties”: As defined in Section 1.3(c).

“Performing Party”: As defined in Schedule 8.1(b).

“Permissible Alterations”: Any Alterations that are not Required Removal Alterations.

“Permitted Encumbrances”: With respect to any Demised Premises, (a)(i) liens imposed by law, such as mechanics’ and materialmen’s liens, in each case for sums not yet overdue for a period of more than thirty (30) days after Notice from Landlord to Tenant of such liens (provided that Landlord’s failure to provide Notice to Tenant of any such lien shall not limit any obligation of Tenant to remove the same other than the commencement of the thirty (30) day period within which Tenant is obligated to remove such lien) or which Tenant is contesting (and which Tenant Bonds) in accordance with the terms of this Lease and (ii) other liens arising out of judgments or awards against Tenant, which Tenant is appropriately contesting through an appeal or other proceeding in accordance with the terms of this Lease, provided that any such lien is Bonded or the enforcement thereof is stayed pending such appeal or other proceeding, (b) liens for taxes, assessments or other governmental charges not yet due and payable or which Tenant is contesting (and which Tenant Bonds) in accordance with the terms of this Lease, (c) all Encumbrances, exceptions and other matters set forth in the title policies existing on the Commencement Date or that will be set forth in the title policies obtained by Landlord’s successor-in-interest in connection with such successor’s acquisition of the Properties on the PropCo Closing Date pursuant to the Asset Purchase Agreement (including, for the avoidance of doubt, the rights of parties in possession of any Properties pursuant to written leases existing on the Commencement Date, including the TBA Leases), (d) all Legal Requirements, zoning or other restrictions or matters in effect from time to time pertaining to the use of the Properties, (e) liens or security interests evidenced and/or perfected by Uniform Commercial Code financing statement filings that relate to leases of Tenant’s Property (but not any portion of the Demised Premises) entered into by Tenant in the ordinary course of business, (f) all Property Documents, as the same are in effect as of the Commencement Date or, if applicable, such other date as of which such Demised Premises becomes subject to this Lease, in each case as the same may be amended, modified and/or supplemented from time to time in accordance with (and subject to) the terms and conditions of this Lease and such Property Documents, (g) the liens of any Landlord Financing Documents, (h) any utility easements and other minor non-monetary Encumbrances required by Governmental Authorities and/or utility providers made in the ordinary course of Tenant’s operation of the Demised Premises and (i) any other Encumbrances (i) entered into by Landlord in accordance with (and subject to) the terms of this Lease (to the extent Landlord is not expressly prohibited from entering into the same hereunder), (ii) as to which both Landlord and Tenant consent in their respective reasonable, good faith discretion or (iii) created by the actions or omissions of Tenant, its Affiliates (and their respective successors and assigns) or its subtenants and that were not consented to by Landlord as provided in clause (ii) above.

“Permitted Go Dark Events”: As defined in Section 7.4(c).

“Permitted Indebtedness”: As defined on Schedule 1.2.

“Permitted Licenses”: As defined in Section 9.2(a).

“Permitted Second Chance Subleases”: As defined in Section 9.2(b).

“Permitted Sublease”: As defined in Section 9.2(a).

“Permitted Sublease Reports”: As defined in Section 9.2(b).

“Permitted Substitution Period”: As defined in Section 1.7(a).

“Permitted Use”: As defined in Section 7.2(a).

“Person” or “person”: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

“Pledge Agreement”: Individually and/or collectively, as the context may require, (a) the Initial Pledge Agreement, and (b) any Replacement Pledge Agreement, as the same may be amended, supplemented or replaced from time to time with Landlord’s prior written consent or otherwise in accordance with the respective terms thereof and the terms of this Lease.

“Pledgor”: Individually and/or collectively, as the context may require, (a) Initial Pledgor and (b) any Replacement Pledgor.

“Portfolio-Wide”: With respect to any item or matter relevant to this Lease as of any date of determination, the application of such item or matter (as applicable) to all of the Properties subject to this Lease as of such date of determination.

“Portions”: As defined in Section 1.6(a).

“Potential Taubman S/B Properties”: As defined in the definition of “S/B Properties”.

“Pre-Agreed PSA Form”: The form purchase and sale agreement to be agreed to between the Parties, each acting reasonably and in good faith, by a date that is not later than thirty (30) days after the Opco Closing Date and on terms that are consistent with the applicable provisions of this Lease.

“Pre-Agreed Severed Lease Form”: The form of Severed Lease to be agreed to between the Parties, each acting reasonably and in good faith, by a date that is not later than the PropCo Closing Date and on terms that are consistent with the applicable provisions of this Lease.

“Pre-Approved Access Agreement Form”: As defined in Section 9.7.

“Pre-Approved Appraiser”: Any of (a) Cushman & Wakefield, (b) Eastdil, (c) Jones Lang LaSalle, (d) CBRE, (e) HFF, Inc., (f) Newmark Knight Frank or (g) any of the respective successors of the foregoing.

“Pre-Approved Other Use”: Any use expressly identified as a “Pre-Approved Other Use” on Schedule 7.2(a).

“Preliminary TO Plans”: As defined in Section 1.6(a).

“Present Value”: With respect to any amount as of any date of determination, such amount discounted by a rate per annum equal to (a) the Prime Rate as of such date of determination, plus (b) three percent (3%) per annum.

“Prime Rate”: On any date, a rate equal to the annual rate on such date publicly announced by JPMorgan Chase Bank, N.A. (provided, that if JPMorgan Chase Bank, N.A. ceases to publish such rate, the Prime Rate shall be determined according to the Prime Rate of Citibank, N.A. or, if Citibank, N.A. is not then publishing such rate, another nationally-recognized money center bank selected by Landlord and reasonably approved by Tenant) to be its prime rate for ninety (90)-day unsecured loans to its corporate borrowers of the highest credit standing, but in no event greater than the maximum rate then permitted under applicable Legal Requirements.

“Pro Rata Portion”: With respect to each Portion of a Tenant Option Property following a Partial Property Termination Date with respect thereto, a fraction (expressed as a percentage), (a) the numerator of which is the Gross Leasable Square Footage of such Portion and (b) the denominator of which is the aggregate Gross Leasable Square Footage of both Portions of such entire Tenant Option Property.

“Prohibited Persons”: As defined in Section 22.1(a).

“Prohibited Use”: Any use identified as a “Prohibited Use” on Schedule 7.2(a).

“PropCo Closing Date”: The “PropCo Closing Date” under and as defined in the Asset Purchase Agreement.

“Property” or “Properties”: As defined in the Recitals.

“Property Charges”: As defined in Section 3.2(a)(vi).

“Property Document CAM Expenses”: As defined in Section 3.2(a)(iv).

“Property Documents”: Collectively, all (a) REAs and (b) Ground Leases.

“Property Requirements”: Collectively, all Insurance Requirements, Legal Requirements and the terms of conditions of all Property Documents.

“Property Sale”: As defined in Section 17.1.

“Property Termination”: As defined in Section 1.10.

“Property Termination Date”: Any date on which this Lease terminates with respect to any (but not the entire) Demised Premises or any applicable portion thereof.

“PSA Closing Extension Right”: As defined in Schedule 1.9(g)(i)(2).

“Purchase Option”: As defined in Section 7.3(d).

“Qualified Financial Institution”: As of any date of determination, any bank or other financial institution organized under the laws of the United States of America or any State that, as of such date, (a) has combined capital, surplus and undivided profits of at least $500,000,000 and (b) whose long term debt is rated “A-3” or higher by Moody’s or “A-“ or higher by S&P (or a similar equivalent rating by at least one other “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)).

“Qualified Replacement Property”: As of any date of determination with respect to any Replaced Property, any replacement real property that (a) Opco RE SPE (or any of its Affiliates) owns (i) in fee simple if the applicable Replacement Property is owned in fee simple or (ii) in fee simple or in a leasehold estate if the applicable Replacement Property is a Ground Leased Property (provided, however, that any such leasehold estate shall be held by such Person pursuant to a long-term ground lease that is acceptable to Landlord in its sole discretion), (b) is a “lit” store operated in accordance with the Permitted Use (and in no event for any Prohibited Use) for not less than six (6) months prior to such date of determination and (c) has substantially similar real estate quality and other characteristics as the applicable Replaced Property (other than the sub-performing characteristics of such Replaced Property).

“Quarterly Financial Statements”: For any fiscal quarter, consolidated statements of Tenant’s Parent and its Subsidiaries’ income, stockholders’ equity and cash flows for such period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter and the related consolidated balance sheet as of the end of such period, together with all notes thereto, and together with statements of Consolidated Adjusted EBITDA (which the Parties acknowledge is a non-GAAP measure), in each case in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year. All Quarterly Financial Statements shall be accompanied by a narrative report describing the operations and performance of Tenant’s Parent and its Subsidiaries in the form prepared for presentation to the senior management of Tenant’s Parent for the applicable fiscal quarter and for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter. For the avoidance of doubt, Quarterly Financial Statements need not be audited.

“Re-Classified Landlord Option Property”: As defined in Section 7.4(g).

“REA Action”: As defined in Section 7.3(b)

“REAs”: All reciprocal easement, operating and/or construction agreements, easements, rights of way, covenants, conditions, restrictions, declarations and similar agreements or encumbrances affecting the access, ingress, egress, use, maintenance, construction, parking, signage, occupancy or operation of any Demised Premises, Property or Common Areas, in each case as the same may be in effect from time to time and whether or not the same may be of record.

“Reference Base Rent”: The total annual Base Rent (without giving effect to the Year 1 Partial Abatement) payable during the first (1st) Lease Year of the Initial Term (i.e., $121,227,382), as the same may be adjusted (solely for purposes of calculating any Maximum Substitution Limitation) pursuant to the provisions of Section 1.9.

“Reference Base Rent Allocation Amounts”: With respect to any Properties, the aggregate Base Rent Allocation Amounts in effect under this Lease for such Properties during the first (1st) Lease Year of the Initial Term (without giving effect to the Year 1 Partial Abatement).

“Reference Net Worth”: As defined in Section 9.3(a).

“Reference Property Value”: With respect to each Property, the value assigned to such Property in Schedule 8.1 attached to the Side Letter.

“Related User” or “Related Users”: With respect to any Person, such Person’s tenants, subtenants, licensees, agents, employees, customers, invitees, contractors, vendors, agents and representatives, permitted by such Person to use the premises in question.

“Renewal Exercise Date”: As defined in Section 1.3(b).

“Renewal Kick Out Option”: As defined in Section 1.3(b).

“Renewal Kick Out Property”: As defined in Section 1.3(b).

“Renewal Notice”: As defined in Section 1.3(b).

“Renewal Option”: As defined in Section 1.3(b).

“Renewal Term”: As defined in Section 1.3(b).

“Renewal Term Commencement Date”: As defined in Section 1.3(d).

“Rent”: Collectively, the Base Rent and all Additional Rent.

“Replaced Guarantors”: As defined in Section 3.6.

“Replaced Property”: As defined in Section 1.7(a).

“Replacement Documents”: As defined in Section 1.7(c)(viii).

“Replacement Environmental Indemnity Agreement”: As defined in Section 3.6.

“Replacement Guarantors”: As defined in Section 3.6.

“Replacement Guaranty”: As defined in Section 3.6.

“Replacement Pledge Agreement”: As defined in Section 3.6.

“Replacement Pledgor”: As defined in Section 3.6.

“Replacement Property”: As defined in Section 1.7(a).

“Reporting Package”: As defined in Section 20.21(c).

“Requesting Party”: As defined in the definition of “Deemed Approval Procedure”.

“Required Capex Plan”: As defined in Section 8.3(a).

“Required LO Capex Work”: As defined in Section 8.3(c).

“Required Removal Alterations”: As defined in Section 8.2.

“Required Return Condition”: As defined in Section 25.1.

“Required Subsidiary”: As defined in the definition of “Lease Guarantor”.

“Required Work”: As defined in Section 8.1(d).

“Responding Party”: As defined in the definition of “Deemed Approval Procedure”.

“Restoration Conditions”: As defined in Section 12.1(a).

“Restoration Escrow Agent”: As defined in Section 12.1(a).

“Restoration Escrow Agreement”: As defined in Section 12.1(a).

“Restoration Substantial Completion Date”: As defined in Section 12.5(a)(iii).

“Restoration Threshold”: As defined in Section 12.1(a).

“Retail Operations Claims”: Any and all claims from or by all customers, licensees, invitees, employees and others for personal injury, property damage, product or service warranties, service, merchandise, products liability, and employment, consumer credit and vendor claims and all other claims and liabilities under applicable Legal Requirements, in each case arising out of or relating to any retail business operations or other activities conducted on or about any Demised Premises by Tenant, any Lease Guarantor or any of their respective Affiliates, in each case occurring at any time during the Term with respect to any Demised Premises, including, without limitation, claims from or by all customers, licensees, invitees, employees, Governmental Authorities or any other Persons for, among other things, any non-compliance with applicable Legal Requirements, personal injury, property damage, product or service warranty, service, merchandise, products liability, tax, employment (including any pension-related claims), consumer credit and/or vendor claims. “Retail Operations Claims” shall further include all claims and liabilities arising under tort claims by third parties, violations of applicable Legal Requirements and/or the physical condition or use of any Demised Premises arising at any time during the Term, except to the extent caused by the gross negligence or willful misconduct of Landlord or any Landlord Indemnified Party.

“ROFO Acceptance Deadline”: As defined in Schedule 1.9(g)(ii).

“ROFO Acceptance Notice”: As defined in Schedule 1.9(g)(ii).

“ROFO Clearing PSA”: As defined in Schedule 1.9(g)(ii)(2).

“ROFO Extension Deposit”: As defined in Schedule 1.9(g)(ii).

“ROFO Notice”: As defined in Schedule 1.9(g)(ii).

“ROFO Price”: As defined in Schedule 1.9(g)(ii).

“ROFO Right”: As defined in Schedule 1.9(g)(ii).

“ROFO/Modified ROFO Portfolio Sale”: As defined in Schedule 1.9(g)(vii)(6).

“Sales Per Square Foot”: With respect to any Property for any period, the ratio of (a) the gross sales revenue of such Property for such period to (b) the Gross Leasable Square Footage of such Property during such period.

“S&P”: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC company, together with its successors.

“S&P Insurer Minimum Rating”: As defined in Section 11.4(c).

“S&P Insurer Rating”: As defined in Section 11.4(c).

“S/B Ground Lease”: As defined in Section 7.3(g).

“S/B Ground Lease Action”: As defined in Section 7.3(g).

“S/B Landlord Option Properties”: Those certain Landlord Option Properties identified as “S/B Landlord Option Properties” on Schedule 7.3. Notwithstanding anything to the contrary herein, in no event shall any After-Acquired S/B Property, including, without limitation, any Potential Taubman S/B Property (whether or not Landlord has made a Modified ROFO Right Designation Election with respect to such After-Acquired S/B Property), constitute an S/B Landlord Option Property.

“S/B Non-Landlord Option Properties”: All S/B Properties other than the S/B Landlord Option Properties. The S/B Non-Landlord Option Properties as of the Commencement Date are identified on Schedule 7.3. The S/B Non-Landlord Option Properties shall be deemed to include (a) the Potential Taubman S/B Properties (if acquired by the Outside Date specified in the definition of S/B Properties below) and (b) subject to the After-Acquired S/B Property Basket and the other applicable terms and conditions of this Lease, any other After-Acquired S/B Property.

“S/B Properties”:

(a) those certain fifty-four (54) Properties as to which Simon or Brookfield (or their respective Affiliates) is, as of the Commencement Date, the Developer and/or owner of the related Shopping Center, which are identified as “Core S/B Properties” on Schedule 7.3;

(b) only to the extent that Simon or Brookfield (or their respective Affiliates) actually acquires such Properties, those certain three (3) Properties as to which Taubman Centers, Inc. (or its Affiliates) is, as of the Commencement Date, the Developer and/or the owner of the related Shopping Center, which are identified as the “Potential Taubman S/B Properties” on Schedule 7.3 (the “Potential Taubman S/B Properties”). If such Potential Taubman S/B Properties are in fact acquired by the Outside Date, then Landlord will be deemed to have made a Modified ROFO Right Designation Election with respect to each such Potential Taubman S/B Property, such that each such Potential Taubman S/B Property shall enjoy the rights specified in clause (c)(iv) below from and after the date of such acquisition. Unless such Potential Taubman S/B Properties are not acquired by Simon or Brookfield (or their respective Affiliates) by June 30, 2021 (the “Outside Date”), Landlord shall extend to Tenant the rights granted to an S/B Property pursuant to Sections 7.3(b) and (g) of this Lease and the Modified ROFO Right, as if each such Potential Taubman S/B Property was an S/B Property as of the Commencement Date; provided, however, that if (A) Landlord elects to sell a Potential Taubman S/B Property prior to the date that it is acquired by Simon or Brookfield (or their respective Affiliates), (B) the Modified ROFO Right is extended to Tenant in connection with such sale, and (C) whether or not such Modified ROFO Right is exercised by Tenant, such Potential Taubman S/B Property is not acquired by the Outside Date, then the After-Acquired S/B Property Basket shall be reduced by each such Potential Taubman S/B Property not so acquired for which the Modified ROFO Right was so extended; and

(c) subject to the further provisions of this clause (c), up to a maximum of nine (9) additional Properties (together with the Potential Taubman S/B Properties, the “After-Acquired S/B Properties”) that may be acquired by Simon or Brookfield (or their respective Affiliates) following the Commencement Date that Tenant designates as S/B Properties hereunder upon written Notice of such election to Landlord and for which Landlord shall then extend Modified ROFO Rights hereunder to Tenant (the “After-Acquired S/B Property Basket”); provided, however, that:

(i) if one or more of the Potential Taubman S/B Properties is not in fact acquired by Simon or Brookfield (or their respective Affiliates) by the Outside Date, then the After-Acquired S/B Property Basket shall be increased by the number of such Potential Taubman S/B Properties that are not in fact acquired by the Outside Date (i.e., if all three Potential Taubman S/B Properties are not in fact acquired, the total number of After-Acquired S/B Properties in the After-Acquired S/B Property Basket shall be increased to twelve (12));

(ii) upon the acquisition of an After-Acquired S/B Property by Simon or Brookfield (or their respective Affiliates), Tenant shall, within thirty (30) days of such acquisition, provide Landlord with Notice of such acquisition in which event such After-Acquired S/B Property shall constitute an “S/B Property” hereunder for purposes of the provisions of Sections 7.3(b) and (g) and if, and only if, such After-Acquired S/B Property is also a Landlord Option Property (it being agreed that any After-Acquired S/B Property that is not a Landlord Option Property shall upon such acquisition receive (subject to the numerical limitations below) both the rights granted to an S/B Property pursuant to Sections 7.3(b) and (g) of this Lease (the “S/B REA Rights”) and the Modified ROFO Right), Landlord shall, within thirty (30) days after receipt of Tenant’s Notice of the related acquisition, deliver to Tenant Notice of whether Landlord elects to grant, in addition to such S/B REA Rights, the Modified ROFO Right with respect to such After-Acquired S/B Property that is also a Landlord Option Property pursuant to Schedule 1.9(g) in connection with a proposed sale of such Property (a “Modified ROFO Right Designation Election”) and then:

(A) if Landlord does not make a Modified ROFO Right Designation Election with respect to an After-Acquired S/B Property that is also a Landlord Option Property, then (1) such After-Acquired S/B Property shall constitute an “S/B Property” under this Lease solely for purposes of the provisions of Sections 7.3(b) and (g), (2) the Modified ROFO Right shall not apply with respect to such After-

Acquired S/B Property (and, for the avoidance of doubt, in no event shall the ROFO Right or any other term or provision of Schedule 1.9(g) relating to the ROFO Right apply to such After-Acquired S/B Property), and (3) such After-Acquired S/B Property shall not reduce the After-Acquired S/B Property Basket; and

(B) if Landlord does make a Modified ROFO Right Designation Election with respect to such After-Acquired S/B Property that is also a Landlord Option Property, then (1) such After-Acquired S/B Property shall continue to constitute an “S/B Property” under this Lease for purposes of the provisions of Sections 7.3(b) and (g), (2) such After-Acquired S/B Property shall be subject to the Modified ROFO Right pursuant to Schedule 1.9(g) (and, for the avoidance of doubt, in no event shall the ROFO Right or the First Offer Right or any other term or provision of Schedule 1.9(g) relating to the ROFO Right or the First Offer Right apply to such After-Acquired S/B Property), (3) such After-Acquired S/B Property (together with each After-Acquired S/B Property that is not a Landlord Option Property) shall reduce the After-Acquired S/B Property Basket on a property-by-property basis (e.g., when Landlord timely makes the first Modified ROFO Right Designation Election with respect to an After-Acquired S/B Property that is also a Landlord Option Property or when an After-Acquired S/B Property that is not a Landlord Option Property is acquired, the After-Acquired S/B Property Basket shall be reduced from nine (9) to eight (8) (and so on) for each such After-Acquired S/B Property, assuming the initial After-Acquired S/B Property Basket was nine (9)), and (4) subject to clause (iii) below, once the After-Acquired S/B Property Basket has been reduced to zero, no additional Property that may be acquired by Simon or Brookfield or their respective Affiliates shall be an After-Acquired S/B Property or a S/B Property under this Lease (or a Severed Lease) and such additional Property shall not be entitled to either the S/B REA Rights or the Modified ROFO Right; and

(iii) upon the divestiture of a S/B Property by Simon or Brookfield (or their respective Affiliates) after the Commencement Date such that neither Simon nor Brookfield nor any of their respective Affiliates has any remaining equity ownership interest in such S/B Property (an “After-Divested S/B Property”), Tenant shall, within thirty (30) days of such divestiture, provide Landlord with Notice of such divestiture in which event: (A) such After-Divested S/B Property shall no longer constitute an “S/B Property” hereunder for purposes of the provisions of Sections 7.3(b) and (g) and shall no longer be subject to the ROFO Right or the Modified ROFO Right, as applicable; (B) if such After-Divested S/B Property is a Landlord Option Property, such After-Divested S/B Property shall remain a Landlord Option Property following such divestiture and (for the avoidance of doubt) shall be subject to the First Offer Right and not the ROFO Right or the Modified ROFO Right; and (C) Tenant shall receive a credit to the After-Acquired S/B Property Basket for each After-Divested S/B Property such that the then available After-Acquired S/B Property Basket shall be increased by one (1) upon each such After-Divested S/B Property being divested.

“S/B REA”: As defined in Section 7.3(b).

“SEC”: As defined in Section 20.21(b)(i).

“Second Chance Sublease Waiting Period”: As defined in Section 9.2(b).

“Second Limited Go Dark Period”: As defined in Section 7.4(c).

“Second Substitution Period”: As defined in Section 1.7(a).

“Set-Off Rights”: As defined in Section 3.5.

“Severed Landlord”: As defined in Section 1.9(a).

“Severed Lease” or “Severed Leases”: As defined in Section 1.9(a).

“Severed Lease Ancillary Documents”: As defined in Section 1.9(d).

“Severed Lease Form Objection Notice”: As defined in Section 1.9(b).

“Severed Lease No-Consent Sublease Basket”: As defined in Section 1.9(d)(C).

“Severed Lease Supplemental Environmental Indemnity Agreement”: As defined in Section 1.9(d).

“Severed Lease Supplemental Guaranty”: As defined in Section 1.9(d).

“Severed Lease Supplemental Pledge Agreement”: As defined in Section 1.9(d).

“Severed Property” or “Severed Properties”: As defined in Section 1.9(a).

“Severed Tenant”: As defined in Section 1.9(a).

“Shopping Center”: Any shopping center, shopping mall or other property of a third-party property owner located adjacent to any Demised Premises or of which any Demised Premises forms a part.

“Short-Term Ground Lease”: As defined in Section 1.4(a).

“Side Letter”: That certain Letter Agreement re: Retail Master Lease – Exhibits and Schedules, dated as of the date hereof, by and between Landlord and Tenant and acknowledged and agreed to by the Lease Guarantors.

“Simon”: Simon Property Group, Inc., together with its successors.

“Single Appraiser”: As defined in Section 23.1(a).

“SNDA”: As defined in Section 14.1.

“Special Purpose Entity”: As defined on Schedule 1.2.

“State”: With respect to any Demised Premises, the state or commonwealth in which such Demised Premises is located.

“State Specific Provisions”: The state specific provisions to be agreed to between the Parties, each acting reasonably and in good faith, by a date that is not later than the Propco Closing Date and then, once agreed, attached to the Side Letter (and, upon the severance of any Severed Property in such state, added to the applicable Severed Lease), it being agreed by the Parties that if any state specific provision is (a) required to be included in this Lease pursuant to a State’s laws or (b) required to give effect to, or make legally-enforceable, any provision of this Lease (which may include a waiver of a State’s laws that would otherwise apply and be inconsistent with the terms of this Lease), the same shall be included as a State Specific Provision.

“Store”: As defined in the Recitals.

“Stratification”: As defined in Section 20.21(c).

“Structural Alterations”: As defined in Section 8.1(a).

“Structure Chart”: The organizational structure chart in effect as of the Commencement Date and attached to this Lease as Exhibit G, as such chart may be modified by Tenant from time to time in compliance with Article IX.

“Sub-Performing Property”: As of any date of determination, any Property (a) that is not a Landlord Option Property or a Tenant Option Property and (b) that, as of such date of determination, either (i) has an EBITDAR to Rent Ratio of 1.1:1.0 or less, calculated on a trailing twelve (12) month basis, or (ii) is a Go Dark Trigger Property.

“Subsidiary”: With respect to any Person as of any date of determination, (a) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not, as of such date, the stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is, as of such date, owned by such Person and/or one or more Subsidiaries of such Person, and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest as of such date. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Lease shall refer to a Subsidiary or Subsidiaries of Tenant.

“Substitution Date”: As defined in Section 1.7(a).

“Substitution Notice”: As defined in Section 1.7(a).

“Substitution Option”: As defined in Section 1.7(a).

“Subtenant SNDA”: As defined in Section 9.5.

“Successor Landlord”: As defined in Section 14.2.

“Successor Tenant”: As defined in Section 9.3(c).

“Surviving Obligations”: As defined in Section 1.7(d).

“Tangible Net Worth”: With respect to any Person, the “Total Stockholders’ Equity” less the book value of such Person’s indefinite-lived intangible assets, net of accumulated impairment, in each case as calculated in accordance with GAAP and shown on the latest financial statements of such Person.

“Tax” or “Taxes”: As defined in Section 4.3.

“Tax Statement”: As defined in Section 4.4(b)(i).

“TBA Leases”: The leases listed on Schedule 2.1 attached hereto, entered into by Tenant’s Predecessor (or one or more of its Affiliates) and affecting the portions of the Demised Premises more particularly described in such leases, which leases (as the same are now in effect) the Parties acknowledge and agree shall be assigned to Tenant pursuant to the Asset Purchase Agreement (subject to the right of Tenant and its Affiliates to subsequently assume or reject any of such leases pursuant to the terms of the Asset Purchase Agreement and Sale Order (as defined in the Asset Purchase Agreement)).

“Temporary Condemnation”: A temporary requisition or confiscation of the use or occupancy of all or a portion of any Demised Premises, or the primary means of access thereto, by any Governmental Authority, whether pursuant to an agreement with such Governmental Authority in settlement of or under threat of any such requisition or confiscation or otherwise.

“Tenant”: As defined in the Preamble.

“Tenant Common Areas”: As defined in Section 10.1(a).

“Tenant Confidential Information”: As defined in Section 20.21(e).

“Tenant Counteroffer”: As defined in Schedule 1.9(g)(iii).

“Tenant Cure Notice”: As defined in Section 7.3(h).

“Tenant Indemnified Matters”: As defined in Section 15.1(a).

“Tenant Indemnified Parties”: Each Tenant Party and each of their respective successors, assigns and Affiliates, and their respective direct or indirect members, managers, partners, shareholders, officers, directors, agents and representatives.

“Tenant Offer”: As defined in Schedule 1.9(g)(i).

“Tenant Option”: As defined in Section 1.6(a).

“Tenant Option Notice”: As defined in Section 1.6(a).

“Tenant Option Property”: As defined in the Recitals.

“Tenant Party”: Each of Tenant and each Lease Guarantor.

“Tenant Retained Portion”: As defined in Section 1.6(a).

“Tenant’s Acts”: Collectively, with respect to any matter, any (a) negligence or willful or intentional misconduct of any Tenant Party or any agents, representatives, employees, contractors or vendors of any Tenant Party, or (b) any breach by any Tenant Party of its obligations under any Lease Document to which each is a Party.

“Tenant’s Default Substitution Cure Right”: As defined in Section 13.1(o).

“Tenant’s Go Dark Cure Right”: As defined in Section 7.4(h).

“Tenant’s Go Dark Rights”: As defined in Section 7.4(b).

“Tenant’s Parent”: Penney Intermediate Holdings LLC, a Delaware limited liability company.

“Tenant’s Predecessor”: J. C. Penney Corporation, Inc. (formerly known as J. C. Penney Company, Inc.), a Delaware corporation.

“Tenant’s Property”: With respect to any Demised Premises, all trade fixtures and other assets (other than such Demised Premises itself and any property owned by a third party in connection with such Demised Premises) owned by any Tenant Party and primarily related to or used in connection with the operation of the business conducted on or about such Demised Premises, together with all replacements, modifications, additions, alterations and substitutions thereof or thereto, in each case subject to the terms and conditions of this Lease. Notwithstanding the foregoing, solely for purposes of Section 6.2, “Tenant’s Property” shall exclude Tenant’s inventory.

“Tenant’s Proportionate Share”: (a) With respect to any Property, as of any date of determination, but only until the Partial Property Termination Date (if any) with respect to any Tenant Option Property, one hundred percent (100%), and (b) as of any date of determination from and after the Partial Property Termination Date with respect to any Tenant Option Property, (i) one hundred percent (100%) as to any Property Charges which are separately and solely assessed or imposed with respect to the Tenant Retained Portion of such Tenant Option Property and (ii) as to any other Property Charges, Tenant’s Pro Rata Portion of such Property Charges.

“Term”: As defined in Section 1.3(a).

“Terminated Property”: As defined in Section 1.10.

“Termination Confirmation”: As defined in Schedule 1.9(g)(i)(3).

“Third-Party Charges”: Additional Rent payable to a Person other than Landlord.

“Third-Party Late Charges”: As defined in Section 3.3.

“Third Party Subleases”: As defined in Section 9.2(a).

“Title Company”: As defined in Section 1.5(b)(i).

“Title Obligations”: As defined in Section 1.5(b)(i).

“TO Amendment Costs”: As defined in Section 1.6(c)(ii).

“TO Cost Sharing Agreements”: As defined in Section 1.6(b)(iv).

“TO Separation Costs”: As defined Section 1.6(b)(v).

“TO Separation Work”: As defined Section 1.6(b)(iv).

“TO Termination Date”: As defined in Section 1.6(a).

“Total EOD Termination”: As defined in Section 13.2(a).

“Total Termination Date”: As defined in Section 1.6(a).

“Total TO Termination”: As defined in Section 1.6(a).

“Transfer”: Any sale, assignment, transfer, mortgage, pledge, hypothecation, granting of any security interest, lease, sublease, sublicense, license, or occupancy arrangement, whether directly or indirectly, voluntarily or involuntarily, or by operation of law, including, without limitation, (a) any Corporate Transaction and (b) any written agreement, or grant of any option or right, to do or effectuate any of the foregoing, whether conditional, provisional or absolute.

“Transfer Replacement Guarantors”: As defined in Section 9.3(a).

“Transferee”: With respect to any Corporate Transaction, (a) the Control Transferee, if such Corporate Transaction consists of a Change of Control; (b) the Asset Purchaser, if such Corporate Transaction consists of an Asset Sale; or (c) the surviving entity(ies) resulting from any Merger or Division, if such Corporate Transaction is a Merger or Division.

“Trust”: The New York common law trust created pursuant to the Trust Agreement.

“Trust Agreement”: That certain Amended and Restated Pass-Though Trust Agreement of the Trust, to be dated as of the PropCo Closing Date, by and between COPPER BIDCO LLC and GLAS TRUST COMPANY LLC .

“Trust Certificateholders”: The holders from time to time of those certain Copper Property CTL Pass Through Trust Certificates and such other pass-through certificates issued by the Trust.

“Trustee”: The trustee of the Trust from time to time. The initial Trustee is GLAS Trust Company LLC, a New York limited liability company, together with its successors.

“Unsuitable for its Intended Use”: With respect to any Demised Premises, such Demised Premises being, following a Condemnation, of a size or in a state such that Tenant cannot (in its commercially reasonable judgment) (a) restore at least 80% of the Gross Leasable Square Footage of such Demised Premises as nearly as possible to its condition immediately prior to such Condemnation, or (b) continue to operate such Demised Premises on a commercially practicable basis in accordance with the then applicable Permitted Use, in compliance with all applicable Property Requirements and in a manner generally consistent with the manner in which such Demised Premises was operated prior to such Condemnation.

“Upgrades”: As defined in Section 1.6(b)(vi).

“Use”: As defined in Section 15.1(a).

“Useful Life”: With respect to any capital improvements or capital repairs made to a Property, the useful life for such improvements or repairs as determined in accordance with GAAP.

“Utility Charges”: As defined in Section 3.2(a)(iii).

“Work”: As defined in Section 8.1(e).

“Year 1 Partial Abatement”: As defined in Section 3.1(c).

ARTICLE III

RENT AND OTHER MONETARY OBLIGATIONS

3.1    Base Rent.

(a)    During the Term, Tenant shall pay to Landlord the Base Rent in lawful money of the United States of America and legal tender for the payment of public and private debts, in the manner provided in Section 3.4. Subject to Section 3.1(b) below, the annual Base Rent for each Lease Year shall be payable in equal one twelfth (1/12th) monthly installments in advance on or prior to the first (1st) Business Day of each calendar month during such Lease Year (each, a “Payment Date”).

(b)    If the Commencement Date shall occur on a date which is other than the first (1st) Business Day of a calendar month, then (i) on the Commencement Date, Tenant shall pay to Landlord an amount equal to the pro rata portion of the monthly Base Rent that is due and payable for the period from the Commencement Date through the end of the calendar month in which the Commencement Date occurs and (ii) the first (1st) Payment Date shall occur on the first (1st) Business Day of the calendar month immediately succeeding the calendar month in which the Commencement Date occurs.

(c)    Notwithstanding the foregoing, Tenant shall be entitled to an abatement of fifty percent (50%) of the monthly Base Rent otherwise payable from the Commencement Date through the end of the (1st) Lease Year of the Initial Term (the “Year 1 Partial Abatement”).

3.2    Additional Rent. Tenant shall pay and discharge, as additional rent, the following (collectively, “Additional Rent”):

(a)    Tenant’s Proportionate Share of all of the following costs, fees, expenses and charges (without duplication):

(i)    Impositions;

(ii)    Operating Expenses;

(iii)    costs, fees and expenses and charges for electricity, power, gas, oil, water, sanitary and storm sewer, septic system refuse collection, security, and other utilities and services used or consumed in connection with the Demised Premises during the Term (collectively, “Utility Charges”);

(iv)    from and after the Partial Property Termination Date with respect to any Tenant Option Property: costs and expenses (A) incurred by Landlord in performing all maintenance, repairs and replacements of and to the Common Areas with respect to such Tenant Option Property in accordance with Section 10.1 (collectively, “CAM Expenses”); and/or (B) otherwise payable in connection with the maintenance, repair and replacement of and to such Common Areas pursuant to the terms of the applicable Property Documents and other applicable Encumbrances that affect such Tenant Option Property (collectively, “Property Document CAM Expenses”);

(v)    Insurance Costs; and

(vi)    other costs, fees, charges and other amounts arising or payable under any Property Documents, including, for the avoidance of doubt, all ground rent (together with Impositions, Utility Charges, Operating Expenses, CAM Expenses, Property Document CAM Expenses and Insurance Costs, collectively, “Property Charges”);

(b)    Costs and Expenses incurred (directly or indirectly) by Landlord in connection or associated with any of the following:

(i)    the performance by Landlord of any of Tenant’s obligations under this Lease during the existence of a Disabling Event;

(ii)    the exercise and/or enforcement by Landlord of any of its rights and remedies under this Lease during the existence of a Disabling Event;

(iii)    other than (for the avoidance of doubt) as expressly set forth herein with respect to any Lease Document Amendments, any amendment or supplement to or modification or termination of this Lease requested by Tenant or Lease Guarantors or necessitated by any action of Tenant or Lease Guarantors, including, without limitation, any default by Tenant or any Lease Guarantor under the Lease Documents to which it is a party;

(iv)    except to the extent otherwise expressly set forth in this Lease, any exercise by Tenant of any preferential right or option set forth herein, including, without limitation, any Tenant Option, Substitution Option or Tenant’s Default Substitution Cure Right; and/or

(v)    any act undertaken by Landlord (or its counsel) at the request of Tenant, any act of Landlord performed on behalf of, and at the request of, Tenant and/or (during the existence of a Disabling Event) any review and monitoring of compliance by Tenant with the terms of this Lease; and

(c)    any other amounts, sums, charges, liabilities and obligations specifically required to be paid by Tenant under this Lease or which Tenant assumes or agrees to pay or may otherwise become liable for in accordance with the terms hereof.

Except with respect to amounts payable by Tenant to Landlord or as Landlord may otherwise direct from time to time, Tenant shall make all payments of Additional Rent directly to the applicable taxing authorities, service providers, vendors or other applicable third parties entitled to such payments; provided, however, that, from and after the Partial Property Termination Date with respect to any Tenant Option Property, subject to the provisions of Section 4.4, Tenant shall pay Tenant’s Proportionate Share of all or certain recurrent Property Charges with respect to such Tenant Option Property as part of Installment Expenses pursuant to Section 4.4 in lieu of directly paying such amounts to any such third parties. Tenant shall pay and discharge all Additional Rent as and when the same becomes due and payable; provided, however, that with respect to any amounts constituting Additional Rent that are billed to Landlord or any third party, but not to Tenant, Tenant shall pay such amounts (x) within five (5) Business Days following Landlord’s demand for such payment or (y) at least three (3) Business Days prior to the date on which such amounts are due to the applicable Person entitled to payment thereof, whichever is later.

3.3    Late Payment of Rent. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent (other than Third-Party Charges) shall cause Landlord to incur costs and administrative complications not contemplated hereunder, the exact amount and scope of which is presently anticipated to be extremely difficult to ascertain. Accordingly, if any regular installment of Base Rent (including, for the avoidance of doubt, the pro rata portion of Base Rent due and payable on the Commencement Date) shall not be paid within five (5) days after its due date, Tenant shall pay to Landlord on demand, as Additional Rent, a late charge equal to the lowest of (a) two and one-half percent (2.5%) of the amount of such installment, (b) the amount of any late charge imposed by any applicable Landlord Lender as a result of such failure to pay such installment and (c) the maximum amount permitted by applicable Legal Requirements (such lowest amount, a “Late Charge”); provided, however, that there shall be no Late Charge imposed on the full amount of the Base Rent due for the remainder of the Term in the event that, pursuant to its rights under Section 13.2 of this Lease, Landlord exercises its remedy to accelerate such Base Rent. Tenant hereby agrees that any such Late Charge represents a fair and reasonable estimate of the costs and expenses (including economic losses) that Landlord will incur by reason of a late payment by Tenant. The Parties hereby agree that all such Late Charges shall constitute Rent and shall not be construed as creating a borrower/lender or debtor/creditor relationship between Landlord and Tenant. In addition to and not in limitation of the foregoing, if any installment or payment of Rent (other than Third-Party Charges) shall not be paid on or prior to the date the same is due and payable in accordance with this Lease, then the amount unpaid, excluding any Late Charges previously accrued, shall bear interest at the Default Rate from the due date of such installment or payment to the date of Tenant’s payment thereof in full, and Tenant shall pay such interest to Landlord on demand. The payment of such Late Charge or such interest at the Default Rate shall not constitute a waiver of, nor excuse or cure, any default under this Lease, nor prevent Landlord from exercising or enforcing any rights or remedies available to Landlord under this Lease, at law or in equity. Notwithstanding the foregoing, Tenant shall be responsible for the payment of all interest, fines, penalties, late charges and other costs and fees imposed by third parties (“Third-Party Late Charges”) with respect to payments of Third-Party Charges which are not paid by Tenant when due hereunder; provided, however, that if Landlord shall elect in its discretion to pay (without any obligation to do so) any Third-Party Charges which are not paid by Tenant when due hereunder (together with any Third-Party Late Charges), Tenant shall pay Landlord interest at the Default Rate on all amounts so paid by Landlord and which Tenant fails to pay to Landlord within five (5) days after the date of Landlord’s payment thereof. Notwithstanding anything to the contrary herein, Landlord hereby agrees that if any Late Charge or interest at the Default Rate shall not be due and payable by Tenant hereunder and Tenant shall pay the same in error, then Landlord shall promptly refund the same to Tenant.

3.4    Method of Payment of Rent and Other Sums and Charges. Base Rent, and Additional Rent to be paid by Tenant to Landlord in accordance with the terms of this Lease and all sums to be paid by Landlord to Tenant shall be paid by either (a) wire transfer of immediately available funds or (b) electronic funds transfer debit transactions through Automated Clearing House Debit (“ACH”) and shall be initiated by the applicable Party for settlement on or before the applicable Payment Date (or when otherwise due and payable). Base Rent and such Additional Rent payable to Landlord shall be deemed paid on the date that Landlord actually receives funds through wire transfer or ACH and not on the date that Tenant initiates any such payment. On or prior to the Commencement Date, Landlord shall designate an account into which Tenant shall make all payments of Rent (other than, for the avoidance of doubt, Third-Party Charges) under this Lease, which designated account may be changed by Landlord upon not less than ten (10) Business Days’ Notice to Tenant. With respect to any Third-Party Charges, Tenant shall, promptly after demand therefor by Landlord, deliver to Landlord evidence of Tenant’s payment thereof (which may be a copy of the transmittal letter or invoice and a check whereby such payment was made).

3.5    Net Lease. Landlord and Tenant acknowledge and agree that (a) this Lease is, and is intended to be, what is commonly referred to as a “net, net, net” or “triple net” lease, and (b) the Rent shall be paid absolutely net to Landlord, without notice or demand (except as otherwise expressly set forth herein), and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, “Set-Off Rights”), except to the extent otherwise expressly permitted hereunder, so that this Lease shall yield to Landlord the full amount or benefit of the installments of Base Rent and Tenant’s Proportionate Share of all Additional Rent throughout the Term, all as more fully set forth in Article V and subject to any other provisions of this Lease that expressly provide for the adjustment or abatement of Rent. Except as otherwise expressly set forth in this Lease, Tenant assumes full responsibility for the condition, use, operation and maintenance of the Demised Premises, and Landlord shall have no responsibility or liability therefor. If Landlord commences any proceedings for nonpayment of Rent, Tenant shall not interpose any counterclaim or cross claim or similar pleading of any nature or description in such proceedings (nor move or agree to consolidate in such proceedings any claim by Tenant in any other proceedings) unless the failure to interpose such counterclaim, cross claim or similar pleading would result in a waiver thereof. The obligations of Tenant hereunder are separate and independent covenants, and Tenant shall have no Set-Off Rights with respect to such obligations for any claimed or actual default or breach by Landlord or for any other reason whatsoever except to the extent otherwise expressly provided for hereunder. For the avoidance of doubt, Tenant shall not have, and hereby expressly and absolutely waives, relinquishes, and covenants not to assert, accept or take advantage of, any right to deposit or pay with or into any court or other third-party escrow, depository account or tenant account any disputed Rent, or any Rent pending resolution of any other dispute or controversy with Landlord. Tenant’s obligation to pay Rent under this Lease shall not be affected by any collection of rents by any Governmental

Authority pursuant to a tax lien or otherwise. All Rent payable by Tenant under this Lease shall constitute “rent” for all purposes (including Section 502(b)(6) of the United States Bankruptcy Reform Act of 1998, as amended (the “Bankruptcy Code”)).

3.6    Replacement Guarantors. On the Commencement Date, the Lease Guarantors executed and delivered to Landlord the Initial Lease Guaranty and the Initial Environmental Indemnity Agreement. Notwithstanding anything to the contrary in this Lease, so long as no Disabling Event then exists, Tenant shall have the right from time to time during the Term to replace any Lease Guarantors (“Replaced Guarantors”) with one or more other Persons that satisfy the following conditions (each, a “Replacement Guarantor”): (a) such Persons shall be (i) Affiliates of Tenant or (ii) otherwise constitute permitted Transfer Replacement Guarantors pursuant to Article IX; (b) Landlord shall have received evidence reasonably satisfactory to Landlord that (i) immediately following the effectiveness of such replacement, (A) in the case of any Replacement Guarantors that are Affiliates of Tenant, such Replacement Guarantors (together with any Continuing Guarantors) shall satisfy the Guarantor Financial Covenants and (B) in the case of any Transfer Replacement Guarantors, the Tangible Net Worth of such Transfer Replacement Guarantors and any applicable Continuing Guarantors shall not be less than the Reference Net Worth and (ii) in the case of either of the foregoing subclauses (A) or (B), immediately following the effectiveness of the applicable replacement, such Persons shall (together with any Continuing Guarantors) satisfy the Guarantor Financial Covenants; (c) such Persons shall have executed (in the case of clauses (ii), (iii) and (iv) below) and delivered to Landlord (i) an Officer’s Certificate attaching a copy of the Structure Chart then in effect, which shall include the Replacement Guarantor, (ii) a replacement guaranty (a “Replacement Guaranty”), (iii) a replacement environmental indemnity agreement (a “Replacement Environmental Indemnity Agreement”), (iv) if any such Persons own all or any portion of Tenant’s Equity Interests, each such Person (a “Replacement Pledgor”) shall execute and deliver to Landlord a replacement pledge agreement (a “Replacement Pledge Agreement”), in each case of the foregoing clauses (ii), (iii) and (iv) above, in the form and substance of the existing Lease Guaranty, Environmental Indemnity Agreement and Pledge Agreement, respectively, together with any revisions thereto as may be reasonably required by Landlord by reason of the applicable Replacement Guarantor’s state of formation or organizational structure, and (v) if any Replacement Guarantor is not an Affiliate of Tenant, a legal opinion from counsel to such Replacement Guarantor opining as to the due formation of such Replacement Guarantor, the authority of such Replacement Guarantor to enter into such replacement documents, and the enforceability of such documents against such Replacement Guarantor, which legal opinion shall be subject in each case to customary assumptions and qualifications reasonably acceptable to Landlord; and (d) Tenant shall have reimbursed Landlord for all Costs and Expenses incurred by Landlord in connection with the foregoing. Landlord hereby agrees that, in the event that any Replacement Guarantors become Lease Guarantors in accordance with this Section 3.6, the applicable Replaced Guarantors shall be released from their respective obligations under the existing Lease Guaranty, the existing Pledge Agreement (to the extent such Replaced Guarantors no longer hold an Equity Interest in Tenant and such Replacement Guarantors deliver a Replacement Pledge Agreement) and the existing Environmental Indemnity Agreement, in each case that accrue from and after the date of such release. Tenant shall cause each Required Subsidiary from time to time to be a Lease Guarantor and to execute a Lease Guaranty or a joinder to any existing Lease Guaranty, as applicable.

ARTICLE IV

IMPOSITIONS

4.1    Impositions.

(a)    Promptly following each payment by Tenant of Impositions in accordance with this Lease, except to the extent (with respect to any Tenant Option Property) that Tenant is making such payments as part of Installment Expenses pursuant to Section 4.4 rather than making such payments directly, Tenant shall furnish to Landlord copies of official receipts or other proof reasonably satisfactory to Landlord evidencing such payment. For the avoidance of doubt, Tenant’s obligation to pay Impositions (whether such payments are made directly to the applicable taxing authorities or, following the Partial Property Termination Date with respect to any Tenant Option Property, as part of Installment Expenses pursuant to Section 4.4) shall be absolutely fixed upon the date such Impositions become a lien upon the Demised Premises or any part thereof during the Term, subject to the proviso in the immediately succeeding sentence and Section 4.2. Tenant shall also be responsible for all Impositions which, on the Commencement Date, are liens upon the Demised Premises or any part thereof; provided, however, that notwithstanding anything to the contrary herein, Landlord shall be responsible for all Impositions attributable to any period occurring prior to the Commencement Date pursuant to Section 4.1(f) below. If any Imposition may, at the option of the taxpayer, lawfully be paid in installments, whether or not interest shall accrue on the unpaid balance of such Imposition, Tenant may pay the same, together with any accrued interest on the unpaid balance of such Imposition, in installments as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto.

(b)    During the Term, Landlord shall prepare and file or cause to be prepared and filed all tax returns and reports as may be required by Legal Requirements with respect to Landlord’s net income, gross receipts, franchise taxes and taxes on its capital stock and any other returns required to be filed by or in the name of Landlord (the “Landlord Tax Returns”), and Tenant, Tenant’s Parent and/or Lease Guarantor shall prepare and file all tax returns and reports that are required to be filed pursuant to any Legal Requirements with respect to or relating to the Demised Premises, Tenant’s Property and the respective other assets, properties and business operations of Tenant (other than any such amounts that are described in the exclusions set forth in Section 4.3).

(c)    Any refund due from any taxing authority in respect of any Imposition paid by or on behalf of Tenant shall be paid over to and may be retained by Tenant, net of all of Landlord’s Cost and Expenses incurred in connection with assisting Tenant in obtaining such refund (to the extent Tenant requested such assistance).

(d)    Each of Landlord and Tenant shall, upon the written request of the other Party, provide such data as may be maintained by the Party to whom such request is made with respect to the Demised Premises as may be necessary to prepare any required tax returns and/or reports. If any portion of any Demised Premises shall be classified as personal property for tax purposes, then Tenant shall file all personal property tax returns in such jurisdictions where the same must legally be filed. Each of Landlord and Tenant shall, to the extent such Party possesses the same, provide to the other Party, promptly following such Party’s written request, such cost and depreciation records necessary for filing tax returns for any property so classified as personal property. To the extent that Landlord is legally required to file personal property tax returns, Landlord shall provide to Tenant copies of any assessment notices indicating a value in excess of the reported value in sufficient time for Tenant to file a protest with respect thereto.

(e)    Promptly after request by Landlord, Tenant shall (i) notify Landlord of any changes to the amounts, schedules and instructions for payment of any Impositions of which Tenant has obtained knowledge and (ii) send Landlord any applicable bills for Impositions obtained by Tenant from the appropriate taxing authority or entity. Billings for reimbursement by Tenant to Landlord of personal property or real property taxes and any taxes due under the Landlord Tax Returns, if and to the extent Tenant is responsible for such taxes under the terms of this Section 4.1, shall be accompanied by copies of a bill therefor and payments thereof that identify the personal property or real property or other tax obligations of Landlord with respect to which such payments are made. So long as no Disabling Event exists, Landlord will not voluntarily enter into agreements that would reasonably be expected to result in additional Impositions (other than de minimis additional Impositions or unless Landlord agrees to pay all such additional Impositions) without Tenant’s consent.

(f)    Impositions imposed or assessed in respect of any tax-fiscal period during which the Term commences or terminates or expires shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed or assessed before or after such commencement, termination or expiration (as applicable), and Tenant’s obligation to pay Tenant’s pro rata share thereof in respect of the applicable tax-fiscal period during the Term shall survive such termination or expiration. Promptly after request by Tenant, Landlord shall pay its pro rata share of any Impositions relating to any tax period preceding the Commencement Date or during the tax period in which the Term commences so that Tenant can timely pay all Impositions relating to such periods and discharge any liens related thereto.

4.2    Permitted Contests. Upon not less than ten (10) days’ prior written Notice to Landlord, at Tenant’s sole cost and expense, Tenant may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance or charge (each, for purposes of this Section 4.2, a “Contested Violation”), and upon Tenant’s request, Landlord shall reasonably cooperate with Tenant with respect to such contest at no cost or expense to Landlord; provided, however, that (a) if such proceedings relate to a contest of an unpaid Imposition, lien, attachment, levy, encumbrance or charge pursuant to any Legal Requirements, the commencement and continuation of such proceedings shall suspend the collection or enforcement thereof from or against Landlord and the Demised Premises; (b) neither the Demised Premises, the Rent nor any part or interest in either would be in any danger of being sold, forfeited, attached or lost pending the outcome of such proceedings; (c) if such proceedings relate to a contest of a Legal Requirement, neither Landlord nor Tenant would be in any danger of any criminal or material civil liability for failure to comply therewith pending the outcome of such proceedings; (d) unless (i) the amount subject to such Contested Violation has already been paid in full by Tenant (under protest or otherwise) or (ii) the Guarantor Financial Covenants are then satisfied, Tenant shall provide to Landlord such security (which security shall not be in an amount that exceeds 110% of the amount of such Contested Violation) including, without limitation, a cash escrow or a letter of credit, as may be reasonably required by Landlord to assure that such Contested Violation shall be paid, discharged or otherwise remedied (including any interest or penalties thereon) once the applicable contest is resolved and to prevent any sale or forfeiture of the applicable Demised Premises or of the Rent by reason of such nonpayment or noncompliance (as applicable); (e) in the case of an Insurance Requirement, (A) the policies and coverages required under Article XI shall be maintained and (B) such insurance policies shall not be cancelled and the carriers shall not increase the rates thereunder (unless Tenant pays the amount of such increase) or issue any statement indicating that coverage will be denied; (f) Tenant shall keep Landlord reasonably informed as to the status of, and, promptly following Landlord’s request, provide Landlord with copies of all material documents and correspondence relating to, such proceedings; and (g) if such contest shall be finally resolved against Landlord or Tenant, Tenant shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon and, if applicable, promptly comply with the applicable Legal Requirement or Insurance Requirement. Landlord, at Tenant’s expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest, and, if reasonably requested by Tenant, Landlord shall join as a party therein and/or fully participate therein in conjunction with Tenant. The provisions of this Section 4.2 shall not be construed to permit Tenant to contest the payment of Base Rent. Without limiting any other provision of this Lease, Tenant shall indemnify, defend, protect and hold Landlord and all Landlord Indemnified Parties and the Demised Premises harmless from and against any and all liabilities, costs, fees, damages, expenses, penalties, fines and charges of any kind (including reasonable attorneys’ fees, whether incurred in the enforcement of this indemnity or otherwise) that may be imposed upon Landlord, the Property and/or the Demised Premises in connection with any such contest and any loss resulting therefrom. Notwithstanding anything in this Section 4.2, any contest with respect to (x) any Landlord Option Property following Landlord’s exercise of the Landlord Option (or, if later, following the date that is twenty-four (24) months prior to the applicable LO Termination Date) or (y) any Tenant Option Property following Tenant’s exercise of the Tenant Option (or, if later, following the date that is twenty-four (24) months prior to the applicable TO Termination Date) shall be subject to Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

4.3    General Tax Indemnity. Tenant shall indemnify the Landlord Indemnified Parties against any fees or taxes (individually, a “Tax” and collectively, “Taxes”) imposed by the United States or any taxing jurisdiction or authority of or in the United States (or foreign taxing authority, to the extent such foreign jurisdiction imposes such taxes as a result of the location of Tenant or activities of Tenant in such jurisdiction) in connection with the Demised Premises and/or the transactions contemplated herein (except to the extent otherwise expressly provided for herein); provided, however, that the amount of any indemnification payment in respect of Taxes shall be (a) decreased by any cash Tax benefit actually realized by the Landlord Indemnified Parties as a result of such Taxes; and (b) increased by an amount equal to any cash Taxes attributable to the receipt of such indemnification payment by the Landlord Indemnified Parties. This general tax indemnity (“General Tax Indemnity”) shall exclude any Taxes: (i) except to the extent that the same are expressly included in the definition of “Impositions”, which are based on net income or capital gains, or franchise or doing business taxes of a Landlord Indemnified Party imposed by a jurisdiction in which such Landlord Indemnified Party is otherwise resident for tax purposes or is subject to taxation as a result of any Property being located in such jurisdiction (but only to the extent of the portion of rent or gains attributable to any such Property); (ii) on capital or net worth (including minimum and alternative minimum Taxes measured by any items of Tax preference); (iii) to the extent such Taxes would not have been imposed if the Landlord Indemnified Party or any of its Affiliates had not engaged in activities or had a presence in the jurisdiction imposing such

Taxes, in each case, that are unrelated to the transaction contemplated hereby; (iv) directly imposed with respect to a voluntary or involuntary transfer (directly or indirectly) by a Landlord Indemnified Party of an interest in all or any portion of any Demised Premises, a Landlord Indemnified Party or any other interest created under the Lease Documents, other than pursuant to and required by Tenant’s exercise of any Tenant Option under this Lease; (v) imposed because the Landlord Indemnified Party is not a U.S. person; (vi) with respect to any period before the Commencement Date or after the termination of this Lease, whether in whole or with respect to a particular Property following the Property Termination Date with respect thereto; and (vii) that otherwise constitute Excluded Taxes. The foregoing exclusions shall not apply to any sales, use, transfer, recording and similar Taxes related to or arising out of Tenant’s Property or any Alterations which Tenant elects or is required to remove in accordance with the terms hereof or any termination of this Lease pursuant to or as a result of any Tenant Option. The General Tax Indemnity shall be subject to Tenant’s right to contest Taxes in the manner provided in Section 4.2. In the event of a claim under the General Tax Indemnity, Landlord shall send Tenant Notice thereof, together with Landlord’s calculation of any amount for which the Landlord Indemnified Parties are seeking indemnification pursuant to this Section 4.3 and accompanied by reasonable supporting documentation. Unless Tenant disputes such calculation (which dispute shall be resolved pursuant to expedited arbitration, as provided in Section 27.1), Tenant shall pay Landlord the amount set forth in Landlord’s Notice within thirty (30) days of its receipt thereof. Tenant shall be entitled to all future refunds of, and Tax savings of Landlord (but not any of its direct or indirect beneficial owners) resulting from or attributable to, any event giving rise to the payment of any indemnification payment under this Section 4.3.

4.4    Installment Expenses for Tenant Option Properties.

(a)    Subject to the further provisions of this Section 4.4, from and after the Partial Property Termination Date with respect to any Tenant Option Property, Tenant shall deposit with Landlord, on each Payment Date, an amount equal to one-twelfth (1/12th) of the amount reasonably estimated by Landlord (and without duplication) to be Tenant’s Proportionate Share of the sum of the Impositions, Operating Expenses, CAM Expenses, Property Document CAM Expenses, Landlord’s Insurance Costs and all other recurrent Property Charges, but excluding Third-Party Charges, coming due within the applicable calendar year with respect to such Tenant Option Property (each an “Installment Expense”, and collectively, “Installment Expenses”). Provided that no Disabling Event then exists, Landlord shall apply all amounts so deposited by Tenant to the payment of the applicable Installment Expenses as the same shall become due and payable and (for the avoidance of doubt) before the imposition of any fine, penalty, premium, interest or cost thereon.

(b)    The following provisions shall apply to any such deposits of Installment Expenses payable by Tenant in accordance with this Section 4.4:

(i)    Tenant shall pay to Landlord Tenant’s Proportionate Share of the annual Impositions with respect to the applicable Tenant Option Property in equal monthly installments in an amount based on one hundred five percent (105%) of the prior calendar year’s tax bill for the entire Tenant Option Property, or Landlord may elect, at its sole option, to bill such amounts in arrears. Within seventy-five (75) days after the end of each calendar year during which Tenant made deposits under this Section 4.4, Landlord shall furnish Tenant with a written statement of the actual amount of Tenant’s Proportionate Share of the Impositions with respect to such Tenant Option Property (a “Tax Statement”) and a copy of any and all tax bills and statements received from the taxing authority which serve as a basis for the determination of such Impositions and Tenant’s Proportionate Share thereof. In the event no tax bill is available, Landlord shall reasonably compute the amount of such tax and provide a copy of the tax bill when the same becomes available. If the total amount paid by Tenant under this Section 4.4(b)(i) for any calendar year during the Term with respect to any Tenant Option Property shall be less than the actual amount due from Tenant with respect to such Tenant Option Property for such calendar year, as shown on the applicable Tax Statement, then Tenant shall pay to Landlord the difference between such amount paid by Tenant and such actual amount due within forty-five (45) days after Landlord’s delivery of such Tax Statement; and if the total amount paid by Tenant hereunder with respect to any Tenant Option Property for any calendar year shall exceed the actual amount due from Tenant hereunder for such calendar year, then such excess shall be credited against the next installment(s) of Base Rent, Impositions and assessments due from Tenant to Landlord hereunder with respect to such Property; provided, however, that if the Term shall have expired or this Lease shall have otherwise terminated with respect to such Tenant Option Property (other than in connection with an EOD Termination) and no further Rent shall be due hereunder with respect to such Tenant Option Property, then Landlord shall refund such difference to Tenant when Landlord sends the applicable Tax Statement.

(ii)    Landlord shall reasonably estimate by Notice to Tenant, given not less than thirty (30) days in advance of the date that Landlord desires that Tenant commence making such deposits, the amounts Tenant owes for Tenant’s Proportionate Share of Installment Expenses (other than Impositions) with respect to the applicable Tenant Option Property (“Other Installment Expenses”) for the then current full or partial calendar year of the Term, which Notice shall include supporting calculations and documentation therefor. From and after the date specified in such Notice (which shall be a Payment Date and shall be at least thirty (30) days after the date that such Notice is delivered to Tenant), Tenant shall pay such estimated amount in equal monthly installments over the remainder of the applicable calendar year on or before each applicable Payment Date. Within ninety (90) days after the end of each calendar year for which Tenant made deposits under this Section 4.4, Landlord shall furnish Tenant with a written statement (an “Other Installment Expense Statement”) showing: (A) the actual amount, based on the information then available to Landlord, of Other Installment Expenses with respect to such Tenant Option Property by category of Other Installment Expense (i.e., Operating Expenses, CAM Expenses, etc.) for the preceding calendar year (or the applicable portion thereof), (B) the amounts actually paid by Tenant towards Other Installment Expenses for such Tenant Option Property with respect to such preceding calendar year (or the applicable portion thereof), and (C) any revised estimate of Tenant’s obligations for Other Installment Expenses for such Tenant Option Property for the then current calendar year, together with supporting calculations and documentation therefor. If any Other Installment Expense Statement shows that Tenant’s estimated payments of Other Installment Expenses with respect to such Tenant Option Property were less than Tenant’s actual obligations for such Other Installment Expenses for the preceding calendar year (or the applicable portion thereof), then Tenant shall pay the difference to Landlord within forty-five (45) days after

Landlord’s delivery of such Other Installment Expense Statement. If any Other Installment Expense Statement shows an increase in Tenant’s estimated payments of Other Installment Expenses with respect to such Tenant Option Property for the then current calendar year, then Tenant shall make such increased estimated payments commencing on the next occurring Payment Date and, within forty-five (45) days following Tenant’s receipt of such Other Installment Expense Statement, pay the difference between the new and former estimates thereof for the period from January 1 of such calendar year through the end of the calendar month in which Landlord delivers the Other Installment Expense Statement. If the Other Installment Expense Statement shows that Tenant’s estimated payments of Other Installment Expenses with respect to the applicable Tenant Option Property exceeded Tenant’s actual obligations for such Other Installment Expenses, then Tenant shall receive a credit for the difference against payments of Other Installment Expenses (and, if such difference exceeds the amount thereof, the Base Rent) next coming due for such Tenant Option Property; provided, however, that if the Term shall have expired or this Lease shall have otherwise terminated with respect to such Tenant Option Property and no further Rent shall be due with respect thereto, then Landlord shall refund such difference to Tenant when Landlord sends the applicable Other Installment Expense Statement.

(iii)    At Tenant’s option, upon ten (10) days’ Notice to Landlord and during normal business hours (but not more than once in any Lease Year), Tenant may cause a reasonable review and audit to be made of Landlord’s invoices, bills and documentation justifying any Installment Expenses and Tenant’s Proportionate Share thereof. Tenant hereby agrees that no auditor shall be employed or engaged by Tenant for purposes of the foregoing on a contingency fee basis for the purpose of conducting any such audit. Any overpayment by Tenant revealed by such audit shall promptly be refunded by Landlord. In addition, if such an audit discloses that Tenant has been charged three percent (3%) or more in excess of the amount actually owed by Tenant, Landlord shall be responsible for and reimburse Tenant for the Costs and Expenses of the audit within thirty (30) days of Tenant’s demand for the same with all supporting documentation.

(iv)    Notwithstanding anything to the contrary herein, if Landlord shall terminate this Lease as to any Tenant Option Property by reason of a Non-Major Event of Default with respect to such Tenant Option Property, then all deposits made by Tenant on account of Installment Expenses then held by Landlord for such Tenant Option Property shall be applied by Landlord on account of any and all sums due under this Lease with respect to such Tenant Option Property, but otherwise in such order and priority as Landlord shall elect in its sole and absolute discretion.

(v)    Any deposit made by Tenant in accordance with this Section 4.4 shall (without limiting Tenant’s obligations under clauses (b)(i)-(ii) hereof) satisfy Tenant’s obligation hereunder to pay any such amount directly to the applicable third parties entitled to such payments.

(c)    Notwithstanding the foregoing provisions of this Section 4.4, from and after the Partial Property Termination Date with respect to any Tenant Option Property, Tenant shall pay for all Utility Charges with respect to the Tenant Retained Portion of such Tenant Option Property pursuant to a separate meter to be installed as a part of the TO Separation Work; provided, however, that until the installation of such separate meter is complete, Tenant shall pay such Utility Charges (relating to Tenant’s use of utilities located in such Tenant Option Property as they relate to the Tenant Retained Portion) pursuant to the Parties’ agreement in respect thereof, which agreement shall be made or entered into as a part of the process set forth in Section 1.6(b).

(d)    The provisions of this Section 4.4 shall survive the expiration or earlier termination of this Lease.

ARTICLE V

NO ABATEMENT

5.1    No Termination, Abatement, Etc. Except as otherwise expressly provided in this Lease to the contrary, Tenant shall remain bound by this Lease in accordance with each term and provision hereof, and shall, except to the extent otherwise expressly provided herein, neither take any action without the written consent of Landlord to modify, surrender or terminate the same, nor seek or be entitled to any Set-Off Rights, or to deposit in trust or escrow or enjoin the payment of, or otherwise obtain equitable relief with respect to, the Rent or any other liabilities or obligations of Tenant hereunder. Without limiting the foregoing, except as may be otherwise expressly provided to the contrary in this Lease, the obligations of Tenant shall not be affected by reason of: (a) any Casualty or Condemnation with respect to all or any portion of any Demised Premises; (b) the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of the Demised Premises or any portion thereof, or the interference with such use by any Person; (c) any claim that Tenant has or might have against Landlord by reason of any default or breach of any warranty, representation or covenant of or by Landlord under this Lease or any other Lease Documents to which Landlord is a party, at law, in equity or otherwise; (d) any Insolvency Event with respect to any Tenant Party or any Affiliate of a Tenant Party; or (e) for any other cause, whether similar or dissimilar to any of the foregoing, other than a discharge of Tenant from any such obligations pursuant to applicable Legal Requirements (and Tenant hereby waives and relinquishes any such right of discharge to the greatest extent now or hereafter permitted by applicable Legal Requirements). Tenant hereby specifically and unconditionally further waives all rights arising from any occurrence whatsoever that may now or hereafter be conferred upon it by law or in equity (i) to modify, surrender or terminate this Lease in whole or in part or quit or surrender the Demised Premises or any portion thereof (except with respect to any Terminated Property), or (ii) that may entitle Tenant to any abatement, reduction, suspension, deferment, stay or enjoining of the payment of the Rent or other sums payable by Tenant hereunder, except in each case as may be otherwise expressly provided to the contrary in this Lease.

5.2    Assumption of Risk of Loss. Without limiting any other provision of this Lease, except in each case to the extent expressly provided in this Lease to the contrary, the entire risk of loss or of decrease in the value, utility or fitness for use, or enjoyment and beneficial use of the Demised Premises as a consequence of (a) any Casualty, thefts, riots or civil unrest, wars, terrorism, pandemic or other events of force majeure, (b) changes in applicable Legal Requirements or financial or economic circumstances or conditions, in each case either generally applicable or specifically applicable to Tenant, any Demised Premises and/or Tenant’s use of all or any portion of any Demised Premises, (c) foreclosures, attachments, levies or executions, or (d) Condemnations, in each case whether foreseen or unforeseen, is hereby unconditionally assumed by Tenant, and in no event shall any of the foregoing entitle Tenant to any Set-Off Right or any right to modify, amend, suspend or terminate this Lease.

ARTICLE VI

OWNERSHIP OF DEMISED PREMISES

6.1    Ownership of the Demised Premises.

(a)    Each of Landlord and Tenant hereby acknowledges and agrees that it has executed and delivered this Lease with the understanding that (i) the Demised Premises is the property of Landlord as and to the extent conveyed to Landlord; (ii) Tenant has only the right to the possession and use of the Demised Premises upon the terms and conditions of this Lease; (iii) this Lease is a “true lease,” is not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, deed to secure debt, trust agreement, security agreement or other financing or trust arrangement, or any other agreement or arrangement other than a “true lease,” and the economic realities of this Lease are those of a “true lease”; (iv) the business relationship between Landlord and Tenant created by this Lease and the other Lease Documents to which each is a party is, and at all times shall remain, that of a landlord and a tenant and shall not create or constitute a relationship of a borrower and a lender; (v) this Lease has been entered into by each Party in reliance upon the mutual covenants, conditions and agreements contained herein; and (vi) none of the covenants, conditions or agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership between Landlord and Tenant, to make them joint venture partners, to make Tenant an agent, legal representative, partner, subsidiary or employee of Landlord, or to make Landlord in any way responsible for any debts, obligations or losses of Tenant.

(b)    Each of the Parties covenants and agrees not to: (i) file any income tax return or other associated documents; (ii) file any other document with or submit any document to any Governmental Authority; (iii) enter into any written contractual arrangement with any Person; or (iv) release any financial statements, in each case, that takes a position that (A) in general, asserts or could reasonably be construed to assert that this Lease is other than a “true lease” as well as an “operating lease” under GAAP, with Landlord as owner of the Demised Premises and Tenant as the tenant of the Demised Premises or (B) in particular, without limiting the generality of the foregoing, is inconsistent with any of the following: (1) the treatment of Landlord as the owner of the Demised Premises eligible to claim depreciation deductions under Section 167 or 168 of the Code with respect to the Demised Premises, (2) the reporting by Tenant of all Rent payments as rent expenses under Section 162 of the Code, and/or (3) the reporting by Landlord of the Rent payments (including, to the extent permissible under applicable Legal Requirements, any Third-Party Charges that may represent expenses of Landlord) as rental income under Section 61 of the Code, in each case, except to the extent required by applicable Legal Requirements or applicable accounting standards.

(c)    Tenant hereby waives any claim or defense under or with respect to this Lease with respect to or against any of the Demised Premises or any Landlord Indemnified Parties based upon the characterization of this Lease as anything other than a true lease and as a master lease of all of the Demised Premises. Tenant hereby (i) stipulates as to, and covenants and agrees not to challenge or support or consent to the challenge of, the validity, enforceability or characterization of this Lease of the Demised Premises as a true lease and/or as a single, unitary, indivisible, non-severable instrument pertaining to the lease of all, but not less than all, of the Demised Premises, and (ii) stipulates as to, and covenants and agrees not to assert, take, omit to take, support or consent to any action inconsistent with, the agreements and understandings set forth in Section 1.2 or this Section 6.1.

6.2    Tenant’s Property. Subject to the provisions of Section 7.4 and Article XII, Tenant shall, during the Term, own (or lease, subject to the terms of this Lease) and maintain (or cause its Subsidiaries to own (or lease, subject to the terms of this Lease)) in connection with each Demised Premises adequate and sufficient Tenant’s Property, and shall maintain (or cause to be maintained) all such Tenant’s Property in good order, condition and repair, in each case as Tenant reasonably deems necessary and appropriate in the good faith exercise of Tenant’s reasonable commercial judgment to operate such Demised Premises in accordance with the Permitted Use and otherwise in compliance with all applicable Property Requirements and the terms and conditions of this Lease. If any of Tenant’s Property requires replacement to comply with the foregoing, Tenant shall promptly replace (or cause to be replaced) such Tenant’s Property with property of substantially the same or better quality or of comparable utility at Tenant’s sole cost and expense. Subject to the foregoing, including such replacement obligations, Tenant may sell, transfer, convey or otherwise dispose of Tenant’s Property in the ordinary course of Tenant’s business so long as the same does not make or result in any Encumbrances on the Demised Premises or result in an Event of Default, including any failure of Lease Guarantors to satisfy the Guarantor Financial Covenants. Tenant shall remove all of Tenant’s Property from each Demised Premises upon the Expiration Date or any earlier Property Termination Date with respect to such Demised Premises (including all telecommunications cabling and any rooftop antennas or communications installations), except as may be otherwise agreed by Landlord in its sole discretion and except to the extent that Tenant or any Affiliate of Tenant is acquiring such Demised Premises on or about such Expiration Date or Property Termination Date (as applicable) or has transferred ownership of such Tenant’s Property to a Successor Tenant, Landlord or Successor Landlord in accordance with the terms of this Lease. Tenant shall repair and restore all damage caused by such removal in compliance with terms of this Lease. Without limiting the foregoing or any other rights or remedies of Landlord, except as otherwise expressly provided in this Section 6.2, any Tenant’s Property that Tenant fails to so remove from the Demised Premises at the end of the Term shall be deemed abandoned by Tenant and shall become the property of Landlord or the applicable Successor Landlord. For the avoidance of doubt, Tenant’s Property shall not constitute Alterations or Leased Improvements.

ARTICLE VII

CONDITION AND USE OF DEMISED PREMISES; PROPERTY DOCUMENTS

7.1    Condition of the Demised Premises. Tenant hereby acknowledges receipt and delivery of complete and exclusive possession of the Demised Premises, and complete delivery of the Common Areas with respect thereto, subject in each case to the Permitted Encumbrances and the terms of this Lease. Tenant hereby acknowledges and confirms that for a substantial period prior to and up to and including the Commencement Date, Tenant’s Predecessor and/or its Subsidiaries were in continuous ownership and possession of the Demised Premises, and Tenant is accordingly fully familiar therewith and has examined and otherwise has knowledge of the condition of the Demised Premises prior to the execution and delivery of this Lease and has found the same to be in good order, condition and repair (to Tenant’s knowledge) and otherwise satisfactory to Tenant for the Permitted Use. Regardless, however, of any knowledge, examination or inspection made by or on behalf of Tenant and/or any of its Affiliates, and whether or not any patent or latent defect or condition may have been revealed or discovered thereby, Tenant hereby acknowledges and agrees that Tenant leases the Demised Premises from Landlord “as is,” “where is” and “with all faults” in its present condition as of the Commencement Date or, with respect to any Replacement Property, as of the applicable Substitution Date. Except with respect to Landlord’s Pre-Existing Environmental Obligations, Tenant hereby irrevocably, unconditionally and absolutely waives and relinquishes any claim or action against Landlord whatsoever in respect of the condition of the Demised Premises, including any patent or latent defects or adverse conditions not discovered or discoverable or otherwise known or unknown by Tenant as of the Commencement Date.

LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN FACT OR IN LAW, IN RESPECT OF THE DEMISED PREMISES OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, IT BEING AGREED THAT ALL SUCH RISKS, KNOWN AND UNKNOWN, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY TENANT, INCLUDING ALL RESPONSIBILITY AND LIABILITY FOR ANY ENVIRONMENTAL REMEDIATION AND COMPLIANCE WITH ALL ENVIRONMENTAL LAWS AT ALL TIMES DURING THE TERM, IT BEING ACKNOWLEDGED AND AGREED BY LANDLORD, HOWEVER, THAT LANDLORD SHALL HAVE SOLE RESPONSIBILITY AND LIABILITY FOR THE LANDLORD’S PRE-EXISTING ENVIRONMENTAL OBLIGATIONS RELATING TO PERIODS OF TIME PRIOR TO THE COMMENCEMENT OF THE TERM.

Tenant’s Initials: /s/ DW                                              Landlord’s Initials: /s/ BW      /s/ BW      /s/ DW

Without limiting the foregoing, except for Landlord’s Pre-Existing Environmental Obligations with respect to any of the Properties as to which Tenant does not waive or release any claims, Tenant realizes and hereby acknowledges that factual matters now unknown to it may have given or may hereafter give rise to losses, damages, liabilities, costs and expenses that are presently unknown, unanticipated and unsuspected, and Tenant further agrees that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Tenant nevertheless hereby intends to release, discharge and acquit Landlord and all other Landlord Indemnified Parties from any and all such unknown losses, damages, liabilities, costs and expenses. In furtherance of such intention, Tenant hereby expressly waives, with respect to all Properties located within or outside of the State of California, any and all rights and benefits conferred upon it by the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Tenant acknowledges that all of the foregoing acknowledgments, releases and waivers, including the waiver of the provisions of California Civil Code Section 1542, were expressly bargained for with the advice of counsel.

Tenant’s Initials: /s/ DW                                                 Landlord’s Initials: /s/ BW      /s/ BW      /s/ DW

7.2    Use of the Demised Premises; Compliance with Laws.

(a)    During the Term, each Property (and the portion of the Demised Premises located therein) shall be used solely for (i) the operation of a retail department store of the same or better quality as the Store at such Property as of the Commencement Date, (ii) upon not less than thirty (30) days’ Notice to Landlord, for any Pre-Approved Other Use and/or (iii) upon not less than sixty (60) days’ Notice to Landlord, for any other use that may be proposed by Tenant and approved by Landlord in Landlord’s sole and absolute discretion (each such permitted use, individually, and all such permitted uses, collectively, as the context may require, the “Permitted Use”), but in no event for any Prohibited Use and subject, in each case, to all applicable Property Requirements, and for no other purpose without the prior written consent of Landlord, which may be granted or withheld in Landlord’s sole and absolute discretion. Subject to the provisions of Sections 7.3 and 7.4, Tenant hereby acknowledges and agrees that the foregoing covenants and restrictions with respect to Tenant’s use of the Demised Premises are a material inducement to Landlord entering into this Lease and that Landlord would not enter into this Lease without such inducement. Tenant shall not use or occupy or permit the Demised Premises to be used or occupied, nor do or permit anything to be done in or on any Demised Premises, in a manner which would reasonably be expected to (A) violate any applicable Property Requirement in any material respect, (B) make void or voidable or cause any insurer to cancel any insurance required to be maintained by Tenant or Landlord under Article XI, (C) make void or voidable, cancel or cause to be cancelled, or release any material warranties, guaranties or permits with respect to such Demised Premises of which Tenant is notified, (D) cause structural injury to any of the Leased Improvements with respect to such Demised Premises, (E) diminish in any material respect the market value of such Demised Premises, (F) constitute a public or private nuisance, (G) without further action or the passage of time, make possible a claim of adverse use or possession or an implied dedication with respect to such Demised Premises, or otherwise impair in any material respect Landlord’s title thereto, or (H) subject the Demised Premises or this Lease to any Encumbrance other than Permitted Encumbrances (including, without limitation, any subleases and Permitted Licenses entered into in accordance with this Lease). Tenant shall, at its expense, (1) comply in all material respects, (2) use commercially reasonably efforts to cause any other Person occupying part of any Demised Premises to comply in all material respects and (3) cause each Demised Premises to comply in all material respects, in each case, with all applicable Property Requirements.

(b)    From and after the Partial Property Termination Date with respect to any Tenant Option Property, each of Tenant’s and Landlord’s use and occupancy of its respective Portion of such Tenant Option Property shall be subject to the terms of any applicable Property Documents and the terms of any agreement that may be made or entered into as a part of the process set forth in Section 1.6(b).

7.3    Property Documents.

(a)    Tenant shall, at Tenant’s expense, at all times promptly and faithfully abide by, discharge and perform in all material respects, all of the covenants, conditions and agreements contained in all Property Documents on the part of Landlord or Tenant to be kept and performed thereunder (regardless of whether Landlord or Tenant is the party to such Property Documents). Each Party shall promptly deliver to the other Party any notices of default, notices of termination or other material notices received by such Party under any Property Document from (i) if such Property Document is a Ground Lease, the applicable ground lessor (each, a “Ground Lessor”) and (ii) if such Property Document is an REA, the applicable owner, developer, operator or other counterparty thereto or thereunder (each, a “Developer” and, together with any Ground Lessor, each, a “Counterparty”), including, for the avoidance of doubt, any notices that relate to any actual or threatened defaults or enforcement actions of or against Tenant or Landlord under or in connection with such Property Documents. Tenant shall reasonably cooperate with Landlord, and (so long as no Disabling Event exists) Landlord shall reasonably cooperate with Tenant, as may be necessary in connection with Landlord’s or Tenant’s (as applicable) compliance with its respective obligations under any Property Documents, which cooperation shall (in the case of Tenant) include Tenant’s delivery, at its sole cost and expense, of any required financial reporting to (and/or, subject to the terms of this Section 7.3, obtaining necessary consents or approvals from) the applicable Counterparties. At Tenant’s request, and provided that no Disabling Event then exists, (A) Landlord shall use commercially reasonable efforts to obtain (and shall reasonably cooperate with Tenant in obtaining), at Tenant’s sole cost and expense, a subordination, non-disturbance and attornment agreement or other recognition agreement from the applicable Ground Lessor with respect to each Ground Lease (a “Ground Lease SNDA”) to the extent that Landlord has the right to request any such protections in accordance with the terms of such Ground Lease, and (B) if and to the extent that Landlord has any rights to receive notice and/or cure rights pursuant to the express terms of any Property Document (it being agreed that Landlord shall not be required to amend any such Property Document in order to provide Tenant with any such notice and cure rights), Landlord shall request and, at Tenant’s sole cost and expense, use commercially diligent efforts to cause the applicable Counterparty to provide Tenant with such available notice and/or cure rights; provided, however, that (1) if at any time Tenant reasonably determines that Landlord is not using commercially diligent efforts to obtain such available notice and cure rights from the applicable Counterparty, then Tenant may, but shall not be obligated to, deliver to Landlord Notice thereof (a “Counterparty Protection Notice”) and informing Landlord of Tenant’s desire to request such available notice and/or cure rights directly from such Counterparty and (2) if, within five (5) Business Days following Tenant’s delivery of such Counterparty Protection Notice, Landlord fails to obtain such available notice and/or cure rights from the applicable Counterparty and no Disabling Event then exists with respect to the applicable Property, Tenant shall have the right to request such available notice and/or cure rights directly from such Counterparty, provided that (I) Tenant shall copy Landlord on all written communications (including email requests) and (II) if Landlord requests in writing, Tenant shall include Landlord on all telephonic, Zoom (and similar technology) and written communications with such Counterparty (and Landlord agrees to make its representatives available at mutually-convenient times so as to facilitate such communications).

(b)    With respect to those certain REAs that encumber S/B Properties (each, an “S/B REA”), so long as no Disabling Event then exists, Tenant shall have the right, power and authority, on its own behalf or on behalf of Landlord, in its capacity as the fee or leasehold owner (as the case may be) of the applicable Property, and (subject to the further provisions of this clause (b))

without Landlord’s consent, to amend, modify, supplement and/or amend and restate such S/B REA, to exercise any right to amend, modify, supplement and/or amend and restate such S/B REA, to approve or consent to any action or to exercise any other similar right to which, in each case, Landlord (in its capacity as the fee or leasehold owner, as applicable, of the Property) is entitled to request, consent to, exercise or approve under such S/B REA (each of the foregoing, an “REA Action”), subject to the following conditions: (i) not less than ten (10) days prior to the effective date of any proposed REA Action, Tenant shall provide Landlord with Notice thereof (which shall include a copy of any applicable draft amendment, modification or other document memorializing such REA Action), and an opportunity to consult with Tenant with respect thereto and (ii) if such REA Action would: (A) restrict, impair or intentionally interfere with Landlord’s right to Transfer or finance all or any portion of the applicable Demised Premises or Property during the Term; (B) restrict, impair or intentionally interfere with Landlord’s right to Transfer, finance, improve, develop, redevelop, demolish or otherwise use and enjoy the applicable Demised Premises or Property upon the Expiration Date or any earlier Property Termination Date under this Lease; (C) modify or grant any purchase option or other similar preferential right (including, without limitation, any right of first refusal, or right of first offer, to purchase) with respect to the applicable Demised Premises or Property; (D) terminate, extend the term of, or otherwise amend, modify or alter the expiration or termination provisions of such S/B REA; (E) have any material adverse effect on ingress or egress to or from, or the visibility of, the applicable Property; (F) occur or take effect after the applicable Landlord Option Exercise Date, if the applicable Property is a Landlord Option Property; or (G) increase in any material respect Landlord’s obligations, or decrease in any material respect Landlord’s rights, under such S/B REA, then, in the case of each of the foregoing, Landlord’s prior written consent shall be required, which consent shall be granted or withheld (1) in Landlord’s commercially reasonable judgment in the case of any REA Action described in clauses (A), (B), (C), (D), (F) and (G) above and (2) in Landlord’s sole discretion in the case of any REA Action described in clause (E) above.

(c)    Landlord shall have the right from time to time to take or enter into any REA Action (i) with respect to any S/B REA to the extent reasonably necessary or desirable in connection with Landlord’s ownership, use, enjoyment, access, Transfer, financing or refinancing of, or with respect to, the related S/B Property (provided that Landlord shall not take any such REA Action with respect to an S/B REA if the same would undo, prevent or intentionally interfere with (A) Tenant’s right to take REA Actions in accordance with (and subject to the terms of) Section 7.3(b) or (B) any REA Action previously taken or proposed to be taken in writing by Tenant and, to the extent Landlord’s approval was required hereunder, approved by Landlord, in each case, in accordance with (and subject to the terms of) Section 7.3(b)) or (ii) with respect to any REA that relates to a Property that is not an S/B Property (a “Non-S/B REA”); provided, however, that not less than ten (10) days prior to the effective date of any such proposed REA Action, Landlord shall provide Tenant with Notice thereof (which shall include a copy of any applicable draft amendment, modification or other document memorializing such REA Action), as well as an opportunity to consult with Landlord with respect thereto, and, if such proposed REA Action would (i) have any material adverse effect on ingress or egress to or from, or the visibility of, the applicable Demised Premises or Property or (ii) increase in any material respect Tenant’s obligations (unless such increased obligations are monetary and Landlord agrees for itself and its successors and assigns to be responsible for such increased monetary obligations), or decrease in any material respect Tenant’s rights, under such REA or this Lease, then Tenant’s prior written consent shall be required with respect thereto, which consent shall be granted or withheld in

Tenant’s sole discretion in the case of any REA Action described in clause (i) above and shall be granted or withheld in Tenant’s commercially reasonable judgment in the case of any REA Action described in clause (ii) above. Promptly following the execution and delivery thereof, Landlord shall provide Tenant with a copy of any executed documentation relating to any such REA Action. Notwithstanding the foregoing, for the avoidance of doubt, Tenant shall not take or enter into any REA Action with respect to any Non-S/B REA without Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s sole discretion.

(d)    Notwithstanding anything to the contrary in this Lease, Tenant shall not Go Dark (i) at any time during the Term with respect to any Property if the same shall violate the terms and conditions of any applicable Property Document in any material respect or (ii) solely with respect to the Baybrook Property and the Coral Ridge Property (each, a “Baybrook/Coral Ridge Property”), at any time prior to the second (2nd) anniversary of the PropCo Closing Date unless the Counterparty (a “Baybrook/Coral Ridge Counterparty”) under the Ground Lease relating to the Baybrook Property and the REA relating to the Coral Ridge Property (each, a “Baybrook/Coral Ridge Property Document”), as applicable, waives in writing pursuant to documentation reasonably satisfactory to Landlord such Counterparty’s option under the applicable Baybrook/Coral Ridge Property Document to acquire Landlord’s right, title and interest in and to such Baybrook/Coral Ridge Property (as applicable, the “Purchase Option”) (the “Baybrook/Coral Ridge Lockout Period”). Following the expiration of the Baybrook/Coral Ridge Lockout Period, prior to Going Dark at any Baybrook/Coral Ridge Property (a “Baybrook/Coral Ridge Go Dark Event”), Tenant shall give Landlord not less than thirty (30) days’ Notice thereof. If any Baybrook/Coral Ridge Go Dark Event shall occur and such Baybrook/Coral Ridge Go Dark Event activates or triggers a Purchase Option in favor of the applicable Counterparty (which Purchase Option such Counterparty exercises and does not waive or gives Notice to such Party that it intends to exercise and/or not waive), then either Party shall, promptly after receiving notice or becoming aware thereof, provide Notice to the other Party of the same as well as a copy of any determination by such Baybrook/Coral Ridge Counterparty of the purchase price for the applicable Baybrook/Coral Ridge Property (the “Counterparty Purchase Price”), together with any appraisals or other documentation provided by such Baybrook/Coral Ridge Counterparty to determine the underlying fair market value (the “Counterparty FMV”). Upon receipt of any such Notice, notwithstanding anything to the contrary in the applicable Baybrook/Coral Ridge Property Document, at Landlord’s election exercised in its sole discretion upon Notice to Tenant (the “Landlord-Tenant FMV Notice”), the Parties shall determine the Landlord-Tenant FMV of such Baybrook/Coral Ridge Property in accordance with the procedures, terms and conditions set forth on Schedule 7.3(d) attached hereto, including, for the avoidance of doubt, the assumption, as set forth on such Schedule, that such Baybrook/Coral Ridge Property shall be used for the Highest and Best Use. In the event that, following its exercise of a Purchase Option, the applicable Baybrook/Coral Ridge Counterparty, either by itself or through any of its Affiliates, consummates the exercise of the Purchase Option and acquires the applicable Baybrook/Coral Ridge Property: (I) if the Landlord-Tenant FMV (if applicable) is more than five percent (5%) higher than the Counterparty FMV, then Tenant shall pay to Landlord an amount equal to the positive difference between such Counterparty FMV and Landlord-Tenant FMV (the “FMV Differential”) on or prior to the closing of such acquisition (the “Baybrook/Coral Ridge Closing”), or promptly after the Baybrook/Coral Ridge Closing if Landlord is required to close before the Landlord-Tenant FMV is determined pursuant to the terms of Schedule 7.3(d); (II) if the Counterparty FMV is more than five percent (5%) higher than the

Landlord-Tenant FMV, then Landlord shall pay to Tenant an amount equal to such FMV Differential on or prior to the Baybrook/Coral Ridge Closing, or promptly after the Baybrook/Coral Ridge Closing if Landlord is required to close before the Landlord-Tenant FMV is determined pursuant to Schedule 7.3(d); and (III) if the difference between the Counterparty FMV and the Landlord-Tenant FMV is five percent (5%) or less, then neither Party shall have any obligation to pay to the other Party the amount of any such FMV Differential. The provisions hereof (x) shall apply to each Baybrook/Coral Ridge Property so long as (and only for so long as) Simon (or any of its Affiliates) or Brookfield (or any of its Affiliates) owns any direct or indirect equity interest in such Baybrook/Coral Ridge Counterparty and such Person(s) also own a direct or indirect equity interest in Tenant (it being agreed that, with respect to any Baybrook/Coral Ridge Property, if only Simon (or any of its Affiliates) owns a direct or indirect equity interest in Tenant and only Brookfield (or any of its Affiliates) owns a direct or indirect equity interest in the applicable Baybrook/Coral Ridge Counterparty, then the provisions set forth above shall not be applicable) and (y) for the avoidance of doubt, shall no longer apply if the Purchase Option under the applicable Baybrook/Coral Ridge Property Document is no longer exercisable.

(e)    This Lease, to the extent that it affects (and solely with respect to) any Ground Leased Property, is and shall be subject and subordinate to all of the terms and conditions of the applicable Ground Lease. Tenant hereby acknowledges that Tenant has reviewed (or has had the opportunity to review) all of the terms and conditions of each Ground Lease, and Tenant hereby agrees to comply in all material respects with, and not do (or fail to do) anything that would cause a violation in any material respect of, any such terms and conditions. Without limiting the generality of the foregoing or any other terms of this Lease, (i) Tenant shall carry and maintain all insurance in such amounts, and with such policy provisions, coverages and certificates, as Landlord may be required to maintain as the ground lessee under any Ground Lease and (ii) to the extent that Landlord is required to obtain the consent or approval of any Ground Lessor to any Alterations, Transfer or other action that Tenant may propose to take under this Lease with respect to any Ground Leased Property, Tenant shall not take such action until such Ground Lessor shall have approved such action in accordance with the terms of such Ground Lease. Nothing in this Lease shall be deemed to be or construed as an amendment or modification of the terms of any Ground Lease.

(f)    Tenant shall reasonably cooperate with Landlord in connection with the amendment or modification of or to any Ground Leases to the extent such amendment or modification is reasonably necessary or desirable in connection with Landlord’s ownership, use, enjoyment, access, sale or other Transfer, financing or refinancing of the applicable Ground Leased Property (provided that Landlord shall not enter into any such amendment or modification with respect to an S/B Ground Lease if the same would undo, prevent or intentionally interfere with (i) Tenant’s right to take S/B Ground Lease Actions in accordance with (and subject to the terms of) Section 7.3(g) or (y) any S/B Ground Lease Action previously taken or proposed to be taken in writing by Tenant and, to the extent Landlord’s approval was required, approved by Landlord in accordance with (and subject to the terms of) Section 7.3(g)); provided, however, that not less than ten (10) days prior to the effective date of the proposed amendment or modification, Landlord shall provide Tenant with Notice thereof (which shall include a copy of the applicable draft amendment or modification), as well as an opportunity to consult with Landlord with respect thereto, and, if such proposed amendment or modification would (i) have any material adverse effect on ingress or egress to or from, or the visibility of, the applicable Ground Leased Property or (ii) increase in any material respect Tenant’s obligations, or decrease in any material respect Tenant’s rights, under the applicable Ground Lease or this Lease, then Tenant’s prior written consent shall be required with respect thereto, which consent shall be granted or withheld in Tenant’s sole discretion in the case of any amendment or modification described in clause (i) above and shall be granted or withheld in Tenant’s commercially reasonable judgment in the case of any amendment or modification described in clause (ii) above. Promptly following the execution and delivery thereof, Landlord shall provide Tenant with an executed copy of any Ground Lease amendment or modification entered into pursuant to this Section 7.3(f). Notwithstanding the foregoing, but without limiting Tenant’s rights under Section 7.3(g), Tenant shall have no right to amend or modify any Ground Lease without Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s sole discretion.

(g)    So long as no Disabling Event then exists, to the extent that Landlord, as the lessee under any Ground Lease encumbering an S/B Property (an “S/B Ground Lease”), has the right to approve or consent to any Development Action with respect to the applicable Shopping Center, Tenant shall have the right to direct Landlord (at Tenant’s sole cost and expense) to exercise such approval or consent on Tenant’s behalf, and Landlord shall (at Tenant’s sole cost and expense) execute such amendments or modifications (which shall be in form and substance reasonably satisfactory to Landlord) to such S/B Ground Lease as may be necessary to effectuate any such approval or consent by Tenant (each such action, an “S/B Ground Lease Action”); provided, however, that any such S/B Ground Lease Action shall be subject to the following terms and conditions: (i) not less than ten (10) days prior to the effective date of any proposed S/B Ground Lease Action, Tenant shall provide Landlord with Notice thereof (which shall include a copy of Tenant’s proposed draft of any such approval, consent, amendment or modification), and an opportunity to consult with Tenant with respect thereto, and (ii) if such S/B Ground Lease Action would: (A) restrict or impair Landlord’s right to Transfer or finance all or any portion of the applicable Ground Leased Property during the Term; (B) restrict or impair Landlord’s right to Transfer, finance, improve, develop, redevelop, demolish or otherwise use and enjoy the applicable Ground Leased Property upon the Expiration Date or any earlier Property Termination Date under this Lease; (C) modify or grant any purchase option or other similar preferential right (including, without limitation, any right of first refusal, or right of first offer, to purchase) with respect to the applicable Ground Leased Property; (D) terminate, extend the term of or otherwise amend, modify or alter the expiration or termination provisions of such S/B Ground Lease; (E) have any material adverse effect on ingress or egress to or from, or the visibility of, the applicable Ground Leased Property; (F) occur or take effect after the applicable Landlord Option Exercise Date, if the applicable Ground Leased Property is a Landlord Option Property; or (G) increase in any material respect Landlord’s obligations, or decrease in any material respect Landlord’s rights, under such S/B Ground Lease, then, in each case, Landlord’s prior written consent shall be required, which consent shall be granted or withheld (1) in Landlord’s commercially reasonable judgment in the case of any S/B Ground Lease Action described in clauses (A), (B), (C), (D), (F) and (G) above, and (2) in Landlord’s sole discretion in the case of any S/B Ground Lease Action described in clause (E) above.

(h)    From and after the Partial Property Termination Date with respect to any Tenant Option Property, so long as no Disabling Event exists, Landlord shall use commercially reasonable efforts to comply (or cause its applicable Related Users to comply) in all material respects with the terms of the Property Documents to the extent that such terms are applicable to the Common Areas and/or the Landlord Retained Portion of such Tenant Option Property (collectively, “Applicable Terms”). Provided that no Disabling Event exists, in the event that Landlord fails to comply (or cause its applicable Related Users to comply) in any material respect with any Applicable Terms, or fails to enforce the obligations of any Counterparty that relate to the Applicable Terms, and such failure, if uncured, would reasonably be expected to result in a material adverse effect on Tenant or the applicable Tenant Retained Portion (a “Landlord TO Failure”), then Tenant may, but shall not be obligated to, deliver to Landlord Notice of such Landlord TO Failure and of Tenant’s intention to effect the cure thereof (a “Tenant Cure Notice”). If the applicable Landlord TO Failure shall remain uncured for thirty (30) days’ following Tenant’s delivery of the Tenant Cure Notice (or, in the event of an emergency (which, for purposes of this Section 7.3(h), shall mean a condition that presents an imminent threat of material harm to persons or property), such shorter period as shall be reasonable under the circumstances), then, so long as no Disabling Event exists, Tenant may diligently and in accordance with all applicable terms of this Lease prosecute the cure of such Landlord TO Failure. Notwithstanding anything to the contrary herein (except in the event of an emergency or where such failure could reasonably be expected to result in an imminent loss of insurance or imminent imposition of any fine or penalty for which Tenant would be responsible), the foregoing right of Tenant to cure a Landlord TO Failure shall be tolled during all times in which Landlord is using commercially reasonable efforts to cure such Landlord TO Failure. Landlord shall, within thirty (30) days after receipt of Tenant’s demand and supporting documentation in reasonable detail, reimburse Tenant for the Costs and Expenses incurred by Tenant in effectuating such cure.

7.4    Operating Covenant.

(a)    Except during any applicable Permitted Go Dark Event and subject to Tenant’s other rights to Go Dark pursuant to this Section 7.4, Tenant shall at all times during the Term continuously operate each Demised Premises in accordance with the Permitted Use. Tenant hereby acknowledges and agrees that such covenant of continuous operation is a material inducement to Landlord entering into this Lease and that Landlord would not enter into this Lease without such inducement.

(b)    Notwithstanding the foregoing, but without limiting any of Tenant’s other obligations hereunder, Tenant shall have the right, without being in breach of the covenant of continuous operation set forth in Section 7.4(a), beginning in the third (3rd) Lease Year of the Initial Term, to Go Dark at any Property (a “Go Dark Event” and any Property subject to a Go Dark Event, a “Go Dark Property”) subject to the following limitations: (i) Tenant shall provide Landlord (A) not less than thirty (30) days’ notice of such Go Dark Event, which Notice shall specify the date as of which Tenant intends to Go Dark at such Property and (B) simultaneously with such delivery, a copy of any notice of Tenant’s intention to Go Dark at such Property delivered by Tenant to the Counterparty under any applicable Property Document, (ii) such Go Dark Event shall not violate any applicable Property Requirements, (iii) Tenant shall continue to comply with all terms of this Lease applicable to such Property during such period (other than, for the application of this provision, the covenant of continuous operation as set forth in clause (a) of this Section 7.4), Tenant hereby agreeing that, except upon a removal of such Property from this Lease pursuant to Landlord’s exercise of a Landlord Option, there shall be no reduction or change in the Rent following any Go Dark Event, and (iv) such Go Dark Event shall not violate the applicable

Maximum Go Dark Limitations set forth in clauses (c) and (d) of this Section 7.4 or elsewhere in this Lease. Tenant’s rights to Go Dark at Properties in accordance with the foregoing limitations are referred to collectively herein as “Tenant’s Go Dark Rights.”

(c)    During each of (i) the period beginning on the third (3rd) anniversary of the Commencement Date and ending on the tenth (10th) anniversary of the Commencement Date (the “First Limited Go Dark Period”) and (ii) the period beginning on the day after such tenth (10th) anniversary of the Commencement Date and ending on the fifteenth (15th) anniversary of the Commencement Date (the “Second Limited Go Dark Period”; each of the First Limited Go Dark Period and the Second Limited Go Dark Period is a “Limited Go Dark Period”), and subject to Tenant’s further Go Dark Rights pursuant to clause (d) of this Section 7.4, the aggregate sum of all Reference Base Rent Allocation Amounts (without duplication) of all Properties described in clauses (A), (B) and (C) immediately hereafter, shall not exceed fifteen percent (15%) of the Reference Base Rent (each such fifteen percent (15%) limitation, as it applies independently to each such Limited Go Dark Period, and as the same may be adjusted pursuant to the provisions of Section 1.9, the “Maximum Initial Go Dark Limitation”): (A) any Go Dark Property (unless, for the avoidance of doubt, such Property is no longer a Go Dark Property as a result of Tenant’s re-commencement of operations at such Go Dark Property in accordance with (and subject to) clause (f) or (h) of this Section 7.4); (B) all other Properties that became Go Dark Trigger Properties during such Limited Go Dark Period (or, in the case of the First Limited Go Dark Period, at any time prior to the commencement thereof); and (C) all Go Dark/Substitution Properties for the Permitted Substitution Period that corresponds to such Limited Go Dark Period. For the avoidance of doubt, (1) each Go Dark/Substitution Property shall count toward both (I) the Maximum Initial Go Dark Limitation for the applicable Limited Go Dark Period and (II) the Maximum Substitution Limitation for the corresponding applicable Permitted Substitution Period pursuant to Section 1.7(b), such that the Maximum Initial Go Dark Limitation and the Maximum Substitution Limitation for each such period shall constitute a single basket, and (2) the Maximum Initial Go Dark Limitation for the First Limited Go Dark Period shall be calculated independently of the Maximum Initial Go Dark Limitation for the Second Limited Go Dark Period, and vice versa, such that (aa) any Go Dark Trigger Properties counted toward the First Limited Go Dark Period shall not be counted toward the Maximum Initial Go Dark Limitation for the Second Limited Go Dark Period (i.e., the baskets applicable to the two Limited Go Dark Periods are not exhaustive) and (bb) if Tenant fails to reach the Maximum Initial Go Dark Limitation during the First Limited Go Dark Period, without limiting Tenant’s separate Go Dark Rights as provided in (and subject to the terms of) Section 7.4(d), then Tenant shall be deemed to have waived such excess Go Dark Rights and the same shall not be carried forward or otherwise credited to the Maximum Initial Go Dark Limitation applicable to the Second Limited Go Dark Period. Notwithstanding anything to the contrary in this Lease, in the event that (AA) a Go Dark Trigger Cure occurs with respect to any Go Dark Trigger Property in accordance with (and subject to) Section 7.4(h) or (BB) this Lease terminates with respect to any Go Dark Trigger Property as a result of Landlord’s exercise of any Landlord Option following an Accelerated Landlord Option Election, then such Go Dark Trigger Property shall (from and after the occurrence of such Go Dark Trigger Cure or the applicable LO Termination Date, as the case may be) no longer count towards the applicable Maximum Initial Go Dark Limitation for any purposes of this Lease.

(d)    Notwithstanding anything to the contrary in the foregoing, but subject to the other terms of this Lease (including the limitations set forth in Section 7.4(b)), during the period beginning on the third (3rd) anniversary of the Commencement Date and ending on the date that is the fifteenth (15th) anniversary of the Commencement Date, Tenant shall have the further right at any time (but, during any Limited Go Dark Period, only if Tenant has then reached the applicable Maximum Initial Go Dark Limitation), to Go Dark at one or more Properties (“Additional Go Dark Properties”) so long as the aggregate annual Base Rent Allocation Amounts of all such Additional Go Dark Properties then subject to this Lease shall not exceed the lesser of (i) Ten Million Dollars ($10,000,000) and (ii) fifteen percent (15%) of the aggregate annual Base Rent Allocation Amounts of all Properties then subject to this Lease (i.e., at the time Tenant proposes to Go Dark at a Property or Properties pursuant to this Section 7.4(d)) (as applicable, such limitation, the “Maximum Go Dark Additional Limitation” and, together with each Maximum Initial Go Dark Limitation, collectively, the “Maximum Go Dark Limitations”), it being agreed that the foregoing clause (ii) shall only be tested as of the date Tenant proposes to Go Dark at a Property or Properties pursuant to this Section 7.4(d) (i.e., so that Tenant shall not be in breach of such clause (ii) solely as a result of a subsequent decrease in such aggregate annual Base Rent Allocation Amounts resulting from the removal of any portion of the Demised Premises from this Lease). For the avoidance of doubt, in the event that (A) this Lease terminates with respect to any Additional Go Dark Property (whether as a result of the exercise of a Landlord Option with respect thereto or otherwise), or (B) Tenant re-commences operations at any Additional Go Dark Property in accordance with (and subject to) clause (f) or (h) of this Section 7.4, the Base Rent Allocation Amount of such Additional Go Dark Property shall (from and after the applicable Property Termination Date or the date that Tenant re-commences operations, as applicable) no longer count towards the Maximum Go Dark Additional Limitation for purposes of this Lease.

(e)    Notwithstanding anything to the contrary herein, Tenant shall not be deemed to be in breach of the covenant of continuous operation set forth in Section 7.4(a) with respect to any Property to the extent that the cessation of Tenant’s operations at such Property is due to any of the following (each, an “Excluded Cessation”): (1) a closure of the applicable Store that is required pursuant to applicable Legal Requirements in the local jurisdiction in which such Demised Premises is located, including mandatory closures, (2) temporary closures necessitated by or reasonably advisable (as determined by Tenant in its good faith judgment) in connection with emergencies, civil unrest, global pandemics (e.g., the COVID-19 pandemic) and other material health-related events affecting a substantial portion of the national or applicable State or local population or other similar extraordinary events, (3) closures on Sundays to the extent required by any applicable “blue” laws, (4) temporary closures necessitated by a Casualty or Condemnation, (5) temporary closures to the extent necessary or reasonably advisable in connection with Alterations undertaken by Tenant in accordance with the terms and conditions of this Lease (including Article VIII and Article XII), (6) discretionary (and temporary) closures in the commercially reasonable judgment of Tenant for not more than two (2) weeks in any twelve (12) month period and (7) ordinary course closures outside of regular business hours (collectively, and together with Tenant’s Go Dark Rights, “Permitted Go Dark Events”).

(f)    In the event that any Go Dark Event (other than a Permitted Go Dark Event) continues for more than six (6) months (a “Go Dark Trigger Event” and such Property, a “Go Dark Trigger Property”), then (i) such Go Dark Trigger Event shall not in and of itself constitute an Event of Default under this Lease and (ii) unless (A) Landlord makes an Accelerated Landlord Option Election pursuant to Section 7.4(g) or (B) the applicable Go Dark Trigger Property is an Additional Go Dark Property or a Go Dark-No Substitution Property, Tenant shall substitute such

Go Dark Trigger Property with a Qualified Replacement Property as of a Substitution Date that is not less than nine (9) months after the occurrence of such Go Dark Trigger Event and shall comply with all of its obligations set forth in Section 1.7 with respect to such Go Dark Trigger Property. For the avoidance of doubt, (A) in no event shall Tenant be required to substitute any Additional Go Dark Property or Go Dark-No Substitution Property with any other property pursuant to the provisions of this Lease, and (B) Tenant shall have the right to re-commence operations at a Go Dark Property in accordance with the terms of this Lease (including the Permitted Use) before such Go Dark Property becomes a Go Dark Trigger Property.

(g)    In the event that any Go Dark Trigger Event shall occur, unless and until Tenant proposes (with respect to such Go Dark Trigger Property) a Replacement Property that has been determined or deemed to constitute a Qualified Replacement Property pursuant to the procedure set forth in Section 1.7(c)(i), Landlord may elect (an “Accelerated Landlord Option Election”), within three (3) months after the occurrence of such Go Dark Trigger Event (i.e., no later than nine (9) months following the applicable Go Dark Event), by delivering Notice thereof to Tenant (an “Accelerated Landlord Option Notice”), to re-classify any such Go Dark Trigger Property as (A) a Landlord Option Property (if such Go Dark Property was not already a Landlord Option Property) or (B) an “Accelerated Landlord Option Property” (if such Go Dark Property was already a Landlord Option Property) (any such Go Dark Trigger Property, as so re-classified, a “Re-Classified Landlord Option Property”). On or after the date as of which any Go Dark Trigger Property becomes a Re-Classified Landlord Option Property, Landlord shall have the right to deliver a Landlord Option Notice with respect thereto, whereupon the terms and conditions set forth in Section 1.5 shall apply thereto, except that, for the avoidance of doubt and notwithstanding anything to the contrary contained therein: (1) the LO Termination Date with respect to such Re-Classified Landlord Option Property shall be a date selected by Landlord (and set forth in such Landlord Option Notice) that is not earlier than three (3) months after the delivery of such Landlord Option Notice; (2) for the avoidance of doubt, none of the ROFO Right, the Modified ROFO Right or the First Offer Right shall apply to, and the Parties shall have no rights or obligations under Schedule 1.9(g) with respect to, any such Re-Classified Landlord Option Property; and (3) no such Re-Classified Landlord Option Property shall count against the per Lease Year limit on Landlord Option Properties set forth in Section 1.5(a).

(h)    Notwithstanding the foregoing, so long as no Disabling Event then exists, if Tenant re-commences operations at a Go Dark Trigger Property in accordance with the terms of this Lease (including the Permitted Use) prior to (i) the date (if any) on which Landlord delivers a Landlord Option Notice with respect thereto or (ii) the date as of which (if applicable) Tenant has (with respect to such Go Dark Triger Property) proposed a Replacement Property that has been determined or deemed to constitute a Qualified Replacement Property pursuant to the procedure set forth in Section 1.7(c)(i) with respect to such Go Dark Trigger Property (“Tenant’s Go Dark Cure Right”), then such Property shall cease to constitute a Go Dark Trigger Property (a “Go Dark Trigger Cure”) and Landlord shall thereafter have no right to make an Accelerated Landlord Option Election (or exercise any Landlord Option pursuant to any Accelerated Landlord Option Election already made) with respect to such Property or to require Tenant to substitute such Property pursuant to Section 7.4(f); provided, however, that (I) if a further Go Dark Event (other than a Permitted Go Dark Event) occurs with respect to any such Property within twelve (12) months after Tenant so re-commences operations at such Property, then such Property shall immediately constitute a Go Dark Trigger Property and Landlord may immediately send a

Landlord Option Notice with respect to such Go Dark Trigger Property (which Landlord Option Notice shall specify an LO Termination Date that is no earlier than thirty (30) days after the delivery of such Landlord Option Notice to Tenant) and Tenant shall thereafter comply with all of its applicable obligations under Section 7.4(e) with respect thereto, and (II) Tenant shall not be permitted to exercise Tenant’s Go Dark Cure Right (x) more than once for any particular Property or (y) with respect to more than three (3) Properties during any individual Lease Year.

7.5    Signs. The size, color, design, location and specifications of all exterior signs, whether ground-mounted, pylon, window-, door- or building-mounted or otherwise, to be located on or in any Demised Premises or any other portion of any applicable Property, shall (a) comply with all applicable Property Requirements and (b) require Landlord’s prior written consent, not to be unreasonably withheld, conditioned or delayed, if and solely to the extent that any such sign (i) affects the structural integrity of any applicable Leased Improvements or (ii) materially and adversely impairs the then-existing visibility of such Demised Premises or Property (it being understood that, except as expressly set forth in this Section 7.5, signs shall not be subject to any approval by Landlord).

ARTICLE VIII

ALTERATIONS

8.1    Alterations and Additions.

(a)    Tenant shall not make (or cause to be made) (i) any alterations, renovations, modifications, additions (including, without limitation, the construction of any additional buildings), improvements, restorations, replacements or removals, excluding (for the avoidance of doubt) ordinary maintenance and repairs made, constructed or performed in accordance with the terms of this Lease (collectively, “Alterations”) of or to any Demised Premises that affect the structural integrity of the Leased Improvements thereof (“Structural Alterations”) or (ii) any Alterations that are not Structural Alterations (“Non-Structural Alterations”) of or to any Demised Premises, the aggregate cost of which Non-Structural Alterations at such Demised Premises exceeds an amount equal to the greatest of (A) Two Hundred Fifty Thousand Dollars ($250,000) in any Lease Year, (B) four (4) months of the then current Base Rent Allocation Amount attributable to such Demised Premises and (C) (1) five percent (5%) of the Reference Property Value of the applicable Property in any Lease Year (the “5% Threshold”), if Tenant does not make a 10% Threshold Election, or (2) ten percent (10%) of such Reference Property Value in any two (2) Lease Year Period (the “10% Threshold”), if Tenant makes a 10% Threshold Election (the greatest of (A), (B) and (C), the “Alterations Threshold”), in each case without the prior written consent of Landlord (which shall be subject to the applicable approval standard set forth in this Section 8.1(a)). In the event that the aggregate cost of the Non-Structural Alterations with respect to any applicable Demised Premises in any Lease Year exceeds the 5% Threshold (“Excess Non-Structural Alterations”), Tenant may, upon Notice to Landlord (which Notice shall describe in reasonable detail the applicable Alterations and the estimated cost thereof), make (or cause to be made) such Excess Non-Structural Alterations without Landlord’s consent (a “10% Threshold Election”), so long as the aggregate cost of (1) such Non-Structural Alterations and (2) all Non-Structural Alterations made or to be made during either the immediately preceding or the immediately succeeding Lease Year shall, in each case, not exceed the 10% Threshold (it being understood that any Non-Structural Alterations costing in excess of such 10% Threshold in any consecutive period of two (2) years shall require Landlord’s prior written consent (which shall be subject to the applicable approval standard set forth in the immediately succeeding sentence)). Landlord shall grant or withhold its consent (subject to the Deemed Approval Procedure) to any such Alterations (I) in its sole and absolute discretion with respect to any Structural Alterations and (II) in Landlord’s commercially reasonable judgment with respect to any Non-Structural Alterations that exceed the Alterations Threshold (it being agreed that Landlord’s consent shall not be required for Alterations that do not exceed the Alterations Threshold); provided, however, if Landlord has approved an Alteration (which approval shall be subject to the applicable approval standard set forth in this sentence) under the provisions of Section 8.3 relating to LO Capex Work, and provided that Tenant shall have provided all information and documentation required in connection with such Alteration under this Section 8.1(a), then no separate approval by Landlord shall be required with respect to such Alteration under this Section 8.1(a). Notwithstanding anything to the contrary herein, the provisions of this Section 8.1(a) shall (x) be subject to the provisions relating to Emergency Capex in Section 8.3(d), and (y) not apply to any Work constituting deferred maintenance that is to be completed within the first (1st) Lease Year, provided that, prior to commencing the same, Tenant provides Landlord with an Officer’s Certificate describing the Work that constitutes deferred maintenance and stating that the same is being performed pursuant to a property condition report or a similar recommendation from a third party reasonably satisfactory to Landlord (with such Officer’s Certificate being accompanied by a copy of such property condition report or third party recommendation (as applicable)).

(b)    In connection with any request for Landlord’s consent to an Alteration under Section 8.1(a), Tenant shall deliver to Landlord an Officer’s Certificate pursuant to which Tenant shall certify either (i) the Tangible Net Worth of the Lease Guarantors, which Tangible Net Worth must equal or exceed the Reference Net Worth or (ii) as to the then aggregate amount of all outstanding and past due payables (excluding, for the avoidance of doubt, any payables that are the subject of a bona fide dispute conducted in accordance with any applicable provisions of Section 4.2) for all Alterations at all of the Properties (including Properties that become Severed Properties) and all of the DC Properties (collectively, the “Outstanding Alterations Payables”), and if the amount of such Outstanding Alterations Payables exceeds Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Outstanding Alterations Payables Threshold”) and Tenant has not delivered a certification pursuant to clause (i) above, then Landlord may, at Landlord’s election exercised in its sole discretion, require Tenant to deposit cash with a nationally recognized Title Company or another nationally recognized institutional third party depository selected by Landlord and reasonably approved by Tenant in an amount equal to the lesser of (A) 110% of the cost of the Alteration (as reasonably determined by Tenant and supported by any back-up documentation reasonably requested by Landlord, provided that in all events Tenant’s policies and practices for accruing amounts constituting Outstanding Alterations Payables shall be consistent with the policies and practices of the Tenant Parties with respect to their other accounts payable) that is the subject of such request for Landlord’s consent, and (B) the amount of Outstanding Alterations Payables that exceed the Outstanding Alterations Payables Threshold, which cash shall be disbursed to Tenant subject to conditions consistent with the Restoration Conditions, to the extent the same are applicable; provided, however, that (1) such cash shall be made available to Landlord for the completion of such Alteration in the event that Tenant fails to complete the same in accordance with the terms and conditions of this Lease and such failure continues beyond any applicable notice and cure periods, (2) in the event Tenant is completing such Alterations in accordance with the applicable terms and conditions of this Lease, such cash may be disbursed to

Tenant periodically, pursuant to an escrow arrangement reasonably acceptable to the Parties, in the manner, and subject to similar conditions, as the Restoration Conditions, as applicable, and (3) following the completion of such Alteration by Tenant, any remaining deposited amount shall be returned to Tenant in accordance with the terms and conditions of this Lease so long as no Disabling Event then exists. Alternatively, Tenant may elect to deposit cash with Landlord (or, at Tenant’s option, to deliver to Landlord an irrevocable standby letter of credit in form and substance reasonably acceptable to Landlord and issued by a Qualified Financial Institution or other financial institution reasonably acceptable to Landlord), in each case in an amount equal to the lesser of (I) 110% of the cost of the Alteration (as reasonably determined by Tenant, subject to the foregoing provisions with respect to such estimate) that is the subject of such request for Landlord’s consent and (I) the amount of Outstanding Alterations Payables that exceed the Outstanding Alterations Payables Threshold, which cash or letter of credit (AA) may be drawn by Landlord for the completion of such Alteration in the event Tenant fails to complete the same in accordance with the applicable terms and conditions of this Lease and such failure continues beyond any applicable notice and cure periods, (BB) in the event Tenant is completing such Alterations in accordance with the applicable terms and conditions of this Lease, Landlord shall, to the extent such letter of credit permits partial draws, permit amounts to be disbursed to Tenant periodically, pursuant to an escrow arrangement reasonably acceptable to the Parties, in the manner, and subject to similar conditions, as the Restoration Conditions, as applicable, and (CC) shall be returned to Tenant upon the completion of such Alteration in accordance with such terms and conditions so long as no Disabling Event then exists.

(c)    Notwithstanding the foregoing, Tenant shall have the right, without Landlord’s prior written consent, to develop any vacant land or parking areas that are owned or ground leased by Landlord and comprise a part of the Demised Premises hereunder (“Development Parcels”) if the following conditions are satisfied: (i) not less than sixty (60) days prior to the effective date of any proposed Alteration on a Development Parcel, Tenant shall provide Landlord with Notice thereof (which shall include a description of the portion of the Development Parcel to be developed, the proposed plans and specifications for such proposed Alteration, the estimated construction schedule and cost of such proposed Alteration, evidence reasonably acceptable to Landlord that the proposed Alteration will comply with all applicable Property Documents, and a statement or description (and, if applicable, a draft) of any proposed REA Action that may be required in connection therewith), as well as an opportunity to consult with Tenant with respect thereto; (ii) such proposed Alteration shall comply with the Construction Standards (except to the extent otherwise waived by Landlord in writing); and (iii) such proposed Alteration shall satisfy the development parameters set forth on Schedule 8.1(a) (the “Development Parameters”) attached hereto (except to the extent any such parameters may be otherwise waived by Landlord in writing with respect to any proposed Alteration on a Development Parcel in Landlord’s sole and absolute discretion), it being agreed that if any such Alteration fails to comply with the condition specified in clause (ii) or clause (iii), Landlord’s prior written consent shall be required, which may be withheld in Landlord’s sole and absolute discretion. For the avoidance of doubt, if an REA Action or Ground Lease amendment or modification is required or proposed in connection with an Alteration and Landlord’s consent is required for such REA Action or Ground Lease amendment or modification pursuant to the terms of Section 7.3, then nothing in this Section 8.1(c) shall detract from such separate Landlord consent right, which shall be governed by the terms of such Section.

(d)    Tenant shall make all Alterations that are, and perform all other Work that is, required to cause any Property (other than the Landlord Retained Portion and Common Areas of a Tenant Option Property following a Partial Property Termination Date and subject to the provisions of Article X) or Demised Premises to comply with applicable Property Requirements and the Permitted Use, including the repair, maintenance and, if necessary, periodic replacement of (t) HVAC equipment, (u) bathrooms, (v) parking surfaces, (w) roof and structure, (x) signage, (y) floors and (z) other customary Capital Expenditures (collectively, “Required Work”); provided, however, that no Structural Alterations shall be required in the final two (2) Lease Years of the Initial Term (unless Tenant has exercised a Renewal Option) or (if applicable) the final Lease Year of any Renewal Term unless the failure to perform such Alterations would violate any applicable Property Requirements. Notwithstanding anything to the contrary herein, any restoration that is made in connection with a Casualty or Condemnation shall not be governed by this Section 8.1 but shall be governed by the provisions of Article XII.

(e)    If Tenant makes any Alterations pursuant to this Article VIII or as required by Article X or Article XII, in each case, with respect to any Demised Premises (such Alterations and all work relating thereto, collectively, the “Work”), then: (i) such Work (when completed) shall not lessen the market value of such Demised Premises in any material respect; (ii) such Work shall not, with respect to any Tenant Option Property as to which Tenant shall have theretofore delivered a Tenant Option Notice, materially increase the cost to Landlord of any TO Separation Work with respect thereto (unless Tenant shall undertake to bear such increased cost); (iii) Tenant shall perform such Work (or cause such Work to be performed) in a good and workmanlike manner, and Tenant shall complete such Work (or cause such Work to be completed) expeditiously in compliance in all material respects with all applicable Property Requirements and the Construction Standards; (iv) if any such Work involves the replacement of any Fixtures or parts thereto, all replacement Fixtures or parts (as applicable) shall have a Useful Life at least equal to the remaining Useful Life of the Fixtures being replaced immediately prior to, if applicable, the occurrence of the event that necessitated such replacement (assuming such replaced Fixtures were then in the condition required under this Lease); (v) subject to Tenant’s right to contest under Section 4.2, Tenant shall promptly, after written notice of the filing thereof, discharge and remove (or cause to be discharged and removed) (whether by payment, bonding or otherwise) all liens filed against such Demised Premises arising out of such Work in accordance with Section 20.17; (vi) Tenant shall procure and pay for all permits and licenses required in connection with any such Work; and (vii) subject to the provisions of Section 8.2 below and except for any Alterations that Tenant is entitled or required hereunder to remove (and which, in each such case, Tenant does remove) during or at the end of the Term, the Alterations resulting from such Work shall be the property of Landlord and shall be subject to this Lease and Tenant shall execute and deliver to Landlord any instrument or document reasonably requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein.

8.2    Title to Alterations. Landlord shall have the right to require Tenant to remove, upon the Expiration Date or any earlier Property Termination Date, any Alterations (other than any Alterations that were required to be made by Tenant (and which Tenant did make) during the Term pursuant to any applicable Legal Requirements) if (a) such Alterations are not customary (e.g., of an extraordinary or unusual character) for Tenant’s then current use of the applicable Demised Premises in accordance with this Lease (unless Landlord otherwise agrees in writing that the removal of any such Alterations would not be required), or (b) from after the date on which Tenant changes the use of any Demised Premises to a use that is substantially different from its use as of the Commencement Date, if Landlord conditioned its approval (to the extent such approval is otherwise required under this Lease) of such Alterations upon Tenant’s removal thereof from the such Demised Premises at the end of the Term (collectively, “Required Removal Alterations”). Nothing in this Section 8.2 shall limit (i) any of Tenant’s obligations under this Lease, including, without limitation, with respect to the repair of any damage resulting from any removal of Alterations or, if otherwise required pursuant to the terms of this Lease, to indemnify, protect and hold harmless the Landlord Indemnified Parties from and against any Costs and Expenses incurred by any of them in connection with such removal and/or repair, or (ii) Tenant’s right in accordance with (and subject to) the terms of this Lease to remove any Alterations upon the Expiration Date or on or after any earlier Property Termination Date.

8.3    Capital Expenditures at Landlord Option Properties.

(a)    Within ninety (90) days prior to the first (1st) day of January of each calendar year during the Term commencing on January 1, 2022, Tenant shall submit to Landlord (for its information only and not for its approval) an annual capital plan for each Demised Premises, which shall set forth all proposed or planned (as of such date of delivery) capital expenditures with respect to each Demised Premises for such calendar year (an “Annual Capex Plan” and, together with any LO Capex Plan, each, a “Required Capex Plan”). Landlord agrees, for the avoidance of doubt, that no Annual Capex Plan shall be required for the remainder of the 2020 calendar year and acknowledges that Tenant has submitted to Landlord the Annual Capex Plan for the 2021 calendar year.

(b)    Not less than sixty (60) days prior to making any Capital Expenditures with respect to any Landlord Option Property (collectively, “LO Capex Work”), except to the extent such LO Capex Work constitutes Required LO Capex Work (as to which Section 8.3(c) shall apply), (i) if such LO Capex Work shall occur from and after the Landlord Option Exercise Date or (ii) if such LO Capex Work shall occur prior to such Landlord Option Exercise Date and the cost of such LO Capex Work on a per project basis shall exceed Two Hundred Fifty Thousand Dollars ($250,000) (such LO Capex Work, “Material Discretionary LO Capex Work”), Tenant shall submit to Landlord for its approval (which shall be granted or withheld in accordance with Section 8.3(d)) an LO Capex Plan with respect to such Material Discretionary LO Capex Work. As used herein, “LO Capex Plan” means, with respect to any LO Capex Work, a capital plan that sets forth (1) a reasonably detailed description of the nature and scope of such LO Capex Work, (2) Tenant’s reasonable estimate (together with any supporting documentation reasonably requested by Landlord, to the extent available) of the cost of such LO Capex Work in the aggregate, (3) the planned commencement date and anticipated completion date for such LO Capex Work and (4) Tenant’s reasonable determination (together with any supporting documentation reasonably requested by Landlord) of the amortization period of such LO Capex Work, which shall be the lesser of (I) twenty (20) years and (II) the Useful Life of such LO Capex Work (as applicable, the “Amortization Period”).

(c)    Not less than sixty (60) days prior to commencing any LO Capex Work that constitutes Required Work (“Required LO Capex Work”), (i) if such Required LO Capex Work shall occur prior to the applicable Landlord Option Exercise Date and the cost of such LO Capex

Work on a per project basis shall exceed Two Hundred Thousand Dollars ($200,000) or (ii) if such Required LO Capex Work shall occur from and after the applicable Landlord Option Exercise Date and the cost of such LO Capex Work on a per project basis shall exceed Twenty-Five Thousand Dollars ($25,000) (such Required LO Capex Work, “Material Required LO Capex Work” and, together with Material Discretionary LO Capex Work, collectively, “Material LO Capex Work”), Tenant shall submit to Landlord for its approval (which shall be granted or withheld in accordance with Section 8.3(d)) an LO Capex Plan with respect to such Material Required LO Capex Work.

(d)    Landlord’s approval with respect to any LO Capex Plan shall be granted or withheld (i) in Landlord’s commercially reasonable judgment if the applicable LO Capex Work shall occur prior to Landlord’s exercise of the applicable Landlord Option, (ii) in Landlord’s sole and absolute discretion if such LO Capex Work shall occur following Landlord’s exercise of such Landlord Option (including pursuant to a Re-Classified Landlord Option Election) and (iii) within forty-five (45) days after Tenant’s delivery of such LO Capex Plan to Landlord. Notwithstanding the foregoing or anything herein to the contrary, if any such LO Capex Work or other Work is required to prevent imminent harm to persons or property or to otherwise address an emergency (as determined by Tenant in its reasonable discretion) at the applicable Property (“Emergency Capex”), then Tenant may submit its request for Landlord’s approval in a Notice (an “Emergency Capex Notice”) contained in an envelope marked “PRIORITY” and containing the following bold-faced, conspicuous (i.e., in a font size that is not less than fourteen (14) point) legend at the top of the first page thereof: “THIS IS A REQUEST UNDER THAT CERTAIN RETAIL MASTER LEASE AMONG J. C. PENNEY CORPORATION, INC., J. C. PENNEY PROPERTIES, LLC, JCPENNEY PUERTO RICO, INC. AND PENNEY TENANT I LLC. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS WILL RESULT IN THE REQUEST BEING DEEMED APPROVED”. In the event that Tenant submits any such Emergency Capex Notice to Landlord in accordance with the foregoing, then Landlord shall grant or withhold such approval within five (5) Business Days after such Emergency Capex Notice is given, and if Landlord fails to grant or withhold such approval within such five (5) Business Day period, then Landlord’s approval shall be deemed to have been granted with respect to such Emergency Capex. If it is not reasonably practicable under the circumstances for Tenant to deliver any information or documentation relating to any such Emergency Capex that would otherwise be required to be included in an LO Capex Plan, then Tenant shall not be required to deliver the same to Landlord, provided that Tenant shall deliver any such information or documentation within thirty (30) days after completing such Emergency Capex. Nothing in this Section 8.3 shall prohibit (or give Landlord the right to approve) the continuation (in accordance with the applicable LO Capex Plan), during the Term, of any Material LO Capex Work that Tenant commenced (or caused to be commenced) prior to the applicable Landlord Option Exercise Date.

(e)    Upon the LO Termination Date with respect to any Landlord Option Property, the cost of (i) all or any portion of any Material LO Capex Work approved by Landlord and (ii) all or any portion of any LO Capex Work (other than Material LO Capex Work), that, in each case, Tenant has completed in all material respects in accordance with the terms of this Lease and (in the case of any such Material LO Capex Work) the approved LO Capex Plan therefor (collectively, “Apportioned LO Capex Costs”) shall be apportioned between Landlord and Tenant, with Landlord’s share (“Landlord’s Share”) thereof equal to the total cost of all such LO Capex Work, multiplied by a fraction, the numerator of which shall be the then-remaining portion of the Amortization Period with respect to such LO Capex Work (prorated in the case of any partial years) and the denominator of which shall be the full Amortization Period. Notwithstanding anything to the contrary herein, in the event that Landlord disapproves all or any portion of any LO Capex Work pursuant to the applicable LO Capex Plan, Tenant shall still have the right to undertake such disapproved LO Capex Work (or the disapproved portion thereof) provided that (A) such LO Capex Work otherwise complies with the provisions of this Lease and (B) Tenant obtains Landlord’s consent thereto (if and to the extent such consent is required pursuant to Section 8.1); provided, however, that the cost of such LO Capex Work, or the applicable portion thereof that was disapproved by Landlord, as applicable, shall not be reimbursable to Tenant.

ARTICLE IX

TRANSFER

9.1    Transfer; Subletting and Assignment. Except as otherwise expressly provided in this Article IX, Tenant shall not, directly or indirectly, effect, suffer or permit (a) any Transfer with respect to Tenant’s interest in this Lease or the Demised Premises or (b) any Corporate Transaction with respect to Tenant or any Lease Guarantor without, in each case, Landlord’s prior written consent, which consent (i) to the extent that any such Transfer consists of a sublease (other than a Permitted Sublease), shall not be unreasonably withheld, conditioned or delayed, and (ii) with respect to any such Corporate Transaction or other Transfer (except to the extent that such Corporate Transaction or Transfer is otherwise expressly permitted under this Lease) may be granted or withheld in Landlord’s sole and absolute discretion. Notwithstanding anything to the contrary herein, in no event shall the following Transfers require Landlord’s consent or be subject to the provisions of this Article IX:

(A) any Transfer of Equity Interests, Merger or Division if (I) such transaction does not involve Tenant, any Lease Guarantor or any other Required Subsidiary, (II) such transaction does not result in a Change of Control, directly or indirectly, of any Tenant Party, and (III) either (x) such transaction does not result in a reduction of the Tangible Net Worth of the Lease Guarantors or (y) the Lease Guarantors will have a Tangible Net Worth, immediately following such transaction, that is equal to or greater than the Reference Net Worth; provided, however, that (aa) if such transaction involves the Transfer of direct or indirect Equity Interests in Tenant of twenty percent (20%) or less and such Transfer does not result in a Change of Control, directly or indirectly, of any Tenant Party, then Landlord’s consent to such transaction shall not be required and Tenant shall not be required to deliver to Landlord any Notice of such transaction and (bb) if such transaction involves the Transfer of direct or indirect Equity Interests in Tenant of more than twenty percent (20%), then not more than thirty (30) days after such transaction Tenant shall deliver to Landlord a certification of the percentage interest transferred and that (AA) the Tangible Net Worth of the Lease Guarantors immediately following such transaction is equal to or greater than the Reference Net Worth or (BB) such Transfer of direct or indirect Equity Interests in Tenant did not result in a reduction in the Tangible Net Worth of the Lease Guarantors;

(B) any initial public offering of Equity Interests pursuant to an effective registration statement or any Transfer of Equity Interests in a public company whose Equity Interests are (or will be, following such initial public offering) traded on a nationally or internationally recognized exchange or nationally or internationally recognized over the counter market;

(C) any Corporate Transaction as to which Simon (and/or any of its Affiliates) and/or Brookfield (and/or any of its Affiliates) is the Transferee;

(D) any Transfer of direct or indirect Equity Interests in, or a Corporate Transaction at or above the level of, Simon Property Group, L.P. (or any of its successors);

(E) any Transfer of direct or indirect Equity Interests in, or a Corporate Transaction at or above the level of, Brookfield (or any of its successors); or

(F) any Corporate Transaction which results in a Change of Control of any or all of the Tenant Parties so long as, upon the consummation of such Corporate Transaction, the Lease Guarantors shall have a Tangible Net Worth that is equal to or greater than the Reference Net Worth.

Any assignment, subletting, Corporate Transaction or other Transfer in violation of this Article IX shall be void ab initio and of no force or effect. Tenant acknowledges and agrees that the restrictions on Transfers set forth in this Article IX are reasonable, have been specifically negotiated and bargained for between the Parties and are a material inducement to Landlord entering into this Lease without which Landlord would not enter into this Lease. The Parties acknowledge and agree that Permitted Licenses shall not (and shall not be deemed to) constitute subleases.

9.2    Permitted Subletting.

(a)    Notwithstanding anything to the contrary in this Article IX, the following shall not require the consent of Landlord: (i) licenses, concessions or store-within-a-store arrangements with or to third-party retailers, concessionaires or licensees that operate wholly within or as part of the applicable Store with respect to any Demised Premises and not separately or apart from Tenant’s operations at such Store, provided that such licenses, concessions or store-within-a-store arrangements do not violate or conflict with any applicable Property Requirements and are in all cases in compliance with the Permitted Use (collectively, “Permitted Licenses”); and/or (ii) subleases of space in the Demised Premises to (A) any Affiliate of Tenant so long as such subleases are not designed to circumvent the provisions of this Article IX or Landlord’s consent or approval rights hereunder (collectively, “Affiliate Subleases”), or (B) any other Person (collectively, “Third Party Subleases”), provided that the premises demised under any such Third Party Subleases do not in the aggregate comprise more than fifteen percent (15%) of the Gross Leasable Square Footage of the Properties subject to this Lease as of the Commencement Date (i.e., such fifteen percent (15%) limit is not calculated on a Property-by-Property basis) (collectively, “No-Consent Subleases”; such 15% limit under this Section 9.2(a)(ii), as the same may be adjusted pursuant to the provisions of Section 1.9, the “No-Consent Sublease Basket”; and Affiliate Subleases and No-Consent Subleases, collectively, “Permitted Subleases”). Landlord hereby consents to the TBA Leases and acknowledges and agrees that the TBA Leases shall not constitute No-Consent Subleases and shall not be counted toward the No-Consent Sublease Basket.

(b)    Notwithstanding anything to the contrary in this Section 9.2, provided that Tenant enters into such sublease prior to the date on which Landlord delivers to Tenant a Lease Severance Notice with respect to such Property and such sublease otherwise complies with the provisions of Section 9.4, the No-Consent Sublease Basket shall not apply to any sublease of any Baybrook/Coral Ridge Property and any such sublease shall not count toward or reduce the No-Consent

Sublease Basket. With respect to any sublease: (i) if Landlord’s consent is required or otherwise being requested, not less than fifteen (15) Business Days prior to entering into such proposed sublease, Tenant shall provide Landlord advance written Notice of such proposed sublease, which Notice shall include a description of the portion(s) of the Demised Premises that will be demised by such sublease, the proposed subtenant, and a copy of such proposed sublease; (ii) if such sublease is a Permitted Sublease and Landlord’s consent is not required or otherwise being requested, not less than five (5) Business Days prior to entering into such proposed sublease, Tenant shall provide Landlord advance written Notice of such proposed sublease, which Notice shall specify whether such proposed sublease is an Affiliate Sublease and include a description of the portion(s) of the Demised Premises that will be demised by such sublease, the proposed subtenant, and, upon Landlord’s request, a copy of such proposed sublease; (iii) any such sublease shall not extend beyond the then current Term minus one (1) day and shall further comply with the applicable terms and conditions set forth in Section 9.4; and (iv) if such sublease is not an Affiliate Sublease and Tenant has not specified in its Notice to Landlord that Tenant is electing to treat such sublease as a No-Consent Sublease (in which case Tenant shall be deemed to have elected to be seeking Landlord’s consent thereto), and Landlord reasonably withholds its consent thereto, then (A) for any such subleases demising up to an aggregate of one hundred thousand (100,000) Gross Leasable Square Feet (“Permitted Second Chance Subleases”), Tenant may elect in its discretion to immediately treat such Permitted Second Chance Subleases as No-Consent Subleases and (B) for any such subleases that are not Permitted Second Chance Subleases (i.e., after the one hundred thousand (100,000) Gross Leasable Square Foot limitation has been met) Tenant may not (without prejudicing Tenant’s right to re-submit such sublease for approval if the reason for Landlord’s denial of consent has, in Landlord’s reasonable judgment, been rectified) treat any such proposed sublease (or any other sublease for the applicable Demised Premises, with the same proposed subtenant or any of its Affiliates) as a No-Consent Sublease for a period of ninety (90) days from and after Tenant’s delivery of its initial Notice to Landlord (the “Second Chance Sublease Waiting Period”). Within forty-five (45) days following the end of each fiscal quarter during the Term, Tenant shall, whether or not Landlord’s consent is required, provide Landlord (1) Notice (excluding, for this purpose, Notice to Landlord’s legal counsel) of all then-existing Permitted Subleases and the portions of the Demised Premises relating thereto (collectively, the “Permitted Sublease Reports”) and (2) a copy of each executed sublease during such fiscal quarter.

(c)    Tenant hereby represents and warrants to Landlord that (i) effective as of the Commencement Date, Tenant has entered into an Affiliate Sublease for the subleasing of the entirety of the Demised Premises to Penney OpCo LLC, a Virginia limited liability company (the “Master Subtenant” and such Affiliate Sublease, the “Master Affiliate Sublease”), and (ii) Tenant has delivered to Landlord a true and correct copy of the executed Master Affiliate Sublease as of the Commencement Date. Without limiting anything in Section 9.4, Tenant acknowledges, covenants and agrees that, with respect to the Master Affiliate Sublease, or, if applicable, any other Affiliate Sublease (collectively, together with any amendment, modification, supplement, restatement or replacement thereof in accordance with this Section 9.2(c), “Applicable Subleases”): (A) such Applicable Subleases and the terms and provisions thereof shall be fully and automatically subject and subordinate to this Lease and the terms and provisions hereof such that, among other things, (I) all terms and conditions of this Lease regarding the use and occupancy of the Demised Premises and the subletting of any portion thereof shall be applicable to such Applicable Sublease, and (II) upon any termination of this Lease either in whole or with respect to the portion thereof covered by such Applicable Sublease (except to the extent otherwise expressly provided in Section 1.9 with respect to any Lease severance), such Applicable Sublease shall automatically terminate and be of no further force and effect; (B) the Applicable Sublease shall automatically terminate upon the acquisition of title to the equity in Tenant pledged to Landlord pursuant to the Pledge Agreement pursuant to a foreclosure of the lien of such pledge, an assignment in lieu of foreclosure or otherwise pursuant to the terms of the Pledge Agreement, (C) Tenant shall (and shall cause Master Subtenant and each applicable subtenant under an Affiliate Sublease to) from time to time, promptly following Landlord’s and/or any applicable Landlord Lender’s written request, execute and deliver to Landlord or such Landlord Lender, as applicable, subordination agreements in form and substance reasonably satisfactory to Landlord or such Landlord Lender, as applicable, providing for the subordination of such Applicable Subleases to any applicable Landlord Financing Documents (provided, however, that any such subordination agreement shall provide for the non-disturbance of the subtenant under such Applicable Sublease if (and on the same terms that) any applicable SNDA provides for the non-disturbance of Tenant hereunder); (D) in connection with any Applicable Sublease (or any amendment, restatement or replacement thereof), Tenant shall provide a copy of the Applicable Sublease to Landlord prior to execution thereof so that Landlord can confirm its compliance with the foregoing subordination provisions of this Section 9.2(c), and Tenant shall pay its own costs and expenses relating thereto and shall promptly reimburse Landlord for any Costs and Expenses Landlord incurs in reviewing such Applicable Sublease to confirm its compliance with the foregoing subordination provisions of this Section 9.2(c); (E) Landlord may deal directly with the Master Subtenant or its successor under any replacement Master Affiliate Sublease with respect to any request for consent or other matter under this Lease as if such subtenant were Tenant hereunder (and Tenant hereby authorizes Landlord to so deal directly with Master Subtenant); and (F) any sub-sublease (or any further subletting, directly or indirectly) of all or any portion of the premises demised by any Applicable Sublease or any assignment thereof to any Person that is not an Affiliate of Tenant shall require the consent of Landlord to the same extent as would be required with respect to any other sublease of the Demised Premises or assignment of this Lease by Tenant. Subject to the provisions of this Section 9.2(c), Landlord hereby acknowledges and agrees that the Master Affiliate Sublease is an Affiliate Sublease that is permitted under this Lease and, for so long as the Master Affiliate Sublease remains in full force and effect, (I) Landlord shall accept Notices (and Tenant hereby authorizes Landlord to so accept such Notices) from the Master Subtenant as if such Notices were received from Tenant and (II) the Master Subtenant shall have the right to exercise or perform (and Tenant hereby authorizes Landlord to accept such exercise and performance of) all rights and obligations of Tenant under this Lease upon and subject to all of the terms and conditions of this Lease, with the same force and effect as if such rights and obligations were exercised and performed by Tenant.

9.3    Permitted Assignments and Corporate Transactions.

(a)    Notwithstanding anything to the contrary in this Article IX, Landlord’s consent shall not be required in connection with (but Tenant shall give Landlord not less than thirty (30) days’ Notice of) a Corporate Transaction with respect to any Tenant or any Lease Guarantor so long as the applicable Transferee is, as of the closing of such Corporate Transaction, (A) an Affiliate of Tenant or any Lease Guarantor or (B) any other Person that (together with any Transfer Replacement Guarantors and any Continuing Guarantors) (i) has a Tangible Net Worth of not less than Five Hundred Million Dollars ($500,000,000) (the “Reference Net Worth”) and (ii) provides, or causes one or more of its Affiliates that has a Tangible Net Worth at least equal to the

Reference Net Worth (such Affiliates, “Transfer Replacement Guarantors”) to provide, as of such closing, a Replacement Guaranty; provided, however, that if the Tangible Net Worth of any existing Lease Guarantors that will continue as Lease Guarantors following such Corporate Transaction (“Continuing Guarantors”) equals or exceeds the Reference Net Worth as of the closing of such Corporate Transaction, then such Transferee shall have no obligation hereunder to deliver, or cause any of its Affiliates to deliver, any such Replacement Guaranty.

(b)    Notwithstanding anything to the contrary in this Article IX, Landlord’s consent shall not be required in connection with any assignment of Tenant’s interest in this Lease (i) to the applicable Transferee or to a newly formed limited liability company that is wholly owned, directly or indirectly, by such Transferee upon the closing of any Corporate Transaction that is permitted under Section 9.3(a), or (ii) to any Affiliate of Tenant (which shall be a Special Purpose Entity) in connection with a bona fide transaction so long as such assignment is not designed to circumvent Landlord’s consent or approval rights hereunder (in each case of (i) and (ii), a “Successor Tenant”); provided, however, that, (A) not less than thirty (30) days prior to entering into any proposed assignment, Tenant shall provide Landlord advance written Notice of such proposed assignment, which Notice shall include a description of the proposed assignee and a draft, to the extent then available, of any instrument of assignment proposed to be entered into by Tenant and such assignee and (B) on the effective date of any such assignment, the Person directly owning one hundred percent (100%) of the Equity Interests in such Successor Tenant shall execute and deliver to Landlord a Replacement Pledge Agreement with respect to such Equity Interests. Within ten (10) Business Days after the effective date of any such assignment, Tenant or the applicable Successor Tenant shall deliver a fully executed copy thereof to Landlord. Tenant shall be released from all obligations and liabilities under this Lease that accrue from and after the date of any such assignment (excluding all Surviving Obligations), provided that the Successor Tenant assumes all obligations of Tenant accruing from and after the date of such assignment pursuant to documentation that is reasonably satisfactory to Landlord.

9.4    Required Subletting Provisions. Any sublease entered into after the Commencement Date shall expressly provide:

(a)    that it shall be subject and subordinate to all of the terms and conditions of this Lease, including any Landlord Financing Documents to which this Lease may from time to time be subject and subordinate (taking into account any applicable non-disturbance or recognition provisions expressly set forth in any applicable Landlord Financing Documents or SNDA);

(b)    that the use of the applicable Demised Premises (or the applicable portion thereof) shall not conflict with any applicable Property Requirements or any other terms of this Lease; and

(c)    subject to the terms of any Subtenant SNDA that Landlord may enter into with the applicable subtenant in accordance with (and subject to) Section 9.5, (A) if the Lease shall expire or otherwise terminate for any reason with respect to such applicable Demised Premises before the expiration of such sublease, such sublease shall automatically terminate without further notice or action of any kind and the subtenant under such sublease shall immediately surrender possession of the subleased premises to Landlord or as directed by Landlord in accordance with the terms of this Lease, and (B) if such subtenant receives a written notice from Landlord stating that this Lease has been terminated with respect to the applicable Demised Premises, such subtenant shall thereafter attorn to Landlord, whereupon such sublease shall continue as a direct lease between such subtenant and Landlord upon all of the terms and conditions of such sublease.

9.5    Subtenant SNDA. If requested by Tenant pursuant to a Notice delivered to Landlord, provided that no Disabling Event then exists, Landlord shall enter into a subordination, non-disturbance and attornment agreement with any subtenant that is not an Affiliate of Tenant (a “Subtenant SNDA”) if (a) such subtenant occupies or will occupy, pursuant to its sublease, Gross Leasable Square Footage of 50,000 or more and (b) Tenant has provided Landlord a copy of the applicable sublease. Any such Subtenant SNDA shall be in substantially the form and substance of Exhibit F attached hereto or otherwise in form and substance reasonably satisfactory to Landlord and the applicable subtenant. Tenant shall pay Landlord for its Costs and Expenses incurred in connection with the negotiation of any Subtenant SNDA, whether or not the same is executed, up to a maximum of Ten Thousand and No/100 Dollars ($10,000.00) per Subtenant SNDA.

9.6    No Release of Tenant’s Obligations. Neither any assignment of this Lease nor any sublease shall relieve Tenant of its obligation to pay the Rent and to perform all of its other obligations hereunder, except as expressly provided herein to the contrary. The liability of Tenant and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, excused, released or impaired by any (a) stipulation which extends the time within which an obligation under this Lease is to be performed, (b) waiver of the performance of an obligation required under this Lease that is not entered into for the benefit of Tenant or such successor, or (c) failure to enforce any of the obligations set forth in this Lease. For the avoidance of doubt, the Landlord Option and all obligations of Tenant with respect to any Landlord Option Property, and all obligations of Tenant in connection with the exercise of any Renewal Option, shall in each case continue to apply to Tenant with full force and effect and Tenant shall be fully liable with respect thereto.

9.7    No Leasehold Mortgages; Acceptable Credit Facilities. Tenant shall not have any right to mortgage, pledge (other than pursuant to any Pledge Agreement) or otherwise encumber its interest under this Lease or any sublease, and any such mortgage, pledge or encumbrance shall be void and of no force and effect. Notwithstanding anything to the contrary in this Lease, Tenant shall be permitted to collaterally assign Tenant’s right, title and interest in and to this Lease as part of any grant of a security interest in all or substantially all of Tenant’s assets in connection with an Acceptable Credit Facility. On the Commencement Date, Landlord is entering into a collateral access agreement in favor of the current Acceptable Credit Facility Lender in the form of Exhibit I attached hereto (the “Pre-Approved Access Agreement Form”). From time to time during the Term, promptly following Tenant’s written request, so long as no Disabling Event exists and at Tenant’s sole cost and expense, Landlord shall execute and deliver a collateral access agreement in favor of any other Acceptable Credit Facility Lender on the Pre-Approved Access Agreement Form or on such other form as may be reasonably acceptable to Landlord and such Acceptable Credit Facility Lender. Supplementing the foregoing, and as a condition precedent to the effectiveness of any Severed Lease pursuant to Section 1.9, (a) any such collateral access agreement then in effect with respect to the Severed Property or Severed Properties that will become subject to such Severed Lease shall be assigned to and assumed by the applicable Severed Landlord or (b) such Severed Landlord shall execute and deliver, on or prior to the applicable Lease Severance Date, to each applicable Acceptable Credit Facility Lender a new collateral access agreement substantially on the Pre-Approved Access Agreement Form or on such other form as may be reasonably acceptable to such Severed Landlord and Acceptable Credit Facility Lender.

9.8    Structure Chart. Landlord acknowledges that it received from Tenant a copy of Tenant’s Structure Chart prior to the Commencement Date. Tenant represents and warrants to Landlord that the Structure Chart attached hereto as Exhibit G is a true, complete and correct copy of the organizational structure of Tenant and the Lease Guarantors as of the Commencement Date. Without limiting anything in this Article IX, within fifteen (15) days following (a) any material modification to the Structure Chart (including, for the avoidance of doubt, any modification that (i) relates to any Corporate Transaction that is subject to the requirements set forth in Section 9.1 or (ii) reflects a change to the organizational structure of any Tenant Party (including, without limitation, the creation of a new Subsidiary thereof (other than a new Subsidiary of OPCO IP SPE or OPCO RE SPE) which shall then be required to become a Lease Guarantor)) or (b) Landlord’s written request (which shall not, so long as no Disabling Event exists, be given more than two (2) times in any Lease Year), Tenant shall promptly deliver to Landlord a copy of its then current Structure Chart, together with an Officer’s Certificate certifying that such updated Structure Chart is true, complete and correct as of the applicable date. If there are any material modifications to the Structure Chart, the updated Structure Chart delivered by Tenant in such Officer’s Certificate shall automatically replace the outdated Structure Chart, provided that (A) nothing in this Section 9.8 shall be construed to limit any of the restrictions on Transfer set forth in this Article IX and (B) no such modifications to the Structure Chart shall be deemed to constitute Landlord’s written consent to any modifications that require Landlord’s prior written consent pursuant to an express provision of this Lease.

ARTICLE X

MAINTENANCE AND COMMON AREAS

10.1    Maintenance and Repair.

(a)    At all times during the Term, subject to the provisions of Article XII, Tenant shall (subject, with respect to any Tenant Option Property, to the further provisions of this Article X following a Partial Property Termination Date), at Tenant’s sole cost and expense, (i) maintain (without the prior written consent of Landlord) each Demised Premises, all Tenant’s Property with respect thereto, and all Common Areas that (A) are appurtenant to such Demised Premises, (B) are in Tenant’s exclusive control or (C) Tenant is required to maintain pursuant to any applicable Property Documents (collectively, “Tenant Common Areas”), in each case in good order, condition and repair (ordinary wear and tear excepted) with the standard of care and quality taking into account the age of such Demised Premises, and otherwise in compliance with all applicable Property Requirements and the Permitted Use, and (ii) promptly make all customary (consistent with past practice) or necessary capital repairs and replacements thereof and thereto of every kind and nature, including without limitation all Required Work, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen, or arising by reason of Tenant’s use of the Demised Premises or such Tenant Common Areas, any prior use thereof or otherwise (but excluding any such repairs, replacements or other Work to the extent the same are required as a result of Landlord’s gross negligence or willful misconduct, any affirmative acts in connection with work performed by Landlord or any of Landlord’s Related Users to any Tenant Option

Property after a Partial TO Termination, or the negligence of any of Landlord’s Related Users in or about any Tenant Option Property after a Partial TO Termination), in each case, subject to ordinary wear and tear and taking into account the age of the applicable Demised Premises. Notwithstanding the foregoing, from and after the Partial Property Termination Date with respect to any Tenant Option Property, (A) Landlord shall (and Tenant shall no longer be obligated to) make and conduct all reasonable or customary maintenance, repairs and replacements of the load-bearing walls, roofs and other structural components (except any Alterations installed by Tenant that are located wholly within the Tenant Retained Portion) of such Tenant Option Property and (B) Tenant shall reimburse Landlord, as Additional Rent and, at Landlord’s option, as part of Installment Expenses, for Tenant’s Proportionate Share of the cost of all such maintenance, repairs and replacements; provided, however, that to the extent that any such maintenance, repairs or replacements disproportionately benefits either Portion of such Tenant Option Property, the Parties shall cooperate in good faith to adjust Tenant’s Proportionate Share of such costs solely with respect thereto in order to equitably reflect the proportional benefit received by each of the applicable Landlord Retained Portion and the applicable Tenant Retained Portion as a result of the applicable Work. In the event that the Parties cannot agree on the appropriate adjustment, either Party shall have the right to submit the same to expedited arbitration in accordance with the provisions of Section 27.1. Notwithstanding anything to the contrary herein and for the avoidance of doubt, in no event shall Tenant be in default of its obligations under this Section 10.1(a) solely as a result of its failure to perform any Required Work if Landlord’s consent is required with respect to such Work and Landlord unreasonably withholds such consent.

(b)    Except as otherwise expressly required elsewhere in this Lease to the contrary, Landlord shall not under any circumstances be required to (i) build or rebuild any improvements with respect to any Demised Premises, (ii) maintain or make any repairs, Alterations, replacements or restorations of any nature of or to the Demised Premises, whether ordinary or extraordinary, structural or nonstructural, foreseen or unforeseen, or (iii) to incur any costs or expenses in connection therewith. Except as otherwise expressly required elsewhere in this Lease, Tenant hereby unconditionally waives any rights Tenant may have pursuant to any applicable Legal Requirements in effect on the Commencement Date or hereafter enacted to make any repairs, Alterations, replacements or restorations, or to perform any maintenance, at the expense of Landlord.

10.2    Additional Provisions with respect to the Common Areas.

(a)    From and after the Partial Property Termination Date with respect to any Tenant Option Property:

(i)    Tenant and its permitted Related Users shall have a nonexclusive right and license to use the Common Areas with respect to such Tenant Option Property in common with Landlord and Landlord’s Related Users, subject to the provisions of this Lease and all applicable Property Requirements.

(ii)    Except to the extent that such Common Areas solely serve the Tenant Retained Portion thereof or to the extent Tenant otherwise remains solely responsible therefor pursuant to any separate agreement with Landlord or applicable Property Documents, and subject to Tenant’s obligation to reimburse Landlord for Tenant’s

Proportionate Share of the cost thereof in accordance with the terms of this Lease and any applicable TO Cost Sharing Agreements, Landlord shall promptly operate, maintain and repair (or cause to be promptly operated, maintained and repaired) such Common Areas appurtenant to or located wholly within such Tenant Option Property in such a manner as Landlord, in its reasonable discretion, shall determine so as to meet the maintenance and repair standard required of Tenant in accordance with Section 10.1 or as shall otherwise be necessary in order to cause the Demised Premises to be in compliance with applicable Property Requirements, provided that any such operation, maintenance or repair shall not interfere with Tenant’s use or enjoyment of the Tenant Retained Portion or the Common Areas of or with respect to such Tenant Option Property.

(iii)    Tenant’s use of such Common Areas shall be subject to all applicable Property Requirements, and to the rights (if any) of any Persons in accordance with such Property Requirements to reconfigure or alter such Common Areas at any time and from time to time and to such rules and regulations that the Parties (acting in good faith) may agree upon with respect thereto in accordance with the provisions of Section 1.6(b).

(iv)    Without limiting Landlord’s rights or remedies hereunder upon an Event of Default with respect to the applicable Property, neither Party shall do, or permit to be done, any act in, on or about such Common Areas not otherwise expressly permitted hereunder or under any applicable Property Documents that would interfere with the use or enjoyment thereof or of such Tenant Option Property (or any adjacent Shopping Center or third-party owner’s property) by the other Party and its respective Related Users.

(b)    Tenant acknowledges and agrees that any walls now or hereafter separating any Demised Premises from any other property (including, from and after the Partial Property Termination Date with respect to any Tenant Option Property, the Landlord Retained Portion thereof) are party walls to be shared by Tenant with Landlord and any other tenants and/or occupants (if any) of the buildings in which such Demised Premises is located. Tenant hereby grants to Landlord, and to such other tenants and occupants (if any), and such Persons hereby accept and retain, the nonexclusive right to use such walls for all purposes for which they may be intended, or to such use by Landlord as may be desirable and/or convenient, including, without limitation, for any utilities, maintenance or fixtures so long as the same do not interfere with Tenant’s (or its permitted assignees, subtenants’ or licensees’) use or enjoyment of the Tenant Retained Portion or the Common Areas.

(c)    If and to the extent that, with respect to any Demised Premises, any alarm system exists as of the Commencement Date or Tenant installs any such alarm system following the Commencement Date, Tenant shall, at Tenant’s sole expense, install, operate, maintain, repair and replace (as applicable) in working condition and repair such alarm system. With respect to any alarm system installed following the Commencement Date, Tenant shall be solely responsible for connecting such alarm system with Tenant’s own electrical systems and shall not in any way connect, tie into or otherwise append such alarm system to the alarm system for any other property (including, from and after the Partial Property Termination Date with respect to any Tenant Option Property, the Landlord Retained Portion thereof).

ARTICLE XI

INSURANCE

11.1    General Insurance Requirements. Tenant shall obtain, pay for and maintain at all times during the Term, subject to Sections 11.2 and 11.4(a), the following insurance with respect to the Demised Premises and all property located therein or thereon, including Tenant’s Property:

(a)    Insurance against all risk of physical loss or damage to the Leased Improvements and Fixtures as provided under “Special Causes of Loss” form coverage (“All-Risk Insurance”), including the perils of hail, windstorm, flood coverage (which coverage shall apply to all Properties without exclusions for Properties located in special flood hazard areas), earthquake and acts of terrorism, in amounts not less than the actual replacement cost of the Leased Improvements, Fixtures and Tenant’s Property without deduction for depreciation and waiving all co-insurance provisions or to be written on a no co-insurance form, which coverage may be fulfilled by a loss limit provided it otherwise meets the requirements herein. Such policy or policies shall contain limits for loss or damage caused by water, sprinkler leakage, debris removal, flood (including back-up of sewers and drains, seepage and surface water), subsidence, earthquake (including tsunami, if applicable), ordinance or law, and demolition and other commercially available coverages with amounts and terms determined by Tenant and reasonably acceptable to Landlord from time to time. If Tenant’s insurance company is unable or unwilling, or if Tenant otherwise elects, to include any or all of such excluded perils, then Tenant shall have the option of purchasing coverage against such perils from another insurer on a “Difference in Conditions” form or through one or more stand-alone policies. Such policies shall contain replacement cost and “Law and Ordinance” coverage (at full replacement cost) and joint loss agreements, and such policies shall not contain a “same or adjacent site clause” within the definition of replacement cost. Subject to Section 11.2, such policies and endorsements shall contain deductibles not more than Two Hundred Fifty Thousand Dollars ($250,000) per occurrence, with the exceptions of windstorm, hail, flood or earthquake (including tsunami, if applicable), which may have deductibles not more than five percent (5%) of the total insurable value of the individual Demised Premises or such other amount as approved by Landlord in its reasonable discretion.

(b)    Comprehensive boiler and machinery/equipment breakdown insurance on any of the Fixtures or any other equipment on or in the Demised Premises, with a policy limit in an amount not less than the full replacement cost of the Leased Improvements per accident for damage to property, which coverage may be fulfilled by a loss limit provided it otherwise meets the requirements herein (and which may be carried as part of the coverage required pursuant to clause (a) above or pursuant to separate policies or endorsements);

(c)    Solely to the extent required by Landlord, and subject to the further provisions of this clause (c), rental value insurance (a “BI Policy”) in an amount not less than eighteen (18) months (or such shorter term as Landlord shall elect in its sole discretion) of Base Rent payable hereunder, with an extended period of indemnity coverage of at least three hundred sixty-five (365) days necessitated by the occurrence of any of the hazards described in Section 11.1(a) or 11.1(b). Upon Notice from Landlord to Tenant that Landlord would like Tenant to obtain competitive quotes (each, a “BI Policy Quote” and collectively, the “BI Policy Quotes”) for a BI Policy (with Landlord specifying in such Notice the desired number of months of coverage) and the provision of required information requested by any insurer or insurance agent in order for Tenant to obtain such quotes (to the extent such information is not available to Tenant), each of Landlord and Tenant shall use commercially reasonable efforts to deliver to the other Party not less than one (1) BI Policy Quote each (and any documentation, reasonably satisfactory to the other party, that evidences the pursuit of such quotes) for such BI Policy within fifteen (15) days of such Notice. Upon delivery of the BI Policy Quotes, Landlord shall, in its sole discretion, either (i) require Tenant to procure the BI Policy with the lower or lowest of the premiums among the BI Policy Quotes; provided, however, that the Parties acknowledge and agree that Tenant shall not be required to procure a BI Policy if obtaining such BI Policy will increase the cost of any other insurance coverages that Tenant’s Parent and/or any of its Subsidiaries are then maintaining for their properties (unless Landlord agrees to be solely responsible for such increased costs, with Tenant having the right to credit the same against installments of Base Rent coming due and payable hereunder if Landlord does not pay or reimburse Tenant for the same within ten (10) Business Days after Tenant’s request therefor, accompanied by reasonable supporting documentation), (ii) obtain and maintain its own BI Policy or (iii) elect not to obtain a BI Policy. Notwithstanding anything to the contrary herein, Tenant’s allocable share of the premium cost of any and all BI Policies shall not exceed Three Hundred Thousand Dollars ($300,000) per year in the aggregate (the “BI Premium Cap”) (as such amount may be re-allocated to Severed Leases pursuant to the provisions of Section 1.9(d)(K) of this Lease) regardless of whether Landlord or Tenant obtains and maintains the BI Policy, and Tenant’s obligation to pay or reimburse Landlord for the cost thereof shall be limited to the BI Premium Cap (as such amount may be re-allocated to Severed Leases pursuant to the provisions of Section 1.9(d)(K) of this Lease), with Landlord bearing sole responsibility for the remainder of the annual premium cost for such BI Policy above the BI Premium Cap (each Party’s share of such cost, as such share may be re-allocated pursuant to the provisions of Section 1.9(d)(K) of this Lease, its “BI Share”). The Net Proceeds of any BI Policy shall be prorated between Tenant and Landlord (as such proration may be further re-allocated pursuant to the provisions of Section 1.9(d)(K) of this Lease) such that Tenant shall receive a credit against Base Rent coming due and payable hereunder equal to the product of (i) such Net Proceeds, multiplied by (ii) Tenant’s pro rata share of the annual cost of the BI Policy (as such proration may be further adjusted pursuant to the provisions of Section 1.9(d)(K) of this Lease);

(d)    Claims for personal injury or property damage under a policy of comprehensive general liability insurance, including coverage for acts of terrorism, with (1) limits of not less than One Million Dollars ($1,000,000) each occurrence and Two Million Dollars ($2,000,000) in the annual aggregate and with a retention or deductible not in excess of Two Hundred Fifty Thousand Dollars ($250,000) (subject to the provisions of Section 11.2), plus (2) at least Fifty Million Dollars ($50,000,000) excess and/or umbrella liability insurance shall be obtained and maintained on terms consistent with the commercial general liability insurance required above. In addition, to the extent that Landlord maintains any policy(ies) of comprehensive general public liability insurance with respect to the Common Areas relating to any Tenant Option Property, Landlord shall name Tenant as an additional insured on each such policy as to all matters arising with respect to such Common Areas from and after the Partial Property Termination Date (if any) with respect to such Tenant Option Property. The coverage under each such policy shall be on a primary and non-contributory basis;

(e)    Workers’ compensation insurance evidenced by Tenant on a per-state basis (with respect to the state in which each Demised Premises is located) and by a certificate of insurance on a “statutory basis” with minimum limits of “employers’ liability” coverage of Five Hundred Thousand Dollars ($500,000) per occurrence;

(f)    Motor vehicle liability insurance with coverage for all owned, non-owned and hired vehicles with a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence for bodily injury and property damage. If no vehicles are owned or leased, the commercial general liability insurance shall be extended to provide insurance for non-owned and hired vehicles;

(g)    During such time as Tenant is performing (or causing to be performed) any Work, (i) workers’ compensation insurance (if required by law) and employers’ liability insurance covering all Persons employed in connection with such Work in statutory limits, (ii) a completed operations endorsement to the commercial general liability insurance policy referred to above, (iii) builder’s risk insurance, completed value form (or its equivalent), covering all physical loss, in an amount and subject to policy conditions reasonably satisfactory to Landlord, and (iv) such other insurance (including amounts of coverage, deductibles and/or form of mortgagee clause) as Landlord deems reasonably necessary to protect Landlord’s interest in the Demised Premises from any act or omission of Tenant’s contractors or subcontractors; and

(h)    Such other insurance (or other terms with respect to any insurance required pursuant to this Section 11.1, including amounts of coverage, deductibles and/or form of mortgagee clause) on or in connection with the Demised Premises as Landlord may reasonably require and that is (i) customarily carried or required by prudent “triple-net” tenants for comparable properties in the area of the applicable Demised Premises and (ii) available on commercially reasonable terms (as agreed to between the Parties).

Subject to the provisions of Article XII, by this Section 11.1, Tenant intends that the risk of loss or damage to each and every Demised Premises and all property thereon, including all Leased Improvements, Fixtures and Tenant’s Property, shall be borne solely by Tenant and its respective property insurance carriers and Tenant hereby agrees to look solely to, and to seek recovery only from such carriers, in the event of any such loss or damage to the extent that such coverage is agreed to be provided hereunder. For this purpose, any applicable deductible shall be treated as though it were recoverable under such policies.

11.2    Landlord’s Insurance. From and after the Partial Property Termination Date with respect to any Tenant Option Property, subject to Tenant’s obligation to pay to or reimburse Landlord for Tenant’s Proportionate Share of the costs and expenses incurred by Landlord in connection therewith (“Landlord’s Insurance Costs”) pursuant to the terms of this Lease, Landlord shall obtain and maintain (or cause to be obtained and maintained) All-Risk Insurance with respect to such Tenant Option Property (it being agreed that from and after the date that Landlord obtains such insurance, Tenant shall no longer be obligated to maintain the same). Notwithstanding anything to the contrary in this Lease, to the extent that, prior to the Commencement Date, Tenant’s Predecessor maintained deductibles with respect to any property or liability insurance coverage required to be obtained and maintained by Tenant hereunder that are higher than the maximum deductibles expressly set forth in Section 11.1, Tenant shall (subject to the succeeding proviso) be expressly permitted (without the same constituting an default or Event of Default hereunder) to maintain insurance coverage with deductibles equal to or less than such historical amounts; provided, however, that in no event may any such deductible exceed two percent (2%) of the then current Tangible Net Worth of the Lease Guarantors. In the event that Tenant maintains insurance coverage with deductibles that exceed the maximum deductible amounts set forth in Section 11.1 above (such excess amounts, the “Excess Deductible Amounts”), Landlord may (but shall not be obligated to) obtain at its expense so-called “buy-down” insurance coverage or other similar insurance coverage having the effect of reducing the deductibles then maintained by Tenant to the level of any applicable maximum deductible set forth in Section 11.1 above. If any insurance proceeds are paid pursuant to any “buy-down” insurance coverage or other similar insurance coverage maintained by Landlord, then Landlord shall be exclusively entitled to receive and retain such proceeds for its own account and shall have no obligation to pay over, or make available to Tenant, such proceeds in connection with a restoration of the affected Property or otherwise.

11.3    Waiver of Subrogation. To the extent commercially available from time to time, all insurance policies carried by either Party with respect to the Demised Premises or Tenant’s Property, including, without limitation, All-Risk Insurance and liability insurance, shall contain an express waiver of any right of subrogation on the part of the insurer against the other Party. Each Party shall pay any additional costs or charges necessary to obtain such waiver.

11.4    Policy Requirements.

(a)    Tenant shall maintain each element of insurance described in this Article XI with respect to the Demised Premises and Tenant’s Property (as applicable) in the amounts of insurance described above and otherwise in accordance with all applicable Insurance Requirements.

(b)    Tenant shall pay directly to the applicable insurance companies (or, with respect to any Landlord’s Insurance Costs, shall pay to or reimburse Landlord for Tenant’s Proportionate Share thereof) all premiums for and other costs and expenses necessary to obtain and maintain the insurance required under this Article XI (collectively, “Insurance Costs”) as the same become due and payable.

(c)    All insurance required to be maintained by Tenant under this Article XI shall be written by companies permitted to conduct business in each applicable State (provided, however, that the foregoing shall not require all such companies to be admitted in an applicable State). All such policies of insurance shall be written in a form reasonably satisfactory to Landlord and issued by insurance companies with a minimum policyholder rating of not less than “A-” and a financial rating of “VIII” in the most recent version of Best’s Key Rating Guide (the “Best Insurer Rating”). If and to the extent that Landlord elects to have any policies of insurance required to be maintained by Tenant under this Article XI with respect to any Property be issued by insurance companies with both the above-required Best Insurer Rating and a rating from S&P (an “S&P Insurer Rating”), then Landlord may elect, at its option, to require Tenant to replace such policies with policies issued by insurance companies that have an S&P Insurer Rating of not less than “A-” (the “S&P Insurer Minimum Rating”). In the event that Landlord makes such election, and the cost of obtaining such policies from (and/or maintaining such policies with) insurance companies with the S&P Insurer Minimum Rating exceed the cost of obtaining such policies from (and/or maintaining such policies with) insurance companies with the Best Insurer

Rating (taking into account any deductible paid under any existing policy for which Tenant will not receive credit under a corresponding replacement policy), then Landlord shall be responsible for such excess cost. Notwithstanding the foregoing, (i) Tenant shall not be required to obtain such policies from (or maintain such policies with) insurance companies with the S&P Insurer Rating and the Best Insurer Rating if doing so will increase the cost of any other insurance coverages that Tenant’s Parent and/or any of its Subsidiaries are then maintaining for their properties (unless Landlord agrees to be solely responsible for such increased costs, with Tenant having the right to credit the same against installments of Base Rent coming due and payable hereunder if Landlord does not pay or reimburse Tenant for the same within ten (10) Business Days after Tenant’s request therefor, accompanied by reasonable supporting documentation) and (ii) Landlord may elect, prior to Tenant obtaining the applicable insurance policy(ies) referred to in this clause (c), to obtain any applicable insurance under this clause (c) on its own and at its own cost and expense. In the event that Landlord seeks to obtain any “wrap” policy of insurance that increases any applicable minimum policyholder rating from S&P or that gives the applicable insurer an S&P rating, then Tenant shall provide any information requested by the applicable insurer or insurance agent that is required in order for Landlord to obtain such “wrap” policy (to the extent that such information is not already available to Landlord).

(d)    All liability insurance policies shall include Landlord (in addition to any Landlord Lender required pursuant to Section 11.4(e) below) as an “additional insured” thereunder. All property insurance policies shall include Landlord as a “loss payee” thereunder for its interest in each Demised Premises. In addition, Landlord shall include Tenant (and, if applicable, its lenders) as an “additional insured” on each All-Risk Insurance policy as to all matters arising from and after the Partial Property Termination Date (if any) with respect to a Tenant Option Property.

(e)    All policies required to be maintained by Tenant under this Article XI shall, as appropriate, name as an “additional insured” and/or a “loss payee,” each applicable Landlord Lender by way of a standard form of mortgagee’s loss payable endorsement. The All-Risk Insurance required under Section 11.1(a) shall provide thirty (30) days’ prior written notice to Landlord and any applicable Landlord Lender of cancellation (or ten (10) days’ prior written notice to Landlord and any applicable Landlord Lender for any non-payment of premium). Tenant shall promptly deliver to Landlord certificates of insurance evidencing the insurance required hereunder.

(f)    Notwithstanding anything to the contrary herein, if any of the requirements or coverages set forth in Section 11.1 becomes unavailable on commercially reasonable terms, then, upon Tenant’s request, Landlord and Tenant shall negotiate in good faith to reasonably agree upon alternative requirements or coverages which are then available in the marketplace on commercially reasonable terms.

11.5    Blanket Policy. Notwithstanding anything to the contrary contained in this Article XI, Tenant’s obligations to carry the liability insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant; provided, however, that such blanket policy or policies otherwise satisfy the requirements of this Article XI. Tenant shall promptly deliver to Landlord certificates of insurance evidencing such blanket policy or policies.

11.6    No Separate Insurance. Tenant shall not, on Tenant’s own initiative or pursuant to the request or requirement of any third party, (a) take out separate insurance concurrent in form with or contributing to the insurance required under this Article XI to be furnished by Tenant or (b) increase the amounts of any then-existing insurance by securing an additional insurance policy or policies, unless all parties having an insurable interest in the subject matter of the applicable insurance coverage, including in all cases Landlord and all applicable Landlord Lenders, are included therein as additional insureds and/or loss payees (as applicable) and the loss is payable under such insurance policy or policies in the same manner as losses are payable under this Lease. Tenant shall promptly notify Landlord of any such separate insurance and shall promptly deliver to Landlord certificates of insurance evidencing such coverage.

ARTICLE XII

CASUALTY AND CONDEMNATION

12.1    Casualty; Property Insurance Proceeds.

(a)    Tenant shall promptly give Landlord Notice of the occurrence of any Casualty for which the loss would reasonably be expected to exceed Two Hundred Fifty Thousand Dollars ($250,000). Except as otherwise provided in Section 12.2(b), following any Casualty, the Net Proceeds with respect thereto shall be paid, held and applied as follows: (x) first, so long as no Disabling Event then exists, the first Five Million Dollars ($5,000,000) (the “Restoration Threshold”) (or, if the amount of the Net Proceeds is less than the Restoration Threshold, the full amount thereof) shall be paid to Tenant, and (y) second, any remaining Net Proceeds shall be paid into an escrow account held by a nationally recognized Title Company or another nationally recognized institutional third party depository selected by Landlord and reasonably approved by Tenant (the “Restoration Escrow Agent”) pursuant to an escrow agreement (the “Restoration Escrow Agreement”) consistent with the terms of this Section 12.1 and otherwise reasonably acceptable to the Parties. Tenant acknowledges that Landlord shall have the right to collaterally assign Landlord’s interest in any such Restoration Escrow Agreement to any applicable Landlord Lender, and shall, promptly following Landlord’s written request, acknowledge and agree to any such collateral assignment pursuant to documentation in form and substance reasonably acceptable to the Parties; provided, however, that, so long as no Disabling Event then exists, the consent or approval of such Landlord Lender shall not be required for any Disbursement Request that complies with the provisions of this Section 12.1. Any such Restoration Escrow Agreement shall provide for the disbursement by the Restoration Escrow Agent of the Net Proceeds held by it to Tenant in installments as restoration of the affected Demised Premises progresses promptly following Tenant’s written request therefor (a “Disbursement Request”), subject to the following disbursement conditions (the “Restoration Conditions”):

(i)    no Disabling Event then exists as of the date of the Disbursement Request or the date of the applicable disbursement;

(ii)    (A) Landlord shall have approved (which approval shall not be unreasonably withheld, conditioned or delayed, and shall be subject to the Deemed Approval Procedure) the plans and specifications for the restoration work; and (B) Tenant shall have provided Landlord with (I) a list of the architects, engineers, contractors (but not any subcontractors) and other construction professionals (collectively, the “Construction

Professionals”) selected by Tenant to perform such restoration work and (II) evidence reasonably satisfactory to Landlord that such restoration work will, once completed in accordance with the approved plans and specifications, comply in all material respects with all Legal Requirements;

(iii)    if the Guarantor Financial Covenants are not then satisfied, the Net Proceeds shall be sufficient to perform the restoration work or, if not, Tenant shall have provided Landlord with reasonable assurances that sufficient funds will be available from Tenant (or Lease Guarantors) to pay such deficiency;

(iv)    on the date of the applicable Disbursement Request, no mechanics’ or materialmen’s liens, stay orders or notices of pendency shall have been filed against the affected Demised Premises, except to the extent that Tenant shall have Bonded the same in accordance with this Agreement;

(v)    such disbursements shall not be made more frequently than once per calendar month;

(vi)    the Restoration Escrow Agent shall retain ten percent (10%) of the aggregate amount of the Net Proceeds held by it from time to time until the final draw request;

(vii)    with each draw request, Tenant shall have delivered to the Restoration Escrow Agent (A) a certification by the applicable architect that such restoration work that is the subject of the applicable disbursement has been performed substantially in conformance with the approved plans and specifications and (B) lien waivers for all completed work that is the subject of such draw request; and

(viii)    with respect to the final draw request, Tenant shall have delivered to the Restoration Escrow Agent (A) a certification by the applicable architect that such restoration work has been completed substantially in conformance with the plans and specifications and Legal Requirements and (B) final lien waivers for all work.

(b)    All Net Proceeds paid to Tenant in accordance with the provisions of the Restoration Escrow Agreement and any other Net Proceeds paid to Tenant shall be used first for the restoration of the Demised Premises to substantially the same (or better) condition as existed immediately before the applicable Casualty and with materials and workmanship of like kind and quality and otherwise in accordance with the Construction Standards. Any excess Net Proceeds remaining after the completion of such restoration shall, so long as no Disabling Event then exists (in which event all such excess Net Proceeds shall be payable to Landlord), be (i) retained by Tenant if the total Net Proceeds with respect to the applicable Casualty do not exceed the Restoration Threshold or (ii) split equally between the Parties if such total Net Proceeds exceed the Restoration Threshold. All salvage resulting from any risk covered by insurance for damage or loss to the Demised Premises shall belong to Tenant. Provided that no Disabling Event then exists, subject to the last sentence of this Section 12.1(b), Tenant shall have the exclusive right, at its sole cost and expense, to adjust, collect and compromise insurance claims payable in connection with any Casualty, and to execute and deliver on behalf of Landlord all necessary proofs of loss, receipts, vouchers and releases required by the applicable insurers. Landlord agrees to sign, upon the reasonable request of Tenant, all such proofs of loss, receipts, vouchers and releases. Landlord shall have the right to join Tenant in any adjustment, collection or compromise of insurance claims payable in connection with any Casualty that exceeds the Restoration Threshold; provided, however, that so long as no Disabling Event exists, any such joinder and participation by Landlord shall be diligent, expeditious and in good faith.

(c)    Notwithstanding anything to the contrary in this Lease, with respect to any Tenant Option Property as to which a Partial TO Termination has occurred, each Party shall promptly give the other Party Notice of the occurrence of any Casualty affecting its respective Portion. If any such Casualty occurs that affects the Landlord Retained Portion of such applicable Tenant Option Property, the Common Areas or such Tenant Option Property generally (excluding any Casualty that exclusively affects the interior of the Tenant Retained Portion thereof, as to which the provisions of Section 12.1(a) shall apply), then following such Casualty, unless Tenant terminates this Lease with respect to the applicable Demised Premises pursuant to Section 12.2, the net proceeds received by Landlord with respect thereto shall be paid to Landlord and Landlord shall use such net proceeds for the restoration of the applicable Landlord Retained Portion, the Common Areas or the Tenant Option Property generally, as applicable. All such net proceeds paid to Landlord in respect of a Tenant Option Property shall, unless Tenant terminates this Lease with respect to the applicable Demised Premises pursuant to Section 12.2, be used first for the restoration of the Landlord Retained Portion thereof, the Common Areas or the Tenant Option Property generally, as applicable, to substantially the same (or better) condition as existed immediately before the applicable Casualty and with materials and workmanship of like kind and quality and in accordance with the Construction Standards. Any excess proceeds of insurance remaining after the completion of such restoration shall be retained by Landlord. All salvage resulting from any risk covered by insurance for damage or loss to the Landlord Retained Portion, the Common Areas or the Tenant Option Property generally, as applicable, shall belong to Landlord. Landlord shall have the right to adjust, collect and compromise insurance claims payable in connection with any Casualty described in this Section 12.1(c) and shall execute and deliver all necessary proofs of loss, receipts, vouchers and releases required by the insurers. Tenant hereby agrees to sign, upon the request of Landlord, all such proofs of loss, receipts, vouchers and releases. Provided that no Disabling Event exists, Tenant hereby reserves the right to join Landlord in any such adjustment, collection or compromise of an insurance claim (at its sole cost and expense) solely to the extent that such claim relates to the Tenant Retained Portion of the applicable Tenant Option Property.

12.2    Tenant’s and Landlord’s Obligations Following Casualty and Tenant’s Right to Terminate. If any Demised Premises shall be damaged by any Casualty, whether or not such damage is covered by insurance required to be maintained herein, (a) regardless of whether any Net Proceeds are available or sufficient, Tenant shall promptly commence the restoration of the applicable Demised Premises in accordance with the Construction Standards and diligently pursue the completion of such restoration (and, if required under the terms of any applicable Restoration Escrow Agreement, the Restoration Conditions), and (b) such damage shall not give rise to any termination of this Lease; provided, however, that in the event of a Casualty that damages or destroys fifty percent (50%) or more of the Gross Leasable Square Footage of the Leased Improvements with respect to any Demised Premises and such Casualty either (i) occurs within twenty-four (24) months prior to the expiration of the then current Term (which, for purposes of this Section 12.2, shall include any Renewal Term as to which Tenant has exercised a Renewal

Option, regardless of whether such Renewal Term has commenced) or (ii) occurs during any Renewal Term if and only if such Demised Premises then constitutes a Sub-Performing Property (in each case, a “Major Casualty”), then Tenant shall have the right, exercisable by delivering Notice to Landlord thereof (a “Major Casualty Termination Notice”) by the earlier to occur of (x) the date that is one hundred eighty (180) days following the occurrence of such Major Casualty and (y) the date that is thirty (30) days following the date that the applicable insurance proceeds have been finally adjusted, to elect not to restore, and to terminate this Lease solely with respect to, the applicable Demised Premises affected by such Major Casualty, subject in each case to and on the terms and conditions set forth herein. A Major Casualty Termination Notice shall (x) set forth the date as of which this Lease shall terminate with respect to the affected Demised Premises, which shall not be later than one hundred eighty (180) days following Tenant’s delivery of such Major Casualty Termination Notice to Landlord (the “Casualty Termination Date”) and (y) constitute a binding and irrevocable commitment of Tenant to pay the Casualty Termination Amount on such Casualty Termination Date.

(a)    If Tenant is required to restore any Demised Premises affected by a Casualty under the terms of this Article XII and the cost of such restoration exceeds the amount of the Net Proceeds payable in connection with such Casualty, or if there are no such Net Proceeds, then in either such case, Tenant shall pay any excess amounts needed to complete such restoration.

(b)    If Tenant elects not to restore any applicable Demised Premises following a Casualty in accordance with the express provisions of this Article XII, then the Net Proceeds (other than any portion thereof payable on account of Tenant’s Property) shall (subject to the provisions of any Landlord Mortgage) be retained by Landlord free and clear of any claim by or through Tenant.

(c)    If Tenant delivers a Major Casualty Termination Notice following a Major Casualty with respect to any Demised Premises in accordance with Section 12.2, then, on the applicable Casualty Termination Date, (i) this Lease shall terminate solely with respect to such Demised Premises, (ii) Tenant shall surrender to Landlord such Demised Premises in accordance with the applicable terms and conditions of this Lease, (iii) such Demised Premises shall be automatically removed from this Lease and shall no longer be a part of the “Demised Premises” hereunder, (iv) all Rent shall be adjusted, and Tenant’s obligations hereunder with respect to such Demised Premises shall terminate, in each case in accordance with (and subject to) Section 1.10, (v) Tenant shall assign to Landlord all of Tenant’s right, title and interest in and to all insurance proceeds payable under its All-Risk Insurance in connection with the related Major Casualty, less Tenant’s Costs and Expenses incurred in connection therewith, and (vi) Tenant shall pay to Landlord the Casualty Termination Amount. As used herein, “Casualty Termination Amount” means, with respect to any Property that is subject to a Major Casualty, an amount equal to the Excess Deductible Amount with respect to the All-Risk Insurance then maintained by Tenant (without reduction for any proceeds that may be payable to Landlord for any “buy-down” or other similar policy then being maintained by Landlord at its expense in accordance with Sections 11.1 and 11.2).

(d)    Notwithstanding anything to the contrary herein, after any Partial TO Termination with respect to a Tenant Option Property, if Tenant has not terminated this Lease with respect to the applicable Demised Premises and Landlord is required to restore such Tenant Option

Property (or the applicable portion thereof, including any Common Areas) following a Casualty in accordance with the terms of this Article XII and the cost of such restoration exceeds the amount of the net proceeds payable in connection with such Casualty, or if there are no such net proceeds, then in either such case, and provided that no Disabling Event then exists, Landlord shall pay any excess amounts required to complete such restoration.

12.3    Express Agreement. The provisions of Sections 12.1 and 12.2 shall be deemed an express agreement governing any case of damage or destruction of any Demised Premises by Casualty, and Section 227 of the Real Property Law of the State of New York, providing for such a contingency in the absence of an express agreement, and any other law of like import, now or hereafter in force, shall have no application in such case.

12.4    Condemnation.

(a)    Each of Landlord and Tenant shall promptly give the other Party Notice of any actual or threatened (in writing) Condemnation of which it becomes aware, and, to the extent that the other Party has not otherwise received the same, shall promptly deliver to such other Party copies of any and all documents served on or received by it in connection with such Condemnation.

(b)    In the event that any Condemnation (other than a Temporary Condemnation) occurs with respect to (i) the entirety of any Demised Premises or (ii) any portion (but less than the entirety) of any Demised Premises or Property and such partial Condemnation results in (A) the Demised Premises becoming Unsuitable for its Intended Use or (B) a permanent and total loss of all or so much of the access to or from such Demised Premises or Property, or the parking therefor, so as to render the same inadequate for the operation of such Demised Premises on a commercially practicable basis (each, a “Major Condemnation”), then in either such case, at the option of Tenant, upon Notice to Landlord at any time prior to the date of such Major Condemnation, this Lease shall terminate solely with respect to such affected Demised Premises on the effective date of such Major Condemnation (the “Condemnation Termination Date”).

(c)    In the event that any Temporary Condemnation occurs with respect to any Demised Premises, this Lease shall continue in full force and effect and Tenant shall be entitled to receive the entire Net Award with respect thereto. Notwithstanding anything to the contrary herein, during the pendency of any such Temporary Condemnation, Tenant’s compliance with the terms of this Lease that relate to the affected Demised Premises shall be subject to the terms of any applicable Condemnation order or agreement with the applicable Governmental Authority and Tenant covenants that, following the date as of which any such Temporary Condemnation is no longer in effect, Tenant shall restore the applicable Demised Premises as nearly as may be reasonably possible to its condition, character and quality immediately prior to such Temporary Condemnation and otherwise in compliance with all applicable Property Requirements and the terms of this Lease, unless such period of temporary use or occupancy extends beyond the expiration of the Term, in which case Tenant shall not be required to make such restoration.

(d)    In the event of any Major Condemnation, on the applicable Condemnation Termination Date, (i) this Lease shall terminate solely with respect to the affected Demised Premises, (ii) Tenant shall surrender to Landlord any portion of such Demised Premises that is not subject to such Condemnation in accordance with the applicable terms and conditions of this Lease,

(iii) such Demised Premises shall be automatically removed from this Lease and shall no longer be a part of the “Demised Premises” hereunder and (iv) the Base Rent and applicable Property Charges shall be adjusted, and Tenant’s obligations hereunder with respect to such Demised Premises shall terminate, in each case in accordance with (and subject to) Section 1.10.

12.5    Tenant’s Restoration Obligations; Net Awards.

(a)    If a Condemnation (other than a Temporary Condemnation, which shall be governed by Section 12.4(c)) occurs with respect to any Demised Premises and this Lease does not terminate with respect to such Demised Premises pursuant to Section 12.4(b):

(i)    regardless of whether any Net Award in connection therewith is sufficient for such restoration, but subject to the following provisions of this Section 12.5, Tenant shall promptly proceed to restore the Demised Premises as nearly as possible to its condition, character and quality immediately prior to such Condemnation and otherwise in compliance with all applicable Property Requirements and the terms of this Lease; provided, however, that, prior to the commencement of such restoration, (A) Tenant shall obtain not fewer than three (3) written bids from reputable General Contractors with respect to such restoration and, promptly following its receipt of such bids, provide Landlord Notice thereof and copies of any material documents received by Tenant in connection therewith; (B) Tenant may select the bid and General Contractor of its choice, in each case, in its commercially reasonable judgment (provided, however, that such selection, together with the form and substance of the applicable construction agreement (the “Approved Restoration Contract”) and any related material trade contracts shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed, and shall be subject to the Deemed Approval Procedure); and (C) the architects, engineers, and other Construction Professionals (other than the General Contractor), as well as the plans and specifications, shall have been reasonably approved by Landlord (with Tenant having the right to submit any such request for approval pursuant to the Deemed Approval Procedure). If Landlord withholds its approval of any agreement, contract, plans, specifications and/or Construction Professionals pursuant to this clause (i), then the Parties shall consult with each other in good faith until the Parties have reached agreement on the applicable matter;

(ii)    the applicable Net Award shall be paid (A) first, so long as no Disabling Event then exists, that portion of the Net Award that does not exceed the Restoration Threshold shall be paid to Tenant and (B) second, any portion of such Net Award that does exceed the Restoration Threshold shall be paid to and held by a Restoration Escrow Agent pursuant to a Restoration Escrow Agreement, and disbursed to Tenant for restoration of the affected Demised Premises subject to the Restoration Conditions, in each case, in accordance with (and subject to) the terms of Section 12.1(a)(i) and (iii)-(viii) only; and

(iii)    if, based on the Approved Restoration Contract and any related material trade contracts and other supporting documentation provided to Landlord, Tenant reasonably determines that the Net Award shall be insufficient to cover the total cost of the restoration of the Demised Premises, then Tenant shall, prior to the commencement of such restoration, deliver to Landlord an Officer’s Certificate pursuant to which Tenant shall certify to Landlord the estimated amount of such deficiency (the “Deficiency Amount”) and, within thirty (30) days after the (A) substantial completion of the applicable restoration work and (B) receipt by Landlord of all paid invoices and lien waivers for such restoration work (the “Restoration Substantial Completion Date”), Landlord shall, so long as no Disabling Event then exists, pay to Tenant (or, if Landlord fails to make such payment within thirty (30) days after the Restoration Substantial Completion Date, provide to Tenant a credit against the Base Rent coming due from and after such Restoration Substantial Completion Date) in an amount equal to the lesser of (1) the Deficiency Amount and (2) the Costs and Expenses incurred by Tenant in excess of the Net Award to complete such work; provided, however, that in no event shall Landlord be required to pay or reimburse Tenant for any development or other fee payable to any Tenant Party or any Affiliate of a Tenant Party. Other than the reimbursement obligation expressly set forth in the immediately preceding sentence, Landlord shall have no obligations or liabilities with respect to any such restoration work, and for the avoidance of doubt, Tenant shall be solely responsible for any cost overruns or change orders that may accrue or become necessary in connection with such restoration work.

(b)    So long as no Disabling Event then exists (in which event all such excess Net Award shall be payable to Landlord), subject to the provisions of Section 12.4(c), the remaining amount (if any) of any Net Award following Tenant’s restoration of any Demised Premises pursuant to Section 12.5(a), and the entire amount of any Net Award in the event of a termination of this Lease resulting from the applicable Condemnation pursuant to Section 12.4(b), shall in each case be allocated among and paid to the Parties as follows: (i) first, to Landlord in an amount equal to the fair market value of Landlord’s interest (which interest shall be valued subject to this Lease) in the portion of the Demised Premises so taken (exclusive of Permissible Alterations made by Tenant with Landlord’s consent (to the extent such consent was required hereunder) during the Term), as determined by the applicable Governmental Authority in connection with such Condemnation, or, if such amount is not separately determined by such Governmental Authority, as reasonably determined by the Parties on the basis of an MAI Appraisal prepared by a nationally recognized appraiser selected by Landlord and reasonably approved by Tenant; (ii) second, to Tenant in an amount equal to the sum of (x) the fair market value of Tenant’s leasehold estate in such portion of the Demised Premises so taken for the then remaining Term, as determined by such Governmental Authority, or, if such amount is not separately determined by the Governmental Authority, as reasonably determined by the Parties on the basis of such MAI Appraisal and (y) any other sums, including the fair market value of any Permissible Alterations made by Tenant with Landlord’s consent (to the extent such consent was required hereunder) during the Term, recoverable by Tenant, as determined by such Governmental Authority, or, if such amount is not separately determined by such Governmental Authority, as reasonably determined by the parties on the basis of such MAI Appraisal; and (iii) third, to Landlord the remaining amount (if any) of such Net Award. Notwithstanding the foregoing, Landlord shall have the sole and exclusive power to collect, receive and retain any and all Awards and to make any compromise or settlement in connection with any Condemnation; provided, however, that so long as no Disabling Event then exists, Tenant shall be entitled to participate with Landlord in, and to approve, any such compromise or settlement solely to the extent that the same relates to the portion of the Net Award payable to Tenant.

(c)    Nothing herein shall be deemed to preclude Tenant from seeking and retaining its interest in a separate award to Tenant for Tenant’s Property and/or (subject to the provisions of any Legal Requirements) Tenant’s moving expenses, business dislocation damages or other similar claims (provided, however, that such claim shall not reduce the Award that would otherwise be paid over or assigned to Landlord).

12.6    Landlord’s Restoration Obligations. Notwithstanding the foregoing, from and after the Partial Property Termination Date (if any) with respect to a Tenant Option Property, unless otherwise agreed to between the Parties in connection with the exercise of the applicable Tenant Option, in the event that (a) a Condemnation occurs that affects both the Tenant Retained Portion and the Landlord Retained Portion of such Tenant Option Property and (b) this Lease has not been terminated with respect to such Tenant Retained Portion in accordance with Section 12.4(b), then Landlord shall, to the extent of the Net Award actually received by Landlord with respect to such Tenant Retained Portion, promptly restore such Tenant Retained Portion (excluding any Required Removal Alterations made by Tenant with respect thereto) as nearly as possible to its condition, character and quality immediately prior to such Condemnation.

ARTICLE XIII

DEFAULT

13.1    Events of Default. The occurrence of any of the following shall constitute an “Event of Default”:

(a)    Tenant shall fail to pay any Base Rent when due; provided, however, that, not more than twice in any twelve (12) month period, any such failure to pay Base Rent when due shall not be an Event of Default unless such failure continues for three (3) Business Days after Landlord delivers Notice of such failure to Tenant;

(b)    Tenant shall fail to pay any Additional Rent when due and such failure continues for thirty (30) days after Landlord delivers Notice of such failure to Tenant;

(c)    any Tenant Party shall voluntarily cause the liquidation or dissolution of itself or any other Tenant Party;

(d)    Tenant or any Lease Guarantor shall:

(i)    admit in writing its inability to pay its debts generally as they become due;

(ii)    make a general assignment for the benefit of its creditors; or

(iii)    file a petition or institute proceedings under the Bankruptcy Code or any other laws of the United States or any state or other jurisdiction thereof relating to bankruptcy, insolvency, reorganization or relief of debtors (collectively, “Bankruptcy Laws”), in each case (A) seeking to adjudicate it or any other Tenant Party as bankrupt or insolvent, (B) seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief or composition of its or any other Tenant Party or the debts of it or any other Tenant Party or (C) seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any other Tenant Party or any substantial portion of its assets or properties (each, an “Insolvency Event”);

(e)    any Insolvency Event caused by any Person other than a Tenant Party shall occur with respect to Tenant or any Lease Guarantor and such Insolvency Event shall not be dismissed, vacated, set aside or stayed within sixty (60) days following the date of such occurrence; provided, however, that (i) if any Tenant Party colluded with creditors to cause the occurrence of such Insolvency Event under this Section 13.1(e), the foregoing sixty (60) day cure period shall not apply and (ii) no Insolvency Event with respect to any Lease Guarantor under this Section 13.1(e) shall be an Event of Default or a Major Event of Default so long as (A) such Insolvency Event was not caused by a Tenant Party or an Affiliate of any Tenant Party, (B) no Tenant Party or Affiliate thereof colluded with creditors to cause such Insolvency Event, (C) the Tenant Parties exercised commercially diligent efforts to cause such Insolvency Event to be dismissed, vacated, set aside or stayed during such sixty (60) day cure period, and (D) the Lease Guarantors not subject to any such Insolvency Proceeding continue, collectively, to comply with the Guarantor Financial Covenants or, within the earlier to occur of (1) the Financial Covenant Cure Period and (2) such sixty (60) day cure period, Tenant provides a Replacement Guarantor for the Lease Guarantor that is the subject of such Insolvency Event and such Replacement Guarantor (together with any Continuing Guarantors) satisfies the Guarantor Financial Covenants;

(f)    Tenant shall fail to maintain any insurance coverage required to be maintained pursuant to Article XI;

(g)    either (i) Tenant shall enter into subleases of space in the Demised Premises in violation of the terms of this Lease (which subleases were or are not entirely revoked or rescinded by Tenant within thirty (30) days after Notice of such violation from Landlord) and the Reference Base Rent Allocation Amounts of the Properties subject to such violations shall in the aggregate be equal to fifteen percent (15%) or more of the Reference Base Rent (the “15% Base Rent Threshold”), or (ii) Tenant shall assign this Lease or any Corporate Transaction shall occur, in each case, in violation of Article IX; provided, however, that any such violation pursuant to this Section 13.1(g)(ii) shall not be an Event of Default or Major Event of Default if the related Transfer violation shall be entirely revoked or rescinded by the applicable Tenant Party within thirty (30) days after the occurrence of such violation;

(h)    Lease Guarantors fail to satisfy the Guarantor Financial Covenants; provided, however, that any such failure shall not be an Event of Default if, within forty-five (45) days after Notice from Landlord thereof (the “Financial Covenant Cure Period”), Lease Guarantors shall (i) maintain (as evidenced by documentation reasonably satisfactory to Landlord) Liquid Assets of an amount equal to or in excess of the total Base Rent coming due under this Lease for the immediately succeeding eighteen (18) month period or (ii) otherwise cure such failure, which may be effectuated by, without limitation, a Replacement Guarantor’s execution of a Replacement Guaranty, subject to the applicable provisions of this Lease;

(i)    Tenant or Pledgor shall incur any secured Indebtedness that is not Permitted Indebtedness;

(j)    if (i) any Lease Guarantor shall affirmatively repudiate in writing (or in a pleading or other procedural action in any legal proceeding) any Lease Guaranty or the Environmental Indemnity Agreement or (ii) any Pledgor shall affirmatively repudiate in writing (or in a pleading or other procedural action in any legal proceeding) any Pledge Agreement;

(k)    Tenant or any Lease Guarantor shall fail to deliver any Annual Financial Statements, Quarterly Financial Statements, Reporting Package, Permitted Sublease Reports or the other financial reporting required by Section 20.21(d)(i) and (iv), in each case, as and when the same is required pursuant to the terms of this Lease and such failure continues for thirty (30) days after Notice thereof from Landlord to Tenant or such Lease Guarantor (as applicable);

(l)    Tenant shall use any Properties other than for Permitted Uses pursuant to Section 7.2(a) and the aggregate annual Reference Base Rent Allocation Amounts of the Properties subject to such violations shall be equal to or greater than the 15% Base Rent Threshold; provided, however, to the extent that Tenant cures any such individual violation within thirty (30) days after Notice thereof from Landlord to Tenant, such individual violation shall cease to be included in determining whether the Reference Base Rent Allocation Amounts exceed the 15% Base Rent Threshold;

(m)    Tenant shall fail to execute a Severed Lease or any Severed Lease Ancillary Documents by the applicable Lease Severance Deadline and such failure continues for seven (7) days after Landlord delivers Notice of such failure to Tenant (a “Lease Severance Event of Default”); and

(n)    if Tenant or any Lease Guarantor shall fail to observe or perform any other term, covenant or condition of this Lease or the other Lease Documents to which each is a party; provided, however, that, if such failure relates to a non-monetary obligation of Tenant or such Lease Guarantor (as applicable), then the same shall not constitute an Event of Default so long as Tenant or such Lease Guarantor (as applicable) cures such failure within thirty (30) days after Notice thereof from Landlord to Tenant or such Lease Guarantor (as applicable) (the “Initial Cure Period”); provided, further, that if any such failure to perform a non-monetary obligation shall be of such a nature that it cannot reasonably be cured within such Initial Cure Period (a “Longer-Term Cure Default”) (it being understood that a failure by Tenant to deliver any estoppel certificate pursuant to Section 24.1 shall not be deemed to constitute a Longer-Term Cure Default, Tenant hereby acknowledging that any such failure may be cured within such Initial Cure Period), then, so long as Tenant or such Lease Guarantor (as applicable) promptly commences such cure following Landlord’s initial Notice of such failure and thereafter diligently and continuously prosecutes such cure, Tenant or the applicable Lease Guarantor shall have an additional period in which to complete such cure, which additional period shall in no event exceed an aggregate of ninety (90) days following the expiration of the Initial Cure Period.

(o)    Notwithstanding the foregoing provisions of this Section 13.1 or anything herein to the contrary, if an Event of Default, but not a Major Event of Default (a “Non-Major Event of Default”), shall occur with respect to an individual Property or Demised Premises (a “Defaulted Property”), then Landlord agrees that it shall not exercise or enforce any applicable remedies pursuant to Sections 13.2(a)-(c) with respect to such Non-Major Event of Default if Tenant delivers a Substitution Notice to Landlord not later than ten (10) Business Days after the occurrence of such Non-Major Event of Default (a “Default Substitution Election”) and, by the Substitution Date set forth in such Substitution Notice (which date shall not be later than six (6) months following delivery of such Substitution Notice), substitutes the Defaulted Property with a Qualified Replacement Property and complies with all of its obligations in connection with such substitution, in each case in accordance with the applicable terms and conditions of Section 1.7 (it being agreed that Tenant may exercise such right irrespective of whether the Substitution Date shall occur during a Permitted Substitution Period and whether or not any Maximum Substitution Limitation shall be exceeded by reason of such Default Substitution Election); provided, however, that, notwithstanding anything to the contrary in Section 1.7 or this Lease, (i) Tenant may only make a Default Substitution Election (A) up to a maximum of three (3) times during any individual Lease Year and (B) with respect to a maximum of twenty-five (25) Properties during the Initial Term (collectively, “Tenant’s Default Substitution Cure Right”) and (ii) if Tenant delivers a Substitution Notice in connection with a Default Substitution Election, Landlord shall have the right (such right, the “Landlord Default Substitution Cancellation Right”), exercised by written Notice delivered to Tenant within fifteen (15) days after Landlord’s receipt of the applicable Substitution Notice, to cancel Tenant’s right and/or obligation to replace the applicable Defaulted Property with a Replacement Property, in which event (A) such Defaulted Property shall remain subject to this Lease, (B) Tenant shall have no further right or obligation to replace such Defaulted Property with a Replacement Property, (C) Tenant shall have no obligation to cure the related Non-Major Event of Default (regardless of the continuing or recurring nature of such Non-Major Event of Default), and Landlord’s exercise of the Landlord Default Substitution Cancellation Right with respect to such Replacement Property shall constitute Landlord’s irrevocable waiver of such Non-Major Event of Default (and any continuing or recurring occurrence thereof) and the exercise of its rights and remedies under this Lease with respect thereto, (D) there shall be no change in the Base Rent, and (E) such Defaulted Property shall not count towards the Tenant’s Default Substitution Cure Right limit.    As used herein, “Major Event of Default” means an Event of Default specified in any of clauses (a) through (h), or (j) through (m) (provided, however, that, with respect to such clause (m), the same shall only constitute a Major Event of Default if five (5) or more Lease Severance Events of Default occur during any rolling twelve (12) month period).

13.2    Certain Remedies. Subject (with respect to any Non-Major Event of Default) to Section 13.1(n) and the last paragraph of this Section 13.2, upon the occurrence and during the continuance of an Event of Default, Landlord shall have the right, at its sole option, concurrently, successively, or in any combination, to:

(a)    upon Notice to Tenant, (i) if such Event of Default is a Major Event of Default, terminate this Lease in its entirety (a “Total EOD Termination”) or (ii) if such Event of Default is a Non-Major Event of Default, terminate this Lease solely with respect to the applicable Defaulted Property (a “Partial EOD Termination” and, together with any Total EOD Termination, each, an “EOD Termination”), in each case effective as of the termination date set forth in such Notice (an “EOD Termination Date”);

(b)    upon Notice to Tenant, in connection with any EOD Termination pursuant to the foregoing clause (a), (i) accelerate the Rent and recover from Tenant the Applicable Acceleration Amount in accordance with Section 13.3(c)(ii); and/or (ii) require Tenant to promptly, at Tenant’s sole cost and expense, in the case of a Partial EOD Termination, execute any Lease Document Amendments required by Landlord in connection therewith;

(c)    whether or not Landlord has terminated this Lease, terminate Tenant’s right of possession of (i) if such Event of Default is a Major Event of Default, all or any portion of the Demised Premises or (ii) if such Event of Default is a Non-Major Event of Default, the applicable Defaulted Property, upon which Tenant shall, as promptly as practicable (and in all events within six (6) months after Landlord’s notice of such termination of possession), surrender to Landlord possession thereof (with Tenant’s Property removed), and Landlord may enter upon and repossess such Demised Premises by summary proceedings, ejectment or otherwise and/or remove Tenant and all other Persons and any Tenant’s Property or Alterations (other than any Permissible Alterations) from such Demised Premises;

(d)    immediately set off any money of Tenant or any Lease Guarantor held by Landlord under this Lease or any other Lease Document against any amounts owing by Tenant or any Lease Guarantor; provided, however, that for any Non-Major Event of Default, any such set off right shall be limited to the unpaid Rent (including Third-Party Charges) or any other amounts owed by Tenant or any Lease Guarantor to Landlord in connection with the applicable Defaulted Property; and/or

(e)    exercise any other right or remedy available to Landlord at law or in equity in connection with such Event of Default (except to the extent that any such right or remedy is inconsistent with clauses (a) through (d) above). Tenant shall pay as Additional Rent all Costs and Expenses incurred by or on behalf of Landlord, including reasonable attorneys’ fees and expenses, and court costs, as a result of any Event of Default.

Notwithstanding anything to the contrary herein, and for the avoidance of doubt, if an Event of Default occurs with respect to an individual Property and such Event of Default is a Non-Major Event of Default, then such Event of Default shall not in and of itself cause an Event of Default to occur at another Property (it being understood that only a Major Event of Default shall result in a “cross-default” of the Properties under this Lease).

13.3    Damages.

(a)    Unless Landlord shall expressly agree otherwise in writing, none of (i) the exercise and/or enforcement by Landlord of any of its rights or remedies set forth in this Article XIII, (ii) the failure of Landlord to re-let all or any portion of any Demised Premises, (iii) the reletting of all or any portion of any Demised Premises or (iv) the inability of Landlord to collect or receive any rentals due upon any such reletting, shall relieve Tenant of any of its duties, obligations or liabilities under this Lease, all of which shall survive any termination of this Lease or other exercise or enforcement by Landlord of any of its rights or remedies hereunder.

(b)     Notwithstanding anything to the contrary in this Lease, Tenant hereby agrees that Landlord shall have no duty or obligation to mitigate any of Landlord’s damages under this Lease unless, and then only to the extent that, the Legal Requirements of any applicable State impose such a duty or obligation on Landlord with respect to its exercise of remedies in that State.

(c)    If Landlord accelerates the Rent pursuant to Section 13.2(b)(i) (whether or not Landlord terminates Tenant’s right to possession of the applicable Demised Premises), Tenant shall immediately pay to Landlord:

(i)    all Rent due and payable under this Lease with respect to the entire Demised Premises (or, in the case of a Partial EOD Termination, the applicable Defaulted Property(ies)) through and including the applicable EOD Termination Date; and

(ii)    as liquidated and agreed upon final damages for the occurrence of such Event of Default, the Present Value of the excess, if any, of (1) the sum of all Base Rent, Additional Rent and other sums that would be payable under this Lease by Tenant with respect to the entire Demised Premises (or, in the case of a Partial EOD Termination, the applicable Defaulted Property(ies)) from the date of such demand through and including the then current Expiration Date (i.e., in the absence of the applicable EOD Termination, and taking into account any extension of such Expiration Date pursuant to any exercised Renewal Options) over (2) the Fair Market Rent for the applicable Demised Premises for the same period (collectively, the “Applicable Acceleration Amount”).

(d)    In the event of (i) any Total EOD Termination in connection with which Landlord elects not to accelerate the Rent and recover from Tenant the Applicable Acceleration Amount or (ii) any termination by Landlord of Tenant’s right to possession of any Demised Premises pursuant to Section 13.2(c), Tenant shall, until the Expiration Date (i.e., in the absence of the applicable EOD Termination, and taking into account any extension of such Expiration Date pursuant to any exercised Renewal Options), and whether or not Landlord shall have re-let the applicable Demised Premises, pay the excess of all Rent and other sums payable by Tenant to Landlord under this Lease with respect to the entire Demised Premises (or, in the case of a Partial EOD Termination, the applicable Defaulted Property(ies)) as the same become (or would become, in the absence of any such EOD Termination) due and payable hereunder, together with interest at the Default Rate from the date the same become (or would become, in the absence of any such EOD Termination) due until paid, over (without limiting anything in Section 13.2(b)) rents and other sums received by Landlord for the applicable period pursuant to any reletting of such Demised Premises (or any portion thereof), and Landlord may enforce, by action or otherwise, any other term or covenant of this Lease.

13.4    Holdover. In the event that Tenant remains in possession of any Demised Premises after the expiration or earlier termination of this Lease without the prior written consent of Landlord (which may be granted or withheld in Landlord’s sole and absolute discretion), (a) Tenant shall, at the option of Landlord, be deemed to be occupying such Demised Premises as a tenant from month to month, subject to all of the terms and conditions of this Lease, (b) Tenant shall pay Base Rent in effect with respect to such Demised Premises as of the Payment Date immediately preceding the date of such expiration or termination multiplied by (i) one hundred twenty-five percent (125%) for the first thirty (30) days of its holdover, (ii) one hundred thirty-five percent (135%) for the next thirty (30) days of its holdover, (iii) one hundred forty-five percent (145%) for the next thirty (30) days of its holdover, (iv) one hundred fifty-five percent (155%) for the next thirty (30) days of its holdover, and (ii) one hundred sixty-five percent (165%) for the remainder of its holdover, (c) Tenant shall remain liable for the payment and performance of all of its other obligations under this Lease, including, without limitation, the payment of all Additional Rent, during the period of any such holdover, and (d) if Tenant holds over for more than ninety (90) days, Tenant shall be liable for all Claims incurred or suffered by Landlord as a result of Tenant’s holdover, including without limitation, any damages suffered by Landlord resulting from the termination by an incoming tenant of its proposed lease for all or any portion of the Demised Premises.

13.5    Receiver. Without limiting any of the foregoing provisions of this Article XIII, upon the occurrence and during the continuance of an Event of Default, Landlord shall be entitled, as a matter of right, to apply for and have a receiver or receivers acceptable to Landlord appointed under applicable Legal Requirements by a court of competent jurisdiction in order to protect and preserve Landlord’s interest under this Lease, all or any portion of any Demised Premises, the Rent and/or other revenues, earnings, income, products and profits of or from such Demised Premises, in each case pending the outcome of such proceedings, with such powers as such court shall confer (which shall be limited, in the case of a Partial EOD Termination, to the applicable Defaulted Properties).

13.6    Waiver. Upon the occurrence of a Disabling Event, Tenant hereby waives, to the extent permitted by applicable law, for itself and all those claiming under it, including Tenant’s creditors, (a) any right of redemption, re-entry or repossession with respect to the Demised Premises (or the applicable Defaulted Properties, in each case of a Non-Major Event of Default) or any right to have a continuance of this Lease after any termination of this Lease or of Tenant’s right of possession with respect to all or any portion of such Demised Premises or Defaulted Properties (as applicable) and (b) the benefit of any Legal Requirements now or hereafter in force exempting property from liability for debt or for distress for rent.

13.7    Landlord’s Right to Cure Tenant’s Default. If an Event of Default shall have occurred and be continuing, in addition to and not in limitation of any and all other rights and remedies of Landlord under this Lease, at law or in equity, and without waiving or releasing any Event of Default or any obligation or liability of Tenant hereunder, Landlord may (but shall be under no obligation to) make such payments or perform such acts for the account and at the expense of Tenant, and may enter upon the applicable Demised Premises or any applicable portion thereof for such purposes and take all such other actions at such Demised Premises, in each case as may be necessary or appropriate in Landlord’s sole discretion; provided, however, that neither any such entry or action by Landlord nor any repossession or expulsion of any Person by Landlord from any Demised Premises pursuant to this Article XIII shall constitute an actual or constructive eviction or repossession without, in each case, Landlord’s clear and unambiguous expression in writing of its intention to effect such an eviction. All sums, costs and expenses (including reasonable attorneys’ fees and expenses) incurred or paid by Landlord in connection with the foregoing, together with interest thereon at the Default Rate from the date on which such sums or expenses were so paid or incurred until repaid by Tenant, shall be paid by Tenant to Landlord as Additional Rent upon Landlord’s demand therefor. The obligations of Tenant and rights of Landlord set forth in this Article XIII shall survive any EOD Termination or any other expiration or earlier termination of this Lease.

ARTICLE XIV

LANDLORD’S FINANCING

14.1    Landlord’s Financing. Without the consent of Tenant, Landlord may from time to time, directly or indirectly, (a) create or otherwise cause to exist, with respect to any Demised Premises, one or more mortgages, deeds of trust, deeds to secure debt or other similar security agreements or security interests (each, a “Landlord Mortgage”) and/or (b) pledge, collaterally assign or grant a security interest in this Lease, any other Lease Documents, any interest of Landlord therein or any direct or indirect Equity Interests in Landlord (collectively, “Other Collateral”, and each of the foregoing instruments and documents, together with any Landlord Mortgage, collectively, “Landlord Financing Documents”), in each case in favor of any mortgage lender, mezzanine lender or other holder of Indebtedness of Landlord or its Affiliates from time to time (each, a “Landlord Lender”). This Lease is, and at all times shall automatically and without any requirement for any further action be, subject and subordinate to the liens of any Landlord Financing Documents that may now or hereafter affect all or any portion of any Demised Premises or this Lease and to all renewals, modifications, consolidations, replacements, restatements and extensions thereof, in each case provided that such Landlord Financing Documents, or a separate subordination, non-disturbance and attornment agreement with such Landlord Lender (an “SNDA”) in substantially the form and substance of Exhibit H attached hereto (the “Approved SNDA Form”) or otherwise in form and substance reasonably satisfactory to Tenant, expressly provides for the recognition of this Lease and Tenant’s rights hereunder with respect to each individual Property forming the Demised Premises hereunder, unless a Major Event of Default has occurred and is continuing hereunder or, with respect to an individual Property, unless an Event of Default has occurred and is continuing hereunder with respect to such individual Property. Landlord shall use commercially reasonable efforts to obtain from the holder of any Landlord Mortgage (a “Landlord Mortgagee”) an SNDA on the Approved SNDA Form or such Landlord Mortgagee’s then customary form (with such changes to such customary form as may be reasonably requested by Tenant). If, in connection with obtaining any Landlord Mortgage with respect to all or any portion of any Demised Premises, any Landlord Mortgagee or prospective Landlord Mortgagee shall request (i) Tenant’s cooperation and/or (ii) Tenant’s execution, acknowledgement and delivery of any reasonable amendments or modifications of or to this Lease, then Tenant shall reasonably cooperate in connection therewith and execute, acknowledge and deliver any such amendments or modifications (as applicable) so long as such amendments or modifications (as applicable) do not, individually or in the aggregate, increase Tenant’s duties, obligations or liabilities, or decrease Tenant’s rights under, this Lease or any Property Documents other than to a de minimis extent. Landlord covenants for the benefit of Tenant that there is no Landlord Mortgage in effect on the date of this Lease.

14.2    Attornment. If (a) Landlord’s interest in all or any portion of any Demised Premises or (b) any Other Collateral is sold, conveyed, transferred or terminated by operation of law or in connection with any exercise and/or enforcement by any Landlord Lender of any of its rights or remedies under any Landlord Financing Documents, at law or in equity (or in lieu of such exercise, including pursuant to a deed or assignment in lieu of foreclosure, and including any exercise of any voting control rights by any Landlord Lender with respect to any direct or indirect Equity Interests in Landlord), then (i) at the request and option of the new owner or other transferee of such Demised Premises or applicable portion thereof or of any such Other Collateral, as the case may be (each, a “Successor Landlord”), Tenant shall either (A) if required as a result thereof, immediately attorn to and recognize such Successor Landlord as Tenant’s “landlord” under this Lease and/or (B) promptly following such Successor Landlord’s request, enter into a new lease substantially in the form of this Lease (a “New Lease”) with such Successor Landlord; provided, however, that (1) such Successor Landlord shall not be liable for the acts of Landlord, except to the extent expressly set forth in the applicable SNDA and (2) the execution of any such New Lease shall not, individually or in the aggregate, increase Tenant’s duties, obligations or liabilities, or decrease Tenant’s rights under, this Lease or any Property Documents.

14.3    Compliance with Landlord Financing Documents. Tenant hereby agrees to cooperate with the reasonable requests of Landlord in order to assist Landlord in complying with its obligations under any Landlord Financing Documents executed by Landlord or any Affiliate of Landlord to the extent the same obligate Landlord and/or its Affiliates to comply (or cause the tenants, subtenants and/or operators of the Demised Premises to comply) with certain covenants, representations and warranties contained therein relating to the reporting required under this Lease, the procurement and maintenance of insurance coverages with respect to the Demised Premises and/or compliance with applicable Legal Requirements. Notwithstanding the foregoing, Tenant’s obligations shall be limited by the terms of this Lease only and in no event shall Tenant be bound by the terms and conditions of such Landlord Financing Documents (or be obligated to comply with the same), and shall be conditioned on Landlord’s agreement to reimburse Tenant for any additional Cost or Expense (i.e., in addition to the obligations of Tenant in this Lease other than pursuant to this Section 14.3) incurred by Tenant to comply with the foregoing. Notwithstanding anything to the contrary in this Lease, Tenant is agreeing to cooperate with Landlord solely as an accommodation to Landlord and Tenant’s failure to comply with any request of Landlord pursuant to the terms of this Section 14.3 shall not be deemed a default under this Lease (provided, however, that the foregoing shall not detract from Tenant’s other obligations under this Lease).

14.4    Limitation of Successor Landlord Liability. Notwithstanding anything herein to the contrary, in the event that any Successor Landlord shall acquire all or any portion of any Demised Premises or any Other Collateral, such Successor Landlord shall have no obligation, nor incur any liability, beyond Successor Landlord’s interest, if any, in the Demised Premises, and Tenant shall look exclusively to such interest, if any, of such Successor Landlord in the Demised Premises for the payment and discharge of any obligations imposed upon Successor Landlord under this Lease. Tenant hereby agrees that, with respect to any monetary judgment that may be obtained or secured by Tenant against any Successor Landlord, Tenant shall look solely to the estate or interest owned by Successor Landlord in the Demised Premises (if any), and Tenant shall not collect or attempt to collect any such judgment against any Successor Landlord personally or against any Affiliate, shareholder, member, partner, director or officer thereof personally or out of any other assets or properties of such Successor Landlord or such Affiliate, shareholder, member, partner, director or officer (as applicable). Nothing in this Section 14.4 shall be deemed to imply or create any duties, obligation or liabilities on the part of any Successor Landlord to or in favor of Tenant or with respect to any Demised Premises or any portion thereof or interest therein.

14.5    Landlord Lenders as Third Party Beneficiaries. Each Landlord Lender shall be an express and intended third party beneficiary of the terms and provisions of this Article XIV and of any other term or provision in this Lease expressly requiring the approval or consent of such Landlord Lender and shall have the right to enforce all such terms and provisions against Tenant.

14.6    Right of Landlord Lender to Enforce Lease. Tenant hereby agrees that, to the extent a Landlord Lender is expressly permitted to do so under the Landlord Financing Documents and a minimum of ten (10) days’ prior Notice thereof shall have been given to Tenant by Landlord or Landlord Lender, such Landlord Lender may exercise any self-help remedies of Landlord under this Lease (subject to the applicable terms and provisions hereof) on behalf of Landlord.

14.7    Cure of Landlord Defaults. Subject to the provisions of any applicable SNDA, no default by Landlord of its obligations under this Lease shall be deemed to exist so long as any applicable Landlord Lender, in good faith, (a) has received Notice from Tenant of such default, (b) shall have commenced promptly to cure the default in question, and prosecutes such cure to completion with reasonable diligence and continuity, or (c) shall have, if possession of any applicable Demised Premises is required to cure the default in question, either (i) entered into possession of such Demised Premises with the permission of Tenant for such purpose or (ii) notified Tenant of its intention to institute enforcement proceedings under any applicable Landlord Financing Documents to obtain possession of Landlord’s interest in such Demised Premises or of any applicable Other Collateral, directly or through a receiver, and so long as such Landlord Lender thereafter prosecutes such proceedings with reasonable diligence and continuity; provided, however, that the foregoing grant of such additional cure time for the benefit of a Landlord Lender shall not, as between Landlord and Tenant (A) prevent or hinder Tenant from exercising any other remedy (e.g., self-help), or (B) relieve Landlord of any liability or obligation.

ARTICLE XV

INDEMNIFICATION

15.1    Indemnification.

(a)    Tenant shall pay, protect, indemnify, save and hold harmless and defend Landlord and all other Landlord Indemnified Parties from and against all liabilities, obligations, claims, losses, damages, penalties, causes of action, suits, demands, judgments, and Costs and Expenses (including any of the foregoing that may be incurred in the enforcement of this Article XV) (collectively, “Claims”), in each case, of any nature whatsoever, howsoever caused, and arising from and after the Commencement Date and during the Term out of or in connection with any of the following, but in each case specifically excluding (x) any Claims to the extent that such Claims arise out of the gross negligence or willful misconduct of any Landlord Indemnified Party or to the extent such Claims are Landlord Indemnified Matters and (y) any indirect, speculative or consequential damages from whatever cause (except to the extent any such damages are actually suffered or incurred by a Landlord Indemnified Party in connection with a claim brought by a third party in a legal action or proceeding against such Landlord Indemnified Party) (collectively, together with any other matters as to which Tenant or any Lease Guarantor is required under any Lease Documents to which it is party to pay or protect, indemnify, save and hold harmless and/or defend Landlord or any Landlord Indemnified Parties, collectively, the “Tenant Indemnified Matters”): (i) any accident, injury to or death of persons or loss of or damage to property occurring on or about any Demised Premises and (prior to, only with respect to any Tenant Option Property, the applicable Partial Property Termination Date (if any)) any related Shopping Center or any other adjacent property, including any claims made by any of Tenant’s Related Users, (ii) any matter pertaining to the ownership, leasing, use, misuse, non-use, occupancy, operation, management, condition, design, construction, maintenance, repair, restoration or Alterations (each, a “Use”) of or to any Demised Premises or Tenant’s Property (except to the extent that Landlord performs any such leasing, operation, management, design, construction, maintenance, repair, restoration or Alterations pursuant to the terms of this Lease or otherwise), (iii) any Use by Tenant or any Person claiming by, through or under Tenant (including any of Tenant’s Related Users) of any Common Areas, (iv) any violation by Tenant or any such other Person claiming by, through or under Tenant of any of the terms or provisions of this Lease or any Property Requirements, (v) any contest by Tenant of any Legal Requirement or Insurance Requirement, or (vi) any Retail Operations Claims.

(b)    Landlord shall pay, protect, indemnify, save and hold harmless and defend Tenant and all other Tenant Indemnified Parties from and against all Claims, in each case, of any nature whatsoever, howsoever caused, and arising from out of or in connection with any of the following, but in each case specifically excluding (x) any Claims to the extent that such Claims arise out of the gross negligence or willful misconduct of any Tenant Indemnified Party or to the extent such Claims are Tenant Indemnified Matters and (y) any indirect, speculative or consequential damages from whatever cause (except to the extent any such damages are actually suffered or incurred by a Tenant Indemnified Party in connection with a claim brought by a third party in a legal action or proceeding against such Tenant Indemnified Party) (collectively, the “Landlord Indemnified Matters”): (i) the gross negligence or willful misconduct of Landlord arising in connection with this Lease, (ii) Landlord’s Pre-Existing Environmental Obligations and (iii) any of the following, to the extent the same arise with respect to the Landlord Retained Portion of a Tenant Option Property from and after a Partial Property Termination Date: (A) any accident, injury to or death of persons or loss of or damage to property occurring on or about any Landlord Retained Portion, including any claims made by any of Landlord’s Related Users, (B) any matter pertaining to the Use of or to any Landlord Retained Portion, (C) any Use by Landlord or any Person claiming by, through or under Landlord (including any of Landlord’s Related Users) of any Common Areas, and (D) any violation by Landlord or any such other Person claiming by, through or under Landlord of any of the terms or provisions of this Lease or any applicable Property Requirements.

(c)    Any amounts that become payable by Tenant or Landlord (each, as applicable, an “Indemnifying Party”) under this Section 15.1 shall bear interest at the Default Rate from and after the date that is five (5) Business Days following the date of the applicable Indemnified Party’s demand therefor through and including the date of such Indemnifying Party’s payment thereof. The Indemnifying Party shall, at its sole cost and expense, contest, resist and defend any Claim asserted or instituted against any Indemnified Party by reason of any of the Tenant Indemnified Matters or the Landlord Indemnified Matters, as applicable. If any Indemnified Party receives written notice of any Claim, such Indemnified Party shall give the applicable Indemnifying Party prompt written notice of such Claim; provided, however, that (A) such Indemnified Party shall have no liability for an inadvertent failure to give notice to the Indemnifying Party of any such Claim and (B) the inadvertent failure of such Indemnified Party to give such notice to the Indemnifying Party shall not limit the rights of such Indemnified Party or the obligations of the Indemnifying Party with respect to such Claim, provided that the Indemnifying Party shall have no obligation to indemnify or defend any Claim (or pay interest on any sums expended by such Indemnified Party) until the Indemnifying Party receives actual Notice thereof. The Indemnifying Party shall have the right to control the defense or settlement of any Claim; provided, however, that (1) if the compromise or settlement of any such Claim shall not result in the complete release of the applicable Indemnified Party therefrom, then such compromise or settlement shall require the prior written approval of such Indemnified Party (not to be unreasonably withheld, conditioned or delayed) and (2) no such compromise or settlement shall include any admission of wrongdoing on the part of such Indemnified Party; provided, further, that any Indemnified Party shall have the right to reasonably approve counsel engaged to defend any Claim by the Indemnifying Party (except to the extent such counsel shall be appointed by the Indemnifying Party’s insurer) and, at such Indemnified Party’s election, shall have the right (at its own cost), but not the obligation, to participate in the defense of any Claim with counsel of its choice. Notwithstanding the foregoing, (x) the Indemnified Party may employ counsel of its choice to monitor the Indemnifying Party’s contest, resistance and/or defense (as applicable) of any such Claim, the cost of which shall be paid by such Indemnified Party and (y) if any Disabling Event has occurred and is continuing, Landlord shall have the right to control the defense and settlement of any applicable Claim, with counsel of Landlord’s choice and at Tenant’s sole cost and expense.

(d)    Except as otherwise provided in Section 15.1(b), Tenant hereby expressly releases Landlord and all other Landlord Indemnified Parties from, and waives all claims for, damage or injury to persons, theft, loss of use of or damage to property and loss of business sustained by Tenant or any of its Affiliates or Related Users that may result from any Demised Premises, any Common Areas and/or any Tenant’s Property or any equipment in connection therewith becoming in disrepair, or that results from any damage, accident or event in or about any Demised Premises. Without limiting the generality of the foregoing, the foregoing release shall apply particularly, but not exclusively, to any flooding, damage caused by any building equipment and/or apparatus, water, snow, frost, steam, excessive heat or cold, broken glass, sewage, gas, odors, excessive noise or vibration, death, loss, conversion, theft, robbery, or the bursting or leaking of pipes, plumbing fixtures or sprinkler devices; provided, however, that such release shall not (i) limit Landlord’s obligations pursuant to Section 1.6 or any other provisions of this Lease (including Sections 10.1 and 10.2) with respect to any Tenant Option Property from and after the applicable Partial Property Termination Date (if any), (ii) apply to any Claims to the extent such Claims arise out of the gross negligence or willful misconduct of Landlord or (iii) apply to the Landlord’s Pre-Existing Environmental Obligations.

(e)    The Parties’ respective obligations under this Article XV shall survive any termination of this Lease.

ARTICLE XVI

NO MERGER

16.1    No Merger. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (b) the fee estate in the Demised Premises or any interest therein.

ARTICLE XVII

CONVEYANCE BY LANDLORD

17.1    Conveyance by Landlord. Without limiting any terms or provisions of this Lease with respect to any Successor Landlord, if Landlord or any successor owner of the Demised Premises shall sell, convey or otherwise transfer all or any portion of any Demised Premises, other than merely as security for Indebtedness (a “Property Sale”), and the purchaser or other applicable transferee expressly assumes all obligations of Landlord arising from and after the date of such Property Sale, then Landlord or such successor owner, as the case may be, shall thereupon be absolutely and unconditionally released from all duties, obligations and liabilities under this Lease first arising or accruing from and after the date of such Property Sale and all such future liabilities and obligations shall thereupon be binding upon such purchaser, grantee or other transferee, as the case may be. Except as may be otherwise expressly set forth herein, any Property Sale shall be subject to Tenant’s First Offer Right, Modified ROFO Right, ROFO Right or General Marketing Inclusion Right, as applicable, and the provisions set forth on Schedule 1.9(g) shall apply with respect to such Property Sale.

ARTICLE XVIII

QUIET ENJOYMENT

18.1    Quiet Enjoyment. So long as no Disabling Event has occurred and is continuing, Tenant shall peaceably and quietly have, hold and enjoy the Demised Premises for the Term, free of any claim or other action by Landlord or any Person claiming by, through or under Landlord, in each case except for (but subject to the provisions hereof pertaining to) all Encumbrances. No failure by Landlord to comply with the foregoing covenant shall give Tenant any right to cancel or terminate this Lease or to exercise any Set-Off Rights. Notwithstanding the foregoing, Tenant shall have the right, by separate and independent action, to pursue any claim that it may have against Landlord as a result of a breach by Landlord of the covenant of quiet enjoyment contained in this Section 18.1, subject to Section 20.3.

ARTICLE XIX

NOTICES

19.1    Notices. Any notice, request or other communication required or desired to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express or overnight courier service, or by email transmission, to the following address and/or email address:

Prior to the PropCo Closing Date:

To Tenant:	Penney Tenant I LLC c/o Penney Intermediate Holdings LLC P.O. Box 10001 Dallas, Texas 75301-4106 Attention: Real Estate Counsel Email: btreadwa@jcp.com

With a copy to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 Attention: Salvatore Gogliormella, Esq. Email: sgogliormella@paulweiss.com

To Landlord:

J. C. Penney Corporation, Inc.

6501 Legacy Drive

Plano, Texas 75024

Attention: Brandy Treadway

Email: btreadwa@jcp.com

J. C. Penney Properties, LLC

6501 Legacy Drive

Plano, Texas 75024

Attention: Brandy Treadway

E-mail: btreadwa@jcp.com

JCPenney Puerto Rico, Inc.

6501 Legacy Drive

Plano, Texas 75024

Attention: Brandy Treadway

Email: btreadwa@jcp.com

With copies to:	Milbank LLP 55 Hudson Yards New York, New York 10001 Attention: Kevin O’Shea, Esq. Email: koshea@milbank.com RENotice@milbank.com and:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Joshua A. Sussberg

Aparna Yenamandra

John Goldman

Stephen G. Tomlinson

Email:     jsussberg@kirkland.com

aparna.yenamandra@kirkland.com

john.goldman@kirkland.com

stomlinson@kirkland.com

From and after the PropCo Closing Date:

To Tenant:	At the notice address set forth above for Tenant

With a copy to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 Attention: Salvatore Gogliormella, Esq. Email: sgogliormella@paulweiss.com

To Landlord:	GLAS Trust Company LLC c/o GLAS USA LLC GLAS AMERICAS LLC 3 Second Street, Suite 206 Jersey City, New Jersey 07311 Attention: Client Services Email: ClientServices.americas@glas.agency

With copies to:	Milbank LLP 55 Hudson Yards New York, New York 10001 Attention: Kevin O’Shea, Esq. Email: koshea@milbank.com RENotice@milbank.com

and:	Hilco JCP, LLC c/o Hilco Real Estate, LLC 5 Revere Drive, Suite 206 Northbrook, Illinois 60062 Attention: Greg Apter and Neil Aaronson Email: gapter@hilcoglobal.com; naaronson@hilcoglobal.com or to such other address and/or email address as either Party may hereafter designate upon Notice to the other Party. Notice given in accordance with this Section 19.1 shall be deemed to have been given (a) if by hand or by express or overnight courier service, on the date of personal delivery, if such delivery is made on a Business Day, or if not, on the first (1st) Business Day after such delivery; if such delivery is refused, Notice shall be deemed to have been given on the date such delivery was first attempted; (b) if by mail, on the third (3rd) Business Day after mailing thereof; and (c) if by email transmission, upon delivery with receipt acknowledged by the recipient thereof.

ARTICLE XX

MISCELLANEOUS

20.1    Survival. Notwithstanding anything to the contrary contained in this Lease, all Surviving Obligations shall survive any expiration or earlier termination of this Lease.

20.2    Partial Invalidity. If any provision, term, covenant or condition of this Lease or the application thereof to any Person or circumstance shall, to any extent, be determined by a court of competent jurisdiction or any arbitrator to be invalid or unenforceable, the remainder of this Lease, or the application of such provision, term, covenant or condition to Persons or circumstances other than those as to which it is determined to be invalid or unenforceable, shall not be affected thereby, and each provision, term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

20.3    Non-Recourse. Tenant hereby agrees to look solely to the interest of Landlord in the Demised Premises as it exists from time to time for the satisfaction of any claim or liability of Landlord under this Lease, and Tenant shall not institute any action or proceeding against, nor seek to recover any judgment from, Landlord personally or any other property of Landlord, and Landlord’s liability hereunder shall be limited solely to its interest in the Demised Premises as it exists from time to time, and Tenant shall have no recourse under or in respect of this Lease against any other assets of Landlord or against any of Landlord’s Affiliates or any other Person having an interest in Landlord or any such Person’s assets whatsoever. Subject to the terms of Section 3.5, the interest of Landlord in and to the Demised Premises shall include, without limitation, the rents, income, receipts, revenues, issues and profits issuing from the applicable portion of the Demised Premises, any proceeds of sale, any proceeds from insurance policies and any Award. Without limiting the foregoing, Tenant hereby agrees that neither any constituent partner, member or shareholder or owner of any direct or indirect legal, beneficial or equitable interest in Landlord nor any manager, managing member, director, officer or employee of Landlord or any such Person shall ever be personally liable for, nor shall any personal assets of any such Person ever be subject to, any such claim, liability or judgment or for the payment of any monetary obligation to Tenant. Furthermore, except as otherwise expressly provided herein, (a) in no event shall Landlord ever be liable to Tenant for any damages with respect to or arising out of any Consent Dispute, except to the extent that an arbitrator determines in a final, non-appealable judgment (including pursuant to Section 27.1(h)) that Landlord acted in bad faith in withholding its consent in violation of the applicable terms and provisions of this Lease in connection with the subject matter of such Consent Dispute and (b) in no event shall Landlord ever be liable to Tenant, nor shall Tenant ever be liable to Landlord, for any indirect, speculative or consequential damages (including, without limitation, damages with respect to any lost profits), from whatever cause, except to the extent any such damages are actually suffered or incurred by Tenant or Landlord (as applicable) in connection with any claim brought by a third party in a legal action or proceeding against such Party.

20.4    Successors and Assigns. This Lease shall be binding upon Landlord and its successors and assigns, and upon Tenant and its permitted successors and assigns pursuant to Article IX.

20.5    Governing Law. THIS LEASE WAS NEGOTIATED IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL JURISDICTIONAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTIONS EMBODIED HEREBY. ACCORDINGLY, IN ALL RESPECTS THIS RETAIL MASTER LEASE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT THAT ALL PROVISIONS HEREOF RELATING TO THE CREATION OF THE LEASEHOLD ESTATE AND ALL REMEDIES SET FORTH IN Article XIII RELATING TO RECOVERY OF POSSESSION OF ANY DEMISED PREMISES (SUCH AS AN ACTION FOR UNLAWFUL DETAINER, IN REM ACTION OR OTHER SIMILAR ACTION) (COLLECTIVELY, “LOCAL REMEDIES”), EXCLUDING, FOR THE AVOIDANCE OF DOUBT, THE REMEDIES SET FORTH IN THE PLEDGE AGREEMENT, SHALL BE CONSTRUED AND ENFORCED ACCORDING TO, AND GOVERNED BY, THE LAWS OF THE STATE OF SUCH DEMISED PREMISES.

20.6    Consent to Jurisdiction; Waiver of Trial by Jury. EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE CITY AND STATE OF NEW YORK,

BOROUGH OF MANHATTAN, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS LEASE (INCLUDING ANY BREACH OF THE TERMS OR PROVISIONS HEREOF BUT SUBJECT TO THE PROVISO TO THIS SENTENCE) OR ANY TRANSACTION CONTEMPLATED HEREBY, AND AGREES TO COMMENCE ANY SUCH ACTION, SUIT OR PROCEEDING ONLY IN SUCH COURTS; PROVIDED, HOWEVER, THAT UPON THE OCCURRENCE OF AN EVENT OF DEFAULT WITH RESPECT TO A PARTICULAR PROPERTY, LANDLORD SHALL HAVE THE RIGHT TO ENFORCE ITS LOCAL REMEDIES IN, AND TENANT IRREVOCABLY SUBMITS TO THE JURISDICTION OF, ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE IN WHICH SUCH PROPERTY IS LOCATED. EACH PARTY FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY UNITED STATES REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESSES SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUCH ACTION, SUIT OR PROCEEDING. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN SUCH COURTS, AND HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO A TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES AND EACH APPLICABLE STATE. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS LEASE OR ANY OTHER LEASE DOCUMENT OR (b) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LANDLORD AND TENANT WITH RESPECT TO THIS LEASE OR ANY OTHER LEASE DOCUMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION 20.6 WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF THE OTHER PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY HEREUNDER.

20.7    Entire Agreement. This Lease, the Exhibits and the Schedules hereto constitute the entire and final agreement of the Parties with respect to the subject matter hereof, and may not be amended or modified except by an agreement in writing signed by the Parties. Landlord and Tenant hereby agree that all prior or contemporaneous oral or written understandings, agreements or negotiations between the Parties relative to the leasing of the Demised Premises or the execution of this Lease are merged and integrated into, and revoked and superseded, by this Lease.

20.8    Headings. All titles and headings to sections, subsections, paragraphs or other divisions of this Lease are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other contents of such sections, subsections, paragraphs or other divisions, such other content being controlling as to the agreement among the Parties.

20.9    Counterparts. This Lease may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

20.10    Interpretation. Each of Landlord and Tenant has been represented by counsel and this Lease and every term and provision hereof have been freely and fairly negotiated. Consequently, no provisions of this Lease shall be construed against any Party because such Party prepared this Lease or any earlier draft hereof. In the event that the date on which Landlord or Tenant is required to take any action under the terms of this Lease is not a Business Day, the applicable action shall be taken on the next succeeding Business Day.

20.11    Time of Essence. TIME IS OF THE ESSENCE WITH RESPECT TO:

(a)    THE REQUIREMENT FOR TENANT TO DELIVER A SEVERED LEASE AND SEVERED LEASE ANCILLARY DOCUMENTS BY THE LEASE SEVERANCE DEADLINES PURSUANT TO SECTION 1.9; PROVIDED THAT THE FOREGOING SHALL NOT LIMIT THE APPLICABLE NOTICE AND CURE PERIOD SET FORTH IN SECTION 13.1(m).

(b)    THE EXERCISE BY TENANT OF TENANT’S FIRST OFFER RIGHT, MODIFIED ROFO RIGHT AND/OR ROFO RIGHT, AS APPLICABLE, PURSUANT TO SECTION 1.9(g) AND Schedule 1.9(g), AND, UPON ANY SUCH EXERCISE, THE COMPLIANCE BY TENANT WITH ALL TIME FRAMES SET FORTH IN Schedule 1.9(g) RELATING THERETO;

(c)    THE EXERCISE BY TENANT OF TENANT’S RENEWAL OPTION PURSUANT TO SECTION 1.3; AND

(d)    THE TIME FRAMES SET FORTH IN ARTICLE XIII FOR THE PERFORMANCE BY TENANT OF ITS OBLIGATIONS UNDER THIS LEASE PRIOR TO THE OCCURRENCE OF AN EVENT OF DEFAULT.

20.12    Further Assurances. Each Party agrees to execute, acknowledge and deliver to the other Party and/or such other Persons as such Party may request, all documents reasonably requested by such Party to give effect to the provisions and intent of this Lease.

20.13    Acceptance of Surrender. Notwithstanding anything to the contrary in this Lease, no surrender by Tenant to Landlord of all or any portion of any Demised Premises shall be valid or effective unless and until Landlord has (in writing) agreed to and accepted such surrender in Landlord’s sole discretion (except to the extent otherwise expressly set forth in this Lease), and no act by Landlord or any representative or agent of Landlord, other than such a written agreement and acceptance by Landlord, shall constitute an agreement to or acceptance of any such surrender.

20.14    Non-Waiver. The failure of Landlord to insist, in any one or more instances, upon a strict performance of any of the covenants, conditions, terms or provisions of this Lease, or to exercise any election, option, right or remedy herein contained (collectively, “Lease Provisions”), shall not be construed as a waiver or a relinquishment of such Lease Provisions or as a waiver or a relinquishment for the future of any of the same or any other Lease Provisions, Tenant hereby acknowledging and agreeing that all Lease Provisions shall thereafter continue and remain in full force and effect. Neither the receipt by Landlord of any Rent nor the payment of any Rent by Tenant, whether or not Landlord has knowledge of Tenant’s breach of any Lease Provisions, shall be deemed to be or construed as a waiver of such breach. No waiver by Landlord of any Lease Provisions shall be deemed or construed to have been made unless expressed in writing and signed by Landlord.

20.15    Accord and Satisfaction. Without limiting the foregoing provisions of Section 20.14, no payment by Tenant or receipt by Landlord of an amount less than the full amount of the Rent shall be deemed to be other than on account of the earliest stipulated or required payments of Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or confirmation of any wire transfer or ACH or other payment as Rent be deemed to be or construed as an accord and satisfaction, and Landlord may accept such check, wire transfer, ACH or other payment without prejudice to Landlord’s right to recover the balance of such Rent (with late charges and interest as provided herein) or exercise and/or enforce any other right or remedy under this Lease, at law or in equity.

20.16    No Recording of this Lease; Memoranda of Lease.

(a)    Neither Party shall record this Lease without the written consent of the other Party in its sole discretion.

(b)    Promptly upon either Party’s request, the other Party shall execute, deliver and record, file or register such instruments and other documents as may be required or permitted under applicable Legal Requirements in order to evidence the respective interests of Landlord and Tenant in all or any portion of any Demised Premises (including a memorandum of this Lease and/or a memorandum memorializing any amendment or supplement hereto or thereto or any removal or substitution of any Demised Premises in accordance with the terms and provisions hereof).

20.17    Liens. Without limiting Tenant’s right to conduct any Work (including, without limitation, any TO Separation Work and/or other Alterations) in accordance with (and subject to) the express provisions of this Lease, Tenant shall not (and shall have no power to) commit any act or enter into any agreement that may create or be the foundation for any lien, mortgage or other encumbrance upon Landlord’s right, title and interest in and to any Demised Premises or Property, or upon or in the Leased Improvements or other buildings or improvements now or hereafter located thereon, it being agreed that if Tenant performs (or causes to be performed) any Work or makes (or causes to be made) any Alterations or repairs with respect to any Demised Premises, or causes any material to be furnished or labor to be performed therein or thereon, then in each case neither Landlord nor such Demised Premises, Property or buildings or improvements shall under any circumstances be liable for the payment of any cost or expense thereof or incurred in connection therewith. Without limiting the requirement for Landlord’s consent thereto to the extent such consent is required under the applicable provisions of this Lease, all such repairs, Alterations and other Work shall be made, and all such materials and labor shall be furnished and performed, at Tenant’s sole cost and expense and Tenant shall be solely and wholly responsible to all applicable contractors, laborers and materialmen furnishing, making and/or performing the same, all of which contractors, laborers and materialmen are hereby charged with notice that they must look solely and wholly to Tenant and Tenant’s interest in the Demised Premises to secure the payment of any bills for any of the foregoing. In addition to all other rights and remedies of Landlord under this Lease, and subject to the provisions of Section 4.2, in the event that any mechanic’s or materialman’s lien shall be filed against all or any portion of any Demised Premises or Tenant’s interest therein or (to the extent the same results from any Tenant’s Acts) any other portion of any Property or any Common Areas or any Shopping Center with respect thereto, then in each case, except to the extent the same results from any act or wrongful failure to act of Landlord or any Landlord Indemnified Party, Tenant shall promptly discharge such lien, whether by payment of the indebtedness due, by filing a bond (as provided by statute) or by providing a surety bond, in each case, for one hundred ten percent (110%) of the amount of such lien as security therefor (each such action, a “Bond”). In the event that Tenant shall fail to Bond any such lien, Landlord may, but shall not be obligated to, in addition to all other rights and remedies of Landlord under this Lease, at law or in equity, Bond such lien on Tenant’s behalf and Tenant shall thereafter immediately pay to Landlord, as Additional Rent, all Costs and Expenses incurred by Landlord in connection therewith (together with interest thereon (or on the portion not theretofore reimbursed, as applicable) at the Default Rate until paid by Tenant in full).

20.18    Cumulative Remedies. Each and every one of the rights, remedies and benefits of Landlord under this Lease shall be cumulative and shall not be exclusive of any other such rights, remedies and benefits of Landlord hereunder, at law or in equity.

20.19    Confidentiality; Press Releases. Each Party hereby agrees not to disclose any of the terms or provisions of this Lease or any other Lease Document to any Person that is not a Party and not to, without the other Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), issue any press or other media releases or make any public statements relating to the terms or provisions of this Lease; provided, however, that either Party may make necessary disclosures to its employees, officers, partners, shareholders, members, directors, managers and representatives and to existing and potential lenders, rating agencies, investors, purchasers, subtenants, assignees, attorneys, advisors, consultants, accountants and Governmental Authorities and/or such disclosures as may be required pursuant to any applicable Legal Requirements or court orders, so long as each such Person agrees to keep all of the terms of this Lease strictly confidential to the maximum extent practicable (except, for the avoidance of doubt, to the extent disclosure may be otherwise required pursuant to such Legal Requirements or court orders).

20.20    Authority. Each Party hereby represents and warrants to each other Party that the Person(s) executing this Lease on behalf of such Party have been duly authorized by all requisite corporate or other action of such Party, as the case may be, so that this Lease shall be binding upon and enforceable against such Party in accordance with its terms, except as the same may be limited by general equitable principles or the effect of any Bankruptcy Laws. Each Party hereby agrees to furnish to the other Party, from time to time upon such other Party’s request, such written proof of such authorization as such Party may reasonably request.

20.21    Books and Records; Reporting; Management Meetings.

(a)    Tenant shall (i) keep adequate records and books of account with respect to the finances and business of Tenant generally in accordance with GAAP (it being agreed that

Property-level records will not be kept in accordance with GAAP and that 4 Wall EBITDAR and 4 Wall EBITDA are non-GAAP measures), (ii) subject to the execution and delivery of a non-disclosure agreement on the Approved NDA Form covering Tenant Confidential Information, permit Landlord and any Landlord Lender by their respective agents, accountants and attorneys, upon reasonable advance Notice to Tenant, to visit Tenant’s central office to examine (and make copies of) such records and books of account at such reasonable times as may be requested by Landlord (provided, however, that absent a Disabling Event, the foregoing right shall not be exercised more than twice per calendar year) (it being agreed that the provisions of this clause (ii) shall not apply in any Severed Lease), and/or (iii) subject to the execution and delivery of a non-disclosure agreement on the Approved NDA Form, upon Landlord’s request, provide Landlord with copies of any of the foregoing information to which Landlord would be entitled in the course of any such personal visit. Notwithstanding anything to the contrary in the foregoing, on such dates and at such times as the Parties shall reasonably agree from time to time, but not less frequently than twice per calendar year, Tenant shall cause a Financial Officer of Tenant’s Parent and such other senior officers and management personnel of the Tenant Parties as Landlord may reasonably request (and subject to such personnel’s availability), to meet with representatives of Landlord (either in person or by videoconference) to discuss in reasonable detail the finances and business operations of the Tenant Parties with respect to the Properties (it being agreed that the foregoing requirement shall not apply in any Severed Lease) (the foregoing, Landlord’s “Management Meeting Rights”).

(b)    (i) Within ninety (90) days (or, in the case of the Fiscal Year ending on January 30, 2021, one hundred twenty (120) days) after the end of each Fiscal Year, commencing with the Fiscal Year ending on January 30, 2021, Tenant shall deliver to Landlord the Annual Financial Statements with respect to such Fiscal Year, and (ii) within forty-five (45) days (or, in the case of the first two fiscal quarters ending after the Commencement Date, sixty (60) days) after the end of each fiscal quarter (except for the last fiscal quarter of each Fiscal Year), commencing with the fiscal quarter ending in April 2021, Tenant shall deliver to Landlord the Quarterly Financial Statements for such fiscal quarter. All such Annual Financial Statements and Quarterly Financial Statements shall be prepared in accordance with the form and content requirements required pursuant to the ’33 Act or the ’34 Act and the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder to the extent that Landlord or its direct or indirect parent is required to file or furnish them with the SEC in accordance with the rules and regulations under the ’33 Act or the ’34 Act. All such Annual Financial Statements shall be accompanied by an opinion of the applicable Acceptable Accounting Firm stating that (A) there are no qualifications as to the scope of its audit of such Annual Financial Statements and (B) that such audit was performed in accordance with GAAP. In addition, all such Quarterly Financial Statements and Annual Financial Statements shall be accompanied by a certification executed by a Financial Officer of Tenant’s Parent stating that, as of the applicable date, the Lease Guarantors are in compliance with the Guarantor Financial Covenants (except as otherwise specified therein), and otherwise in the form of Exhibit C attached hereto (a “Covenant Compliance Certification”). Notwithstanding the foregoing, during any time that Tenant’s Parent is a public reporting company and timely files with the SEC (and promptly thereafter provides Landlord with copies of), for the applicable reporting periods, its Form 10-K, Form 10-Q and other required filings under the ’34 Act, and any other applicable Legal Requirements, the foregoing requirements solely with respect to Tenant’s delivery of Annual Financial Statements and Quarterly Financial Statements shall be waived; provided, however, that Tenant shall (notwithstanding such waiver) continue to deliver Covenant Compliance Certifications to Landlord as and when the same would otherwise be required pursuant to the immediately preceding sentence.

(c)    Tenant shall further deliver to Landlord the following additional financial information, in each case, in the form, requiring the information and containing the Stratifications set forth on Schedule 20.21-A (the “Reporting Package”):

(i)    within sixty (60) days following the end of each Fiscal Year, all financial information which is to be provided annually pursuant to the Reporting Package; and

(ii)     within forty-five (45) days following the end of each fiscal quarter, all financial information which is to be provided quarterly pursuant to the Reporting Package.

Notwithstanding anything to contrary herein or in the form of Reporting Package:

(A)    The four (4) stratifications (each, a “Stratification”) set forth in the Reporting Package with respect to each of “Tenant’s Sales Per Square Foot Tier” and “EBITDAR / Rent Tier” shall be reduced to (A) three (3) from and after the date (if any) that the aggregate number of Properties then subject to this Lease is less than one hundred (100), (B) two (2) from and after the date (if any) that the aggregate number of Properties then subject to this Lease is less than seventy-five and (C) one (1) from and after the date (if any) that the aggregate number of Properties then subject to this Lease is less than fifty (50), such that at all times no individual Stratification in any Reporting Package shall cover less than twenty-five (25) Properties (unless the aggregate number of Properties then subject to this Lease is less than twenty-five (25), in which case the applicable Reporting Package shall, subject to Section 20.21(f), cover such then remaining Properties in one (1) single Stratification); and

(B)    Tenant shall not be required to provide any information required to be included in the Reporting Package on a “Trailing Twelve Months” basis prior to the first day following the last day of the fiscal period ending in January 2022, Tenant hereby acknowledging that it shall commence delivery of such information on a “Trailing Twelve Months” basis from and after such date for the duration of the Term, subject to the terms and conditions of this Lease.

(d)    Tenant shall further deliver to Landlord the following additional information:

(i)    (A) within forty-five (45) days following the end of each fiscal quarter, quarterly statements of 4-Wall EBITDAR, Sales Per Square Foot, 4-Wall EBITDA and 4-Wall EBITDA margin with respect to each Property, which in each case shall (1) be delivered in Microsoft Excel format and otherwise be consistent with past practice, (2) set forth in comparative form the respective figures for the corresponding period or periods of the previous Fiscal Year and (3) be certified by a Financial Officer of Tenant pursuant to an Officer’s Certificate;

(ii)    within sixty (60) days following the end of each Fiscal Year (and, during the existence of a Disabling Event, within forty-five (45) days following the end of each fiscal quarter) a detailed schedule of Operating Expenses with respect to each Property (but solely to the extent such Operating Expenses relate to or are incurred in connection with the ownership and/or operation of the real estate at such Property and not, for the avoidance of doubt, the operation of Tenant’s business operations at such Property), which in each case shall (1) be delivered in Microsoft Excel format and otherwise be consistent with past practice, (2) set forth in comparative form the respective figures for the corresponding period or periods of the previous Fiscal Year and (3) be certified by a Financial Officer of Tenant pursuant to an Officer’s Certificate;

(iii)    prompt Notice (after the Financial Officer or other executive officer of Tenant or Tenant’s Parent obtains actual knowledge of the same) of (A) any material adverse change in the financial condition of the Properties, taken as a whole, (B) any default by Tenant or any of its Affiliates or Related Users under a Property Document that could result in the termination of such Property Document or receipt of written notice from a counterparty as to the termination of such Property Document, and/or and (C) any termination or cancellation of any insurance that Tenant is required to obtain and maintain hereunder;

(iv)    within forty-five (45) days following the end of each fiscal quarter of each Fiscal Year, the Permitted Sublease Reports required pursuant to Section 9.2; and

(v)    as promptly as reasonably practicable, all such other financial statements and other financial information as Landlord may reasonably request, including to enable Landlord to comply with all voluntary and mandatory financial reporting obligations of Landlord under all applicable Legal Requirements and/or under any Landlord Financing Documents, provided, however, that (A) Landlord reimburses Tenant for any additional cost or expense incurred by Tenant to comply with the foregoing, (B) such financial statements and financial information can be produced without material burden to Tenant (it being agreed that Tenant shall not be required to change in any material respect any of its accounting systems or practices in order to provide such other financial statements or other financial information), (C) to the extent that any information or financial statements requested by Landlord under this clause (v) relates to any pending or prospective Property Sale, to Landlord’s compliance with any applicable Legal Requirements or to any applicable Landlord Financing Documents, Tenant shall have the burden of proof with respect to any dispute by Tenant that such request is unreasonable and (D) to the extent that any information or financial statements requested by Landlord under this clause (v) relates to any matter not described in the foregoing subclause (C), Landlord shall have the burden of proof with respect to any dispute by Tenant that such request is unreasonable. Any dispute over the reasonableness of a request for information under this clause (v) shall be resolved pursuant to the binding arbitration provisions of Section 27.1.

(e)    Landlord shall keep all financial information delivered by the Tenant Parties to Landlord that the Tenant Parties determine is commercially sensitive non-public information (including, without limitation, any information related to the profitability of a particular Store, information contained in the Required Capex Plans, and information that can compromise Tenant’s ability to negotiate with vendors, suppliers and other third parties with whom Tenant has or might have a business relationship, including, for the avoidance of doubt, the information contained in the Covenant Compliance Certifications, the Permitted Sublease Reports and the information required to be disclosed pursuant to clauses (i)-(iii) and (v) of Section 20.21(d) (except, in each case, to the extent that any such information is disclosed as a part of the Financial Statements or the Reporting Package)) (collectively, “Tenant Confidential Information”) strictly confidential and Landlord shall not share or disclose such Tenant Confidential Information except, in each case: (i) to the Trust, Trustee, Trust Certificateholders, prospective purchasers of Trust Certificates and to any officers, directors, members, Affiliates, employees, agents and representatives of the foregoing or of Landlord, provided, in each case, that each such Person or Persons agree in writing to be bound by the provisions of this Section 20.21(e) and (except with respect to the Trust Certificateholders or prospective purchasers of Trust Certificates) executes a non-disclosure agreement in substantially the form attached hereto as Exhibit D (the “Approved NDA Form”); (ii) to Landlord’s, the Trust’s, Trustee’s, Trust Certificateholders’ or any of its or their Affiliates’ agents, accountants, auditors, attorneys, financial advisors, managers and existing or prospective lenders, investors or purchasers, or to any rating agency or the attorneys, consultants or advisors to any lender, rating agency, trustee, underwriter or the holders of any bonds or pass-through certificates, in each case, in connection with any securitization and/or sale of any Indebtedness evidenced by any Landlord Financing Documents, provided, in each case, that each such Person or Persons agree in writing to be bound by the provisions of this Section 20.21(e) and (except in the case of a rating agency or the Trust Certificateholders or prospective purchasers of Trust Certificates) executes a non-disclosure agreement in substantially the form of the Approved NDA Form; (iii) to the extent that any Tenant Party has made such information public; (iv) to the extent that Landlord is required pursuant to any Legal Requirement, court order or other legal process to share or disclose such Tenant Confidential Information (provided, however, that Landlord shall provide the applicable Tenant Party with Notice of and an opportunity to limit or contest (in full compliance with all applicable Legal Requirements) any such legally-compelled disclosure (other than any required disclosure pursuant to the federal securities laws (including, without limitation, the ’34 Act or the ’33 Act)); or (v) to the extent that the Trustee is required to disclose such Tenant Confidential Information pursuant to the federal securities laws (including, without limitation, the ’34 Act or the ’33 Act); provided, however, that Tenant hereby acknowledges and agrees, on its behalf and on behalf of the other Tenant Parties, that in no event shall any of the following (or the information contained therein) constitute Tenant Confidential Information: (A) the Financial Statements and (B) the Reporting Package. For the avoidance of doubt, nothing in this Lease shall limit Landlord’s or any of its Affiliates’ right to file, furnish or disclose any information received under this Section 20.21 as required pursuant to any federal securities laws (including, without limitation, the ’34 Act or the ’33 Act). Tenant shall cause the Acceptable Accounting Firm conducting each audit of Tenant’s Parent’s Annual Financial Statements to consent in writing to the Trustee’s inclusion of such audit and any report prepared by such Acceptable Accounting Firm in connection therewith in any filings made by the Trustee on behalf of the Trust pursuant to the ’34 Act or the ’33 Act. Notwithstanding anything to the contrary herein, no Tenant Party shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (x) constitutes non-financial trade secrets or non-financial proprietary information (subject to the provisos in clause (iv) and clause (v) of this Section 20.21(e) and specifically excluding the Financial Statements, the Reporting Package and the financial statements, certifications and/or other information described in clause (i) through clause (iv) of Section 20.21(d) of this Lease), (y) in respect of which disclosure to Landlord (or its representatives or contractors) is prohibited by law or (z) is subject to attorney-client or similar privilege or constitutes attorney work product.

(f)    Notwithstanding anything to the contrary contained herein, from and after the date (if any) as of which the aggregate annual Base Rent Allocation Amounts of the Properties then subject to this Lease is less than Five Million Dollars ($5,000,000), Tenant’s obligations pursuant to this Section 20.21 shall be modified as follows:

(i)    Landlord’s right to visit Tenant’s central office to examine and make copies of Tenant’s records and books of account in accordance with Section 20.21(a) shall be limited to once per calendar year, unless a Disabling Event then exists (in which event such once per year limit shall no longer apply);

(ii)    Landlord shall not have Management Meeting Rights unless a Disabling Event then exists (in which event Landlord may require the resumption of Management Meeting Rights); and

(iii)    Tenant shall not be required to deliver any financial statements or other financial reporting to Landlord pursuant to this Section 20.21 other than the following:

(1)    the Financial Statements,

(2)    the Covenant Compliance Certifications,

(3)    the information required under each of clause (d)(iii)(B), clause (d)(iii)(C), clause (d)(iv) and clause (d)(v) of this Section 20.21;

(4)    annual statements of 4-Wall EBITDAR and Sales Per Square Foot with respect to each Property then subject to this Lease, which statements shall be delivered to Landlord within sixty (60) days following the end of each Fiscal Year and otherwise prepared in compliance with clause (d)(i) of this Section 20.21;

(5)    Required Capex Plans; and

(6)    any additional information that may be required to enable Landlord to comply with any voluntary or mandatory financial reporting obligations of Landlord under all applicable Legal Requirements (including, without limitation, the federal securities laws).

20.22    CPI Adjustment. Solely with respect to specified dollar baskets and thresholds under this Lease (including, without limitation, the Alterations Threshold, the Restoration Threshold, the Outstanding Alterations Payables Threshold and the Reference Net Worth) (and not with respect to the Base Rent or the limits of the insurance required to be maintained pursuant to Article XI hereof), such baskets and thresholds shall be adjusted every five (5) years on the anniversary of the Commencement Date by multiplying the applicable amount by the greater of (a) 1.0, or (b) a fraction, the numerator of which shall be the CPI as most recently published prior to the date of such adjustment and the denominator of which shall be the CPI for the month in which the Commencement Date occurs.

20.23    Intended Lease Treatment. Landlord and Tenant intend that, with respect to each Property, this Lease constitutes (a) an operating lease and not a financing for financial accounting purposes and (b) a lease for U.S. federal income tax purposes (together, the “Intended Lease Treatment”). If either Landlord or Tenant determine that this Lease cannot be treated consistent with the Intended Lease Treatment with respect to one or more Properties, the Parties shall cooperate to amend the terms of this Lease with respect to the relevant Properties, including changing the Initial Term with respect to such Properties, solely to the extent necessary to treat this Lease consistent with the Intended Lease Treatment with respect to such Properties. Notwithstanding the foregoing, neither Party shall be required to amend any term of this Lease if the change(s) would have a material adverse effect on such Party.

20.24    State-Specific Provisions. The State Specific Provisions shall be deemed a part of and included within the terms and provisions of this Lease. None of the State Specific Provisions shall be deemed to limit the choice of law provisions set forth in Section 20.5. In the event of any conflict or inconsistency between the terms of the State Specific Provisions and the other terms and conditions of this Lease as the same pertain only to the Properties located in the relevant State, the terms and conditions of the State Specific Provisions shall control and be binding with respect to such Properties.

ARTICLE XXI

BROKERS

21.1    Brokers. Tenant hereby represents and warrants that it has not had any contact or dealings with any real estate broker, agent or finder or other similar Person (a “Broker”) that would give rise to any obligation to pay such Broker any fee, brokerage commission or other payment in connection with this Lease, and Tenant shall indemnify, protect, hold harmless and defend Landlord and all other Landlord Indemnified Parties from and against any claims, liabilities, damages, fees, costs and expenses, including reasonable attorneys’ fees and expenses and court costs (including any of the foregoing that may be incurred in the enforcement of this Section 21.1) with respect to any obligation to pay a Broker any such fee, brokerage commission or other payment to the extent such obligation arises out of any act or omission of Tenant. Landlord hereby represents and warrants that it has not had any contact or dealings with any Broker that would give rise to any obligation to pay such Broker any fee, brokerage commission or other payment in connection with this Lease, and Landlord shall indemnify, protect, hold harmless and defend Tenant and the other Tenant Indemnified Parties from and against any claims, liabilities, damages, fees, costs or expenses, including reasonable attorneys’ fees and expenses and court costs (including any of the foregoing that may be incurred in the enforcement of Section 21.1) with respect to any obligation to pay a Broker any such fee, brokerage commission or other payment to the extent such obligation arises out of any act or omission of Landlord.

ARTICLE XXII

ANTI-TERRORISM

22.1    Anti-Terrorism Representations.

(a)    Each Party hereby represents and warrants that neither such Party, nor, to such Party’s knowledge, any Persons (other than shareholders of a publicly traded company or certificateholders of a registered trust) holding any legal or beneficial interest whatsoever in such Party, is (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons” (collectively, “Prohibited Persons”).

(b)    Each hereby represents and warrants to the other Party that no funds tendered to such other Party under the terms of this Lease are or will be directly or, to such first Party’s knowledge, indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws.

(c)    Neither Party shall engage in any transactions or dealings, or otherwise be associated, with any Prohibited Persons during the Term.

(d)    In the event that any of the foregoing representations or warranties is untrue, or any of the foregoing covenants is breached, at any time during the Term and any Indemnified Party suffers or incurs any damages, losses, claims or liabilities as a result thereof, the same shall constitute a Landlord Indemnified Matter or a Tenant Indemnified Matter, as applicable, pursuant to Article XV.

ARTICLE XXIII

FAIR MARKET RENT DISPUTES

23.1    Fair Market Rent Disputes. Within ten (10) Business Days after the delivery of a Fair Market Rent Dispute Notice pursuant to Section 1.3(c), each of Landlord and Tenant shall attempt to agree on the Fair Market Rent. Failing such agreement as to the Fair Market Rent for any applicable Demised Premises, the Fair Market Rent shall be determined in the following manner:

(a)    Within twenty (20) days of the date of any Fair Market Rent Dispute Notice, Landlord and Tenant shall endeavor to select jointly a single appraiser (“Single Appraiser”), who shall then render an appraisal and the rent so determined shall be the Fair Market Rent for the applicable Demised Premises.

(b)    If Landlord and Tenant are unable timely to agree on a Single Appraiser, then within thirty (30) days of the Fair Market Rent Dispute Notice, Landlord and Tenant shall each select an appraiser, and the two so chosen shall select a third appraiser (or, if the two so chosen cannot agree on a third appraiser, the third appraiser shall be designated by the American Society of Appraisers). Each of such three appraisers shall render an appraisal, and the Fair Market Rent shall be determined by the average of the two appraisals which are closest to each other in dollar amount.

(c)    If a Single Appraiser is chosen, the expenses of the appraisal shall be equally divided between Tenant and Landlord. Tenant and Landlord shall each bear the expenses of whichever of the respective two appraisers was selected by it, and the expenses of the third appraiser shall be equally divided between Tenant and Landlord.

(d)    All appraisers shall be members of the Appraisal Institute of the American Society of Appraisers, shall have no “disqualifying interests” as defined in Schedule 7.3(d), and have at least ten (10) years of experience appraising commercial properties comparable to the applicable Demised Premises.

(e)    Each of Landlord and Tenant shall be obligated, promptly after receipt of the valuation report prepared by the appraiser appointed by it, to deliver a copy of such valuation report to the other party in the manner provided in Article 19. At the time of appointment, the third appraiser shall be directed to promptly deliver copies of his valuation report to both Landlord and Tenant in the manner provided in Article 19. Time is of the essence of the appraisal process described herein. All appraisers described herein must deliver their appraisal reports within ninety (90) days of the date of delivery of the Fair Market Rent Dispute Notice. Notwithstanding anything herein to the contrary, any appraisals delivered after that date shall not be taken into account and appraisals that are timely obtained are the only appraisals that shall be taken into account.

(f)    The provisions of this Section 23.1 shall be specifically enforceable to the extent such remedy is available under applicable Legal Requirements, and any final determination of any Fair Market Rent in accordance with such provisions shall be final and binding among the Parties except to the extent such result is prohibited by applicable Legal Requirements.

ARTICLE XXIV

ESTOPPEL CERTIFICATES

24.1    Estoppel Certificates.

(a)    During the Term, Tenant shall, within twenty (20) days after request therefor by Landlord, execute, acknowledge and deliver to Landlord, any Landlord Lender or any other Person designated by Landlord, an Estoppel Certificate (which shall expressly provide that it may be relied upon by such Person and its successors and assigns).

(b)    During the Term, Landlord shall, within twenty (20) days after request therefor by Tenant, execute, acknowledge and deliver to Tenant, any lender of a Tenant Party or any other Person designated by Tenant, an Estoppel Certificate (which shall expressly provide that it may be relied upon by such Person and its successors and assigns).

ARTICLE XXV

SURRENDER OF DEMISED PREMISES

25.1    Surrender of Demised Premises. Upon the expiration or earlier termination of this Lease with respect to all or any portion of any Demised Premises, whether on the Expiration Date with respect to the entire Demised Premises, on any Property Termination Date with respect any individual Demised Premises or otherwise, Tenant shall surrender and deliver the applicable Demised Premises to Landlord (a) vacant and free from all subtenants, licensees or other occupants (other than pursuant to the TBA Leases as in effect on the date hereof or pursuant to subleases for which Landlord has granted a Subtenant SNDA), (b) in at least the same condition as the condition of such Demised Premises on the Commencement Date or, if such Demised Premises is a Replacement Property, as of the applicable Substitution Date, in each case, ordinary wear and tear excepted and except as repaired, restored, altered or added to as permitted or required by the provisions of this Lease, (c) in compliance in all material respects with all applicable Property Requirements, (d) with all Tenant’s Property and all Alterations (other than Permissible Alterations that Tenant elects not to remove) removed, and with such Demised Premises repaired and restored in accordance with the terms hereof following any such removal and (e) free and clear of all Encumbrances first arising after the Commencement Date, other than Permitted Encumbrances (except for any Excepted Liens not Bonded by Tenant, Tenant hereby acknowledges that Tenant shall in all events remain liable for the discharging or Bonding of all Excepted Liens in accordance with the terms of this Lease) (the foregoing, collectively, the “Required Return Condition”). Notwithstanding the foregoing, solely to the extent that any such termination of this Lease results from a Casualty or a Condemnation, the foregoing clauses (b), (c) and (d) shall not apply to the portion of the applicable Demised Premises affected by such Casualty or Condemnation and Tenant’s obligations with respect thereto shall instead be as provided in Article XII.

ARTICLE XXVI

TENANT BANKRUPTCY

26.1    Tenant Bankruptcy.

(a)    As a material inducement to Landlord executing this Lease, Tenant hereby acknowledges and agrees that Landlord is relying upon (i) the financial condition and specific operating experience of the Tenant Parties and Tenant’s obligation to use the Demised Premises specifically for the Permitted Use and (ii) Tenant’s timely performance of all of its obligations under this Lease notwithstanding the entry of an order for relief under the Bankruptcy Code for Tenant.

(b)    Accordingly, in consideration of the mutual covenants contained in this Lease and for other good and valuable consideration, the receipt and sufficiency of which Tenant hereby acknowledges, Tenant hereby agrees that:

(i)    Any and all Rent that accrues or becomes due from and after any such Insolvency Event and that is not paid as required under this Lease shall, in the amount of such Rent, constitute administrative expense claims allowable under the Bankruptcy Code with priority of payment at least equal to that of any other actual and necessary expenses incurred after the occurrence of such Insolvency Event;

(ii)    Any assignment of this Lease must result in all terms and conditions of this Lease being assumed by the assignee without alteration or amendment unless Landlord otherwise consents in writing to such alteration or amendment;

(iii)    Any proposed assignment of this Lease to an assignee in violation of the provisions of Article IX shall be harmful and prejudicial to Landlord;

(iv)    The rejection (or deemed rejection) of this Lease for any reason whatsoever shall constitute a Major Event of Default;

(v)    No provision of this Lease shall be deemed to constitute a waiver of any of Landlord’s rights or remedies under any Bankruptcy Laws to oppose any assumption and/or assignment of this Lease, to require timely performance of Tenant’s obligations under this Lease, or to regain possession of all or any Demised Premises as a result of an Event of Default or Major Event of Default (as applicable);

(vi)    Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as such, shall constitute “rent” for the purposes of the Bankruptcy Code and any other Bankruptcy Laws; and

(vii)    For purposes of this Section 26.1, with respect to all rights and obligations of Landlord and Tenant in connection with any Insolvency Event, the term “Tenant” shall include Tenant’s successor in bankruptcy, whether a trustee, Tenant as debtor in possession or other responsible person.

ARTICLE XXVII

ALTERNATIVE DISPUTE RESOLUTION—EXPEDITED ARBITRATION

27.1    Binding Arbitration. All disputes, claims or controversies arising under this Lease between the Parties with respect to whether Landlord has granted or withheld (or failed to grant or withhold) its consent or approval to any matter in violation of the applicable terms and provisions of this Lease (each, a “Consent Dispute”), and all other disputes, claims or controversies arising under this Lease between the Parties that, by the terms of this Lease, are stated to be resolved by arbitration pursuant to this Section 27.1 (together with Consent Disputes, each a “Dispute”), shall be addressed and resolved in accordance with the following binding arbitration procedures, and no other claim shall be brought in any court or under other dispute resolution process, and no other remedy shall be sought to be exercised by the Parties with respect to the subject matter of any such Dispute:

(a)    The arbitration of such Dispute shall be conducted pursuant to the Expedited Procedures of the Commercial Arbitration Rules (“Arbitration Rules”) of the American Arbitration Association (“AAA”) in New York, New York.

(b)    Such arbitrator shall be a disinterested party, selected from a current AAA list using then current AAA-recommended selection method or by the Parties, using the so-called “Corcoran” selection method, if so requested by any Party.

(c)    After his or her appointment, such arbitrator shall hold a conference with the Parties with respect to such Dispute as soon as practicable (but in any event within five (5) days of such appointment) to define and narrow the issues and claims to be arbitrated, to define and limit discovery and to identify the form of evidence to be presented. All such discovery shall be completed within five (5) Business Days of said conference.

(d)    Any arbitration shall be conducted by such arbitrator under the guidance of the Federal Rules of Civil Procedure and the Federal Rules of Evidence, as modified by the Arbitration Rules, but such arbitrator shall not be required to comply strictly with such rules in conducting any such arbitration.

(e)    Such arbitrator shall conduct such evidentiary or other hearings (not to exceed two (2) days) as such arbitrator shall deem necessary or appropriate, and thereafter shall make a determination as soon as practicable and in no event later than fourteen (14)-days following the conclusion of such hearings.

(f)    A full and complete record of such arbitration shall be maintained, and the decision of such arbitrator shall be accompanied by detailed written findings of fact and conclusions of law of the arbitrator.

(g)    Unless otherwise determined by the arbitrator, the non-prevailing Party in such arbitration shall bear the Costs and Expenses of the Parties in connection therewith.

(h)    In no event shall such arbitrator award or determine that any Party shall be entitled to (i) any indirect, speculative or consequential damages (including, without limitation, damages with respect to any lost profits) or (ii) subject to the foregoing clause (g), any other damages or compensation except (solely with respect to this clause (ii)) to the extent that such arbitrator determines that Landlord acted in bad faith in withholding its consent in violation of the applicable terms and provisions of this Lease in connection with the subject matter of a Consent Dispute.

(i)    The Parties shall keep all such arbitration proceedings strictly confidential, except to the extent that disclosure is required by applicable Legal Requirements.

(j)    Such arbitrator may make and grant interim and interlocutory awards and relief, including injunctive relief, which shall not be subject to appeal.

(k)    The final award by such arbitrator shall be final and binding on the Parties and shall not be subject to appeal, and judgment on the award may be entered in any court of competent jurisdiction.

(l)    In the case of any conflict between a term or condition of this Lease and a term or condition of the Arbitration Rules, the terms and conditions of this Lease shall govern and control in all respects to the fullest extent permissible under applicable Legal Requirements.

ARTICLE XXVIII

REIT PROTECTION

28.1    REIT Protection.

(a)    The Parties intend that the Rent and all other amounts paid by Tenant under this Lease shall qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto and this Lease shall be interpreted consistently with this intent.

(b)    Notwithstanding anything to the contrary contained in this Lease, Tenant shall not, without Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed): (i) sublet, assign or enter into a management arrangement for all or any portion of any Demised Premises on any basis such that the rental or other amounts to be paid by the subtenant, assignee or manager thereunder would be based, in whole or in part, on either (A) the net income or profits derived by the business activities of the subtenant, assignee or manager or (B) any other formula or allocation such that, in each case, any portion of any amount received by Landlord (or received or deemed to be received for U.S. federal income tax purposes by any member of Landlord (or any Affiliate of any member of Landlord)) would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto; (ii) furnish or render any services to the subtenant, assignee or manager or manage or operate all or any portion of any Demised Premises so subleased, assigned or managed if the same would reasonably be expected to cause any portion of any amount received by Landlord (or received or deemed to be received for U.S. federal income tax purposes by any member of Landlord (or any Affiliate of any member of Landlord)) to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto; or (iii) sublet, assign or enter into a management arrangement for all or any portion of any Demised Premises in any manner which could cause any portion of the amounts received by Landlord (or received or deemed to be received for U.S. federal income tax purposes by any member of Landlord (or any Affiliate of any member of Landlord)) pursuant to this Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto, or which could cause any other income of Landlord or any member of Landlord (or any Affiliate of any member of Landlord) to fail to qualify as income described in Section 856(c)(2) of the Code. The requirements of this Section 28.1(b) shall likewise apply to any further subleasing by any subtenant.

(c)    Notwithstanding anything to the contrary contained in this Lease, the Parties acknowledge and agree that Landlord, in its sole discretion, may assign this Lease or any interest herein to another Person (including, without limitation, a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code)) to maintain the status of any member of Landlord (or any Affiliate of any member of Landlord) as a “real estate investment trust” (within the meaning of Section 856(a) of the Code).

(d)    Notwithstanding anything to the contrary contained in this Lease, but subject to the provisions of Section 20.21, upon the written request of Landlord, Tenant shall cooperate with Landlord in good faith and at no cost or expense to Tenant, and provide such documentation and/or information as may be in Tenant’s possession or under Tenant’s control and otherwise readily available to Tenant as shall be reasonably requested by Landlord in connection with verification of “real estate investment trust” (within the meaning of Section 856(a) of the Code) compliance requirements. Tenant shall take such reasonable action as may be requested by Landlord from time to time to ensure compliance with the Internal Revenue Service requirement that Rent allocable for purposes of Section 856 of the Code to personal property, if any, at the beginning and end of a calendar year does not exceed fifteen percent (15%) of the total Rent due hereunder as long as such compliance does not (i) increase Tenant’s monetary obligations under this Lease other than to a de minimis extent (unless Landlord agrees to reimburse Tenant for any such increased monetary obligations, in which case this clause (i) shall not apply), (ii) increase Tenant’s non-monetary obligations under this Lease other than to a de minimis extent, or (iii) reduce Tenant’s rights under this Lease other than to a de minimis extent.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, this Lease has been executed and delivered by the Parties effective as of the date first written above.

LANDLORD:

JCPENNEY PUERTO RICO, INC.,
a Puerto Rico corporation

By:	/s/ Bill Wafford
Name:	Bill Wafford
Title:	Chief Financial Officer

J. C. PENNEY CORPORATION, INC.,
a Delaware corporation

By:	/s/ Bill Wafford
Name:	Bill Wafford
Title:	Chief Financial Officer

J. C. PENNEY PROPERTIES, LLC,
a Delaware limited liability company

By:	/s/ Dawn Wolverton
Name:	Dawn Wolverton
Title:	Assistant Secretary

TENANT:

PENNEY TENANT I LLC,
a Delaware limited liability company

By:	/s/ Dawn Wolverton
Name:	Dawn Wolverton
Title:	Assistant Secretary

[Signature Page to Retail Master Lease]